Filed Pursuant to Rule 424(b)(3)
Registration No. 333-103070
PROSPECTUS

AMI Semiconductor, Inc.

Offer to Exchange

10 3/4% Senior Subordinated Notes Due 2013
for
10 3/4% Senior Subordinated Notes Due 2013

         We are offering to exchange up to $200,000,000 of our new 10 3/4% Senior Subordinated Notes Due 2013 for up to $200,000,000 of our existing 10 3/4% Senior Subordinated Notes Due 2013. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

      To exchange your old notes for new notes:

•	you are required to make the representations described on pages 5 and 6 to us;

•	you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, J.P. Morgan Trust Company, N.A., by 5:00 p.m., New York time, on July 28, 2003; and

•	you should read the section called “The Exchange Offer” for further information on how to exchange your old notes for new notes.

      There is no existing market for the new notes, and we do not intend to apply to list them on any securities exchange or other trading market.

      See “Risk Factors” beginning on page 14 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

June 26, 2003

SUMMARY
Summary of the Exchange Offer
Risk Factors
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY OVERVIEW
BUSINESS
DESCRIPTION OF THE MSB ACQUISITION
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
MANAGEMENT
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF THE SENIOR CREDIT FACILITIES
THE EXCHANGE OFFER
Certain Covenants
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
AMIS HOLDINGS, INC. AND SUBSIDIARIES NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS December 31, 2002
CONSOLIDATED BALANCE SHEETS
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
AMIS HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidating Balance Sheet
Condensed Consolidating Balance Sheet December 31, 2002 (In thousands)
Condensed Consolidating Statement of Income Three Months Ended March 29, 2003 (In thousands)
Condensed Consolidating Statement of Operations
Condensed Consolidating Statement of Cash Flows
Condensed Consolidating Statement of Cash Flows
COMBINED STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
COMBINED STATEMENT OF REVENUES LESS DIRECT AND ALLOCATED EXPENSES BEFORE INTEREST AND TAXES
COMBINED STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
COMBINED STATEMENT OF REVENUES LESS DIRECT AND ALLOCATED EXPENSES BEFORE INTEREST AND TAXES

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

SUMMARY

      This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, before making an investment decision. References in this prospectus to “AMIS,” “we,” “us,” “our” and “our company” refer to AMI Semiconductor, Inc. and its consolidated subsidiaries unless otherwise specified. Unless the context otherwise requires, the information in this prospectus gives effect to our acquisition on June 26, 2002 of the Mixed Signal Business of Alcatel Microelectronics NV. Our historical financial data in this prospectus reflects AMIS Holdings, Inc. and its predecessors and consolidated subsidiaries. AMIS Holdings owns 100% of the capital stock of AMIS. Pro forma financial data in this prospectus give effect to (1) our acquisition of the Mixed Signal Business of Alcatel Microelectronics NV, (2) the issuance of Units consisting of preferred stock and warrants by AMIS Holdings and (3) the offering of the old notes and the application of the net proceeds therefrom. The statements of operations data of the Mixed Signal Business of Alcatel Microelectronics NV included in the pro forma financial data have been translated from euros to U.S. dollars using the weighted average exchange rate in effect during the period.

The Exchange Offer

      On January 29, 2003, we issued and sold $200.0 million aggregate principal amount of 10 3/4% Senior Subordinated Notes Due 2013, which we refer to as the old notes. In connection with that sale, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes. Pursuant to the registration rights agreement, we are offering to exchange $200.0 million aggregate principal amount of our new 10 3/4% Senior Subordinated Notes Due 2013, which we refer to as the new notes, the issuance of which will be registered under the Securities Act, for a like aggregate principal amount of our old notes. We refer to this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange your old notes for new notes. The new notes have substantially identical terms to the old notes. We urge you to read the discussions under the headings “Summary of the Exchange Offer” and “The New Notes” in this Summary for further information regarding the exchange offer and the new notes.

AMI Semiconductor

      Founded over 30 years ago, AMIS designs and manufactures application specific integrated circuits, or ASICs, which are custom integrated circuits, or ICs, produced for customer-specific functions. ASICs offer lower power consumption, higher processing speed and superior levels of functionality and, when produced in sufficiently high volumes, lower costs than standard ICs. We work with each customer to design a unique ASIC for a specific product, enabling our customers to create proprietary solutions. Our customers use our ASICs to differentiate the performance and functionality of their products. Our systems architects and our analog and mixed signal and digital engineers utilize our proprietary technologies, design tools and methodologies, along with our extensive library of building block semiconductor circuit designs, to integrate multiple, customer-specified functions into an ASIC.

      Our primary focus is the design and manufacturing of analog and mixed signal ASICs. Analog and mixed signal circuits provide an interface between electronic systems and the real world. Our ASICs are used in highly complex applications such as cockpit displays for fighter jets and control systems for implantable pacemakers and in less complex applications such as sensors for automotive airbags and tire pressure gauges. We produce highly integrated ASICs for customers in our target automotive, medical and industrial markets as well as for our diversified base of customers in the communications, military, computing, consumer and other markets. In 2002, we generated pro forma revenue of $400.4 million. We operate two fabrication facilities, or fabs, in Belgium and two fabs in Pocatello, Idaho. We had 2,487 employees as of December 31, 2002.

      We have organized our business into three operating segments: mixed signal ASICs, foundry services and digital ASICs. Mixed signal ASICs, which involve the combination of analog and digital functions on a single chip, are characterized by long lifecycles, stable prices and attractive gross margins. We utilize process technologies developed primarily for our mixed signal ASIC business to provide outsourced foundry services for other semiconductor designers and manufacturers. Foundry services provide us with an opportunity to increase the utilization of our fabs and to further penetrate our target markets with our ASIC products. In 2002, over 85% of our foundry services pro forma revenue came from the manufacture of mixed signal products. Including foundry services sales, over 70% of our 2002 pro forma revenue involved analog and mixed signal design. Digital conversion ASICs, which involve the conversion of higher cost, semi-standard programmable digital logic ICs into lower cost digital ASICs, provide us with growth opportunities and digital design expertise which we use to support the design of system solutions for customers in our target markets.

      As the design process for ASICs typically lasts from six to 24 months, we establish long-term working relationships with our customers, often acting as an extension of their research and development groups. We believe that we are the sole-source provider for most of the ASICs we provide to our customers, allowing us to deepen our customer relationships. Since customers invest significant time working with us during the design period and are billed a non-recurring engineering fee upon shipment of a prototype of the product, customers typically initiate commercial production of the ASIC and usually do not switch production to another manufacturer. Our products have long lifecycles and revenue streams with an average life of five to seven years. Many of our largest customers have conducted business with us for over 10 years. Due to the custom nature of our products, we experience relatively stable pricing over the lifetime of each product.

      In 2002, on a pro forma basis we sold over 2,000 different products to more than 500 customers. Key customers include: Alcatel, Siemens, Guidant, Texas Instruments, Johnson Controls, General Electric, STMicroelectronics, Hewlett Packard, Echelon, Hella, Delphi and Honeywell. Our 19 largest customers accounted for 50.1% of our 2002 pro forma revenue. Alcatel, which accounted for 5.2% of our pro forma revenue in 2002, was the only customer that accounted for more than 5.0% of our pro forma revenue in 2002. We focus on the automotive, medical and industrial markets, which represented 25.1%, 11.2% and 22.2% of our 2002 pro forma revenue, respectively. We also service the communications market, military market, and computing, consumer and other markets, which represented 20.0%, 8.6% and 12.9% of our 2002 pro forma revenue, respectively.

      We target market segments that the Semiconductor Industry Association, or SIA, reported had total revenues in excess of $23 billion for 2001. According to the SIA, these market segments are forecasted to grow at a compound annual growth rate of 11.5% from 2001 to 2005.

Competitive Strengths

      We believe our competitive strengths include:

•	Extensive Expertise in Mixed Signal Design and Manufacturing.

•	Systems-level Expertise.

•	Extensive Library of Building Block Circuit Designs.

•	Strong Relationships with a Diverse Base of Customers.

•	Proprietary Process and Manufacturing Technology.

•	Support of Products with Long Lifecycles.

•	Strength in Digital Conversion ASICs.

Business Strategy

      Our goal is to become the leading supplier of mixed signal and medium complexity digital ASICs to our target markets. Our business strategy emphasizes the following key elements:

•	Leverage Our Systems Knowledge and Our Mixed Signal and Digital Expertise to Expand Market Share in Target Markets.

•	Expand Share by Cross-Selling Products.

•	Develop Foundry Customers to Provide Stable Cash Flow.

•	Make Strategic Acquisitions.

The MSB Acquisition

      On June 26, 2002, we purchased the assets and assumed certain liabilities of the Mixed Signal Business of Alcatel Microelectronics, which we refer to as MSB, from STMicroelectronics in a back-to-back transaction that closed concurrently with STMicroelectronics’ purchase of 100% of the capital stock of Alcatel Microelectronics from Alcatel S.A. We refer to this transaction as the MSB Acquisition. The cash consideration paid and expenses incurred by us in connection with the MSB Acquisition totaled $79.4 million. In addition, we incurred restructuring costs associated with MSB’s operations of approximately $2.4 million during 2002 and $1.0 million in the three months ended March 29, 2003. We expect to pay approximately $1.0 million in additional costs by June 30, 2003, as we continue to implement a restructuring program to assimilate and optimize the MSB Acquisition.

      The MSB Acquisition increased our analog and mixed signal engineering team from 98 engineers as of June 25, 2002, to 170 following the acquisition, enhanced our relationships with major European customers, provided us with additional high voltage and wireless technologies that enable us to offer new types of ASICs to our end markets and provided us with two fabs in Oudenaarde, Belgium. As part of the MSB Acquisition, we entered into a supply agreement with STMicroelectronics on a take-or-pay basis under which STMicroelectronics is required to purchase a minimum of €50 million (or $57 million, assuming an exchange rate of €1 to $1.14) of products from us during the two-year period ending June 26, 2004. We also entered into a requirements contract with Alcatel pursuant to which we agreed to provide Alcatel with certain telecommunications ASICs at specified prices and Alcatel agreed to purchase at least 40% of its requirements for those ASICs from us. There is no minimum purchase requirement under this contract.

      As of December 31, 2002, we have integrated the combined workforce into worldwide functional groups and have assigned executives for each business or functional group on a global basis. We have also achieved significant cost savings by the elimination of an aggregate of 169 positions, the renegotiation of pricing on many global supply contracts and the implementation of best manufacturing processes to minimize costs between each business. Our unified salesforce is cross-selling our combined capabilities and we are winning additional designs with many leading companies in our target markets as a result of this effort.

      In June 2002, AMIS Holdings raised aggregate gross proceeds of $75.0 million by issuing and selling Units consisting of an aggregate of 75,000 shares of Series C Preferred Stock and warrants exercisable for 27,554,550 shares of AMIS Holdings Class A Common Stock to affiliates of Citigroup Venture Capital Equity Partners, Ltd., which we refer to as CVC, an affiliate of Francisco Partners, L.P., which we refer to as Francisco Partners, and two other entities. We refer to this transaction as the Units Financing. AMIS Holdings contributed the net proceeds to AMIS for the purpose of funding the MSB Acquisition. We used a portion of the net proceeds of the offering of the old notes to redeem AMIS Holdings’ Series C Preferred Stock.

      For a more complete description of the MSB Acquisition and the Units Financing, see “Description of the MSB Acquisition” and “Certain Relationships and Related-Party Transactions.”

Use of Proceeds

      We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

      Our net proceeds from the sale of the old notes were approximately $192.6 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering of the old notes. We used $80.8 million of the net proceeds to redeem in full AMIS Holdings’ pay-in-kind Series C Preferred Stock and $111.8 million of the net proceeds to repay a portion of our senior term loan.

Capital Structure

      The following chart sets forth the capital structure of AMIS and AMIS Holdings as of March 29, 2003, as adjusted to give effect to the offering of the old notes and the application of the net proceeds therefrom:

      AMIS Holdings owns 100% of the capital stock of AMIS.

      AMIS Holdings has three primary stockholders, CVC, Francisco Partners and Japan Energy Electronic Materials, Inc., or JEEM, which own approximately 38%, 38% and 19%, respectively, as of March 29, 2003 of AMIS Holdings’ Class A Common Stock, and 39%, 39% and 20%, respectively, as of March 29, 2003 of each of AMIS Holdings’ Series A Preferred Stock and Series B Preferred Stock as a result of the December 2000 leveraged recapitalization of AMIS after its separation from JEEM in July 2000. Approximately 150 other stockholders, consisting primarily of current and former employees, own the remaining outstanding shares of those classes of stock. In addition, there are warrants outstanding to purchase up to an aggregate of 41,363,646 shares of AMIS Holdings Class A Common Stock held by CVC, Francisco Partners, JEEM and two other stockholders. CVC, Francisco Partners and two other stockholders also owned AMIS Holdings’ Series C Preferred Stock, all of which we redeemed using a portion of the net proceeds of the offering of the old notes.

      AMIS has direct and indirect subsidiaries in Belgium, the Czech Republic, Germany, Hong Kong, Japan, the Netherlands, the Philippines, as well as in the United States.

      AMIS is a Delaware corporation. Our principal offices are located at 2300 Buckskin Road, Pocatello, Idaho 83201 and our telephone number is (208) 233-4690. We also maintain a website at www.amis.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Summary of the Exchange Offer

Notes Offered	We are offering up to $200.0 million aggregate principal amount of 10 3/4% Senior Subordinated Notes Due 2013.

The Exchange Offer	We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore were not registered with the SEC. For procedures for tendering, see “The Exchange Offer” section below.

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m. New York City time on July 28, 2003 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to July 28, 2003. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.

Federal Income Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	J.P. Morgan Trust Company, N.A. is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest, except in the limited circumstances provided under the registration rights agreement.

      You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.

      Based on interpretations by the SEC’s staff in no action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates”, which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

      If you are an affiliate of AMIS, or if you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you

(1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•	you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•	you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market making or other trading activities.

      For a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

The New Notes

      The terms of the new notes and the old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.

Issuer	AMI Semiconductor, Inc.

Maturity Date	February 1, 2013.

Interest Payment Dates	February 1 and August 1 of each year, commencing August 1, 2003.

Optional Redemption	We cannot redeem the new notes before February 1, 2008 except that, until February 1, 2006 we can choose to redeem up to an aggregate of 35% of the sum of the original principal amount of the new notes and the original principal amount of any other new notes issued under the same indenture, with money we raise in certain equity offerings, as long as:

• we pay the holders of the new notes a redemption price of 110.75% of the principal amount of the new notes we redeem, plus accrued interest to the date of redemption;

• at least 65% of the original aggregate principal amount of the new notes and such other new notes issued remains outstanding after each such redemption; and

• we redeem the new notes within 90 days of completing the equity offering.

On or after February 1, 2008, we can redeem some or all of the new notes at the redemption prices listed in the “Description of the New Notes — Optional Redemption” section of this prospectus, plus accrued interest to the date of redemption.

Change of Control	If a Change of Control of our company occurs, subject to certain conditions, we must give holders of the new notes an opportunity to sell to us the new notes at a purchase price of 101% of the principal amount of the new notes, plus accrued interest. If upon the occurrence of a Change of Control we cannot purchase tendered new notes, such failure would constitute a default under the indenture governing the new notes, which, in turn, would constitute a default under our senior credit facilities. A default, in each case, could result in the declaration of the principal and interest on the new notes and amounts outstanding the senior credit facilities to be due and payable. The term “Change of Control” is defined in the “Description of the New Notes — Change of Control” section of this prospectus.

Guaranties	The payment of the principal, premium and interest on the new notes will be fully and unconditionally guaranteed on a senior subordinated basis by AMIS Holdings and our existing and future domestic restricted subsidiaries that have outstanding or incur certain indebtedness. The guaranty by AMIS Holdings and our domestic restricted subsidiaries will be subordinated to all existing and future Senior Indebtedness of AMIS Holdings and our domestic restricted subsidiaries, respectively, including their guaranty of our obligations under our senior credit facilities. AMIS Holdings currently conducts substantially no business and has no significant assets other than our capital stock, all of which is pledged to secure AMIS Holdings’ guaranty of our obligations under our senior credit facilities. See “Description of the New Notes — Guaranties.” In 2002, our non-guarantor subsidiaries accounted for 37.3% of our pro forma revenue and 16.4% of our pro forma operating income and, as of March 29, 2003, 30.2% of our total assets.

Ranking	The new notes will be unsecured and subordinated to our existing and future Senior Indebtedness. As of March 29, 2003, we had approximately $240.0 million of indebtedness outstanding, approximately $40.0 million of which constituted Senior Indebtedness, the remainder of which was the old notes. The new notes are not senior to any outstanding indebtedness as of March 29, 2003. The new notes will rank pari passu in right of payment with any future senior subordinated indebtedness we might issue and rank senior to any other subordinated indebtedness we might issue. The terms “Senior Indebtedness” and “Senior Subordinated Indebtedness” are defined in the “Description of the New Notes — Certain Definitions” section of this prospectus. The new notes will be effectively subordinated to all the indebtedness and other obligations of all our non-guarantor subsidiaries.

Restrictive Covenants	The indenture governing the new notes contains covenants that limit our ability and certain of our subsidiaries’ ability to:

• incur additional indebtedness;

• pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

• make investments;

• engage in transactions with affiliates;

• sell assets, including capital stock of subsidiaries; and

• consolidate, merge or transfer assets.

These covenants are subject to important exceptions and qualifications, which are described in the “Description of the New Notes — Certain Covenants” section of this prospectus.

Risk Factors

      See “Risk Factors” beginning on page 14 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

Summary Historical and Pro Forma Financial Data

      The following summary historical financial data as of March 29, 2003 and December 31, 2002, for the three months ended March 29, 2003 and March 30, 2002 and for each of the years in the three year period ended December 31, 2002 were derived from the historical financial statements of AMIS Holdings included elsewhere in this prospectus. In relation to the periods presented, our business was conducted as part of JEEM’s overall operations from January 1, 2000 through December 21, 2000. As such, the combined financial statements for that period contain various allocations for costs and expenses attributable to services provided by JEEM and may not be indicative of the results of operations that would have resulted if we had operated on a stand-alone basis during that period.

      The following summary pro forma financial data for the three months ended March 29, 2003 and the year ended December 31, 2002 were derived from the Unaudited Pro Forma Combined Condensed Financial Statements of AMIS Holdings included elsewhere in this prospectus, which give effect to the MSB Acquisition, the Units Financing and the offering of the old notes as if each transaction had occurred on January 1, 2002. The Unaudited Pro Forma Combined Condensed Financial Statements are based on the historical financial statements of AMIS Holdings and the historical financial statements of the Mixed Signal Business of Alcatel Microelectronics, which we refer to as the MSB carve-out financial statements, included elsewhere in this prospectus. The Unaudited Pro Forma Combined Condensed Financial Statements do not purport to represent what our results of operations would actually have been had the MSB Acquisition, the Units Financing and this offering in fact occurred on the dates specified, nor do they purport to project our results of operations for any future period.

      MSB was conducted as part of Alcatel Microelectronics’ wireless, wireline and mixed signal operations prior to the MSB Acquisition on June 26, 2002, and historically Alcatel did not prepare separate financial statements for MSB. The MSB carve-out financial statements included elsewhere in this prospectus were prepared in connection with the MSB Acquisition and are not intended to be a complete presentation of the operating results or financial position of MSB on a stand-alone basis. As carve-out financial statements, these statements include allocations of the costs of shared activities and overhead of Alcatel Microelectronics and of intangible assets and property, plant and equipment shared with Alcatel Microelectronics. These allocations are based upon various assumptions and estimates and actual results may differ from these allocations, assumptions and estimates. In addition, the MSB carve-out financial statements do not include any allocation of Alcatel corporate overhead costs, interest or taxes because Alcatel management believed these charges could not be allocated to MSB on a reasonable basis. Also, as part of the MSB Acquisition we assumed certain additional costs that are not reflected in the MSB carve-out financial statements. Accordingly, the MSB carve-out financial statements should not be relied upon as being representative of the financial position or operating results of MSB had it operated on a stand-alone basis, nor may they be representative of the financial position or operating results for MSB following the MSB Acquisition.

      The pro forma financial statements included elsewhere in this prospectus are based on our historical financial statements and on the MSB carve-out financial statements. Certain additional anticipated benefits from the MSB Acquisition and additional costs assumed therewith are reflected in the pro forma financial statements but only to the extent that they have actually been realized or incurred and recorded in our historical financial statements since the date of acquisition. In connection with the MSB Acquisition, AMIS and STMicroelectronics entered into a supply agreement pursuant to which STMicroelectronics is required to purchase certain products from AMIS on a take-or-pay basis through June 26, 2004. As that agreement became operative on June 26, 2002, the historical and pro forma financial statements for 2002 reflect only six months of sales to STMicroelectronics pursuant to the supply agreement. In addition, following the MSB Acquisition we implemented a cost reduction program for the combined company targeting costs reflected in both our historical and the MSB carve-out financial statements as well as the additional costs we assumed as part of the acquisition that are not reflected in the MSB carve-out financial statements. The historical and pro forma financial statements for 2002 reflect only six months of reduced costs as a result of this program. The pro forma financial statements are not intended to represent what our results of operations would be after giving effect to the MSB Acquisition or to project our results of operations for any future period. Therefore, investors should not place undue reliance on the pro forma financial statements.

      The following summary balance sheet data is set forth as of March 29, 2003 and December 31, 2002 on a historical basis.

      Since the data in the tables below is a summary, you should read the following data in conjunction with other information contained under the captions “Capitalization,” “Selected Historical Financial Data and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the Unaudited Pro Forma Combined Condensed Financial Statements, AMIS Holdings’ Audited Combined/ Consolidated Financial Statements, AMIS Holdings’ Unaudited Interim Consolidated Financial Statements, MSB’s Audited Combined Financial Statements and MSB’s Unaudited Interim Combined Financial Statements, all included elsewhere in this prospectus.

AMIS Holdings, Inc.

	Pro Forma		Actual

	Three Months
	Ended	Year Ended	Three Months Ended		Years Ended

	March 29,	December 31,	March 29,	March 30,	December 31,	December 31,	December 31,
	2003	2002	2003	2002	2002	2001	2000

	(in millions, except per share information)
Statement of Operations Data:
Revenue:
Mixed Signal ASICs	$56.8	$219.6	$56.8	$25.8	$167.2	$93.4	$84.7
Foundry Services	26.0	95.8	26.0	19.7	93.1	93.3	96.6
Digital ASICs	20.0	85.0	20.0	23.5	85.0	139.8	200.9

Total revenue	$102.8	$400.4	$102.8	$69.0	$345.3	$326.5	$382.2

Gross profit	$42.3	$138.8	$42.3	$25.2	$130.3	$140.1	$179.5
Operating expenses:
Research and development	18.0	56.8	18.0	10.1	52.1	42.1	37.4
Marketing and selling	8.5	41.8	8.5	8.8	35.0	35.4	39.2
General and administrative	5.9	26.7	5.9	6.0	25.0	25.6	19.9
Restructuring and impairment charges (1)	—	0.7	—	—	0.6	5.0	—
Recapitalization and related expenses (2)	—	—	—	—	—	—	18.4

Operating income	$9.9	$12.8	$9.9	$0.3	$17.6	$32.0	$64.6

Net income (loss)	$1.1	$(6.7)	$1.8	$(1.1)	$5.1	$12.7	$33.6
Preferred stock dividend	14.3	58.2	15.8	12.7	62.5	47.6	1.2

Net income (loss) attributable to common stockholders	$(13.2)	$(64.9)	$(14.0)	$(13.8)	$(57.4)	$(34.9)	$32.4

Net loss per common share (basic and diluted)(3)	$(0.09)	$(0.47)	$(0.10)	$(0.10)	$(0.41)	$(0.25)	N/A

Weighted average number of common shares used to compute net loss per common share	140.0	139.2	140.0	138.6	139.2	138.2	N/A

	As of	As of
	March 29,	December 31,
	2003	2002

	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$76.3	$62.2
Accounts receivable, net	72.5	66.0
Inventories	34.9	39.4
Total assets	503.4	501.3
Long-term debt, including current portion	240.0	160.1
Redeemable preferred stock	439.1	503.5
Total stockholders’ deficit	(254.1)	(241.6)

	Pro Forma				Actual

	Three Months
	Ended		Year Ended		Three Months Ended				Years Ended

	March 29,		December 31,		March 29,		March 30,		December 31,		December 31,		December 31,
	2003		2002		2003		2002		2002		2001		2000

	(in millions, except ratios)
Other Financial Data:
Cash flows from operations					$25.1		$20.8		$81.1		$42.6		$64.3
Cash flows from investing activities					(1.9)		(6.1)		(107.4)		(24.9)		(92.5)
Cash flows from financing activities					(8.9)		(14.1)		58.4		(9.2)		45.2
EBITDA(4)	18.4		66.2		18.4		10.9		64.8		76.6		102.1
Depreciation	9.4		42.6		9.4		8.1		36.0		31.6		29.5
Amortization	2.8		11.0		2.8		2.6		11.0		12.5		6.1
Capital expenditures	1.9		25.3		1.9		6.1		22.0		20.7		52.0
Cash interest expense(5)	6.2		25.6		5.0		2.9		11.4		14.1		6.0
Ratio of EBITDA to cash interest expense(4)(5)	3.0	x	2.6	x	3.7	x	3.8	x	5.7	x	5.4	x	17.0	x
Ratio of total debt to EBITDA(4)			3.7	x
Ratio of net debt to EBITDA(4)(6)			2.7	x
Ratio of earnings to fixed charges(7)	1.0	x	—		1.2	x	—		1.4	x	2.1	x	9.5	x

(1)	The restructuring and impairment charge in 2002 relates primarily to the termination, following the MSB Acquisition, of certain persons employed by AMIS prior to the MSB Acquisition. These positions were eliminated as a result of the cost reduction program implemented in connection with the acquisition. Severance costs related to the termination of MSB employees as part of the cost reduction program are not part of the restructuring and impairment charge for 2002 as such costs are part of the purchase price of the MSB Acquisition. Our restructuring and impairment charge in 2001 related to the termination of certain employees as well as costs related to the closure of certain of our administrative and sales offices. These actions were undertaken in response to difficult industry conditions. In addition, we incurred severance costs related to the termination of certain management following our leveraged recapitalization in December 2000.

(2)	In connection with our December 2000 recapitalization, we incurred transaction fees and expenses of $18.4 million, excluding capitalizable debt issuance costs.

(3)	Because we operated as a division of our parent company from January 1, 1998 until July 29, 2000, net loss per common share is not a relevant measure for periods prior to July 29, 2000. From July 29,

2000 to December 20, 2000, we were capitalized with a minimal number of common shares, and therefore net loss per common share is not a relevant measure prior to 2001.

(4)	EBITDA, as presented, represents net income before depreciation, amortization, interest and tax expense. EBITDA has been calculated in accordance with SEC regulations for documents filed with the SEC and differs from (i) EBITDA measures we have presented in the past, which included adjustments for restructuring and impairment charges and other non-operating expenses in accordance with the indenture governing the notes, and (ii) the definition of EBITDA under the terms of our senior credit facilities. In no event should EBITDA be considered as an alternative to net income or any other Generally Accepted Accounting Principle (GAAP) measure as an indicator of our performance. Nor should EBITDA be considered as an alternative to cash flows provided by operating activities as an indicator of cash flows or a measure of liquidity. We believe that EBITDA is a useful measure, along with other measurements under GAAP, in evaluating our financial performance and our ability to service our debt and is a conventionally used financial indicator. However, due to possible inconsistencies in the method of calculating EBITDA, our EBITDA measures presented may not be comparable to other similarly titled measures of other companies or to EBITDA measures we have used in past presentations. The following is a reconciliation of net income to EBITDA:

	Pro Forma		Actual

			Three Months Ended		Years Ended
	Three Months Ended	Year Ended
	March 29,	December 31,	March 29,	March 30,	December 31,	December 31,	December 31,
	2003	2002	2003	2002	2002	2001	2000

	(in millions, except ratios)
Net income	$1.1	$(6.7)	$1.8	$(1.1)	$5.1	$12.7	$33.6
Income taxes	(1.0)	(6.4)	(0.5)	(1.7)	1.2	5.6	27.0
Interest	6.1	25.7	4.9	3.0	11.5	14.2	5.9
Depreciation and amortization	12.2	53.6	12.2	10.7	47.0	44.1	35.6

EBITDA	$18.4	$66.2	$18.4	$10.9	$64.8	$76.6	$102.1

(5)	Cash interest expense excludes amortization of deferred financing costs as well as the impact of certain derivatives we entered into to hedge our interest rate exposure on our senior credit facilities.

(6)	Net debt reflects total debt less cash and cash equivalents as of December 31, 2002, after giving effect to the offering of the old notes and the application of the net proceeds therefrom.

(7)	Earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. On a pro forma basis, earnings for 2002 were inadequate to cover fixed charges by $13.1 million. Earnings for the three months ended March 30, 2002 were inadequate to cover fixed charges by $2.8 million.

      The following table sets forth unaudited historical revenue and total gross profit by quarter, which data has been derived from our unaudited interim financial statements:

	Year

	2003	2002				2001				2000

	Q1	Q1	Q2	Q3(2)	Q4(2)	Q1	Q2	Q3	Q4(2)	Q1	Q2	Q3	Q4(3)

	(in millions, except percentages and loss per share)
Revenue:
Mixed Signal ASICs	$56.8	$25.8	$26.5	$56.3	$58.6	$21.9	$22.2	$22.5	$26.8	$18.3	$20.0	$20.3	$26.1
Digital ASICs	26.0	23.5	21.1	21.5	18.9	46.1	40.8	28.9	24.0	39.3	49.2	57.8	54.6
Foundry Services	20.0	19.7	21.9	26.5	25.0	28.6	28.2	18.8	17.7	21.8	20.8	25.3	28.7

Total	$102.8	$69.0	$69.5	$104.3	$102.5	$96.6	$91.2	$70.2	$68.5	$79.4	$90.0	$103.4	$109.4

Gross profit	$42.3	$25.2	$26.0	$42.0	$37.1	$46.9	$43.6	$25.4	$24.2	$36.5	$43.1	$49.5	$50.4
Gross margin	41.1%	36.5%	37.4%	40.3%	36.3%	48.6%	47.8%	36.2%	35.3%	46.0%	47.9%	47.9%	46.1%
Net income (loss)	$1.8	$(1.1)	$(2.5)	$5.7	$3.0	$7.7	$6.2	$(0.5)	$(0.7)	$7.1	$10.4	$12.6	$3.5
Preferred stock dividend	15.8	12.7	16.8	16.0	17.0	11.2	11.8	11.9	12.7	—	—	0.1	1.1

Net income (loss) attributable to common stockholders	$(14.0)	$(13.8)	$(19.3)	$(10.3)	$(14.0)	$(3.5)	$(5.6)	$(12.4)	$(13.4)	$7.1	$10.4	$12.5	$2.4

Net loss per common share (basic and diluted)(1)	(0.10)	(0.10)	(0.14)	(0.07)	(0.10)	(0.03)	(0.04)	(0.09)	(0.09)	N/A	N/A	N/A	N/A
Weighted average number of common shares used to compute net loss per common share	140.0	138.6	138.7	139.4	139.9	138.1	138.1	138.2	138.4	N/A	N/A	N/A	N/A

(1)	Because we operated as a division of our parent company from January 1, 1998 until July 29, 2000, net loss per common share is not a relevant measure for periods before that date. From July 29, 2000 to December 20, 2000, we were capitalized with a minimal number of common shares, and therefore net loss per common share is not a relevant measure for quarters prior to the first quarter of 2001.

(2)	We had restructuring and impairment charges in the fourth quarter of 2001 relating to the termination of certain management and other employees as well as costs related to the closure of certain of our administrative and sales offices. We had restructuring and impairment charges in the third and fourth quarters of 2002 relating primarily to the termination, following the MSB Acquisition, of certain persons employed by AMIS prior to the MSB Acquisition. These positions were eliminated as a result of the cost reduction program implemented in connection with the acquisition. Severance costs related to the termination of MSB employees as part of the cost reduction program are not part of the restructuring and impairment charge for 2002 as such costs are part of the purchase price of the MSB Acquisition. See further discussion in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(3)	In connection with our December 2000 recapitalization, we incurred transaction fees and expenses of $18.4 million, excluding capitalizable debt issuance costs in the fourth quarter of 2000.

RISK FACTORS

      Before tendering your old notes, you should carefully consider each of the following factors and all of the other information set forth in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Relating to the New Notes

No assurance can be given as to the liquidity of any trading market for the new notes.

      The old notes are currently eligible for trading in the PORTAL Market, a screen-based market operated by the National Association of Securities Dealers. The PORTAL market is limited to qualified institutional buyers as defined by Rule 144A of the Securities Act of 1933. The new notes are new securities for which there is no established market. We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market.

      Credit Suisse First Boston LLC, Lehman Brothers Inc. and UBS Warburg LLC acted as initial purchasers in connection with the offer and sale of the old notes. Although at the time of the offering of the old notes the initial purchasers informed us that they intended to make a market in the old notes and the new notes, the initial purchasers are not obligated to do so and they may cease their market-making at any time. In addition, the liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the new notes.

Failure to tender your old notes for new notes could limit your ability to resell the old notes.

      The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes under the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, if you want to exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

The issuance of the new notes may adversely affect the market for the old notes.

      To the extent that old notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted old notes could be adversely affected.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the new notes.

      We have a significant amount of indebtedness. As of March 29, 2003, our long-term indebtedness was $240.0 million and our total debt, as a percentage of total capitalization, was 56.5%.

      Our substantial indebtedness could have important consequences to you. For example, our substantial indebtedness:

•	will require us to dedicate a substantial portion of our cash flow from operations to payments in respect of our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, potential acquisition opportunities and other general corporate purposes;

•	could increase the amount of interest expense that we have to pay, because some of our borrowings are at variable rates of interest, which, if interest rates increase, will result in higher interest expense;

•	will increase our vulnerability to adverse general economic or industry conditions;

•	could limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	could limit our ability to borrow additional funds;

•	could restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

•	could make it more difficult for us to satisfy our obligations with respect to the new notes; and

•	could place us at a competitive disadvantage compared to our competitors that have less debt.

Despite currently expected levels of indebtedness, we and our subsidiaries may be able to incur substantially more debt. This could further exacerbate the risks described above.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. We may incur indebtedness under the indenture governing the new notes if, on the date of incurrence and after giving pro forma effect to the issuance of such debt, we are not in default and our consolidated coverage ratio exceeds 2.0 to 1.0. As of March 29, 2003, we believe we could incur approximately $126.5 million of additional indebtedness without exceeding the consolidated coverage ratio.

      In addition, there are several qualifications and exceptions to the requirement that we achieve a consolidated coverage ratio that permit us to incur additional debt even without achievement of the ratio. For example, without regard to the consolidated coverage ratio, we can incur indebtedness under a revolving credit facility so long as such debt does not exceed the greater of (A) $75.0 million and (B) the sum of (i) 50% of the book value of our inventory (including the inventory of our restricted subsidiaries), (ii) 80% of the book value of our accounts receivable (including the accounts receivable of our restricted subsidiaries) and (iii) $10 million. Another exception allows us have up to $50 million outstanding under a term loan facility. Some exceptions go even further and not only allow us to incur indebtedness without regard to the consolidated coverage ratio, but also do not impose a limit on the amount of indebtedness that we may incur. These exceptions include intercompany debt, refinancing debt, interest rate and foreign currency hedging obligations and debt incurred by a foreign subsidiary to finance working capital of such subsidiary. Furthermore, the restrictions in the indenture governing the new notes do not prevent us from incurring obligations unless those obligations constitute indebtedness as that term is defined in the indenture. To the extent we incur additional indebtedness or other obligations, the substantial leverage risks described above would increase.

To service our indebtedness, we will require a significant amount of cash.

      On a pro forma basis after giving effect to the MSB Acquisition, the Units Financing and the offering of the old notes, cash interest expense for 2002 would have been $25.6 million. On a pro forma basis, our ratio of earnings to fixed charges would have been inadequate to cover fixed charges by $13.1 million for 2002. Our ability to generate cash depends on many factors beyond our control. Our ability to make payments on our indebtedness, including the new notes, and to fund working capital requirements, capital expenditures and research and development efforts will depend on our ability to generate cash in the future. Our historical financial results have been, and we expect our future financial results will be, subject to substantial fluctuation based upon a wide variety of factors, many of which are not within our control. These factors include:

•	the cyclical nature of both the semiconductor industry and the markets addressed by our products;

•	unexpected costs or failure to achieve certain expected benefits associated with the MSB Acquisition;

•	failure to achieve the goals of our cost reduction program on a timely basis;

•	fluctuations in manufacturing yields;

•	the extent to which our manufacturing capacity is utilized;

•	the timing of introduction of new products;

•	the timing of customer orders;

•	changes in mix of products sold;

•	the length of the lifecycle of the semiconductors we are manufacturing;

•	availability of supplies and raw materials;

•	price competition and other competitive factors; and

•	work stoppages, especially at our fabs in Belgium.

      Unfavorable changes in any of these factors could harm our operating results and our ability to generate cash to service our indebtedness, including the new notes. If we are unable to service our debt using our operating cash flow, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, certain of these strategies would require the consent of our senior secured lenders.

Your right to receive payments on the new notes is junior to our existing Senior Indebtedness and possibly all of our future borrowing.

      The new notes will be subordinated to the prior payment in full of our and our guarantors’ current and future Senior Indebtedness to the extent set forth in the indenture governing the new notes. As of March 29, 2003 we had approximately $40.0 million of Senior Indebtedness outstanding, consisting of our secured obligations under our senior credit facilities. AMIS Holdings had approximately $44.2 million of Senior Indebtedness outstanding, consisting of its senior secured guaranty of our obligations under our senior credit facilities and the security interest in $4.2 million of cash to secure certain duties and obligations associated with an employment agreement between AMIS Holdings and our Chief Executive Officer. Each of the subsidiary guarantors had approximately $40.0 million of Senior Indebtedness outstanding, consisting of their senior secured guaranties of our obligations under our senior credit facilities. As of March 29, 2003, the old notes were not senior to any of our other indebtedness. Because of the subordination provisions of the new notes, in the event of the bankruptcy, liquidation or dissolution of our company or any guarantor, our assets or the assets of the guarantors would be available to pay obligations under the new notes only after all payments had been made on our or the guarantors’ Senior Indebtedness. We cannot assure you that sufficient assets will remain after all such payments have been made to make any payments on the new notes, including payments on interest when due. The term “Senior Indebtedness” is defined in the “Description of the New Notes” section of this prospectus.

      In addition, all payments on the new notes and the guaranties will be prohibited in the event of a payment default on certain of our Senior Indebtedness (including borrowings under the senior credit facilities) and, for limited periods, upon the occurrence of other defaults under such indebtedness.

      We conduct a significant portion of our business through our subsidiaries. Our foreign subsidiaries are not guaranteeing the new notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness, and claims of preferred stockholders (if any) of such subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of our company, including holders of the new notes, even if the obligations of the subsidiaries do not constitute senior indebtedness. Revenue related to the non-guarantor subsidiaries constituted 37.3% of our pro forma revenue in 2002 and 40.4% of our historical revenue in the first quarter of 2003. The non-guarantor subsidiaries had approximately 29.6% of our pro forma consolidated assets as of December 31, 2002 and 30.2% of our consolidated assets as of March 29, 2003, and no indebtedness other than intercompany indebtedness.

The new notes are not secured by our assets or those of our subsidiaries, and the lenders under our senior credit facilities will be entitled to remedies available to a secured lender.

      In addition to being subordinated to all our existing and future Senior Indebtedness, the new notes and the guaranties will not be secured by any of our assets. Our obligations under our senior credit facilities are secured by, among other things, a first priority pledge of all of our capital stock, mortgages upon all of the real property that we own in the United States and by substantially all of the assets of our company and each of our existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences will result, foreign) subsidiaries. If we become insolvent or are liquidated, or if payment under the senior credit facilities or in respect of any other secured Senior Indebtedness is accelerated, the lenders under the senior credit facilities or holders of other secured Senior Indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the senior credit facilities or such other senior debt). Upon the occurrence of any default under the senior credit facilities (and even without accelerating the indebtedness under the senior credit facilities), the lenders may be able to prohibit us from making debt service payments on the new notes and guaranties under the subordination provisions contained in the indenture governing the new notes or otherwise limit our ability to use our cash flow to make such payments.

Restrictions imposed by our senior credit facilities and the indenture governing the new notes limit our ability to take certain actions.

      We cannot assure you that the operating and financial restrictions and covenants in our debt instruments, including our senior credit facilities and the indenture governing the new notes, will not adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. Our senior credit facilities require us to maintain certain financial ratios which become more restrictive over time. Our ability to comply with these ratios may be affected by events beyond our control. In 2002, the lenders under our senior credit facility and we agreed to certain amendments, including changes to our financial covenants and restrictions on our capital expenditures. We also sought and obtained certain waivers and consents under our senior credit facilities. We may be required to seek waivers or consents in the future. We cannot be sure that these waivers or consents will be granted. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our senior credit facilities. In the event of any default under our senior credit facilities, the lenders under our senior credit facilities will not be required to lend any additional amounts to us and could elect to declare all outstanding borrowings, together with accrued interest and other fees, to be due and payable, require us to apply all of our available cash to repay these borrowings or prevent us from making debt service payments on the new notes. A default under our senior credit facilities would also constitute an event of default under the new notes. If we are unable to repay any borrowings under our senior credit facilities when due, the lenders under our senior credit facilities could proceed against their collateral, which consists of substantially all of our assets, including 65% of the outstanding stock of certain foreign subsidiaries. If the indebtedness under our senior credit facilities or the new notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

We may not have the ability to raise the funds necessary to finance the Change of Control offer required by the indenture governing the new notes.

      Upon the occurrence of a Change of Control, we will be required to offer to repurchase all outstanding new notes. We cannot assure you that we will have sufficient funds available to make any required repurchases of the new notes upon a Change of Control. In addition, our senior credit facilities will prohibit us from purchasing any new notes unless we obtain the consent of our lenders or repay all borrowings under the senior credit facilities. Any failure to purchase tendered new notes would constitute a default under the indenture governing the new notes, which, in turn, would constitute a default under our senior credit facilities. A default, in each case, could result in the declaration of the principal and interest on all the new notes and our indebtedness outstanding under the senior credit facilities to be due and payable. The term “Change of Control” is defined in the “Description of the New Notes” section of this prospectus.

Federal and state laws regarding fraudulent conveyance allow courts, under specific circumstances, to void debts, including guaranties, and would require noteholders to return payments received from us or the guarantors.

      A significant portion of the net proceeds from the offering of the old notes was distributed to AMIS Holdings for the redemption of some of its preferred stock. In addition, the new notes will be guaranteed by certain of our subsidiaries. If a bankruptcy proceeding or lawsuit were to be initiated by unpaid creditors, the new notes and the guaranties of the new notes could come under review for federal or state fraudulent transfer violations. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, obligations under a note or a guaranty could be voided, or claims in respect of a note or a guaranty could be subordinated to all other debts of the debtor or guarantor if, among other things, the debtor or guarantor at the time it incurred the indebtedness evidenced by its note or guaranty:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the debt or guaranty; and

•	one of the following applies:

•	it was insolvent or rendered insolvent by reason of such incurrence;

•	it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	it intended to incur, or believed that it would incur, debts beyond its ability to pay debts as they mature.

In addition, any payment by that debtor or guarantor under its note or guaranty could be voided and required to be returned to the debtor or guarantor, as the case may be, or to a fund for the benefit of the creditors of the debtor or guarantor.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor or guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

AMIS Holdings has limited resources to support its guaranty of the new notes.

      Although AMIS Holdings has guaranteed the new notes on a senior subordinated basis, it currently conducts substantially no business and has no significant assets other than the capital stock of AMIS and certain intangible assets. Since all of the capital stock of AMIS owned by AMIS Holdings has been pledged to secure AMIS Holdings’ guaranty of obligations under the senior credit facilities, there are currently no resources supporting AMIS Holdings’ guaranty of the new notes besides those to which holders of the new notes already have access as direct creditors. AMIS Holdings’ guaranty of the new notes is subordinated to all current and future Senior Indebtedness of AMIS Holdings, including its guaranty of our obligations under our senior credit facilities.

Risks Relating to the MSB Acquisition

The MSB Acquisition could have a material adverse effect on our business, financial condition and operating results.

      We will need to overcome significant challenges to realize the anticipated benefits and synergies from the MSB Acquisition. We will need to successfully integrate the operations, culture, strategies and management of the acquired business into ours. Several risks and challenges could prevent us from realizing these post-merger objectives, including:

•	disruption of our business and distraction of management;

•	unanticipated expenses related to integration;

•	potential unknown liabilities associated with the acquisition;

•	cultural impediments that could prevent the establishment of good employee relations;

•	economic, political, legal and regulatory difficulties inherent in operating in an international location;

•	difficulties associated with managing multiple geographic locations;

•	failure of STMicroelectronics to honor its take-or-pay obligations under its agreement to buy ASICs from us;

•	potential loss of customers if we experience problems in delivering acceptable products on a timely basis as a result of the transfer and qualification of MSB’s test platforms to our facilities in the Philippines; and

•	difficulties involving the creation of uniform standards, controls, procedures, policies and information systems.

      If we do not succeed in addressing these challenges or any other problems encountered in connection with the acquisition, our operating results and financial condition would be adversely affected.

Our acquisition of two additional fabs in Europe significantly increases the manufacturing risks already present in our business, which could adversely affect our results of operations.

      With our acquisition of two fabs in Oudenaarde, Belgium, we are subject to significantly increased risks relating to manufacturing. Although the Oudenaarde fabs are currently operating at nearly full capacity, this condition is not expected to continue and our operating capacity may decline despite the benefit of the take-or-pay agreement with STMicroelectronics. When the agreement with STMicroelectronics ends or if STMicroelectronics fails to meet its €50 million (or $57 million, assuming an exchange rate of €1 to $1.14) take-or-pay obligation under the agreement, utilization of those fabs could further decline. If we are not able to increase utilization, we may be required to further reduce the size of our operations at Oudenaarde, which could involve substantial termination and other restructuring costs as well as the risk of organized labor resistance. In addition, operation of the Oudenaarde fabs involves risks relating to the need for capital improvements, exposure to environmental liabilities and regulation and other risks customarily associated with such facilities. If these risks materialize, our results of operations will be adversely affected and the benefits of the MSB Acquisition may never be realized.

Our exposure to foreign labor laws and customs has increased greatly as a result of our increased operational presence in Europe.

      As a result of the MSB Acquisition, our presence in Europe grew significantly. We had approximately 943 employees in Europe as of December 31, 2002, most of whom were in Belgium. The employees located in Belgium are represented by unions and have the benefits of collective bargaining arrangements at the national, industry and company levels. In connection with any future reductions in work force we may implement, we would be required to, among other things, negotiate with these unions and make severance payments to employees upon their termination. In addition, these unions may implement work stoppages or delays in the event they do not consent to severance packages proposed for future reductions in work force or for any other reason. Furthermore, our substantial operations in Europe subject us to compliance with labor laws and customs that are generally more employee favorable than in the United States. As a result, it may not be possible for us to quickly or affordably implement workforce reductions.

Our cost-reduction program associated with the MSB Acquisition may not achieve the anticipated cost reductions.

      Although we have initiated a program to reduce costs for the combined company, the program may not be implemented on time or achieve the anticipated cost savings. Our ability to fully implement the program and achieve the anticipated cost savings will depend upon various factors, including:

•	any failure to quickly and efficiently reduce employees and employee-related costs as a result of protracted negotiations with employee unions in Belgium;

•	any work stoppages or delays by MSB employees;

•	any failure to effectuate in a timely and efficient manner the transfer and qualification of MSB’s test platforms to our facilities in the Philippines;

•	any failure to achieve anticipated material procurement savings; and

•	any disruption to our operations that may occur in implementing the program.

The MSB carve-out financial statements and our pro forma financial statements are not indicative of our future operating results.

      MSB was conducted as part of Alcatel Microelectronics’ wireless, wireline and mixed signal operations prior to the MSB Acquisition on June 26, 2002, and historically Alcatel did not prepare separate financial statements for MSB. The MSB carve-out financial statements included elsewhere in this prospectus were prepared in connection with the MSB Acquisition and are not intended to be a complete presentation of the operating results of MSB on a stand-alone basis. As carve-out financial statements, these statements include allocations of the costs of shared activities and overhead of Alcatel Microelectronics and of intangible assets and property, plant and equipment shared with Alcatel Microelectronics. These allocations are based upon various assumptions and estimates and actual results may differ from these allocations, assumptions and estimates. In addition, the MSB carve-out financial statements do not include any allocation of Alcatel corporate overhead, interest or taxes because Alcatel management believed these charges could not be allocated to MSB on a reasonable basis. Also, as part of the MSB Acquisition we assumed certain additional costs that are not reflected in the MSB carve-out financial statements. Accordingly, the MSB carve-out financial statements should not be relied upon as being representative of the operating results of MSB had it operated on a stand-alone basis, nor may they be representative of the amounts of those items for MSB following the MSB Acquisition.

      The pro forma financial statements included elsewhere in this prospectus are based on our historical financial statements and on the MSB carve-out financial statements. Certain additional anticipated benefits from the MSB Acquisition and additional costs assumed therewith are reflected in the pro forma financial statements but only to the extent that they have actually been realized or incurred and recorded in our historical financial statements since the date of acquisition. In connection with the MSB Acquisition, AMIS and STMicroelectronics entered into a supply agreement pursuant to which STMicroelectronics is required to purchase certain products from AMIS on a take-or-pay basis through June 26, 2004. As that agreement became operative on June 26, 2002, the historical and pro forma financial statements for 2002 reflect only six months of sales to STMicroelectronics pursuant to the supply agreement. In addition, following the MSB Acquisition we implemented a cost reduction program for the combined company targeting costs reflected in both our historical and the MSB carve-out financial statements as well as the additional costs we assumed as part of the acquisition that are not reflected in the MSB carve-out financial statements. Our historical and the pro forma financial statements for 2002 reflect only six months of reduced costs as a result of this program.

Our estimates of achieved or anticipated benefits related to the MSB Acquisition may not prove to be correct.

      Our estimates of the effect of the take-or-pay supply agreement with STMicroelectronics, the additional costs we assumed as part of the MSB Acquisition which are not reflected in the MSB carve-out financial statements and the cost reduction program we have implemented to reduce costs for the combined company may not prove to be correct. Our estimate of the effect of the supply agreement with STMicroelectronics is based upon our estimate of the variable costs we expect to incur thereunder. This estimate is based on a judgment as to which products and what volumes will be ordered by STMicroelectronics under the supply agreement. Our estimate of the benefit of the supply agreement could be inaccurate for a variety of reasons, including changes in products or volumes ordered. The estimate of the reduction to our combined cost structure that we believe we have achieved during the second half of 2002 as a result of our cost reduction program is based upon our estimated combined cost structure following the MSB Acquisition. Our estimates of our combined cost structure may not be accurate. In that event, our estimates of achieved and anticipated cost savings would be inaccurate.

Risks Relating to Our International Operations

We expect international sales and operations, which expose us to various political and economic risks, to comprise a growing portion of our business.

      With the MSB Acquisition, our exposure to risks associated with international sales and operations has increased significantly. Sales to customers outside of North America accounted for approximately 20%, 17% and 44% of AMIS’s historical revenue in 2000, 2001 and 2002, respectively. Pro forma revenue to customers outside of North America accounted for approximately 51% in 2002. We expect sales to customers located in Europe and Asia to comprise an increasing portion of our business. Our manufacturing operations are located in the United States and Belgium, our test facilities and outsourced primary packager are located in the Philippines and we maintain design centers in Germany and the Czech Republic and sales offices in other locations in Europe and Asia. International sales and operations are subject to a variety of risks, including:

•	greater difficulty in staffing and managing foreign operations;

•	greater risk of uncollectible accounts;

•	longer collection cycles;

•	logistical and communications challenges;

•	potential adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;

•	changes in labor conditions;

•	burdens and costs of compliance with a variety of foreign laws;

•	political and economic instability;

•	increases in duties and taxation;

•	greater difficulty in protecting intellectual property; and

•	general economic and political conditions in these foreign markets.

      In 1997 and 1998, business conditions in Asia were severely affected by banking and currency issues. While these conditions have stabilized since 1999, the continuance or worsening of adverse business and financial conditions in Asia would likely affect our operating results. As a percentage of total sales, AMIS’s historical revenue in Asia were approximately 20% in 2002, 10% in 2001 and 10% in 2000. Pro forma revenue in Asia were approximately 18% in 2002.

We are subject to risks associated with currency fluctuations.

      While substantially all our revenue and costs were denominated in U.S. dollars prior to the MSB Acquisition, a significant portion of our revenue and costs are now denominated in foreign currencies, including the euro, and, to a lesser extent, the Philippine Peso and the Japanese Yen. As a result, changes in the exchange rates of these foreign currencies to the U.S. dollar will primarily affect our sales, cost of sales and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. In the future, we may engage in exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. However, we cannot assure you that any hedging transactions we may enter into will be effective or will not result in foreign exchange hedging losses.

Risks Relating to Our Company and the Semiconductor Industry

The cyclical nature of the semiconductor industry may limit our ability to maintain or increase revenue and profit levels during industry downturns.

      The semiconductor industry is cyclical and our ability to respond to downturns is limited. The semiconductor industry continues to experience the effects of a significant downturn that began in late 2000. Our business has been impacted by this downturn, as reflected in part by a decrease in pro forma revenue of 13% for 2002, as compared to 2001. Our financial performance is being negatively affected by various factors, including general reductions in inventory levels by customers and excess production capacity. Many of the business conditions we experienced in the 1998 downturn in the semiconductor industry are again present in our business, and we cannot predict when business conditions will improve.

      In 2002, we incurred a $0.9 million restructuring charge consisting primarily of severance costs that occurred concurrently with the MSB Acquisition. In 2001, we incurred a $5.0 million restructuring charge related to our effort to manage costs by reducing our worldwide workforce and consolidating operations. In the future, we may need to further restructure our business, and as a result, incur additional restructuring charges.

Customer demand is difficult to accurately forecast.

      We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of commitments by many of our customers and the possibility of rapid changes in demand for their products reduces our ability to accurately estimate future customer requirements. On occasion, customers may require rapid increases in production, which can challenge our resources and can reduce margins. We may not have sufficient capacity at any given time to meet our customers’ demands. Conversely, downturns in the semiconductor industry, such as the downturn that commenced late in 2000, can and have caused our customers to significantly reduce the amount of products ordered from us. Significant rapid reductions in customer orders have caused our wafer fabrication capacity to be under-utilized. Because many of our costs and operating expenses are relatively fixed, a reduction in customer demand has an adverse effect on our gross margins and operating income. Reduction of customer demand also causes a decrease in our backlog. While we have not experienced a significant increase in our bad debts, there is a higher risk that our trade receivables will be uncollectible during industry downturns.

A significant portion of our sales comes from a relatively limited number of customers and devices.

      If we lose key customers or if customers cease to place orders for our high volume devices, our financial results will be adversely affected. While we served more than 500 customers on a pro forma basis in 2002, sales to our 19 largest customers represented a majority of our revenue in 2002 on a pro forma basis. The identities of our principal customers have varied from year to year, and our principal customers may not continue to purchase products and services from us at current levels, or at all. In addition, while we sold over 2,000 different products on a pro forma basis in 2002, the 90 top selling devices represented a majority of our pro forma revenue in 2002. The devices generating the greatest revenue have varied from year to year, and our customers may not continue to place orders for such devices from us at current levels, or at all. Significant reductions in sales to any of these customers, the loss of major customers or the curtailment of orders for our high volume devices within a short period of time would adversely affect our business.

Our customers may cancel their orders, change production quantities or delay production.

      We generally do not obtain firm, long-term purchase commitments from our customers. Customers may cancel their orders, change production quantities or delay production for a number of reasons. The requirements contract we entered into with Alcatel as part of the MSB Acquisition provides pricing terms but does not require Alcatel to purchase any specific quantity of products. Cancellations, reductions or delays by a significant customer or by a group of customers, which we have experienced as a result of the recent downturn in the semiconductor industry, have adversely affected and may continue to adversely affect our results of operations. In addition, while we do not obtain long-term purchase commitments, we generally agree to the pricing of a particular product for the entire lifecycle of the product, which can extend over a number of years. If we underestimate our costs when determining the pricing, our margins and results of operations would be adversely affected.

We depend on our key personnel.

      Our success depends to a large extent upon the continued services of our key executives, managers and skilled personnel, particularly our analog and mixed signal ASIC engineers. Generally our employees are not bound by employment or non-competition agreements, and we cannot assure you that we will retain our key executives and employees. We may or may not be able to continue to attract, retain and motivate qualified personnel necessary for our business. Loss of the services of, or failure to recruit, skilled personnel could be significantly detrimental to our product development programs or otherwise have a material adverse effect on our business.

We depend on successful technological advances for growth.

      Our industry is subject to rapid technological change as customers and competitors create new and innovative products and technologies. We may not be able to access leading edge process technologies or to license or otherwise obtain essential intellectual property required by our customers. If we are unable to continue manufacturing technologically advanced products on a cost-effective basis, our business would be adversely affected.

We depend on growth in the electronics and other industries.

      Our continued success will depend in large part on the growth of various electronics industries that use semiconductors, including manufacturers of automotive, industrial, communications, medical, military, computing and consumer products, and on general economic growth. Factors affecting the electronics industry as a whole could seriously harm our customers and, as a result, harm us. These factors include:

•	recessionary periods or periods of reduced growth, as we are currently experiencing, in our customers’ markets;

•	the inability of our customers to adapt to rapidly changing technology and evolving industry standards;

•	the potential that our customers’ products may become obsolete or the failure of our customers’ products to gain widespread commercial acceptance; and

•	the possibility of reduced consumer demand for our customers’ products.

      In particular, the significant decrease in demand for communications equipment that our customers are currently experiencing is adversely affecting our operating results. In addition, the declining average selling price of communications equipment places significant pressure on the prices of the components that are used in this equipment. If the average selling prices of communications equipment continue to decrease, the pricing pressure on components we produce may reduce our revenue and our gross profit margin.

Our industry is highly competitive.

      The semiconductor industry is highly competitive and includes hundreds of companies, a number of which have achieved substantial market share. Current and prospective customers for ASIC products evaluate our capabilities against the merits of our direct competitors, as well as the merits of continuing to use programmable digital logic ICs rather than converting to an ASIC product. Some of our competitors have substantially greater market share, manufacturing, financial, research and development and marketing resources than we do. We also compete with emerging companies that are attempting to sell their products in specialized markets. We expect to experience continuing competitive pressures in our markets from existing competitors and new entrants. Our ability to compete successfully depends on a number of other factors, including the following:

•	our ability to offer cost effective products on a timely basis using our technologies;

•	our ability to accurately identify emerging technological trends and demand for product features and performance characteristics;

•	product introductions by our competitors;

•	our ability to adopt or adapt to emerging industry standards;

•	the number and nature of our competitors in a given market; and

•	general market and economic conditions.

      Many of these factors are outside of our control. In addition, in recent years, many participants in the industry have substantially expanded their manufacturing capacity. If overall demand for semiconductors should decrease, as it has done recently, this increased capacity could result in substantial pricing pressure, which could adversely affect our operating results. Because our products are typically designed for a specific customer, and are not commodity products, we have not decreased our prices as significantly as other companies in the semiconductor industry to try to maintain or increase customer orders since the commencement of the recent downturn in the semiconductor industry. However, we cannot assure you that we will not face increased pricing pressure in the future. A continued decrease in the demand for communications equipment may significantly decrease the demand for our products and services. Sales of our digital ASICs products, in particular, have been adversely affected by the recent downturn in demand for communications equipment.

We may incur costs to engage in future acquisitions of companies or technologies and the anticipated benefits of those acquisitions may never be realized.

      As part of our business strategy, we may in the future make acquisitions of complementary companies or technologies. Any future acquisitions would be accompanied by risks, including the following:

•	potential inability to maximize our financial or strategic position, which could result in impairment charges if the acquired company or assets are later worth less than the amount paid for them in the acquisition;

•	difficulties in assimilating the operations and products of an acquired business or in realizing projected efficiencies, cost savings and revenue synergies;

•	entry into markets or countries in which we may have limited or no experience;

•	potential increases in our indebtedness and contingent liabilities;

•	diversion of management’s attention due to transition or integration issues;

•	difficulties in integrating operations and personnel of the acquired business;

•	difficulties in retaining key personnel of the acquired business and potential litigation from terminated employees; and

•	difficulties in maintaining uniform standards, controls and procedures.

      We cannot guarantee that we will be able to successfully integrate any company or technologies that we might acquire in the future and our failure to do so could harm our business. The benefits of an acquisition may take considerable time to develop and we cannot guarantee that any acquisition will in fact produce the intended benefits.

      In addition, our senior credit facilities and the indenture governing the new notes may prohibit us from making acquisitions that we may otherwise wish to pursue.

Risks Relating to Manufacturing

Our success depends on high utilization of our manufacturing capacity.

      An important factor in our success is the extent to which we are able to utilize the available capacity in our fabrication and test facilities. Utilization rates can be negatively affected by periods of industry over-capacity, low levels of customer orders, operating inefficiencies, mechanical failures and disruption of operations due to expansion or relocation of operations, and fire or other natural disasters. As many of our costs are fixed, a reduction in capacity utilization, together with other factors such as yield and product mix, could adversely affect our operating results. The current downturn in the semiconductor industry has resulted in a decline in the capacity utilization at our wafer fabrication facilities. If the downturn worsens, our wafer fabrication capacity will be even further under-utilized, and our inability to quickly reduce fixed costs, such as depreciation and other fixed operating expenses necessary to operate our wafer manufacturing facilities, would harm our operating results.

We could be adversely affected by manufacturing interruptions and reduced yields.

      The fabrication of our integrated circuits is a highly complex and precise process, requiring production in a tightly controlled, clean room environment. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on a wafer or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional. We may experience problems in achieving acceptable yields in the manufacture of semiconductors, particularly in connection with the production of a new product, the adoption of a new manufacturing process or any expansion of our manufacturing capacity and related transitions. The interruption of manufacturing, including power interruptions or the failure to achieve acceptable manufacturing yields at any of our wafer fabrication facilities, would adversely affect our business.

We are dependent on successful alliance and outsourcing relationships.

      We have formed alliances with other wafer fabrication foundries to supplement capacity and gain access to more advanced process technologies. If we experience problems with our alliance partners, we may face a shortage of finished products available for sale. We believe that in the future we will increasingly rely upon outsourced wafer manufacturing to supplement our capacity and technology. If our alliance partners, or any other foundries with which we form an alliance, experience wafer yield problems or delivery delays, which are common in our industry, or are unable to produce silicon wafers that meet our specifications with acceptable yields, our operating results could be adversely affected.

We rely on packaging subcontractors.

      The majority of our revenue is derived from semiconductor devices assembled in advanced packages. The packaging of semiconductors is a complex process requiring, among other things, a high degree of technical skill and advanced equipment. We outsource our semiconductor packaging to subcontractors, most of which are located in Southeast Asia. In particular, we rely heavily on a single packager, Anam Semiconductor, for packaging. We rely on these subcontractors to package our devices with acceptable quality and yield levels. If our semiconductor packagers experience problems in packaging our semiconductor devices or experience prolonged quality or yield problems, our operating results could be adversely affected.

We depend on successful parts and materials procurement for our manufacturing processes.

      We use a wide range of parts and materials in the production of our semiconductors, including silicon, processing chemicals, processing gases, precious metals and electronic and mechanical components. We procure materials and electronic and mechanical components from domestic and foreign sources and original equipment manufacturers. However, there is no assurance that, if we have difficulty in supply due to an unforeseen catastrophe or worldwide shortage, alternative suppliers will be available or that these suppliers will provide materials or electronic or mechanical components in a timely manner or on favorable terms. If we cannot obtain adequate materials in a timely manner or on favorable terms for the manufacture of our products, our business and financial results would be adversely affected.

We may need to raise additional capital that may not be available.

      Semiconductor companies that maintain their own fabrication facilities have substantial capital requirements. AMIS made capital expenditures of $22.0 million in 2002, $20.7 million in 2001 and $52.0 million in 2000. MSB made capital expenditures of $19.8 million in 2001 and $3.3 million in the six months ended June 26, 2002. We anticipate capital expenditures in 2003 to be approximately $25 million. We expect that these expenditures will be used to replace equipment and expand our test and design capabilities. In the future, we intend to continue to make capital investments to support business growth and achieve manufacturing cost reductions and improved yields. We may seek additional financing to fund further expansion of our wafer fabrication capacity or to fund other projects. The timing and amount of such capital requirements cannot be precisely determined at this time and will depend on a number of factors, including demand for products, product mix, changes in semiconductor industry conditions and competitive factors. Additional financing may not be available when needed or, if available, may not be available on satisfactory terms.

Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our proprietary technology, as well as our ability to operate without infringing the proprietary rights of others.

      As of December 31, 2002, we held over 75 U.S. patents and over 150 foreign patents. We also had over 70 patent applications in progress. We intend to continue to file patent applications when appropriate to protect our proprietary technologies. The process of seeking patent protection takes a long time and is expensive. We cannot assure you that patents will issue from pending or future applications or that, if patents issue, they will not be challenged, invalidated or circumvented, or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage. In addition, we cannot assure you that other countries in which we market our services will protect our intellectual property rights to the same extent as the United States.

      Our ability to compete successfully depends on our ability to operate without infringing the proprietary rights of others. We have no means of knowing what patent applications have been filed in the United States until they are published. Ricoh Company, Ltd. recently filed in the U.S. District Court for the District of Delaware a complaint against us and other parties alleging infringement of a patent owned by Ricoh. Ricoh is seeking an injunction and damages in an unspecified amount relating to such alleged infringement. The patents relate to certain methodologies for the automated design of ASICs. Based on information available to us to date, our preliminary belief is that the asserted claims are without merit and resolution of this matter will not have a material adverse effect on our future financial results or financial condition. In addition, the semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. As is typical in the semiconductor industry, we have from time to time received communications from third parties asserting rights under patents that cover certain of our technologies and alleging infringement of certain intellectual property rights of others. We expect to receive similar communications in the future. In the event that Ricoh’s claims are valid or if any other third party were to make a valid claim against us or our customers, we could be required to:

•	discontinue using certain process technologies which could cause us to stop manufacturing certain semiconductors;

•	pay substantial monetary damages;

•	seek to develop non-infringing technologies, which may not be feasible; or

•	seek to acquire licenses to the infringed technology which may not be available on commercially reasonable terms, if at all.

      In the event that any third party causes us or any of our customers to discontinue using certain process technologies, such an outcome could have an adverse effect on us as we would be required to design around such technologies.

      Litigation, which could result in substantial costs to us and diversion of our resources, may also be necessary to enforce our patents or other intellectual property rights or to defend us against claimed infringement of the rights of others. If we fail to obtain a necessary license or if litigation relating to patent infringement or any other intellectual property matter occurs, our business could be adversely affected.

We could incur material costs to comply with environmental laws.

      Increasingly stringent environmental regulations restrict the amount and types of pollutants that can be released from our operations into the environment. We have incurred, and will in the future incur, costs, including capital expenditures, to comply with these regulations. Significant regulatory changes or increased public attention on the impact of semiconductor operations on the environment may result in more stringent regulations, further increasing our costs or requiring changes in the way we make our products.

      In addition, because we use hazardous and other regulated materials in our manufacturing processes, we are subject to risks of accidental spills or other sources of contamination, which could result in injury to the environment, personal injury claims and civil and criminal fines, any of which could be material to our cash flow or earnings. For example, we currently are remediating contamination at one of our former manufacturing sites pursuant to a government order. The discovery of additional contamination at this site or other sites where we currently have or historically have had operations could result in material cleanup costs.

FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements which relate to our future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus.

      These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. These factors include, but are not limited to, the following:

•	changes in general economic and business conditions and in the semiconductor industry in particular;

•	changes in the conditions affecting our target markets;

•	changes in the pricing of our products;

•	failure to achieve expected benefits of the MSB Acquisition and the reduction of certain costs;

•	changes in political, social and economic conditions and local regulations, particularly outside of the United States;

•	changes in technology and development of new technology;

•	reductions in sales to any significant customers;

•	changes in the mix of products sold, industry capacity or competition;

•	changes in competitive conditions;

•	disruptions of established supply channels;

•	manufacturing capacity underutilization or constraints; and

•	the availability, terms and deployment of capital.

      Our risks are more specifically described under “Risk Factors.” If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

      We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

      Our net proceeds from the sale of the old notes were approximately $192.6 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We used $80.8 million of the net proceeds to redeem in full AMIS Holdings’ pay-in-kind Series C Preferred Stock and $111.8 million of the net proceeds to repay a portion of our senior term loan.

CAPITALIZATION

      The following table sets forth the cash and the consolidated capitalization of AMIS Holdings as of March 29, 2003. This table should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements, “Selected Historical Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

(in millions)
Cash and cash equivalents	$76.3

Long-term debt, including current portion:
Senior credit facilities:
Revolving credit facility(1)	$—
Senior term loan	40.0
Senior Subordinated Notes Due 2013(2)	200.0

Total long-term debt, including current portion	240.0
Redeemable Preferred Stock:
Series A	241.6
Series B	197.5
Series C(3)	—

Total redeemable preferred stock	439.1
Stockholders’ deficit:
Class A Common Stock	1.4
Additional paid-in capital	38.0
Other	(3.2)
Capital deficiency	(290.3)

Total stockholders’ deficit	(254.1)

Total capitalization	$425.0

(1)	Borrowings of up to $75.0 million are available for general corporate purposes under the revolving credit portion of our senior credit facilities.

(2)	We received net proceeds of approximately $192.6 million, after deduction of the initial purchasers’ discounts and commission and other expenses, from the sale of the old notes in January 2003.

(3)	On June 26, 2002, AMIS Holdings raised aggregate gross proceeds of $75.0 million through the issuance of Units consisting of Series C Preferred Stock and warrants to purchase Class A Common Stock to CVC, Francisco Partners and Merchant Capital. AMIS Holdings contributed the net proceeds of the Units sale to us for the purpose of funding a substantial portion of the MSB Acquisition. We used the net proceeds from the issuance of the old notes to, among other things, redeem the Series C Preferred Stock. Due to the accrual of pay-in-kind dividends at a rate of 12% from the date of issuance through December 26, 2002, and at a rate of 16% thereafter, the redemption price of the Series C Preferred Stock was $80.8 million.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

      The following Unaudited Pro Forma Combined Condensed Financial Statements of AMIS Holdings are based on the historical financial statements of AMIS Holdings and the historical financial statements of the Mixed Signal Business of Alcatel Microelectronics, which we refer to as the MSB carve-out financial statements, all included elsewhere in this prospectus. The unaudited combined pro forma statements of operations for the year ended December 31, 2002 and the three months ended March 29, 2003 give effect to the MSB Acquisition, the Units Financing and offering of the old notes as if each transaction had occurred on January 1, 2002. An unaudited pro forma balance sheet has not been presented because the MSB Acquisition, Units Financing and the effects of this offering have been included in our historical balance sheet as of March 29, 2003.

      The Unaudited Pro Forma Combined Condensed Financial Statements are presented for informational purposes only and do not purport to represent what the results of operations would have been had the MSB Acquisition, the Units Financing and this offering in fact occurred on January 1, 2002, nor do they purport to project the results of operations for any future period. All pro forma adjustments are described more fully in the accompanying Notes. The pro forma adjustments are based upon preliminary estimates and certain assumptions that we believe are reasonable, and we believe all adjustments have been made that are necessary to present fairly the pro forma data.

      MSB was conducted as part of Alcatel Microelectronics’ wireless, wireline and mixed signal operations prior to the MSB Acquisition on June 26, 2002, and historically Alcatel did not prepare separate financial statements for MSB. The MSB carve-out financial statements included elsewhere in this prospectus were prepared in connection with the MSB Acquisition and are not intended to be a complete presentation of the operating results or financial position of MSB on a stand-alone basis. As carve-out financial statements, these statements include allocations of the costs of shared activities and overhead of Alcatel Microelectronics and of intangible assets and property, plant and equipment shared with Alcatel Microelectronics. These allocations are based upon various assumptions and estimates and actual results may differ from these allocations, assumptions and estimates. In addition, the MSB carve-out financial statements do not include any allocation of Alcatel corporate overhead, interest or taxes because Alcatel management believed these charges could not be allocated to MSB on a reasonable basis. Also, as part of the MSB Acquisition we assumed certain additional costs that are not reflected in the MSB carve-out financial statements. Accordingly, the MSB carve-out financial statements should not be relied upon as being representative of the financial position or operating results of MSB had it operated on a stand-alone basis, nor may they be representative of the amounts of those items for MSB following the MSB Acquisition.

      The Unaudited Pro Forma Combined Condensed Financial Statements are based on our historical financial statements and on the MSB carve-out financial statements. Certain additional anticipated benefits from the MSB Acquisition and additional costs assumed therewith are reflected in the pro forma financial statements but only to the extent that they have actually been realized or incurred and recorded in our historical financial statements since the date of acquisition. In connection with the MSB Acquisition, AMIS and STMicroelectronics entered into a supply agreement pursuant to which STMicroelectronics is required to purchase certain products from AMIS on a take-or-pay basis through June 26, 2004. As that agreement became operative on June 26, 2002, the historical and pro forma financial statements for 2002 reflect only six months of sales to STMicroelectronics pursuant to the supply agreement. In addition, following the MSB Acquisition we implemented a cost reduction program for the combined company targeting costs reflected in both our historical and the MSB carve-out financial statements as well as the additional costs we assumed as part of the acquisition that are not reflected in the MSB carve-out financial statements. The historical and pro forma financial statements for 2002 reflect only six months of reduced costs as a result of this program. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of (1) the effects of the take-or-pay supply agreement we entered into with STMicroelectronics, (2) additional costs we agreed to assume as part of the MSB Acquisition that are not reflected in the MSB carve-out financial statements included elsewhere in this prospectus and (3) a program we plan to complete by June 30, 2003, to reduce costs for the combined company.

      The MSB Acquisition was accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate preliminary purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The final allocation of the aggregate purchase price is contingent upon completion of ongoing negotiations with STMicroelectronics as to the operating liabilities assumed by us and the trade receivables we are entitled to. Additionally, the purchase price reflects the estimate of MSB restructuring costs. Any adjustments as a result of the foregoing are not expected to have a significant effect on the Unaudited Pro Forma Combined Condensed Financial Statements.

      The statement of operations data of MSB for the six months ended June 26, 2002 have been translated from euros into U.S. dollars using the weighted average exchange rate in effect during the period of €1.121 to U.S.$1.

      The Unaudited Pro Forma Combined Condensed Financial Statements should be read with the other information contained under the captions “Capitalization,” “Selected Historical Financial Data and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward Looking Information with respect to MSB,” and with AMIS Holdings’ Audited Combined/ Consolidated Financial Statements, AMIS Holdings’ Unaudited Interim Consolidated Financial Statements, MSB’s Audited Combined Financial Statements and MSB’s Unaudited Interim Combined Financial Statements, all included elsewhere in this prospectus.

AMIS Holdings, Inc.

Unaudited Pro Forma Combined Condensed Statement of Operations

	Three Months Ended March 29, 2003

	AMIS
	Holdings
	Historical	Adjustments(1)		Pro Forma

	(in millions)
Statement of Operations Data:
Revenue	$102.8			$102.8
Cost of sales	60.5			60.5

Gross profit	42.3			42.3
Operating expenses:
Research and development	18.0			18.0
Marketing and selling	8.5			8.5
General and administrative	5.9			5.9

	32.4			32.4

Operating income	9.9			9.9
Other income (expense):
Interest income	0.4			0.4
Interest expense	(5.3)	(1.2	)(b)	(6.5)
Other expense, net	(3.7)			(3.7)

	(8.6)	(1.2)		(9.8)

Income (loss) before income taxes	1.3	(1.2)		0.1
Benefit for income taxes	(0.5)	(0.5	)(d)	(1.0)

Net income (loss)	1.8	(0.7)		1.1
Preferred stock dividend	15.8	(1.5	)(e)	14.3 (e)

Net income (loss) attributable to common stockholders	$(14.0)	$0.8		$(13.2)

Net loss per common share (basic and diluted)	$(0.10)			$(0.09)
Weighted average of common shares used to compute net loss per common share	140.0			140.0

See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Operations.

AMIS Holdings, Inc.

Unaudited Pro Forma Combined Condensed Statement of Operations

	Year Ended December 31, 2002

	AMIS
	Holdings	MSB
	Historical	Historical(2)	Adjustments(1)		Pro Forma

	(in millions)
Statement of Operations Data:
Revenue	$345.3	$58.1	$(3.0	)(f)	$400.4
Cost of sales	215.0	47.3	(1.4	)(a)
			0.7	(g)	261.6

Gross profit	130.3	10.8	(2.3)		138.8
Operating expenses:
Research and development	52.1	7.7	(3.0	)(f)	56.8
Marketing and selling	35.0	6.8			41.8
General and administrative	25.0	1.7			26.7
Restructuring and impairment charges	0.6	0.1			0.7

	112.7	16.3	(3.0)		126.0

Operating income	17.6	(5.5)	0.7		12.8
Other income (expense):
Interest income	1.0	—			1.0
Interest expense	(12.5)	—	(14.2	)(b)	(26.7)
Other income (expense), net	0.2	(1.1)	0.7	(g)	(0.2)

	(11.3)	(1.1)	(13.5)		(25.9)

Income (loss) before income taxes	6.3	(6.6)	(12.8)		(13.1)
Provision (benefit) for income taxes	1.2	—	(2.6	)(c)
			(5.0	)(d)	(6.4)

Net income (loss)	5.1	(6.6)	(5.2)		(6.7)
Preferred stock dividend	62.5	—	(4.3	)(e)	58.2 (e)

Net loss attributable to common stockholders	$(57.4)	$(6.6)	$(0.9)		$(64.9)

Net loss per common share (basic and diluted)	$(0.41)	—			$(0.47)
Weighted average of common shares used to compute net loss per common share	139.2	—			139.2

See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Operations.

AMIS Holdings, Inc.

Notes to Unaudited Pro Forma Combined Condensed Statement of Operations

      1. The Unaudited Pro Forma Combined Condensed Statement of Operations give effect to the following adjustments:

(a) Represents a decrease in depreciation expense resulting from the MSB Acquisition. The preliminary allocation of the MSB Acquisition purchase price resulted in a lower value being allocated to the MSB fixed assets as compared to their historical carrying value. As a result, the corresponding depreciation expense is lower than what was recorded by MSB on a historical basis.

(b) Represents incremental interest expense resulting from the issuance of the old notes and the application of the estimated net proceeds therefrom as indicated under “Use of Proceeds”, as follows:

		Year Ended
	Three Months Ended	December 31,
	March 29, 2003(h)	2002

Interest on the old notes	$1.8	$21.5
Repayment of $111.8 million on senior term loan	(0.6)	(7.4)
Amortization of deferred financing costs on the old notes	0.1	0.8
Impact on amortization as a result of the reduction of deferred financing costs on repayment of senior term loan	(0.1)	(0.7)

Total interest expense adjustment	$1.2	$14.2

(c) Represents the pro forma income tax provision (benefit) for the operations of MSB as if MSB were a stand-alone entity, assuming certain non-U.S. income is not invested indefinitely outside the United States, based on a blended income tax rate of 39%.

(d) Represents the pro forma income tax provision (benefit) on the pro forma adjustments based on a blended income tax rate of 39%.

(e) No adjustment has been made to reflect cumulative dividends on Series C Preferred Stock as if it had been issued on January 1, 2002 because the unaudited pro forma combined condensed statement of operations assume both the issuance and the redemption of the Series C Preferred Stock on January 1, 2002. However, dividends of approximately $4.3 million are included in AMIS Holdings’ statement of operations for the year ended December 31, 2002 to reflect dividends from the actual date of issuance, June 26, 2002, to December 31, 2002. Dividends of approximately $1.5 million are included in AMIS Holdings’ Statement of Operations for the three months ended March 29, 2003 to reflect dividends from January 1, 2003 to January 29, 2003. Such dividends have been eliminated for these periods.

(f) Represents a reclassification of research and development grant income from revenue to a contra expense (reduction of research and development expense) to conform to our accounting policy. Historically, MSB has received certain credits from local governments for qualifying research expenditures and has classified these amounts as revenues in its Combined Statements of Revenues less Direct and Allocated Expenses Before Interest and Taxes. Our policy is to classify such amounts as a reduction of research and development expense.

(g) Represents a reclassification of certain MSB warranty-related costs from other expenses to cost of sales to conform to our presentation.

(h) Represents interest and amortization from January 1, 2003 through January 29, 2003.

      2. The historical data with respect to MSB is from January 1, 2002 through June 26, 2002, the date of acquisition. From June 27, 2002, data with respect to MSB is included in the AMIS historical data.

SELECTED HISTORICAL FINANCIAL DATA AND OTHER DATA

      The following selected historical financial data for the years ended December 31, 2002, 2001 and 2000 and as of December 31, 2002 and 2001 were derived from our Combined/ Consolidated Financial Statements included elsewhere in this prospectus. The selected historical financial data for the years ended December 31, 1999 and 1998 and as of December 31, 2000, 1999 and 1998 were derived from our Combined/ Consolidated Financial Statements, which are not included in this prospectus. In relation to the periods presented, from 1998 until our recapitalization on December 21, 2000, our activities were conducted as part of Japan Energy Electronic Materials, Inc.’s overall operations. As such, the Audited Combined/ Consolidated Financial Statements for those periods contain various allocations for costs and expenses attributable to services provided by Japan Energy Electronic Materials, Inc. Therefore, the combined/ consolidated statements of operations may not be indicative of the results of operations that would have occurred if we had operated on a stand-alone basis. You should read the following tables in conjunction with other information contained under Management’s Discussion and Analysis of Financial Condition and Results of Operations, our Combined/ Consolidated Financial Statements and related notes and other financial information contained elsewhere in this prospectus.

      The historical financial data as of and for the three months ended March 29, 2003 and March 30, 2002 have been derived from AMIS Holdings’ Unaudited Interim Consolidated Financial Statements included elsewhere in this prospectus which, in the opinion of management, include all adjustments necessary for the fair presentation of such information. Results for interim periods are not necessarily indicative of results for the full year.

      Historical results are not necessarily indicative of the results to be expected in the future, particularly as a result of the MSB Acquisition completed on June 26, 2002 and the offering of the old notes.

	Three	Three
	Months	Months
	Ended	Ended	Years Ended December 31,
	March 29,	March 30,
	2003	2002	2002	2001	2000	1999	1998

	(in millions, except per share information)
Statement of Operations Data:
Revenue:
Mixed Signal ASICs	$56.8	$25.8	$167.2	$93.4	$84.7	$76.0	$79.7
Foundry Services	26.0	19.7	93.1	93.3	96.6	69.2	69.5
Digital ASICs	20.0	23.5	85.0	139.8	200.9	133.7	118.0

Total revenue	$102.8	$69.0	$345.3	$326.5	$382.2	$278.9	$267.2

Gross profit	$42.3	$25.2	$130.3	$140.1	$179.5	$121.3	$93.2
Operating expenses:
Research and development	18.0	10.1	52.1	42.1	37.4	39.8	32.8
Marketing and selling	8.5	8.8	35.0	35.4	39.2	31.7	28.9
General and administrative	5.9	6.0	25.0	25.6	19.9	19.6	20.9
Restructuring and impairment charges(1)	—	—	0.6	5.0	—	—	—
Recapitalization and related expenses(2)	—	—	—	—	18.4	—	—

Operating income	9.9	0.3	17.6	32.0	64.6	30.2	10.6
Other income (expense):
Interest expense, net	(4.9)	(3.0)	(11.5)	(14.2)	(5.9)	(7.4)	(9.1)
Non-recurring income	—	—	—	—	—	—	6.5
Other income (expense), net	(3.7)	(0.1)	0.2	0.5	1.9	(0.8)	—

	Three	Three
	Months	Months
	Ended	Ended	Years Ended December 31,
	March 29,	March 30,
	2003	2002	2002	2001	2000	1999	1998

	(in millions, except per share information)
Income (loss) before income taxes	1.3	(2.8)	6.3	18.3	60.6	22.0	8.0
Provision (benefit) for income taxes	(0.5)	(1.7)	1.2	5.6	27.0	10.9	6.0

Net income (loss)	1.8	(1.1)	5.1	12.7	33.6	11.1	2.0
Preferred stock dividend	15.8	12.7	62.5	47.6	1.2	—	—

Net income (loss) attributable to common stockholders	$(14.0)	$(13.8)	$(57.4)	$(34.9)	$32.4	$11.1	$2.0

Net loss per common share (basic and diluted)(3)	$(0.10)	$(0.10)	$(0.41)	$(0.25)	N/A	N/A	N/A

Weighted average number of common shares used to compute net loss per common share	140.0	138.6	139.2	138.2	N/A	N/A	N/A

	As of	As of December 31,
	March 29,
	2003	2002	2001	2000	1999	1998

	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$76.3	$62.2	$28.7	$20.1	$3.3	$1.4
Accounts receivable, net	72.5	66.0	36.2	50.9	43.1	31.3
Inventories	34.9	39.4	26.0	41.7	24.4	23.2
Total assets	503.4	501.3	384.8	427.6	291.7	287.7
Long-term debt, including current portion(4)	240.0	160.1	173.3	175.0	—	—
Redeemable preferred stock	439.1	503.5	369.1	321.7	—	—
Total stockholders’ equity/(deficit) or divisional equity(5)	(254.1)	(241.6)	(188.7)	(153.5)	207.5	224.8

	Three		Three
	Months		Months
	Ended		Ended		Years Ended December 31,
	March 29,		March 30,
	2003		2002		2002		2001		2000		1999		1998

	(in millions)
Other Financial Data:
Cash flows from operations	$25.1		$20.8		$81.1		$42.6		$64.3		$54.9		$52.5
Cash flows from investing activities	$(1.9)		$(6.1)		$(107.4)		$(24.9)		$(92.5)		$(17.6)		$(35.3)
Cash flows from financing activities	$(8.9)		$(14.1)		$58.4		$(9.2)		$45.2		$(35.5)		$(18.0)
EBITDA(6)	$18.4		$10.9		$64.8		$76.6		$102.1		$69.1		$67.8
Depreciation and amortization	$12.2		$10.7		$47.0		$44.1		$35.6		$39.7		$50.7
Capital expenditures	$1.9		$6.1		$22.0		$20.7		$52.0		$17.4		$35.3
Cash interest expense(7)	$5.0		$2.9		$11.4		$14.1		$6.0		$7.4		$9.1
Ratio of EBITDA to cash interest expense(6)(7)	3.7	x	3.8	x	5.7	x	5.4	x	17.0	x	9.3	x	7.5	x
Ratio of earnings to fixed charges(8)	1.2	x	—		1.4	x	2.1	x	9.5	x	3.8	x	1.8	x

(1)	Our restructuring and impairment charge in 2001 relates to the termination of certain management and other employees as well as costs related to the closure of certain of our administrative and sales offices. The restructuring and impairment charge in 2002 relates primarily to the termination, following the MSB Acquisition, of certain persons employed by AMIS prior to the MSB Acquisition. These positions were eliminated as a result of the cost reduction program implemented in connection with the acquisition. Severance costs related to the termination of MSB employees as part of the cost reduction program are not part of the restructuring and impairment charge for 2002 as such costs are part of the purchase price of the MSB Acquisition. See further discussion in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(2)	In connection with our December 2000 recapitalization, we incurred transaction fees and expenses of $18.4 million, excluding capitalizable debt issuance costs.

(3)	Because we operated as a division of our parent company from January 1, 1998 until July 29, 2000, net loss per common share is not a relevant measure for periods prior to that date. From July 29, 2000 to December 31, 2000 we were capitalized with a minimal number of common shares, and therefore net loss per common share is not a relevant measure for years prior to 2001.

(4)	Prior to January 1, 1998, we operated as American Microsystems, Inc., a wholly-owned subsidiary of Japan Energy Electronic Materials, Inc. (JEEM). Our long-term debt consisted of amounts due to third party banks. From January 1, 1998 through July 29, 2000, we operated as American Microsystems, Inc., a division of GA-TEK Inc. (the parent or GA-TEK), which in turn was a subsidiary of JEEM. As such, we did not have separate legal status or existence. No long-term debt was outstanding to third parties. From July 29, 2000 to December 21, 2000, we operated as a wholly-owned subsidiary of GA-TEK. Long-term debt for that period reflects amounts due to GA-TEK under notes payable. Effective December 21, 2000, we issued notes payable to third parties for a total of $175.0 million with a term of six years.

(5)	For the period from January 1, 1998 through July 29, 2000, as discussed above, we operated as a division of GA-TEK. Therefore, during that period we had divisional equity rather than stockholders’ equity.

(6)	EBITDA, as presented, represents net income before depreciation, amortization, interest and tax expense. EBITDA has been calculated in accordance with SEC regulations for documents filed with the SEC and differs from (i) EBITDA measures we have presented in the past, which included adjustments for restructuring and impairment charges and other non-operating expenses as permitted by the indenture governing the notes, and (ii) the definition of EBITDA under the terms of our senior credit facilities. In no event should EBITDA be considered as an alternative to net income or any other Generally Accepted Accounting Principle (GAAP) measure as an indicator of our performance. Nor should EBITDA be considered as an alternative to cash flows provided by operating, investing and financing activities as an indicator of cash flows or a measure of liquidity. We believe that EBITDA is a useful measure, along with other measurements under GAAP, in evaluating our financial performance and our ability to service our debt and is a conventionally used financial indicator. However, due to possible inconsistencies in the method of calculating EBITDA, our EBITDA measures presented may not be comparable to other similarly titled measures of other companies or to EBITDA measures we have used in past presentations. The following is a reconciliation of net income to EBITDA:

	Three Months Ended
			Years Ended December 31,
	March 29,	March 30,
	2003	2002	2002	2001	2000	1999	1998

Net income	$1.8	$(1.1)	$5.1	$12.7	$33.6	$11.1	$2.0
Income taxes	(0.5)	(1.7)	1.2	5.6	27.0	10.9	6.0
Interest	4.9	3.0	11.5	14.2	5.9	7.4	9.1
Depreciation and amortization	12.2	10.7	47.0	44.1	35.6	39.7	50.7

EBITDA	$18.4	$10.9	$64.8	$76.6	$102.1	$69.1	$67.8

(7)	Cash interest expense excludes amortization of deferred financing costs as well as the impact of certain derivatives we entered into to hedge our interest rates.

(8)	Earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. Earnings for the three months ended March 30, 2002 were inadequate to cover fixed charges by $2.8 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, AMIS Holdings’ Audited Combined/ Consolidated Financial Statements and Unaudited Interim Consolidated Financial Statements included elsewhere in this prospectus. Except for the historical information contained herein, the discussions in this section contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed below. See “Forward-Looking Statements,” and “Forward-Looking Information with respect to MSB.” References in the descriptions below to “we,” “our” and “us” in the context of financial data refer to AMIS Holdings and its subsidiaries on a consolidated basis.

      Founded over 30 years ago, AMIS designs and manufactures application specific integrated circuits, or ASICs, which are custom integrated circuits, or ICs, produced for customer-specific functions. ASICs offer lower power consumption, higher processing speed and superior levels of functionality and, when produced in sufficiently high volumes, lower costs than standard ICs. We work with each customer to design a unique ASIC for a specific product, enabling our customers to create proprietary solutions. Our customers use our ASICs to differentiate the performance and functionality of their products. Our systems architects and our analog and mixed signal and digital engineers utilize our proprietary technologies, design tools and methodologies, along with our extensive library of building block semiconductor circuit designs, to integrate multiple, customer-specified functions into an ASIC.

      Our primary focus is the design and manufacturing of analog and mixed signal ASICs. Analog and mixed signal circuits provide an interface between electronic systems and the real world. Our ASICs are used in highly complex applications such as cockpit displays for fighter jets and control systems for implantable pacemakers and in less complex applications such as sensors for automotive airbags and tire pressure gauges. We produce highly integrated ASICs for customers in our target automotive, medical and industrial markets as well as for our diversified base of customers in the communications, military, computing, consumer and other markets.

      We have organized our business into three operating segments: mixed signal ASICs, foundry services and digital ASICs. Mixed signal ASICs, which involve the combination of analog and digital functions on a single chip, are characterized by long lifecycles, stable prices and attractive gross margins. We utilize process technologies developed primarily for our mixed signal ASIC business to provide outsourced foundry services for other semiconductor designers and manufacturers. Foundry services provide us with an opportunity to increase the utilization of our fabs and to further penetrate our target markets with our ASIC products. In 2002, over 85% of our foundry services pro forma revenue came from the manufacture of mixed signal products. Including foundry services sales, over 70% of our 2002 pro forma revenue involved analog and mixed signal design. Digital conversion ASICs, which involve the conversion of higher cost, semi-standard programmable digital logic ICs into lower cost digital ASICs, provide us with growth opportunities and digital design expertise which we use to support the design of system solutions for customers in our target markets.

      In June 2002, we acquired the mixed signal ASIC business of Alcatel Microelectronics NV from STMicroelectronics N.V. The MSB Acquisition increased our analog and mixed signal engineering team from 98 engineers as of June 25, 2002, to 170 engineers following the acquisition, enhanced our relationships with major European customers, provided us with additional high voltage and wireless technologies that enable us to offer new types of ASICs to our end markets and provided us with two fabs in Oudenaarde, Belgium. As part of the MSB Acquisition, we entered into a supply agreement with STMicroelectronics on a take-or-pay basis under which STMicroelectronics is required to purchase a minimum of €50 million (or $57 million, assuming an exchange rate of €1 to $1.14) of products from us during the two-year period ending June 26, 2004. We also entered into a requirements contract with Alcatel S.A. pursuant to which we agreed to provide Alcatel with certain telecommunications ASICs at specified prices and Alcatel agreed to purchase at least 40% of its requirements for those ASICs from us. There is no minimum purchase requirement under this contract. We also entered into a back end services and wafer procurement agreement with STMicroelectronics whereby we agreed to provide certain back end assembly, electrical test and mechanical finishing services for STMicroelectronics during a six month transitional period following the closing of the MSB Acquisition. Revenue under this agreement amounted to $2.6 million in the third quarter of 2002 and $1.5 million in the fourth quarter of 2002.

      Since the acquisition closed, we have integrated the combined workforce into worldwide functional groups and have assigned executives to manage each business or functional group on a global basis. We have also achieved significant cost savings by the elimination of an aggregate of 169 positions, the renegotiation of pricing on many global supply contracts, and the implementation of best manufacturing processes to minimize costs between each business. Our unified salesforce is cross-selling our combined capabilities and we are winning additional designs with many leading companies in our target markets, including Valeo, Hella, Motorola and Schneider Electric, as a result of this effort.

      Following is a summary of the MSB purchase price (in millions):

Cash paid to STMicroelectronics	$68.3
Acquisition related expenses	11.1
Restructuring accrual	4.4
Operating liabilities assumed (including accounts payable of approximately $9.4, accrued compensation of approximately $7.1 and other accrued expenses of approximately $3.7)	20.2

Total purchase price	$104.0

      The foregoing purchase price includes the preliminary allocation of certain operating liabilities between MSB and STMicroelectronics. We do not expect any changes to the assumed operating liabilities to be material. Additionally, as part of the MSB Acquisition, we have prepared and approved a plan of restructuring in connection with the integration of MSB into our operations and have included the estimated costs of those restructuring activities in the purchase price pursuant to Emerging Issues Task Force No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” The restructuring costs that have been accrued and included in the purchase price primarily include costs associated with relocating and combining MSB’s testing facilities with our existing testing facilities. The majority of these costs relate to employee severance. We currently estimate that 44 employees will be terminated as part of this transfer of the testing facilities. We anticipate that this relocation will be completed by June 30, 2003. Because these severance costs are estimated, it is possible that the actual costs incurred and paid will differ from those recorded as part of the initial purchase price. However, we do not believe that any adjustment to the purchase price will be material. Additional costs, which were substantially paid in 2002, represent employee severance for 79 MSB employees that had duplicative responsibilities as those of our employees and were terminated as part of our plan.

      Following is a rollforward of the restructuring accrual from the acquisition date to March 29, 2003 (in millions):

			Balance at		Balance at
	Restructuring	Paid in	December 31,	Paid in	March 29,
	Accrual	2002	2002	2003	2003

Employee severance costs	$3.5	$(1.5)	$2.0	$(1.0)	$1.0
Transfer of ownership taxes	0.8	(0.8)	—	—	—
Other	0.1	(0.1)	—	—	—

Total	$4.4	$(2.4)	$2.0	$(1.0)	$1.0

      Following is a summary of the preliminary allocation of the MSB purchase price (in millions):

Trade accounts receivable	$18.3
Inventory	19.5
Prepaid and other assets	13.2
Deferred pension asset	11.6
Property, plant and equipment	33.1
Intangible assets	8.3

Total purchase price allocated	$104.0

      The foregoing allocation is based on the fair values of the assets acquired, including valuations of intangible assets completed by our independent financial consulting firm, LECG, LLC, and the preliminary allocation of certain trade receivables between MSB and STMicroelectronics. We do not expect any changes to the trade receivables to be material. The intangible assets acquired through the MSB Acquisition consist of licensed technology and a contract. The contract was amortized over 6 months, the life of the contract, and the licensed technology is being amortized over 15 years.

Forward-Looking Information with respect to MSB

      In connection with the MSB Acquisition, we entered into a supply agreement with STMicroelectronics described below, assumed certain additional costs described below that were not part of MSB prior to the acquisition and initiated a cost reduction program described below for the combined company. Accordingly, the MSB carve-out financial statements do not include incremental sales to STMicroelectronics pursuant to the supply agreement, incremental costs we assumed at the time of the MSB Acquisition or the benefits of a cost reduction program we initiated following the MSB Acquisition and which we expect to complete by June 30, 2003. Our historical and pro forma financial statements for 2002 included elsewhere in this prospectus reflect the impact of such incremental sales, costs and reduced costs but only to the extent realized in the period ended December 31, 2002.

      Incremental Sales. Historically, MSB performed manufacturing services and provided products to Alcatel Microelectronics, which was acquired by STMicroelectronics in June 2002. Sales from such services and products are recorded in the MSB carve-out financial statements at cost. In connection with the MSB Acquisition, we entered into a take-or-pay supply agreement with STMicroelectronics for certain types of products that MSB had previously provided to Alcatel Microelectronics. The terms of the supply agreement require STMicroelectronics to purchase at least €50 million (or $57 million, assuming an exchange rate of €1 to $1.14) of products from us through June 26, 2004, which includes a minimum of €16 million (or $18.2 million, assuming an exchange rate of €1 to $1.14) during the twelve months ended June 30, 2003. For the six months ended December 31, 2002, sales to STMicroelectronics pursuant to the supply agreement were $8.3 million, or €7.3 million, and for the nine months ended March 29, 2003, sales were $11.7 million, or €10.3 million. Products sold to STMicroelectronics under the supply agreement are sold at pre-determined prices representing approximately 100% of total costs of manufacturing of parts. We believe that the fixed costs associated with providing the products under the supply agreement will not increase from those reflected in the MSB carve-out financial statements for the year ended December 31, 2001, even though the volume of products is expected to increase based upon the minimum purchase requirements of the supply agreement. Accordingly, we believe only variable costs will increase as a result of incremental purchase volumes. We estimate that our variable costs approximate 36% of the total cost of sales for the products we expect we will provide under the supply agreement. This estimate, however, is based on a judgment as to which products and what volumes will be ordered by STMicroelectronics under the supply agreement in the future.

      Incremental Costs. The MSB carve-out financial statements included elsewhere in this prospectus include only those allocated costs that the management of Alcatel Microelectronics has identified with MSB operations as well as an allocation of the costs of the shared activities and overhead of Alcatel

Microelectronics. However, as part of the MSB Acquisition we agreed to assume certain additional costs that are not reflected in those historical financial statements. Our historical and pro forma financial statements for 2002 included elsewhere in this prospectus reflect the impact of such incremental costs only to the extent incurred in the period ended December 31, 2002. While these costs are difficult to quantify precisely, we believe that they will aggregate approximately $13 million on an annual basis. These costs consist primarily of the following:

•	Cost of Sales. We estimate that the incremental costs that we have agreed to assume associated with cost of sales will aggregate approximately $12 million annually. These estimated costs include: (i) costs related to test engineering and other back end professional services that we agreed to provide to STMicroelectronics under a professional services agreement which are incremental to the carve-out allocation for MSB internal semiconductor testing expenses and (ii) manufacturing support expenses associated with functional areas such as purchasing, quality assurance, customer service and all of the employees and overhead associated with these functions that we agreed to assume which are incremental to the carve-out allocations of these MSB manufacturing support expenses. We anticipate that the professional services agreement will allow us to offset a portion of the costs related to semiconductor testing referred to in clause (i) above.

•	Research and Development. We estimate that our expenditures on computer aided design support for our engineering group will be approximately $1 million higher than the amount reported in the MSB carve-out financial statements based upon the full historical costs associated with this functional area since we have agreed to assume all of the employees and overhead associated with these functions.

      Cost Reduction Program. In connection with the MSB Acquisition, we initiated a program to reduce costs for the combined company. This program was designed in conjunction with the MSB management team and, when complete, is estimated to reduce annual costs by approximately $47 million. We expect to complete this program by June 30, 2003. Included within these costs are a portion of the costs included in the MSB carve-out financial statements and certain of the additional costs that we agreed to assume as part of the MSB Acquisition that are not reflected in the MSB carve-out financial statements. However, these additional costs are reflected in our historical and pro forma financial statements for 2002 included elsewhere in this prospectus only to the extent incurred in the period ended December 31, 2002. We believe that through March 29, 2003 our cost reduction program has reduced our estimated combined cost structure by approximately $44 million on an annualized basis (of which we believe we had achieved $41 million on an annualized basis through December 31, 2002). We expect that, once the program is complete, our annualized costs savings will include:

•	Transition of MSB test activities to the Philippines. We are in the process of transitioning our testing activities from the MSB test facility in Oudenaarde, Belgium to our existing lower-cost test facility in the Philippines. We expect this transition to result in approximately $8 million in annual cost savings. The transition involves the relocation of equipment, a reduction in the number of workers currently employed in the Oudenaarde facility, the addition of personnel to our Philippines facility and the requalification of our testing services by our customers. We successfully transitioned our Pocatello, Idaho testing activities to our Philippines facility in 1992 and believe that our experience will enable us to successfully complete the transition of the MSB testing activities by the end of the second quarter of 2003.

•	Elimination of excess personnel and overhead. Since we acquired a complete management and administrative team with the MSB Acquisition, many positions were duplicated within the combined company following the acquisition. We believe that we also have excess manufacturing personnel for the needs of the combined company. In addition, we have identified redundant or non-performing programs and related overhead from the combined company as part of our integration plan. Based upon our initial estimates, we believe that we will be able to eliminate up to $33 million of annual payroll related costs and overhead.

•	Reduced material procurement costs. Based upon a review of the combined company’s purchasing volumes and the individual purchasing discounts afforded to MSB and AMIS on a stand-alone basis, we believe that we can obtain up to approximately $6 million of annual worldwide material procurement savings.

      In order to achieve these annual cost savings, we have estimated that by completion we will incur MSB-related costs of approximately $4.4 million, of which we incurred $2.4 million in the period ended December 31, 2002 with an additional $1.0 million in the three months ended March 29, 2003. We have accrued for these costs and included them in the MSB purchase price that has been allocated among the MSB assets as presented in our audited financial statements as of December 31, 2002 and unaudited financial statements as of March 29, 2003 included elsewhere in this prospectus.

      We may not succeed in eliminating all of the $47 million in annual costs targeted in our cost reduction program. The program may not be implemented on time or achieve the anticipated cost savings. Our success will be dependent upon various factors. Among the events that may cause our cost reduction program to be unsuccessful are the following:

•	any failure to quickly and efficiently reduce employees and employee-related costs as a result of protracted negotiations with employee unions in Belgium;

•	any work stoppages or delays by MSB employees;

•	any failure to effectuate in a timely and efficient manner the transfer and qualification of MSB’s test platforms to our facilities in the Philippines;

•	any failure to achieve anticipated material procurement savings; and

•	any disruption to our operations that may occur in implementing the program.

Critical Accounting Policies

      The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect our reported amounts of assets and liabilities, sales and expenses and related disclosures. We have identified recognition of sales, inventories, property, plant and equipment and intangible assets, goodwill, income taxes and stock options as areas involving critical accounting policies and the most significant judgments and estimates.

      We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on assumptions that we believe to be reasonable under the circumstances. Our experience and assumptions form the basis for our judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what we anticipate and different assumptions or estimates about the future could change our reported results. We believe the following accounting policies are the most critical to us, in that they are important to the portrayal of our financial statements and they require the most difficult, subjective or complex judgments in the preparation of our financial statements.

Recognition of Revenue

      Several criteria must be met before we can recognize revenue from our products and revenue relating to engineering design and product development. We must apply our judgment in determining when revenue recognition criteria are met.

      We recognize revenue from products sold directly to end customers when persuasive evidence of an arrangement exists, the price is fixed and determinable, shipment is made and collectibility is reasonably assured. In certain situations, we ship products through freight forwarders where title does not pass until product is shipped from the freight forwarder. In other situations, by contract, title does not pass until the product is received by the customer. In both cases, revenue and related gross profit are deferred until title passes to the customer. Estimates of product returns and allowances, based on actual historical experience, are recorded at the time revenue is recognized and are deducted from revenue.

      Revenue from contracts to perform engineering design and product development are recognized as milestones are achieved, which approximates the percentage-of-completion method, and costs associated with such contracts are expensed as incurred. A typical milestone billing structure is 40% at the start of the project, 40% at the creation of the reticle set and 20% upon delivery of the prototypes.

      Since up to 40% of revenue is billed and recognized at the start of the design development work and, therefore, could result in the acceleration of revenue recognition, we analyze those billings and the status of in-process design development projects at the end of each reporting period in order to reach a conclusion that the milestone billings approximate percentage-of-completion on an aggregate basis. We compare each project’s stage with the total level of effort required to complete the project, which we believe is representative of the cost-to-cost method of determining percentage-of-completion. Based on this analysis, the relatively short-term nature of our design development process, and the billing and recognition of 20% of the project revenue after design development work is complete (which effectively defers 20% of the revenue recognition to the end of the contract), we believe our milestone method approximates the percentage-of-completion method in all material respects.

      Our engineering design and product development contracts generally involve pre-determined amounts of revenue. We review each contract that is still in process at the end of each reporting period and estimate the cost of each activity yet to be performed under that contract. This cost determination involves our judgment and the uncertainties inherent in the design and development of integrated circuits. If we determine that our costs associated with a particular development contract exceed the revenues associated with such contract, we must estimate the amount of the loss and establish a corresponding reserve. See Note 10 to our Audited Combined/ Consolidated Financial Statements included elsewhere in this prospectus.

Inventories

      We initiate production of a majority of our ASICs once we have received an order from a customer. Based on forecasted demand from specific customers, we may build up to two weeks of finished goods inventory. As a result, we generally do not carry a significant inventory of finished goods. However, we purchase and maintain raw materials at sufficient levels to meet lead times based on forecasted demand. If forecasted demand exceeds actual demand, we may need to provide an allowance for excess or obsolete quantities on hand. We provide an allowance for inventories on hand that are in excess if six months of forecasted demand. Forecasted demand is determined based on historical sales or inventory usage, expected future sales or using backlog and other projections, and the nature of the inventories. We also review other inventories for indicators of impairment and provide an allowance as deemed necessary. We also provide an allowance for obsolete inventory, which is written off when disposed of.

      We state inventories at the lower of cost (using the first-in, first-out method) or market.

Property, Plant and Equipment and Intangible Assets

      Property, plant and equipment are stated at cost, including capitalized interest. Any assets acquired as part of the purchase of all or a portion of another company’s operations are stated at their fair value at the date of acquisition. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets ranging from three to 30 years. Repair and maintenance costs are expensed as incurred.

      We regularly evaluate the carrying amounts of long-lived assets, including property, plant and equipment and intangible assets, as well as the related amortization periods, to determine whether adjustments to these amounts or to the useful lives are required based on current circumstances or events. The evaluation, which involves significant management judgment, is based on various analyses including cash flow and profitability projections. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of the related long-lived assets, the carrying amount of the underlying assets will be reduced, with the reduction charged to expense so that the carrying amount is equal to fair value, primarily determined based on future discounted cash flows. No impairment of our long-lived assets has been indicated to date. To the extent such evaluation indicates that the useful lives of property, plant and equipment are different than originally estimated, the amount of future depreciation expense is modified such that the remaining net book value is depreciated over the modified remaining useful life.

          Goodwill

      During 2001, the FASB issued FAS 142, which requires that, effective January 1, 2002, issuers may no longer amortize goodwill. In the year of adoption of FAS 142, an initial transitional goodwill impairment test is required to be performed within six months of adoption. Under the guidelines of FAS 142, we assess goodwill for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step is to identify potential impairment by comparing the fair value of a reporting unit to which the goodwill is assigned with the unit’s net book value (or carrying amount), including goodwill. If the fair value of the reporting unit exceeds its carrying amount there is no deemed impairment of goodwill and the second step of the impairment test is unnecessary. However, if the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. We completed the first step of the transitional impairment test in 2002 and determined that the fair value of our reporting units exceeded their carrying values including goodwill; therefore, no impairment of our goodwill existed.

      Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of a reporting unit (including unrecognized intangible assets) under the second step of the goodwill impairment test is judgmental in nature and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized, including the magnitude of any such charge. To assist in the process of determining goodwill impairment, we obtain appraisals from independent valuation firms. In addition to the use of independent valuation firms, we perform internal valuation analyses and consider other market information that is publicly available. Estimates of fair value are primarily determined using discounted cash flows and market comparisons of recent transactions. These approaches use significant estimates and assumptions including the amount and timing of projected future cash flows, discount rates reflecting the risk inherent in the future cash flows, perpetual growth rates, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to these comparables.

Income Taxes

      Income taxes are recorded based on the liability method, which requires recognition of deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. A valuation allowance is recorded to reduce our deferred tax asset to an amount we determine is more likely than not to be realized, based on our analyses of past operating results, future reversals of existing taxable temporary differences and projected taxable income, including tax strategies available to generate future taxable income. Our analyses of future taxable income are subject to a wide range of variables, many of which involve our estimates, and therefore our deferred tax asset may not be ultimately realized.

          Stock Options

      We have elected to follow the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for employee stock options rather than adopting the alternative fair value accounting provided under SFAS No. 123, “Accounting for Stock-Based Compensation.” Therefore, we do not record any compensation expense for stock options we grant to our employees where the exercise price equals the fair market value of the stock on the date of grant, and the exercise price, number of shares eligible for issuance under the options and vesting period are fixed. In general, we do not issue stock options with exercise prices that differ from the fair value of our common stock at the date of issuance. We instead comply with the disclosure requirements of SFAS No. 123 and SFAS No. 148, which require that we disclose our pro forma net income or loss and net income or loss per common share as if we had expensed the fair value of the options. In calculating such fair value, there are certain assumptions that we use, as disclosed in Note 14 to our Combined/Consolidated Financial Statements.

      Certain of our options that we issued in 2000 include options to purchase shares of our Series A Preferred Stock and Series B Preferred Stock. Under the terms of these options, the exercise prices change in conjunction with changes in the accreted value of the related Preferred Stock. We record and adjust compensation expense each reporting period, as required under APB 25, for the intrinsic value generated by the change in the exercise price. See Note 14 to our Combined/Consolidated Financial Statements for further explanation.

Quarterly Results

      The following table sets forth the unaudited historical revenue by operating segment and total gross profit by quarter, which data has been derived from our unaudited interim financial statements:

	Year

	2003	2002				2001				2000

	Q1	Q1	Q2	Q3(2)	Q4(2)	Q1	Q2	Q3	Q4(2)	Q1	Q2	Q3	Q4(3)

	(in millions, except percentages and loss per share)
Revenue:
Mixed Signal ASICs	$56.8	$25.8	$26.5	$56.3	$58.6	$21.9	$22.2	$22.5	$26.8	$18.3	$20.0	$20.3	$26.1
Digital ASICs	26.0	23.5	21.1	21.5	18.9	46.1	40.8	28.9	24.0	39.3	49.2	57.8	54.6
Foundry Services	20.0	19.7	21.9	26.5	25.0	28.6	28.2	18.8	17.7	21.8	20.8	25.3	28.7

Total	$102.8	$69.0	$69.5	$104.3	$102.5	$96.6	$91.2	$70.2	$68.5	$79.4	$90.0	$103.4	$109.4

Gross profit	$42.3	$25.2	$26.0	$42.0	$37.1	$46.9	$43.6	$25.4	$24.2	$36.5	$43.1	$49.5	$50.4
Gross margin	41.1%	36.5%	37.4%	40.3%	36.3%	48.6%	47.8%	36.2%	35.3%	46.0%	47.9%	47.9%	46.1%
Net income (loss)	$1.8	$(1.1)	$(2.5)	$5.7	$3.0	$7.7	$6.2	$(0.5)	$(0.7)	$7.1	$10.4	$12.6	$3.5
Preferred stock dividend	15.8	12.7	16.8	16.0	17.0	11.2	11.8	11.9	12.7	—	—	0.1	1.1

Net income (loss) attributable to common stockholders	$(14.0)	$(13.8)	$(19.3)	$(10.3)	$(14.0)	$(3.5)	$(5.6)	$(12.4)	$(13.4)	$7.1	$10.4	$12.5	$2.4

Net loss per common share (basic and diluted)(1)	$(0.10)	$(0.10)	$(0.14)	$(0.07)	$(0.10)	$(0.03)	$(0.04)	$(0.09)	$(0.09)	N/A	N/A	N/A	N/A
Weighted average number of common shares used to compute net loss per common share	140.0	138.6	138.7	139.4	139.9	138.1	138.1	138.2	138.4	N/A	N/A	N/A	N/A

(1)	Because we operated as a division of our parent company from January 1, 1998 until July 29, 2000, net loss per common share is not a relevant measure for periods before that date. From July 29, 2000 to December 20, 2000, we were capitalized with a minimal number of common shares, and therefore net loss per common share is not a relevant measure for quarters prior to the first quarter of 2001.

(2)	We had restructuring and impairment charges in the fourth quarter of 2001 relating to the termination of certain management and other employees as well as costs related to the closure of certain of our administrative and sales offices. We had restructuring and impairment charges in the third and fourth quarters of 2002 relating primarily to the termination, following the MSB Acquisition, of certain persons employed by AMIS prior to the MSB Acquisition. These positions were eliminated as a result of the cost reduction program implemented in connection with the acquisition. Severance costs related to the termination of MSB employees as part of the cost reduction program are not part of the restructuring and impairment charge for 2002 as such costs are part of the purchase price of the MSB Acquisition.

(3)	In connection with our December 2000 recapitalization, we incurred transaction fees and expenses of $18.4 million, excluding capitalizable debt issuance costs in the fourth quarter of 2000.

      Prior to the MSB Acquisition, substantially all of our historical revenue was denominated in U.S. dollars. Following the MSB Acquisition, approximately 27% of our revenue in the second half of 2002, and 37.4% in the three months ended March 29, 2003 was denominated in euros. While there is no significant seasonality in our operating cycle, the semiconductor industry is cyclical in nature. Generally, our product sales track the general market conditions seen throughout the semiconductor industry. Demand for our products weakened significantly during the semiconductor industry downturn in the second half of 1998 and the first quarter of 1999 and the current semiconductor industry downturn which began in the last quarter of 2000. Our product volumes have been adversely affected by these general industry factors. These trends have affected all of our operating segments.

      Following general industry trends, our revenue began to increase in the second half of 1999 and continued through the fourth quarter of 2000 due to more favorable market conditions and strong demand for conversion products. In the first quarter of 2001 revenue began to decrease due to unfavorable market conditions and decreased demand, particularly in the communications sector. Along with the overall semiconductor industry, we saw our sequential quarterly sales decline until the fourth quarter of 2001. Revenue for the second half of 2002 increased primarily due to the inclusion of MSB in our results. Revenue from MSB was approximately 31% of total revenue in the second half of 2002, and 40.3% of total revenue in the three months ended March 29, 2003.

Results of Operations

      The following table sets forth statements of operations data for the periods indicated as a percentage of revenue:

	Three Months Ended		Years Ended December 31,

	March 29, 2003	March 30, 2002	2002	2001	2000

Revenue:
Mixed Signal ASICs	55.2%	37.4%	48.4%	28.6%	22.2%
Foundry Services	25.3	28.5	27.0	28.6	25.3
Digital ASICs	19.5	34.1	24.6	42.8	52.5

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Cost of sales	58.9%	63.5%	62.3%	57.2%	53.0%
Research and development	17.5	14.6	15.1	12.9	9.8
Marketing and selling	8.3	12.8	10.1	10.8	10.3
General and administrative	5.7	8.7	7.2	7.8	5.2
Restructuring and impairment charges	—	—	0.2	1.5	—
Recapitalization and related expenses	—	—	—	—	4.8
Interest expense, net	4.8	4.3	3.3	4.3	1.5
Other income (expense), net	3.6	0.1	—	(0.1)	(0.5)

Income (loss) before income taxes	1.2	(4.0)	1.8	5.6	15.9
Provision (benefit) for income taxes	(0.5)	(2.5)	0.3	1.7	7.1

Net income (loss)	1.7%	(1.5)%	1.5%	3.9%	8.8%

Three months ended March 29, 2003 compared to the three months ended March 30, 2002

Revenue

      Revenue for the first quarter of 2003 increased 49.0% to $102.8 million from $69.0 million in the first quarter of 2002. Excluding MSB’s results, revenue decreased by $7.7 million between the periods, primarily due to the continued overall semiconductor industry downturn. This was offset by an increase in revenue of $41.5 million from the MSB Acquisition, of which $8.1 million relates to the supply agreement and back end services agreement with STMicroelectronics.

      Revenue from the sale of our mixed signal ASICs increased by 120.2% to $56.8 million in the first quarter of 2003 from $25.8 million in the first quarter of 2002. This increase was primarily a result of MSB’s operations, which contributed $32.1 million in revenue during the first quarter of 2003.

      Revenue from the sale of our foundry services increased 32.0% to $26.0 million in the first quarter of 2003 from $19.7 million in the first quarter of 2002. The increase was primarily due to the inclusion of MSB’s results, which added $9.2 million in revenue during the first quarter of 2003. Of the $9.2 million, $8.1 million relates to the STMicroelectronics supply agreement and back end services agreement. Our historical foundry services experienced a decrease in revenue between the periods primarily due to lower volumes shipped to the medical and industrial end markets.

      Revenue from the sale of our digital ASICs decreased 14.9% to $20.0 million in the first quarter of 2003 from $23.5 million in the first quarter of 2002. The communications market continues to be weak and was primarily responsible for this decline in revenue.

      Revenue from our North American market decreased in the first quarter of 2003 when compared to the first quarter of 2002. However, our European and Asian markets experienced an increase between these periods. Geographically, 42.3%, 41.5% and 16.2% of our revenue was derived from North America, Europe and Asia, respectively, in the first quarter of 2003 compared with 71.5%, 8.0% and 20.5% respectively in the first quarter of 2002. The growth in Europe was due to the MSB Acquisition and the growth in Asia was due to an increasing trend among our customers to use contract manufacturers in Asia. These contract manufacturers purchase our products on behalf of our end customers.

Gross Profit

      Cost of sales consists primarily of purchased materials, labor and overhead (including depreciation) associated with the design and manufacture of products sold. Costs related to non-recurring engineering are included in cost of sales to the extent that they are reimbursed by our customers under a development arrangement. Costs associated with unfunded non-recurring engineering is classified as research and development because we typically retain ownership of the proprietary rights to intellectual property that has been developed in connection with non-recurring engineering work. Gross profit increased to $42.3 million in the first quarter of 2003 from $25.2 million in the first quarter of 2002. Gross profit as a percentage of revenue was 41.1% in the first quarter of 2003 compared to 36.5% in the first quarter of 2002. Although MSB’s products typically have lower gross profit percentages than those of AMIS’ historical business due to MSB’s lower sales prices, our gross profit percentage has increased overall primarily as a result of the cost savings associated with the cost reduction program implemented in conjunction with the MSB Acquisition and increased factory utilization. In the first quarter of 2003, the gross profit percentage on products associated with MSB was 33.5% compared to 46.3% for products associated with our historical business prior to the MSB Acquisition.

Operating Expenses

      Research and development expenses consist primarily of activities related to process engineering, cost of design tools, investments in development libraries, technology license agreements and product development activities. As a percentage of revenue, research and development expenses increased to 17.5% in the first quarter of 2003 from 14.6% in the first quarter of 2002. Research and development expenses were $18.0 million in the first quarter of 2003 compared with $10.1 million in the first quarter of 2002. The increase in research and development expenses attributable to MSB were approximately $5.6 million in the first quarter of 2003 and equated to approximately 13.4% of MSB’s revenue. The remaining growth in research and development expenses was primarily attributable to a decrease in customer funding of development projects.

      Marketing and selling expenses consist primarily of commissions to sales representatives, salaries and commissions of sales and marketing personnel and advertising and communication costs. Marketing and selling expenses, as a percentage of revenue, decreased to 8.3% in the first quarter of 2003 compared with 12.8% for the first quarter of 2002. Marketing and selling expenses were $8.5 million in the first quarter of 2003 compared with $8.8 million in the first quarter of 2002. A $1.8 million increase in marketing and selling expenses associated with MSB was offset by cost reduction efforts in Europe and the United States.

      General and administrative expenses consist primarily of salaries of our administrative staff and the amortization of a payment for a non-compete agreement made in connection with our leveraged recapitalization in December 2000. Quarterly amortization of the non-compete agreement was $2.0 million for the first quarter of 2003 and the first quarter of 2002. General and administrative expenses also include advisory fees paid to FP and CVC. As a percentage of revenue, general and administrative expenses decreased to 5.8% in the first quarter of 2003 compared with 8.7% in the first quarter of 2002. General and administrative expenses were $6.0 million in the first quarter of 2003 and $6.0 million in the first quarter of 2002. An increase of $1.0 million in general and administrative expenses associated with MSB was offset by cost reduction efforts in Europe and the United States.

Operating Income

      Operating income increased approximately $9.6 million to $9.9 million for the first quarter of 2003 from $0.3 million for the first quarter of 2002. The components affecting the change in consolidated operating income have been discussed above. The primary factors contributing to the increase in operating income are cost reduction efforts partially offset by increases in expenses related to the MSB Acquisition.

      Operating income from our mixed signal ASICs increased approximately $3.8 million to $3.9 million for the first quarter of 2003 from $0.1 million for the first quarter of 2002. The increase is primarily attributable to cost reduction efforts partially offset by increased expenses related to the MSB Acquisition.

      Operating income from our foundry services increased approximately $4.2 million to $4.1 million for the first quarter of 2003 from an operating loss of $0.1 million for the first quarter of 2002. The increase is also primarily attributable to cost reduction efforts partially offset by increased expenses related to the MSB Acquisition.

      Operating income from our digital ASICs increased approximately $1.6 million to $1.9 million for the first quarter of 2003 from $0.3 million for the first quarter of 2002. Despite a reduction in revenues from our digital ASICs, we were able to achieve this improvement in operating income primarily as a result of our cost reduction efforts.

Net Interest Expense

      Net interest expense for the first quarter of 2003 increased $2.1 million, or 66.0%, over the same period in 2002. The higher interest expense was primarily attributable to the old notes that we issued in January 2003. Interest expense related to the old notes and the senior credit facilities is expected to be approximately $23.6 million in 2003, assuming that no advances are drawn under our revolving credit facility.

Income Taxes

      Income tax benefit was $0.5 million on pre-tax income of $1.3 million for the first quarter of 2003 compared with an income tax benefit of $1.8 million on pre-tax loss of $2.8 million for the same period in 2002. The decrease in the income tax benefit from the first quarter of 2002 to the first quarter of 2003 is primarily due to the increase in pre-tax income between the two periods. We operate in multiple tax jurisdictions. In certain jurisdictions with higher statutory tax rates, we recorded a pre-tax loss resulting in a tax benefit; whereas, in other jurisdictions with lower tax rates, we recorded pre-tax income resulting in a tax provision for the quarter ended March 29, 2003. The tax benefit recorded more than offsets the tax provision recorded for the quarter, resulting in a tax benefit on consolidated pre-tax income. No additional provision for U.S. income taxes has been recorded related to this income because we consider these amounts to be permanently invested in the foreign entities. We will continue to evaluate the need to increase or decrease the valuation allowance on our deferred tax asset based on the anticipated pre-tax operating results of the future periods.

Backlog

      Our backlog was $96.9 million as of March 29, 2003 compared to backlog of $97.7 million as of December 31, 2002. Backlog is typically recorded only upon receipt of a written purchase order from a customer. Reported backlog represents products scheduled to be delivered within six months. Backlog is influenced by several factors including market demand, pricing, customer order patterns and changes in product lead times. Backlog may fluctuate from booking to time of delivery to reflect changes in customer needs or industry conditions. Once manufacturing has commenced, orders generally are not cancelable. In addition, because customers already have invested significant time working with us (typically from six to 24 months before production of a custom ASIC) and have incurred the non-recurring engineering fee in full before production begins, customers generally have given careful consideration to the orders they place, and generally do not cancel orders. However, there is no guarantee that backlog will ultimately be realized as revenue.

      As such, backlog should not be taken as an indicator of our anticipated revenue for any particular future period. Line items recorded in backlog may not result in revenue within six months for several reasons, including: (a) certain customer orders within backlog may not be able to be recognized as revenue within six months (i.e., we, for various reasons, may be unable to ship the product within the specified time frame promised); (b) certain customer order delivery dates may be delayed to a subsequent period by our customers; and (c) certain customer orders may even be cancelled at our customers’ request. Typically, these items have been offset, and exceeded by, both (a) new customer orders that are booked subsequent to the backlog reporting date and delivered to the customer within six months and (b) customer orders with anticipated delivery dates outside of six months and subsequently shipped sooner than originally anticipated. The amount of revenue recognized in excess of backlog during any six-month period varies and depends greatly on overall capacity in the semiconductor industry and capacity in our manufacturing facilities. We do not routinely monitor the extent of backlog canceled, pushed out for later delivery or accelerated for earlier delivery.

Year Ended December 31, 2002 Compared With Year Ended December 31, 2001

Revenue

      Revenue for 2002 increased 5.8% to $345.3 million from $326.5 million in 2001. Excluding the MSB Acquisition, revenue decreased by $53.4 million primarily due to the continued overall semiconductor industry downturn. This was offset by an increase in revenue of $72.2 million from the MSB Acquisition.

      According to industry reports the semiconductor industry grew 0.5% and the ASIC segment of the semiconductor industry declined by 4.7% from 2001 to 2002. While our decline in revenue, excluding the MSB Acquisition, was greater than the overall decline in the industry during 2002 we believe that difference relates to a lag in our results versus the industry’s results. While the industry sales volumes declined appreciably beginning the fourth quarter of 2000 we did not see the full effect of the industry downturn on our results until the third quarter of 2001. As a result of this lag, we believe that to fully understand our operating results as compared to the industry, a comparison for the two-year period of 2000 to 2002 is more meaningful. During this period the semiconductor industry declined 31.7% and the ASIC segment of the semiconductor industry declined 31.7% according to Gartner Dataquest. Excluding the MSB Acquisition, our revenue during the same period declined 28.5% indicating a slight gain in market share. The MSB Acquisition further enhanced our market share position.

      Revenue from the sale of our mixed signal ASICs increased by 79.0% to $167.2 million in 2002 from $93.4 million in 2001. This increase was primarily a result of the MSB Acquisition, which contributed $58.1 million in revenue during the second half of 2002 and the commencement of production of new products for two large customers during the same period.

      Revenue from the sale of our digital ASICs decreased 39.2% to $85.0 million in 2002 from $139.8 million in 2001. The communications market has experienced a severe downturn, which was primarily responsible for this decline in revenue.

      Revenue from the sale of our foundry services decreased 0.2% to $93.1 million in 2002 from $93.3 million in 2001. Of this amount, $12.5 million relates to the STMicroelectronics supply agreement and back end services agreement. Excluding this additional revenue as a result of the MSB Acquisition, revenue from the sale of foundry services declined 13.6% in response to the industry conditions described above.

      Revenue from our North American market decreased in 2002 when compared to 2001. However, our European and Asian markets experienced an increase between these periods. Geographically, 55.5%, 24.5% and 20.0 % of our revenue were derived from North America, Europe and Asia, respectively in 2002 compared with 80.4%, 10.2% and 9.4% respectively in 2001. The growth in Europe was due to the MSB Acquisition and the growth in Asia was due to an increasing trend among our customers to use contract manufacturers in Asia. These contract manufacturers purchase the products on behalf of our end customers. We believe that in future periods an increasing portion of our revenue will be derived from markets outside of North America. As a result of the MSB Acquisition, the percentage of our revenue in the European market increased to approximately 36% in the second half of 2002.

      Gross Profit

      Gross profit decreased to $130.3 million in 2002 from $140.1 million in 2001. Gross profit as a percentage of revenue was 37.7% in 2002 compared to 42.8% in 2001. The decrease in gross profit percentage is primarily a result of the MSB Acquisition. MSB’s products typically have lower gross profit percentages than those of the previously existing business due to MSB’s lower sales prices. In the second half of 2002, the gross profit percentage on products associated with the MSB Acquisition was 27.0%

compared to 40.6% for products associated with our historical business prior to the MSB Acquisition. Gross profit percentage was further depressed by lower factory utilization in 2002 compared to 2001 as a result of the semiconductor industry downturn. In general, our selling prices have remained stable during these periods. We believe the gross profit percentage will improve as more of our cost reduction plan takes effect and as factory utilization increases.

      Operating Expenses

      As a percentage of revenue, research and development expenses increased to 15.1% in 2002 from 12.9% in 2001. Research and development expenses were $52.1 million in 2002 compared with $42.1 million in 2001. The increase in research and development expenses resulting from the MSB Acquisition was approximately $6.6 million in 2002 and equated to approximately 9.1% of MSB’s revenue. We believe research and development expense as a percentage of sales will be approximately 14% during 2003.

      Marketing and selling expenses, as a percentage of revenue, decreased to 10.1% in 2002 compared with 10.8% for 2001. Marketing and selling expenses were $35.0 million in 2002 compared with $35.4 million in 2001. A $3.8 million increase in marketing and selling expenses associated with the MSB Acquisition was offset by cost reduction efforts in Europe and the United States.

      As a percentage of revenue, general and administrative expenses decreased slightly to 7.2% in 2002 compared with 7.8% in 2001. General and administrative expenses were $25.0 million in 2002 and $25.6 million in 2001. Contributing to the $0.6 million decrease from 2001 to 2002 is a $1.9 million decrease in goodwill amortization resulting from the adoption of SFAS No. 142. A $3.0 million increase in general and administrative expenses associated with the MSB Acquisition was partially offset by cost reduction efforts in Europe and the United States. Quarterly amortization of $2.0 million related to the non-compete agreement will continue through December 2005. General and administrative expenses also include advisory fees paid to Francisco Partners and CVC.

      Restructuring and Impairment Charges

      Restructuring activity of $0.9 million, consisting primarily of severance costs, occurred in 2002 concurrent with the MSB Acquisition. Severance costs were determined by estimating the amount that would have to be paid out to each terminated employee. Of this amount, $0.2 million was paid in 2002. It is expected that the remaining 2002 severance expenses ($0.7 million) will be paid out by the second quarter of 2003. As of December 31, 2002, approximately $4.2 million of the total $5.0 million 2001 restructuring charges had been paid. The remaining $0.5 million from the 2001 restructuring plan is included in the December 2002 restructuring accrual balance. Of this $0.5 million, $0.2 million relates to severance costs which are expected to be paid in the first six months of 2003 and $0.3 million relates to lease termination costs which are expected to be paid over the lease terms, the longest of which ends in July 2005. During 2002, $0.3 million of the 2001 accrual was reversed as original estimates were revised. The restructuring charges were recorded after adoption and approval of an exit plan in compliance with the provisions of Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” In the future, we may need to further restructure our business, and as a result, incur further restructuring charges.

      Following is a summary of the restructuring accrual relating to the 2001 and 2002 plans (in millions):

			Balance at				Balance at
	2001	Paid in	December 31,	2002	Paid in	Reserve	December 31,
	Expense	2001	2001	Expense	2002	Reversal	2002

Severance costs	$3.7	$(2.7)	$1.0	$0.9	$(1.0)	$(0.0)	$0.9
Lease termination costs	0.6	(0.2)	0.4	—	(0.1)	0.0	0.3
Legal fees and other costs	0.4	(0.1)	0.3	—	(0.0)	(0.3)	—
Write-down of fixed assets	0.3	(0.3)*	—	—	—	—	—

Total	$5.0	$(3.3)	$1.7	$0.9	$(1.1)	$(0.3)	$1.2

*	Non-cash

      In conjunction with the MSB Acquisition, we initiated a plan to reduce operating expenses. The plan called for the elimination of approximately $47 million in annual expenses over a one year period, commencing with actions in the third quarter of 2002 to generate savings in the following quarter. Planned annualized expense reductions in the second half of 2002 were $37.4 million. Actual annualized reductions in the second half of 2002 were $41.0 million. Planned annualized reductions for the first half of 2003 total approximately $6 million.

      The $47 million in planned annual expense reductions consists of approximately $35 million in manufacturing costs ($27 million in wafer fabrication costs and $8 million in test/assembly costs) and $12 million in selling, general, and administrative costs.

      Of the $47 million, $15 million is related to headcount reductions, including savings generated from transferring backend test operations from our Belgium facility to our Philippines facility; $6 million is from materials savings including negotiated volume discounts for silicon and reduction in materials consumption (generated by comparing and adopting best practices between U.S. and Belgium operations); and $26 million represents savings in subcontracting, sales commissions, and miscellaneous manufacturing, overhead, and administrative savings. Further cost reductions may be implemented based on business conditions.

      Net Interest Expense

      Net interest expense for 2002 decreased $2.7 million, or 18.9%, over the same period in 2001. The lower interest expense was primarily attributable to the decrease in our outstanding debt to $160.1 million at December 31, 2002 compared with $173.3 million at December 31, 2001 as well as a decrease in average interest rates. Interest expense related to the old notes and the Senior Credit Facilities that we issued in January 2003 is expected to be approximately $23.6 million in 2003.

      Income Taxes

      Income tax expense was $1.2 million (18.6% effective rate) in 2002 compared with $5.6 million (30.8% effective rate) in 2001. The decrease in income tax expense from 2001 to 2002 is primarily due to a decrease in pre-tax income. In addition, income tax expense and the effective tax rate decreased in 2002 because the income of certain foreign subsidiaries is subject to income taxes at lower statutory tax rates as compared to the U.S. statutory tax rate. No additional provision for U.S. income taxes has been recorded related to this income because we consider these amounts to be permanently invested in the foreign entities. We will continue to evaluate the need to increase or decrease the valuation allowance on our deferred tax asset based on the anticipated pre-tax operating results of the coming year.

      As of December 31, 2002, we had net deferred tax assets of approximately $27.3 million (net of deferred tax liabilities of approximately $39.3 million and a valuation allowance of $43.2 million). In reaching a conclusion regarding the amount of valuation allowance we believe is necessary to reduce the net deferred tax asset to an amount that is more likely than not to be realized, management considered the following factors: (i) past operating results, (ii) future reversals of existing taxable temporary differences and (iii) the likelihood of future taxable income exclusive of reversing temporary differences and carryforwards based on projected pre-tax operating results.

      Backlog

      Our backlog was $97.7 million as of December 31, 2002, compared to backlog of $76.7 million at December 31, 2001. The increase in backlog between these periods is due to the MSB Acquisition, which accounted for approximately $40.4 million of backlog at December 31, 2002, partially offset by a decrease resulting from customers placing orders just in time to cover the manufacturing cycle time.

Year Ended December 31, 2001 Compared With Year Ended December 31, 2000

      Revenue

      Revenue for 2001 decreased 14.6% to $326.5 million from $382.2 million in 2000 resulting primarily from reduced production volumes related to the overall semiconductor industry downturn. Demand throughout the entire semiconductor industry declined appreciably, beginning in the fourth quarter of 2000.

      According to industry reports the semiconductor industry declined 32.0% and the ASIC piece of the semiconductor industry declined by 28.5% from 2000 to 2001 according to Gartner Dataquest. While our decline in revenue was less than the overall decline in the industry during 2001 we believe that difference relates to a lag in company results versus industry results. While the industry sales volumes declined appreciably beginning the first quarter of 2001 we did not see the full effect until the third quarter of 2001. On a quarterly basis we experienced a decline in revenue that is comparable to the decline in the industry. We believe we have maintained market share during this time period.

      Revenue from the sale of our mixed signal ASICs increased by 10.3% to $93.4 million in 2001 from $84.7 million in 2000. This increase was primarily due to new designs for customers that reached full production in 2001.

      Revenue from the sale of our digital ASICs, however, decreased 30.4% to $139.8 million in 2001 from $200.9 million in 2000. Of our three product areas, digital ASICs experienced the largest decline resulting from the semiconductor industry downturn in 2001. The decrease in demand in the communications market was primarily responsible for this decline in revenue.

      Revenue from the sale of our foundry services decreased 3.4% to $93.3 million in 2001 from $96.6 million in 2000 as a result of the industry downturn.

      Revenue decreased in each of our geographic markets in 2001 compared to 2000. Geographically, 83.5%, 9.9% and 6.6% of revenue were derived in North America, Asia and Europe, respectively, during 2001, compared to 80.4%, 10.2% and 9.4%, respectively, during 2000.

      Gross Profit

      Gross profit decreased to $140.1 million during 2001 from $179.5 million in 2000. Gross profit, as a percentage of revenue, was 42.8% for 2001 and 47.0% for 2000. The decrease in gross profit was primarily the result of decreased capacity utilization associated with the semiconductor industry downturn.

      Operating Expenses

      As a percentage of revenue, research and development expenses increased to 12.9% in 2001 from 9.8% in 2000. Research and development expenses were $42.1 million in 2001 and $37.4 million in 2000. This increase was the result of our focus on investment in mixed signal and conversion technologies and products.

      Marketing and selling expenses, as a percentage of revenue, increased slightly between 2001 and 2000 to 10.8% from 10.3%, respectively. Marketing and selling expenses were $35.4 million in 2001 and $39.2 million in 2000.

      General and administrative expenses increased 28.7% to $25.6 million in 2001 from $19.9 million in 2000. General and administrative expenses as a percentage of revenue grew to 7.8% in 2001 from 5.2% in 2000. This increase was primarily attributable to additional amortization of approximately $8.1 million in 2001 related to a non-compete agreement made in connection with the recapitalization. The amortization of the non-compete agreement will continue through 2005.

      Restructuring and Impairment Charges

      The $5.0 million restructuring charge in 2001 related to an effort to manage costs by reducing our worldwide workforce and consolidating operations. Like many other companies in our industry, our revenue showed a downward trend throughout 2001. In order to keep costs in line with this reduction in revenue, we reduced our workforce by approximately 17.0% and decided to close offices in California, Texas, North Carolina and Dresden, Germany. We also made certain management changes. Termination, severance and other related costs amounted to approximately $3.7 million. The remaining $1.3 million related to lease termination and other office closure costs, including impairment charges of $0.3 million related to assets for which we were unable to recover the carrying value. Severance costs were determined by estimating the amount that would have to be paid out to each terminated employee. Lease termination costs were determined by reviewing the remaining lease commitments of vacated properties and considering any amounts that were expected to be received by subleasing these facilities. The expected effect on future earnings and cash flow resulting from the 2001 plan is approximately $10.6 million annually, beginning in 2002. We believe the expected savings were substantially achieved in 2002. Expected cost savings have and will impact cost of sales, selling and marketing and general and administrative expenses. Of the $5.0 restructuring charge in 2001, approximately $3.3 million of these expenses was paid in 2001. The remaining accrual, which represents severance of approximately $1.0 million and lease termination and other costs of approximately $0.7 million, was included in accrued expenses at the end of 2001. The restructuring charge was recorded after adoption and approval of an exit plan in compliance with the provisions of Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).”

      Following is a summary of the restructuring accrual relating to the 2001 plan (in millions):

			Balance at
	2001	Paid in	December 31,
	Expense	2001	2001

Severance costs	$3.7	$(2.7)	$1.0
Lease termination costs	0.6	(0.2)	0.4
Legal fees and other costs	0.4	(0.1)	0.3
Write-down of fixed assets	0.3	(0.3)*	—

Total	$5.0	$(3.3)	$1.7

*	Non-cash

      Net Interest Expense

      Net interest expense for 2001 increased $8.2 million or 138.8% over the same period in 2000. Debt for 2001 consisted of our senior term loan of $175.0 million, which was not in place until December 2000. The higher debt balance was the primary factor in the increased net interest expense for 2001. Another contributing factor was the amortization of deferred financing costs related to our recapitalization in December 2000, which was classified as interest expense. This amortization totaled $1.1 million in 2001.

      Income Taxes

      The effective income tax rate decreased to 30.8% in 2001 compared with 44.6% in 2000. The majority of the decrease related to the recognition of deferred tax assets that had previously been offset by a valuation allowance. The decrease in the effective income tax rate also resulted in part from a reduction of nondeductible goodwill amortization.

Liquidity and Capital Resources

      Our principal capital requirements are to fund working capital needs, meet required debt payments, including debt service payments on the notes and the senior credit facilities, complete planned maintenance of equipment and equip our fabrication facilities. We anticipate that operating cash flow, together with available borrowings under our revolving credit facility, will be sufficient to meet working capital, interest service requirements on our debt obligations and capital expenditures for at least the next twelve months. Although we believe these resources may also meet our liquidity needs beyond that period, the adequacy of these resources will depend on our growth, semiconductor industry conditions and the capital expenditures to support capacity and technology improvements. As of March 29, 2003, we had total debt of $240.0 million. Additionally, as of March 29, 2003, we had outstanding $241.6 million of Series A Preferred Stock and $197.5 million of Series B Preferred Stock which are not included as components of stockholders’ equity because they are mandatorily redeemable, but are a part of our overall capital structure. We used the net proceeds from the offering of the old notes on January 29, 2003 to repay $111.8 million of our Senior Term Loan and $80.8 million to redeem in full AMIS Holdings’ Series C Preferred Stock.

      We generated $25.1 million in cash from operating activities in the first quarter of 2003 as compared to $20.8 million in cash from operating activities in the first quarter of 2002. The increase is primarily a result of our higher net income, changes in non-cash items and the timing of payments and receipts associated with working capital items.

      We generated $81.1 million in cash from operating activities in 2002 and $42.6 million in cash from operating activities in 2001. The difference in cash from operating activities between the two periods was principally due to the timing of payments and receipts associated with working capital items. During 2002 we made improvements of our working capital position a priority and we achieved our goal in all major working capital items except accounts receivable because strong shipments in December 2002 resulted in higher accounts receivable as compared to December 2001.

      For the twelve months ended December 31, 2001, we generated $42.6 million in cash from operating activities. For the same period in 2000, operating activities produced $64.3 million in cash. The $21.7 million decrease in cash from operations between 2000 and 2001 is primarily attributable to decreased net income of $20.9 million already mentioned in our discussion on results of operations and payment of affiliate obligations of $14.2 million in 2001 that related to our recapitalization in 2000.

      Significant uses of cash can be divided into investing activities and financing activities. During the first quarters of 2003 and 2002, we invested in capital equipment in the amounts of $1.9 million and $6.1 million, respectively. During 2002 and 2001, we invested in capital equipment in the amounts of $22.0 million and $20.7 million, respectively. See “Capital Expenditures” below.

      During 2002, we completed the MSB Acquisition. The cash consideration paid and expenses incurred by us in connection with the MSB Acquisition totaled $79.4 million. In addition, we paid restructuring costs, including those related to the MSB Acquisition, of approximately $3.5 million during the year ended December 31, 2002, and we expect to pay approximately $2.9 million in additional costs over the six months ending June 30, 2003 as we continue to implement our restructuring program to assimilate and optimize the MSB Acquisition. On September 29, 2002, we acquired the Micro Power Products Division of Microsemi Corporation for approximately $1.5 million in cash.

      During the first quarter of 2003, we used net cash from financing activities of $8.9 million. During this period, we issued the old notes for $200.0 million in cash, we paid $7.3 million in financing costs related to the old notes and we repaid debt under our senior credit facilities of $120.1 million. We also redeemed all of our Series C Senior Preferred Stock outstanding for $80.8 million. During the first quarter of 2002, we used $14.1 million of cash from financing activities. The payments in the first quarter of 2002 were payments on our senior credit facilities including the remittance of “Excess Cash Flow” as required by the Credit Agreement and a prepayment of $5.0 million.

      During 2002, we generated net cash from financing activities of $58.4 million. During this period, we issued preferred stock for $75.0 million in cash and we repaid debt of $13.2 million under our senior term loan. These payments consisted of mandatory payments of $8.2 million and a voluntary prepayment of $5.0 million. During 2001, we used $9.2 million of cash in financing activities. During that period, we paid $6.0 million on an advance from CVC related to our recapitalization and we made mandatory debt payments of $1.8 million.

      Senior Credit Facilities. In December 2000 we entered into a credit agreement providing for senior credit facilities with a syndicate of financial institutions as lenders. The senior credit facilities provide for up to $250.0 million of aggregate borrowing capacity, consisting of:

•	a secured $175.0 million term loan which has been fully drawn, partially amortizes in equal quarterly installments that commenced on March 31, 2001, and matures on December 21, 2006 on which approximately $40.0 was outstanding as of March 29, 2003; and

•	a secured $75.0 million revolving credit facility ($20.0 million of which may be in the form of letters of credit) for general corporate purposes which is available until December 21, 2006, unless earlier terminated. As of March 29, 2003, we had not drawn on the revolving credit facility.

      We used a portion of the net proceeds from the offering of the old notes to repay $111.8 million of our senior term loan. Additionally, due to certain requirements of the senior credit facilities, we were required to make an “Excess Cash Flow” payment, as defined in the credit agreement. In the first quarter of 2003, we made a payment of $8.3 million.

      Obligations under the senior credit facilities and interest rate hedging arrangements entered into in connection with such facilities are unconditionally guaranteed, jointly and severally, by AMIS Holdings and each of our wholly owned material domestic subsidiaries. Our obligations and those of each guarantor under the senior credit facilities are secured by substantially all of our and their respective assets. The security includes, but is not limited to, a first priority pledge of all our capital stock held by AMIS Holdings and all the capital stock of our wholly owned material domestic subsidiaries. In the case of our foreign subsidiaries, the pledge is limited to 65% of the voting stock of such subsidiaries.

      Our borrowings under the senior credit facilities bear interest at a rate equal to, at our option, either (i) the base rate (which is the higher of the prime rate most recently announced by the administrative agent and the federal funds rate plus one half of 1%) or (ii) the applicable reserve adjusted London Interbank Offered Rate, or LIBOR, in each case, plus the applicable margin. The margin on borrowings under the revolving credit facility may be reduced if we meet certain leverage ratios set forth in the senior credit facilities. As of March 29, 2003, the interest rate on our term loan was 5.0%, with an effective rate of 6.8% after considering the impact of our hedging arrangements. See Note 6 to our Interim Unaudited Consolidated Financial Statements included elsewhere in this quarterly report for a description of our hedging arrangements.

      We are required to pay a commitment fee of 0.50% per annum on the undrawn portion of the revolving credit facility. We are also required to pay letter of credit fees based on the undrawn amount of each letter of credit outstanding under the senior credit facilities equal to the margin applicable to LIBOR borrowings under the revolving credit facility. In addition, we must pay each letter of credit bank a fronting fee based upon the face amount of all outstanding letters of credit issued by it.

      The senior credit facilities contain, among other things, covenants restricting our ability and the ability of our subsidiaries and AMIS Holdings to dispose of assets, merge, pay dividends, repurchase or redeem capital stock and indebtedness (including the new notes), incur indebtedness or make guaranties, create liens, make investments or acquisitions, enter into certain sale and leaseback transactions, enter into transactions with affiliates, make changes to our business or make capital expenditures and otherwise restricting our corporate actions. The covenant restricting our ability to pay dividends does not limit our ability to access cash to satisfy our obligations under the notes. The senior credit facilities require us to comply with interest coverage and senior leverage ratios and capital expenditure limitations. The interest coverage ratio is the ratio of the last four quarters’ consolidated EBITDA, as defined within the credit agreement, to the last four quarters’ consolidated interest expense. The senior credit facilities allow us to adjust EBITDA for restructuring charges, not to exceed $5 million in any fiscal year and transaction charges; therefore, EBITDA for purposes of calculating the interest coverage ratio may differ from that shown in the Other Financial Data section of the Selected Financial Data. For the quarters ending in March, June, September and December of 2003, the minimum interest coverage ratio covenant is 1.85, 2.0, 2.5, and 3.0 respectively. Thereafter the minimum interest coverage ratio covenant is 4.0. The senior leverage ratio is the ratio of quarter-end consolidated senior indebtedness to the last four quarters’

consolidated EBITDA. For the quarters ending March, June, September, and December of 2003, the maximum senior leverage ratio covenant is 1.5, 1.5, 1.5, and 1.25 respectively. Thereafter the maximum senior leverage ratio covenant is 1.0. Under the senior credit facilities, capital expenditures are limited to $42 million, $45 million, and $35 million in 2003, 2004, and 2005 respectively, with a provision for partial carryover of unused amounts. There are a variety of affirmative and negative covenants and events of default in the senior credit facilities that are customary for senior-secured transactions for leveraged borrowers. The senior credit facilities also require us to enter into hedging arrangements to protect ourselves from interest rate risk. We entered into such hedging arrangements in June 2001. As discussed above, due to the payment of a large portion of the term loan with the proceeds from the old notes, certain of the hedging arrangements were terminated in the first quarter of 2003.

      The senior credit facilities also include events of default usual for these types of credit facilities and transactions, including but not limited to, nonpayment of principal or interest in relation to amounts borrowed under the senior credit facilities, violations of covenants, incorrectness of representations and warranties, cross defaults and cross acceleration, bankruptcy, material judgments, certain events under ERISA, actual or asserted invalidity of the guaranties or the security documents and certain changes of control of our company. The occurrence of any event of default could result in the lenders not being required to lend any additional amounts to us and in the acceleration of our obligations under the senior credit facilities.

      In 2002, the lenders under our senior credit facilities and we agreed to certain amendments, including amendments providing for changes to our financial covenants and restrictions on capital expenditures. We also sought and obtained certain waivers and consents under our senior credit facilities.

      Series C Preferred Stock. In June 2002, AMIS Holdings raised aggregate gross proceeds of $75.0 million through the issuance of Units consisting of an aggregate of 75,000 shares of Series C Preferred Stock and warrants to purchase 27,554,550 shares of Class A Common Stock in a private placement. The net proceeds of the Units Financing were used to fund the MSB Acquisition and related expenses. In January 2003, we redeemed in full the Series C Preferred Stock with a portion (approximately $80.8 million) of the net proceeds of the offering of the old notes.

      Supply Agreements. As part of the MSB Acquisition, we entered into a supply agreement with STMicroelectronics on a take-or-pay basis under which STMicroelectronics is required to purchase a minimum of €50 million of products from us during the two-year period ending June 26, 2004. Assuming an exchange rate of €1 to $1.14, we expect this supply contract to increase revenue, operating income and cash flow by approximately $57 million, $34 million and $23 million respectively over the 24 month life of the agreement. We believe this supply agreement can be fulfilled under our current fixed cost structure. If fixed costs were to increase as a result of the supply agreement those fixed costs would affect our operating results and the cash flow directly on a dollar-for-dollar basis. We also entered into a requirements contract with Alcatel S.A. pursuant to which we agreed to provide Alcatel with certain telecommunications ASICs at specified prices and Alcatel agreed to purchase at least 40% of its requirements for those ASICs from us. There is no minimum purchase requirement under this contract. We believe this supply contract may generate approximately $16 to $24 million in revenue during 2003, however the volume of products purchased from us is dependent on the end market demand for Alcatel products.

Capital Expenditures

      During the first quarter of 2003, we spent $1.9 million for capital expenditures compared with $6.1 million during the same period in 2002. During 2002, we spent $22.0 million for capital expenditures compared with $20.7 million during the same period in 2001. Capital expenditures for 2003 are expected to be approximately $25.0 million. These capital expenditures will primarily be used for equipment replacement, yield improvement in our wafer fabrication facilities, expanding capacity in our 6-inch wafer fabrication facility and expanding our test capacity and capability. Our annual capital expenditures are limited by the terms of our senior credit facilities.

Restructuring and Impairment Charges

      As discussed in the comparison of 2002 to 2001 operating results above, restructuring expense of $0.9 million, consisting primarily of severance costs, occurred in 2002 concurrent with the MSB Acquisition. Of this amount, $0.3 million was paid by March 29, 2003. It is expected that the remaining 2002 severance expenses ($0.6 million) will be paid by the end of the second quarter of 2003. As of March 29, 2003, approximately $4.2 million of the total $5.0 million 2001 restructuring charges had been paid. The remaining $0.5 million from the 2001 restructuring plan is included in the March 2003 restructuring accrual balance. Of this $0.5 million, $0.2 million relates to severance costs which are expected to be paid in the first six months of 2003 and $0.3 million relates to lease termination costs which are expected to be paid over the lease terms, the longest of which ends in July 2005.

      Following is a summary of the restructuring accrual relating to the 2001 and 2002 plans (in millions):

	Balance at		Balance at
	December 31,		March 29,
	2002	Paid in 2003	2003

Severance costs	$0.9	$(0.1)	$0.8
Lease termination costs	0.3		0.3

Total	$1.2	$(0.1)	$1.1

      As discussed above, in conjunction with the MSB Acquisition, we initiated a plan to reduce operating expenses. Actual annualized reductions through the first quarter of 2003 were $44.0 million. Planned annualized reductions for the second quarter of 2003 total approximately $3 million.

Contractual Obligations and Contingent Liabilities and Commitments

      Other than operating leases for certain equipment and real estate, we have no significant off-balance sheet transactions, employment contracts, unconditional purchase obligations or similar instruments and we are not a guarantor of any other entities’ debt or other financial obligations. The following table presents a summary of our contractual obligations and payments, by period, as of December 31, 2002, as adjusted to give effect to the offering of the old notes. As of March 29, 2003 there have been no significant changes to our contractual obligations and contingent liabilities and commitments.

Cash Payments Due by Period

					After
	Total	1 Year	2-3 Years	4-5 Years	5 Years

	(in millions)
Senior credit facilities	$48.3	$8.7	$0.8	$38.8	$—
Senior subordinated notes	200.0	—	—	—	200.0

Total long-term debt	248.3	8.7	0.8	38.8	200.0
Operating leases	14.3	5.8	6.1	1.6	0.8
Other long-term obligations, net	1.1	0.7	0.4	—	—
Series A Senior Redeemable Preferred Stock	233.7	—	—	—	233.7
Series B Junior Redeemable Preferred Stock	190.5	—	—	—	190.5

Total contractual cash obligations	$687.9	$15.2	$7.3	$40.4	$625.0

      Under the terms of the senior credit facilities, we initially obtained $250 million of senior secured credit facilities (the facilities) consisting of a $75 million revolving credit facility and a $175 million term loan facility. The revolving credit facility ($20 million of which may be in the form of letters of credit) is available for working capital and general corporate purposes. As of March 29, 2003, no amount was drawn on the revolving credit facility.

      Other long-term liabilities consists primarily of a technical assistance agreement as discussed in Note 8 of the consolidated financial statements. In 1999, JEEM (our previous parent) entered into an agreement with a major semiconductor manufacturer pursuant to which the semiconductor manufacturer would provide certain technology and technological assistance. We agreed to reimburse JEEM for the amounts due under the agreement, which is denominated in yen, totaling approximately ¥1 billion (or $9.5 million) over a five-year period. Under the Recapitalization Agreement, GA-TEK, a subsidiary of JEEM, agreed to pay one-half of the remaining outstanding obligation to this semiconductor manufacturer. As of March 29, 2003, the remaining obligation was approximately ¥265 million, or $2.2 million using an estimated exchange rate of approximately $0.00842/¥. The contra-liability as of March 29, 2003 was $1.1 million, representing one-half of the liability.

      The Series A Senior Redeemable Preferred Stock is mandatorily redeemable on September 15, 2013. The Series B Junior Redeemable Convertible Preferred Stock is mandatorily redeemable on March 15, 2014. The amounts in the table above include cumulative unpaid dividends through December 31, 2002.

      From time to time, we are party to various litigation matters incidental to the conduct of our business. There is no pending or threatened legal proceeding to which we are a party, that in the opinion of management is likely to have a material adverse effect on our future financial results or financial condition.

      Currently, we are a “primary responsible party” for environmental remediation and cleanup at our former corporate headquarters in Santa Clara, California (a liability for which we may seek indemnity from our former parent). Costs incurred by us related to this liability include implementation of the clean-up plan, operations and maintenance of remediation systems, and other project management costs. Our estimated range of the remaining cost to fulfill our obligations under the remediation effort, as determined inconsultation with our environmental consultants and the governing regulatory agency, is $0.8 million to $1.3 million. We expect to pay $0.2 million per year over the next four years and have recorded a liability of, as well as a receivable owing from, our former parent for $0.8 million. Due to the inherent uncertainties surrounding a contingency of this nature, there exists a reasonable possibility that such estimates could change in the near term.

Related-Party Transactions

      Our three primary stockholders are CVC, Francisco Partners and JEEM.

      Prior to our leveraged recapitalization in December 2000, AMIS was a subsidiary of JEEM and, prior to that, AMIS was an operating division of a subsidiary of JEEM. Prior to the recapitalization, AMIS and JEEM engaged in a variety of related party transactions, including those referred to in Note 8 to our Audited Combined/ Consolidated Financial Statements included elsewhere in this prospectus and those described under “Certain Relationships and Related-Party Transactions.”

      As part of the recapitalization in December 2000, we entered into advisory agreements with each of CVC and Francisco Partners pursuant to which they may provide financial, advisory and consulting services to us. In exchange for such services (if and when provided), each of CVC and Francisco Partners is entitled to receive fees billed at such firm’s customary rates for actual time spent performing such services plus reimbursement for out-of-pocket expenses. However, commencing with the quarter ended March 31, 2001, each of CVC and Francisco Partners became entitled to an annual advisory fee, the amount of which will be the greater of $1.0 million per year or 0.3% of our consolidated annual revenue for the last twelve months, plus out-of-pocket expenses. In connection with the recapitalization, each of CVC and Francisco Partners were paid a one-time transaction fee of $6.0 million, plus fees and expenses related to the transaction. In 2001, each of CVC and Francisco Partners received approximately $1.2 million under these agreements, of which $0.2 million constituted an advance payment for 2002. In 2002, Francisco Partners received approximately $1.0 million, of which approximately $0.2 million constituted an advance payment for 2003, and CVC received approximately $0.8 million. For the three months ended March 29, 2003, CVC received approximately $0.3 million related to the CVC agreement and Francisco Partners did not receive any payments. In connection with the MSB Acquisition, each of CVC and Francisco Partners were paid a one-time transaction fee of $2.5 million, plus fees and expenses related to the transaction.

      In June 2002, we issued and sold to affiliates of each of CVC, Francisco Partners and one other stockholder Units consisting of an aggregate of 75,000 shares of Series C Preferred Stock and warrants exercisable for an aggregate of 27,554,550 shares of Class A Common Stock. We redeemed in full the Series C Preferred Stock with a portion of the net proceeds of the offering of the old notes.

Recent Accounting Pronouncements

      In April 2001, the FASB issued SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations and Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual or Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business (as previously defined in that Opinion). We adopted this statement as of January 1, 2002. Adoption of this statement did not have a significant impact on our financial statements.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 generally requires companies to recognize costs associated with exit activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 has not had a material effect on our financial position or results of operations.

      In November 2002, the FASB issued Interpretation No. 45 (or FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees or Indebtedness of Others.” FIN 45 elaborates on the existing disclosure requirements for most guarantees, including residual value guarantees issued in conjunction with operating lease agreements. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligation it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. Our adoption of the disclosure requirements and of the recognition and measurement provisions of FIN 45 did not have a material impact on our financial statements.

      On December 31, 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 148’s amendment of the transition and annual disclosure requirements of SFAS No. 123 is effective for fiscal years ending after December 15, 2002. SFAS No. 148’s amendment of the disclosure requirements of APB Opinion No. 28 is effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 did not have a material impact on our financial position or results of operations, but has resulted in incremental disclosures.

      The following table provides pro forma information that illustrates the net income, net income (loss) attributable to common stockholders (in millions), and net loss per common share as if the fair value method had been adopted under SFAS No. 123.

	Three Months Ended		Years Ended December 31

	March 29, 2003	March 30, 2002	2002	2001	2000

Net income (loss) as reported	$1.8	$(1.1)	$5.1	$12.7	$33.6
Less: Stock compensation expense determined under the fair value method, net of related tax effects	(0.1)	(0.1)	(0.4)	(0.5)	(0.3)

Pro forma net income	1.7	(1.2)	4.7	12.2	33.3
Preferred stock dividend as reported	(15.8)	(12.7)	(62.5)	(47.6)	(1.2)

Pro forma net income (loss) attributable to common stockholders	$(14.1)	$(13.9)	$(57.8)	$(35.4)	$32.1

Loss per common share:
Basic and diluted as reported	$(0.10)	$(0.10)	$(0.41)	$(0.25)	N/A
Pro forma basic and diluted	$(0.10)	$(0.10)	$(0.41)	$(0.26)	N/A

      On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and is effective for all financial instruments entered into or modified after May 31, 2003. The Statement is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires that certain financial instruments be classified as liabilities in statements of financial position. The Statement affects accounting for 1) mandatorily redeemable shares of stock, which the issuing company is obligated to buy back in exchange for cash or other assets, 2) put options and forward purchase contracts involving instruments that do or may require the issuer to buy back some of its shares of stock in exchange for cash or other assets, and 3) instruments that can be settled with shares of stock. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. As of March 29, 2003, the Company had $241.6 million of Series A Preferred Stock and $197.5 million of Series B Preferred Stock that are mandatorily redeemable. Currently such Preferred Stock is presented on the balance sheet at a “mezzanine” level (between liabilities and equity). Because these instruments meet the requirements of SFAS No. 150, they will be reclassified to a liability upon adoption of the Statement. The Company is currently assessing any additional impact of this Statement on its financial statements, but does not believe that any other impact will be material to its financial statements.

Quantitative and Qualitative Disclosures about Market Risk

      Market risk represents the risk of changes in value of a financial instrument, derivative or non-derivative, caused by fluctuations in interest rates, foreign exchange rates and equity prices. Changes in these factors could cause fluctuations in the results of our operations and cash flows. In the ordinary course of business, we are exposed to foreign currency and interest rate risks. These risks primarily relate to the sale of products and services to foreign customers and changes in interest rates on our long-term debt.

      While we expect sales to customers located in Europe and Asia to comprise an increasing portion of our business, the majority of our revenue in 2002, 2001 and 2000 were denominated in U.S. dollars. Additionally, the majority of our operating costs were denominated in U.S. dollars as well. Therefore, foreign currency fluctuations did not materially impact our financial results in those periods. However, MSB’s operations were only consolidated with ours for six months of 2002; therefore, our operating results were not impacted as greatly by transactions denominated in foreign currencies as we expect them to be in 2003 because a substantial portion of our annual sales and operating costs will be denominated in euros.

      Additionally, we have foreign currency exposure arising from the translation or remeasurement of our foreign subsidiaries’ financial statements into U.S. dollars. The primary currencies to which we are exposed to fluctuations include the Euro, the Japanese Yen and the Philippine Peso. If the U.S. dollar increases in value against these foreign currencies, the value in U.S. dollars of the assets and liabilities originally recorded in these foreign currencies will decrease. Conversely, if the U.S. dollar decreases in value against these foreign currencies, the value in U.S. dollars of the assets and liabilities originally recorded in these foreign currencies will increase. Thus, increases and decreases in the value of the U.S. dollar relative to these foreign currencies has a direct impact on the value in U.S. dollars of our foreign currency denominated assets and liabilities, even if the value of these items has not changed in their original currency. As of December 31, 2002, approximately 40% of our consolidated net assets were attributable to subsidiaries that prepare their financial statements in foreign currencies. As such, a 10% change in the U.S. dollar exchange rates in effect as of December 31, 2002 would cause a change on consolidated net assets of approximately $7 million.

      We currently do not hedge our foreign currency exchange rate exposure.

      Our exposure to interest rate risk consists of floating rate debt based on the London Interbank Offered Rate (LIBOR) plus an adjustable margin under our credit agreement. The credit agreement requires us to implement Interest Rate Protection Agreements for a minimum of two years that result in at least 50% of the consolidated indebtedness being effectively subject to a fixed or maximum interest rate. We entered into interest rate swap agreements and purchased caps and floors with major banks to fix and set the maximum interest rate on $87.5 million of debt. The interest rate swap agreements entitle us to receive or pay to the counterparty (a major bank), on a quarterly basis, the amounts, if any, by which our interest payments covered by the swap agreements differ from those of the counterparty. Under the interest rate swap agreements, we pay fixed rates of interest of 4.5% and 4.7% on a total of $42.0 million and receive a floating rate of interest based on three month LIBOR. Both interest rate swap agreements mature in June 2003. We simultaneously entered into interest rate floor and cap agreements effectively setting the interest rate between 3.2% and 7.3% on $45.5 million, expiring in June 2003. The annual impact on our results of operations of a 10% change in interest rates on the December 31, 2002 outstanding balance of debt would be approximately $0.8 million, excluding the impact of any interest rate swaps.

      In January 2003, we issued $200.0 million of 10 3/4% Senior Subordinated Notes. Because these notes carry a fixed rate of interest, we are exposed to interest rate risk in that the fair value of these notes may be impacted by changes to the market rate of interest. In conjunction with the issuance of these notes, we repaid approximately $111.8 million on our term loan. As a result, we terminated the interest rate floor and cap agreements. Additionally, due to the required payment in 2003 of $8.3 million on the term loan due to Excess Cash Flow (as defined in the Senior Credit Facilities), one of the interest rate swaps was terminated prior to its expiration.

INDUSTRY OVERVIEW

General

      Since the invention of the transistor in 1948, semiconductors have become the critical building block components used to create an increasing variety of electronic products and systems. Continuous improvements in semiconductor process and design technologies have led to smaller, more complex and more reliable electronic devices at lower cost per function. As the performance of semiconductor integrated circuits, or ICs, has increased and their size and cost have decreased, demand for ICs has expanded beyond their original primary applications in computer systems to applications in automotive, consumer, medical and telecommunication system products. These factors have increased both the semiconductor content of electronic products and the value of these components as a percentage of the total cost of electronic systems.

      The semiconductor industry is comprised of three broad product segments (total industry sales data according to the World Semiconductor Trade Statistics):

•	logic devices, which process data and range from complex ICs such as microprocessors and digital signal processors to application specific and standard logic products (approximately 51% of 2001 total industry sales);

•	analog and discrete devices, which interface with real world signals, such as light and heat, or process electronic signals and control electrical power (approximately 31% of 2001 total industry sales); and

•	memory devices, which store data (approximately 18% of 2001 total industry sales).

      Within these categories, semiconductors are classified as either standard components or application-specific semiconductors. Standard components are used by a large group of systems designers for a broad range of applications, while application-specific semiconductors are designed to perform specific functions in specific applications.

      Worldwide semiconductor markets sales were $139.0 billion in 2001, including sales in our total addressable market of approximately $23.8 billion. The industry is cyclical, and from 2000 to 2001 industry sales and sales in our total addressable market declined 32.0% from $204.4 billion to $139.0 billion and 35.5% from $37.0 billion to $23.8 billion, respectively. The year 2001 was the worst single year downturn in industry history and was driven both by reduced volumes and average selling prices resulting primarily from an inventory overbuild, excess semiconductor manufacturing capacity and declines in end market demand. This is in contrast to 2000, when industry sales and sales in our total addressable market grew 36.8% and 33.6%, respectively. During the 45 years prior to 2001, the semiconductor industry has grown approximately 18% on a compound annual basis and, over this period the semiconductor industry has never recorded two consecutive years of negative growth. The Semiconductor Industry Association, or SIA, estimates annual industry growth of 19.8% in 2003 compared to 2002 in its most recent forecast prepared in November 2002.

      The following table sets forth the total industry revenues for the semiconductor industry from 1997 through 2001, as well as 2002 through 2005 forecasts from the World Semiconductor Trade Statistics as of November 2002.

Annual Worldwide Semiconductor Industry Sales(1)

	Historical					Projected

										2001-
										2005
										CAGR
	1997	1998	1999	2000	2001	2002E	2003E	2004E	2005E	(2)

	(dollars in billions)
Logic	$70.4	$67.0	$75.9	$97.2	$70.4	$70.2	$82.0	$96.2	$102.6	9.9%
Analog	19.8	19.1	22.1	30.5	23.2	23.9	28.3	34.5	36.3	11.9%
Memory	29.3	23.0	32.3	49.2	24.9	26.9	35.8	48.3	38.1	11.2%
Discrete	17.7	16.5	19.2	27.4	20.5	20.4	23.2	27.1	28.5	8.6%

Total	$137.2	$125.6	$149.4	$204.4	$139.0	$141.4	$169.3	$206.0	$205.5	10.3%

Annual Growth Rate		(8.5)%	18.9%	36.8%	(32.0)%	1.8%	19.8%	21.7%	(0.3)%

(1)	Due to rounding, some totals are not arithmetically correct sums of their component figures.

(2)	Compound annual growth rate.

Our Market

      ASICs provide IC designers with the ability to customize design solutions by integrating multiple functions onto a single chip, which results in smaller size, higher levels of performance and lower power consumption often at lower per unit costs. ASICs are used in a wide variety of applications ranging from highly complex ASICs for displays in fighter jets to less complex applications such as pressure sensors for bathroom scales. An ASIC provides a unique solution with which a designer differentiates the end use product.

      Since an ASIC requires a significant investment in time and engineering costs to prototype, designers often use programmable digital logic ICs which enable software driven customization at the customer site or in the field but that are not economical to use once an end-product reaches volume manufacturing. Once the design reaches volume production, the programmable digital logic IC is frequently converted into a more cost-effective ASIC.

      In contrast to the programmable digital logic IC approach, many designers design directly to an ASIC, which is referred to as a prime ASIC. Prime ASIC design often involves a collaborative effort with the ASIC vendor and extensive use of the vendor’s proprietary design library. Utilizing the ASIC vendor’s design library allows the customer to reduce upfront design time and costs. In addition, a prime ASIC can more easily incorporate analog circuits to create mixed signal ASICs. While this approach permits optimal performance and lowest per unit cost upfront, it takes longer to design than if a programmable digital logic IC were used because a prime ASIC can only be programmed in a fab.

      Because mixed signal ASICs are more complex to design than digital ASICs, mixed signal engineers require more training than digital engineers. Due to the higher level of design complexity, customers are less willing to risk system performance by obtaining a second source or replacement for the mixed signal ASIC. In addition, mixed signal ASICs rely more heavily on proprietary process and manufacturing technology than digital ASICs. As a result, mixed signal ASICs exhibit relatively long product lives and stable pricing.

      Digital ASICs represent a much larger market than the market for mixed signal ASICs. Historically, electronic system designers’ demands for the highest levels of system functionality placed a premium on digital logic IC designs that maximized the density of circuits on an IC. The digital ASIC market historically met this demand by investing increasing amounts of capital in leading edge process technology. As a result, the cost of developing a highly complex ASIC continued to rise and development lead times continued to lengthen. Recently, we believe, many electronic systems designers have focused on balancing performance requirements for their ASICs and the costs of ASIC design and production, leading to a growing market for medium complexity ASICs. Companies that produce a medium complexity ASIC with cost-effective process technologies are well positioned to meet this demand.

BUSINESS

Overview

      Founded over 30 years ago, AMIS designs and manufactures application specific integrated circuits, or ASICs, which are custom integrated circuits, or ICs, produced for customer-specific functions. Our customers use our ASICs to differentiate the performance and functionality of their products. ASICs offer lower power consumption, higher processing speed and superior levels of functionality and, when produced in sufficiently high volumes, lower costs than standard ICs. We work with each customer to design a unique ASIC for a specific product, enabling our customers to create proprietary solutions. Our systems architects and our analog and mixed signal and digital engineers utilize our proprietary technologies, design tools and methodologies, along with our extensive library of building block semiconductor circuit designs, to integrate multiple, customer-specified functions into an ASIC.

      Our primary focus is the design and manufacturing of analog and mixed signal ASICs. Analog and mixed signal circuits provide an interface between electronic systems and the real world. Our ASICs are used in highly complex applications such as cockpit displays for fighter jets and control systems for implantable pacemakers and in less complex applications such as sensors for automotive airbags and tire pressure gauges. We produce highly integrated ASICs for customers in our target automotive, medical and industrial markets as well as for our diversified base of customers in the communications, military, computing, consumer and other markets. In 2002, we generated pro forma revenue of $400.4 million. We operate two fabrication facilities, or fabs, in Belgium and two fabs in Pocatello, Idaho. We had 2,487 employees as of December 31, 2002.

      We have organized our business into three operating segments: mixed signal ASICs, foundry services and digital ASICs. Mixed signal ASICs, which involve the combination of analog and digital functions on a single chip, are characterized by long lifecycles, stable prices and attractive gross margins. We utilize process technologies developed primarily for our mixed signal ASIC business to provide outsourced foundry services for other semiconductor designers and manufacturers. Foundry services provide us with an opportunity to increase the utilization of our fabs and to further penetrate our target markets with our ASIC products. In 2002, over 85% of our foundry services pro forma revenue came from the manufacture of mixed signal products. Including foundry services sales, over 70% of our 2002 pro forma revenue involved analog and mixed signal design. Digital conversion ASICs, which involve the conversion of higher cost, semi-standard programmable digital logic ICs into lower cost digital ASICs, provide us with growth opportunities and digital design expertise which we use to support the design of system solutions for customers in our target markets.

      As the design process for ASICs typically lasts from six to 24 months, we establish long-term working relationships with our customers, often acting as an extension of their research and development groups. We believe that we are the sole-source provider for most of the ASICs we provide our customers, allowing us to deepen our customer relationships. Since customers invest significant time working with us during the design period and are billed a non-recurring engineering fee upon shipment of a prototype of the product, customers typically initiate commercial production of the ASIC and usually do not switch production to another manufacturer. Our products have long lifecycles and revenue streams with an average life of five to seven years. Many of our largest customers have conducted business with us for over 10 years. Due to the custom nature of our products, we experience relatively stable pricing over the lifetime of each product.

      In 2002, on a pro forma basis we sold over 2,000 different products to more than 500 customers. Key customers include: Alcatel, Siemens, Guidant, Texas Instruments, Johnson Controls, General Electric, STMicroelectronics, Hewlett Packard, Ecshelon, Hella, Delphi and Honeywell. Our 19 largest customers accounted for 50.1% of our 2002 pro forma revenue. Alcatel, which accounted for 5.2% in 2002, was the only customer that accounted for more than 5.0% of our pro forma revenue in the period. We focus on the automotive, medical and industrial markets, which represented 25.1%, 11.2% and 22.2% of our 2002 pro forma revenue, respectively. We also service the communications market, military market, and computing, consumer and other markets, which represented 20.0%, 8.6% and 12.9% of our 2002 pro forma revenue, respectively.

      In June 2002, we acquired the mixed signal ASIC business of Alcatel Microelectronics NV from STMicroelectronics N.V. The MSB Acquisition increased our analog and mixed signal engineering team from 98 engineers as of June 25, 2002, to 170 engineers following the acquisition, enhanced our relationships with major European customers, provided us with additional high voltage and wireless technologies that enable us to offer new types of ASICs to our end markets and provided us with two fabs in Oudenaarde, Belgium. As part of the MSB Acquisition, we entered into a supply agreement with STMicroelectronics on a take-or-pay basis under which STMicroelectronics is required to purchase a minimum of €50 million (or $57 million, assuming an exchange rate of €1 to $1.14) of products from us during the two-year period ending June 26, 2004. We also entered into a requirements contract with Alcatel S.A. pursuant to which we agreed to provide Alcatel with certain telecommunications ASICs at specified prices and Alcatel agreed to purchase at least 40% of its requirements for those ASICs from us. There is no minimum purchase requirement under this contract.

      Since the acquisition closed, we have integrated the combined workforce into worldwide functional groups and have assigned executives to manage each business or functional group on a global basis. We have also achieved significant cost savings by the elimination of an aggregate of 169 positions, the renegotiation of pricing on many global supply contracts, and the implementation of best manufacturing processes to minimize costs between each business. Based on our results for the six months ended December 31, 2002, we believe we have reduced our combined cost structure by approximately $41 million on an annualized basis as a result of these actions. Our unified salesforce is cross-selling our combined capabilities and we are winning additional designs with many leading companies in our target markets, including Valeo, Hella, Motorola and Schneider Electric, as a result of this effort.

      We target market segments that the Semiconductor Industry Association, or SIA, reported had total revenues in excess of $23.8 billion for 2002. According to the SIA, these market segments are forecasted to grow at a compound annual growth rate of 11.4% from 2001 to 2005.

History

      Our predecessor company was founded in Santa Clara, California in 1966 as American Microsystems, Inc. to design and manufacture analog and mixed signal integrated circuits. American Microsystems was taken public in the late 1960s. In 1980, American Microsystems shifted its focus to the design and manufacture of mixed signal and digital ASIC products. American Microsystems was acquired by Gould Inc. in 1982 and operated as a subsidiary of Gould Inc. In 1985, American Microsystems entered the digital conversion ASIC business when it completed its first significant ASIC conversion project. In 1988, Gould Inc. was purchased by Nippon Mining Co., Ltd., the predecessor company to JEEM. In 1992, American Microsystems was spun-out from Gould Inc. to become a separate subsidiary of JEEM. In 1998, JEEM formed GA-TEK Inc. and restructured its holdings so that American Microsystems and Gould Electronics became operating divisions of GA-TEK. In July 2000, American Microsystems was separated from GA-TEK through the formation of AMI Spinco, Inc., or Spinco, and became a subsidiary of GA-TEK.

      In December 2000, Spinco (which continued to do business as American Microsystems) engaged in a recapitalization pursuant to which Spinco was renamed AMI Semiconductor, Inc., or AMIS, and became a wholly owned subsidiary of AMIS Holdings, Inc., or AMIS Holdings. Currently, AMIS Holdings, Inc. has one direct subsidiary, AMIS.

      Our business and operations are conducted primarily through AMI Semiconductor, Inc. AMIS Holdings, Inc., our parent company, holds all of the capital stock of AMI Semiconductor, Inc. and conducts no business or operations. AMI Acquisition LLC and AMI Acquisition II LLC hold the capital stock of our Belgian subsidiaries, which in turn hold the assets we acquired in the MSB Acquisition. We believe that this corporate structure provides us with flexibility in the event we acquire other assets or businesses in the future and is also intended to help us manage our non-U.S. operations in a tax efficient manner.

Competitive Strengths

      We believe our competitive strengths include:

•	Extensive Expertise in Mixed Design and Manufacturing. We have been a pioneer in analog and mixed signal design and manufacturing for over 30 years. The sale of mixed signal ASICs represented 54.8% of our pro forma revenue during 2002. In the current market, there is a shortage of experienced analog and mixed signal engineers. Analog and mixed signal engineers require more training than their digital engineer counterparts because mixed signal ASICs are more complex to design than digital ASICs. Our engineers work closely with customers to offer system level design integration and implementation. With the MSB Acquisition, we increased our analog and mixed signal engineering team from 98 as of June 25, 2002, to 170 following the acquisition.

•	Systems-level Expertise. We utilize our systems architects and their end market experience to optimize our ASIC designs according to our customers’ needs. These systems architects create design specifications and integrate discrete building block circuit designs into the final ASIC. The ability to integrate these building blocks permit our customers to achieve the desired functionality in the final ASIC while maximizing performance and cost-effectiveness.

•	Extensive Library of Building Block Circuit Designs. We have developed an extensive library of integrated circuit designs available for immediate use to create ASICs optimized for our customers’ end use applications. Our library includes a significant collection of analog and mixed signal circuit designs customized for applications in our target automotive, medical and industrial markets. We protect our expanding collection of specialized mixed signal building blocks principally through a combination of patents, maskwork rights, trade secrets and contractual agreements. We have a portfolio of over 230 pending and granted patents in the United States and abroad.

•	Strong Relationships with a Diverse Base of Customers. We often act as an extension of our customers’ research and development groups and contribute design components from our proprietary design libraries to the development process, enabling us to establish strong relationships with our key customers. We believe we are the sole-source provider for most of the ASICs we provide to our customers. Many of our largest customers by sales have conducted business with us for over 10 years. In our target automotive, medical and industrial markets, we focus our sales efforts on leading companies within each market. As a result, we believe that we have relationships with a majority of these targeted companies. We have a diverse base of customers, with our 19 largest customers accounting for 51.0% of our 2002 pro forma revenue. Alcatel, which accounted for 5.2% in 2002, was the only customer that accounted for more than 5.0% of our pro forma revenue in the period.

•	Proprietary Process and Manufacturing Technology. Our wide ranging base of proprietary mixed signal manufacturing technologies, including precision analog and high voltage technologies, enables us to maximize our ASIC performance by matching the optimal technologies with our customers’ end use applications. We focus on manufacturing mixed signal and digital semiconductors with long lifecycles utilizing established process technologies, thereby reducing the risk of technological obsolescence. We typically do not invest in digital technologies that require significant capital investment. Instead we partner with leading third party foundries to obtain access to these technologies, which we then customize using our proprietary processes and manufacturing intellectual property.

•	Support of Products with Long Lifestyles. Product lifecycles in automotive, medical and industrial applications in many cases require manufacturing support for more than 10 years. We believe we are one of a very small number of service-oriented manufacturers that are willing to support customer manufacturing needs over these long product lifestyles, often resulting in high gross margins and long-term revenue streams. In contrast, standard IC suppliers commonly launch, produce and discontinue technologies and products with an entire lifecycle of less than three to five years. This places a heavy burden on customers, which are forced to modify existing products or to find a new supplier, which can be costly and disruptive. We assure customers that sell products with long lifecycles of a dependable source for their critical ICs by retaining processes, technologies and products in manufacturing as long as business demand remains at reasonable levels. Offering this long-term support enables us to maintain attractive pricing over the product lifecycle.

•	Strength in Digital Conversion ASICs. We pioneered automated conversion software in the late 1980s and have continued to strengthen that position through focused investment in software, design architectures and package development. We use proprietary software and highly skilled engineers to complete conversions in an efficient and cost-effective manner. We target customers that use semi-standard ICs, such as programmable digital logic ICs, but have traditionally favored more cost-effective ASIC solutions once volume production is planned. We believe that our proprietary software and conversion technology, together with our digital conversion engineering experience, enable our customers to realize ASIC-related cost savings sooner that if they had utilized other commercially available digital conversion ASIC solutions.

Business Strategy

      Our goal is to become the leading supplier of mixed signal and medium complexity digital ASICs to our target markets. Our business strategy emphasizes the following key elements:

•	Leverage Our Systems Knowledge and Our Mixed Signal and Digital Expertise to Expand Market Share in Target Markets. Analog and mixed signal engineers are a scarce resource and, as a result, we win many new designs based upon the quality of our mixed signal engineering team and our 30 years of mixed signal design experience. We utilize our systems knowledge and our mixed signal and digital design expertise to win business in our target markets, which include the automotive, medical and industrial markets. We believe mixed signal ASICs are of key importance to these markets.

•	Expand Share by Cross-Selling Products. With our acquisition of MSB, we significantly increased our customer base and expanded our range of products and technologies. Our unified sales force is cross-selling our combined capabilities and, as a result, we are winning additional designs with many leading companies in our target markets, including Valeo, Hella, Motorola and Schneider Electric.

•	Develop Foundry Customers to Provide Stable Cash Flow. Our foundry business increases the utilization of our fabs and helps us to cover the fixed costs required to maintain the multiple mixed signal and digital manufacturing processes that we use to develop our ASICs. Our foundry business has been a relatively stable source of revenue with attractive margins and continues to help us further penetrate our target markets.

•	Make Strategic Acquisitions. We believe that the ASIC market is undergoing a period of consolidation. We have participated in that consolidation by acquiring the Mixed Signal Business of Alcatel Microelectronics. We also expanded our medical ASIC expertise by acquiring the Micro Power Products Division of Microsemi Corporation. We will continue to evaluate opportunities that will increase our market share in our target markets, improve our portfolio of intellectual property or strengthen our customer base.

Products and Services

      We design, develop and manufacture a broad range of products used in a wide variety of applications for a number of end markets that include the industrial, automotive, communications, medical, computing, military and consumer industries. We sold over 2,000 different products to over 500 customers in 2002 on a pro forma basis. The single device generating the greatest sales accounted for 4.0% of pro forma revenue in 2002, and the 90 top selling devices by sales accounted for 50.1% of pro forma revenue in the same period. On average, once a product has completed the design phase and entered fabrication, it will generate sales for approximately five to seven years. Some products have continued to generate sales for up to 20 years.

      Our products and services are organized into three operating segments (see note 18 of AMIS Holdings’ Audited Combined/ Consolidated Financial Statements): mixed signal ASICs, foundry services and digital ASICs. Each segment offers products that compete in one or more of the end markets as described below. Our pro forma revenue, largest customers and largest end markets for each of our product lines 2002 are as follows:

	Mixed Signal ASICs	Foundry Services	Digital ASICs

Revenue (in millions):	$219.6	$95.8	$85.0
Percentage of revenue:	54.8%	24.0%	21.2%
Largest customers by revenue:	Alcatel	Guidant	Hewlett Packard
	Texas Instruments	STMicroelectronics	Nortel Networks
	Johnson Controls	Intersil	Honeywell
	Siemens	Delphi	Lockheed Martin
Largest end markets by revenue:	Automotive Industrial Communications Medical	Medical Industrial Communications Automotive	Communications Military Computing Industrial

Mixed Signal ASICs

      We design and manufacture system level mixed signal ASICs. We work closely with our customers throughout the design period, typically lasting from six to 24 months, thereby establishing long-term working relationships. Our design libraries and software enable us and our customers to design mixed signal ASICs more efficiently and accelerate time-to-market by providing a common platform on which both system designers and circuit designers can collaborate.

      Mixed signal ASICs combine analog and digital functions on a single chip. Analog signals are continuously variable electrical signals that represent real world stimuli such as heat, sound and light. Digital signals are discrete binary numbers denoted by zeros and ones. Mixed signal ICs, in their most basic form, convert analog signals into digital bits, or they convert digital bits into analog signals. We apply our mixed signal ASIC expertise primarily for sensors, high voltage outputs and wireless or radio frequency communication.

      Sensors. Sensors transform real world stimuli such as temperature and pressure into a digital format by means of amplification and filtering so that the data may be processed or displayed. The proliferation of sensors has expanded the market for mixed signal ASICs. Our ASICs enable our customers to create products that are small in size and consume lower power, which are attractive attributes for sensors in the automotive, industrial, consumer and medical markets. In the medical diagnostics field, for example, we have worked with customers such as Johnson & Johnson and Abbott Laboratories to develop system-on-a-chip ASIC solutions for high volume applications, such as blood glucose monitoring, internal temperature measurement and body fat measurement. In the automotive field, we have worked with customers like Robert Bosch to provide valve control sensors for electro-hydraulic braking.

      High Voltage Outputs. High voltage outputs handle analog signals ranging from five to 100 volts. Our ASIC solutions amplify, condition and regulate the high voltage analog signal. Our proprietary design techniques create a cost-effective, lower powered single chip that offers solutions. For specialized applications such as 100V industrial control requiring both high-voltage and high-power capable ASICs we gained a Bipolar Complimentary Metal Oxide Semiconductor, or BiCMOS, process from MSB. Higher voltage products are often required by our customers in the industrial, automotive and computing markets, such as Delphi Automotive, Hella, Honeywell, Johnson Controls and Siemens. For example, we provide

Honeywell with high voltage display drivers for active matrix liquid crystal display panels used in commercial aircraft.

      Wireless or Radio Frequency Communication. Wireless or radio frequency communication provides wireless connectivity between various analog or digital components. We provide mixed signal ASICs for low data rate wireless applications. Low data rate solutions are required in medical, industrial and consumer markets, and are not addressed by the relatively high cost and higher power consumption radio frequency products such as those used in wireless phones. Our products optimize low cost and low power and can be used as a building block within a mixed signal ASIC. Customers such as Tyco and Delphi use our wireless products in applications such as wireless home security and keyless entry.

Foundry Services

      We provide semiconductor manufacturing services primarily to original equipment manufacturers, or OEMs, and semiconductor companies that do not have their own fabs. In 2002, over 85% of our pro forma foundry services revenue came from the manufacture of mixed signal products. We target the market for high-precision circuits for medical, consumer, automotive and industrial applications characterized by small to medium volume production runs not targeted by our larger competitors. We focus on manufacturing semiconductors with long lifecycles and that are manufactured with established process technologies, thereby reducing the risk of technological obsolescence. Typical applications serviced by our silicon manufacturing business include high precision audio circuits for consumer applications, analog components for DVD-R/W drives and computer and display drivers used in a wide variety of applications.

      We believe we are typically the sole-source provider of ASIC devices for our foundry customers. Approximately two-thirds of our 30 largest foundry customers by revenue have been with us for five years or longer. We leverage our long-term relationships with foundry customers to sell them our ASIC products and design services and to partner with selected customers to expand our mixed signal and digital ASIC intellectual property portfolio.

Digital ASICs

      We serve the digital ASIC market both through digital conversion ASICs, which involve the conversion of higher cost, semi-standard programmable digital logic ICs into digital ASICs, and medium complexity prime digital ASICs, which are customized solutions developed directly from customer specifications rather than from a pre-existing semi-standard IC solution. We focus on producing ASICs with intermediate degrees of design complexity, which is a market on which larger digital ASIC suppliers generally do not focus and for which programmable digital logic ICs do not provide cost-effective solutions. We have been an innovator in the digital conversion market since 1985 and have created many methodologies and software tools, including our proprietary NETRANS® software, that have enabled us to develop a leading position in this market.

      Electronic systems manufacturers typically choose between ASICs and semi-standard programmable digital logic ICs, balancing considerations among performance, price and time-to-market. Customers often would like to obtain the higher performance and lower price of an ASIC customized for their system, but instead settle, at least initially, for higher priced semi-standard products that enable faster time-to-market. Once these products reach moderate to high volumes, however, conversion to ASICs for the balance of the lifecycle can reduce costs and improve performance. Our proprietary design methodologies, tools and software offer an efficient method to convert to ASICs with minimal deployment of the customer’s engineering resources.

      While programmable digital logic ICs offer greater flexibility and faster time to market since they can be configured by the customer on site rather than customized in a fab, our digital conversion ASIC solution offers lower per unit cost, higher levels of integration, greater processing speed and lower power consumption. We have completed beta testing our XPressArrayTM product platform, which will allow our customers to quickly convert programmable digital logic ICs into cost-effective digital ASICs with higher performance and efficiency using our proprietary architecture, software and processes and manufacturing expertise. We believe our XPressArrayTM product platform will provide our customers with significant reductions in development time while decreasing their component costs. We expect our XPressArrayTM product platform to be commercially available in 2003.

      Prime digital ASICs are used in a wide variety of functions within electronic systems, including bus interfaces, communications infrastructure and power management and can vary in complexity, but all digital ASICs contain logic and may include memory integrated on the chip. We have developed an extensive library of logic and memory functions that customers use as components to design their systems. We then verify the total design within an integrated circuit that we manufacture. We believe that our XPressArrayTM product platform will also become an important factor in the success of our prime digital ASIC business due to the anticipated time-to-market benefits and cost-effectiveness of our XPressArrayTM product platform when compared to other commercially available prime ASIC development solutions.

      In addition to facilitating semi-standard to ASIC conversions, our conversion software can also be used to seamlessly convert competitors’ ASICs into our ASIC designs with a minimal amount of additional engineering. We redesign and manufacture existing ASICs that have long remaining lives, but which are no longer produced by the original IC manufacturer due to changes in manufacturing strategies or are second sourced for high volume applications. A digital conversion ASIC can either be designed to offer the same functionality as the competitor’s ASIC or we can further redesign the converted ASIC for a higher level of system integration.

      Our research and development efforts for digital ASIC products create intellectual property that we use to advance the design of digital ASICs and develop intellectual property cores that we can use in our mixed signal ASIC designs for our customers.

Non-Recurring Engineering and Tooling

      We charge our customers a non-recurring engineering and tooling fee which is intended to recover all or a portion of the costs associated with engineering and tooling for product development. The fee, the amount of which is determined at the inception of a design project, is paid to us in installments in accordance with the completion of certain phases in the design of the product. Typically, the first installment payment is billed at the commencement of design, and the final installment is billed upon shipment of a prototype of the product.

Customers and Applications

      The following table sets forth our principal end markets, the percentage of pro forma revenue for 2002 in each end market, some specific applications for our products and our largest customers by revenue during 2002:

Computing,
Consumer and
End markets:	Automotive	Industrial	Communications	Medical	Military	Other

Percentage of 2002 pro forma revenue:	25.1%	22.2%	20.0%	11.2%	8.6%	12.9%

Applications:	Digital compass Engine management Comfort controls	Bar code scanner Climate control Circuit protection Wireless security	Base stations Voice switching Routers	MRI scanner Pacemaker Blood glucose monitor Heart rate monitor	Bomb fuse Fighter jet cockpit displays	Bathroom scale Aerospace instruments Laptop power management Printer controller

Customers:	Johnson Controls Texas Instruments Siemens	Echelon Symbol Siemens	Alcatel STMicroelectronics Nortel Networks	Guidant General Electric Abbott Labs	Honeywell Lockheed Martin UTMC	Hewlett Packard Intersil Measurement Specialties

Sales, Marketing and Distribution

      We sell our products through direct sales personnel, independent sales representatives and licensed distributors worldwide. As of December 31, 2002, our direct sales personnel included a senior vice president of worldwide sales, a director of European sales and a director of Asia Pacific sales, 13 regional sales managers, a director of worldwide field applications, 14 field application engineers, six account managers and one key account manager. We believe that maintaining a small, technically competent and highly focused group of direct sales personnel is the most efficient way to serve our current customer base and to develop and expand our markets and customer base worldwide. Our direct sales personnel are divided geographically into three areas throughout North America, Europe and the Asia Pacific region to provide localized technical support. We have strategically located our sales and technical support offices near concentrations of major customers.

      We utilize our independent sales representatives network to service customers and distribute our products around the world. In North America and the Asia Pacific region, our direct sales personnel support independent sales representatives by regularly calling on existing and prospective customers. The independent sales representative network consists of approximately 20 representative firms in 30 different offices in North America and six representative firms in 15 locations in the Asia Pacific region. In Europe we rely more heavily on our direct sales personnel through regional sales managers, key account managers and account managers. Regional sales managers have geographic responsibilities and account managers and key account managers have specific account responsibilities. During 2002, 2001 and 2000 we derived approximately 68.4%, 90.9% and 93.4%, respectively, of our historical revenue from independent sales representatives. Independent sales representatives in North America do not offer other ASIC products that compete directly with our products. Our agreements with our independent sales representatives are usually terminable by either party on relatively short notice.

      We sell ASICs through authorized distributors only upon the customer’s request. During 2002, 2001 and 2000 only 3.2%, 4.9% and 5.2%, respectively, of our historical revenue were derived from authorized distributors. Therefore, we have little exposure to return of inventory or distributor inventory cost adjustments. Similar to our contracts with independent sales representatives, our agreements with our authorized distributors are usually terminable by either party on relatively short notice.

      Typically, orders flow directly from the customer or authorized distributor to one of our independent sales representatives. In North America, independent sales representatives do not maintain product inventory but instead relay the order to us. Outside of North America, independent sales representatives carry limited amounts of product inventory, not subject to return privileges or stock rotation, and can either fill the order immediately from inventory or relay the order to us.

      While no single customer made up 5% or more of our historical revenue in 2002, 2001 or 2000, our top 30 customers generated approximately 61.2%, 58.3% and 63.0%, respectively, of our historical revenue in 2002, 2001 and 2000. Our 19 largest customers accounted for 51.0% of our 2002 revenue. Alcatel, which accounted for 5.2% of our pro forma revenue in 2002, was the only customer that accounted for more than 5.0% of our pro forma revenue in 2002.

Research and Development

      Our historical expenditures for research and development in 2002, 2001 and 2000 were $52.1 million, $42.1 million and $37.4 million, respectively, representing 15.1%, 12.9% and 9.8% of revenue in each of the respective periods. Our expenditures for research and development on a pro forma basis in 2002 and 2001 were $56.8 million and $49.9 million, respectively. Our research and development efforts focus on process technology, design methodology and intellectual property for mixed signal ASICs and digital conversion products. As a result, we have implemented improvements to our manufacturing processes, design software and design libraries, including releasing our 0.35 micron ASIC, 0.5 micron mixed signal and 0.35 micron high voltage processes and libraries. We also work closely with our major customers in many research and development activities, including joint IP development, to increase the likelihood that our products will be more easily designed into the customers’ products and consequently achieve rapid and lasting market acceptance.

      We enhance our research and development efforts through our affiliations with the academic institutions or the teaching staff in the United States at Idaho State University, Montana State University, the University of Idaho, Boise State University, Brigham Young University and the University of Utah. We retain ownership or exclusive rights to any intellectual property created under contract with these institutions. We maintain all rights to information disclosed by us to these institutions. We own or have license rights to intellectual property created under contract with these institutions. We are also a member of Interuniversity MicroElectronics Center, or IMEC, a large European independent microelectronics research center. We have a research contract with IMEC that gives us non-exclusive rights to use certain jointly-developed technologies.

Intellectual Property

      We rely on a combination of patent, copyright, maskwork rights, trademark and trade secret laws and contractual restrictions to establish the proprietary aspects of our business and technology across all three of our principal product and services groups.

      As of December 31, 2002, we held over 75 U.S. patents and over 150 foreign patents. We also had over 70 patent applications in progress. The patents are based primarily on circuit design and process techniques. Our patents have a typical duration of 20 years from application date and therefore the number of in-force patents varies as old patents expire and new patents are issued. There can be no assurance that pending patent applications or other applications that may be filed will result in issued patents or that any issued patents will survive challenges to their validity. However, we believe that the loss of any one of our patents would not materially affect our business. We consider our AMISTM, FPGASICTM, MS-ASICTM, MS-MASTERTM, NETRANS®, NETRANSplus® and XPressArrayTM trademarks, among others, to be important brand names.

      We have licensed our design libraries and MS-MASTERTM software to selected customers to design products that are then manufactured by us. We may also license technology from third parties to incorporate into our design libraries.

      As part of the MSB Acquisition, we acquired a perpetual fully paid license from STMicroelectronics for certain Complimentary Metal Oxide Semiconductor, or CMOS, and Bipolar Complimentary Metal Oxide Semiconductor, or BiCMOS, mixed signal process technology down to 0.35 micron, as well as other intellectual property. CMOS and BiCMOS are two of the most common methods used to manufacture semiconductors. We also have two agreements with Hitachi. One agreement relates to technology assistance for our development of process technology down to 0.22 micron. This agreement terminates in October 2004. The second agreement is a license to certain Hitachi patents, which terminated in March 2003. The termination of this license agreement had minimal impact on us due to the limited extent it applies to our products.

      We were named as a defendant in a complaint filed on January 21, 2003, by Ricoh Company, Ltd. in the U.S. District Court for the District of Delaware alleging infringement of a patent owned by Ricoh. Ricoh is seeking an injunction and damages in an unspecified amount relating to such alleged infringement. The patents relate to certain methodologies for the automated design of ASICs. Although the basis for infringement is not clear at this time, the allegations are premised, at least in part, on the use of software we licensed from Synopsis, Inc. Synopsis has agreed to assume the sole and exclusive control of our defense relating to our use of the Synopsis software pursuant to the indemnity provisions of the Synopsis software license agreement, subject to the exceptions and limitations contained in the agreement. Synopsis will bear the cost of the defense as long as it is controlling the defense. However, it is possible that we may become aware of circumstances, or circumstances may develop, that result in our defense falling outside the scope of the indemnity provisions of the Synopsis software license agreement, in which case we would resume control of our defense and bear its cost, or share the cost of the defense with Synopsis and any other similarly situated parties. Based on information available to us to date, our preliminary belief is that the asserted claims against AMIS are without merit or, if meritorious, that we will be indemnified for such claims by Synopsis, and resolution of this matter will not have a material adverse effect on our future financial results or financial condition. However, if Ricoh is successful, we could be subject to an injunction or substantial damages or we could be required to obtain a license from Ricoh, if available.

      In addition, the semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. As is typical in the semiconductor industry, we have from time to time received communications from third parties asserting rights under patents that cover certain of our technologies and alleging infringement of certain intellectual property rights of others. We expect to receive similar communications in the future. In the event that Ricoh’s claims are valid or if any other third party were to make a valid claim against us or our customers, we could be required to:

•	discontinue using certain process technologies which could cause us to stop manufacturing certain semiconductors;

•	pay substantial monetary damages;

•	seek to develop non-infringing technologies, which may not be feasible; or

•	seek to acquire licenses to the infringed technology which may not be available on commercially reasonable terms, if at all.

In the event that any third party causes us or any of our customers to discontinue using certain process technologies, we believe that such an outcome would not have a long term material and adverse effect, as we could design around such technologies. In any event, the process technologies we use are widely employed throughout our competitive landscape, and thus any such discontinuance would not only impact us, but would also affect our competitors.

Manufacturing

      We initiate production of ASICs only after we receive orders from our customers. As a result, we generally do not carry a significant inventory of finished goods.

      The production of an ASIC is a complex process that requires increasingly sophisticated expertise. The production process can be broadly divided into three primary stages:

•	fabricating the semiconductor circuit on a wafer, which is a round, flat piece of silicon on which one to several thousand semiconductor circuits can be built;

•	packaging the semiconductor circuit by slicing the wafer into individual semiconductor circuits, or die, and placing these die into a package for insertion onto a printed circuit board; and

•	testing the packaged semiconductor circuit.

      We manufacture wafers at a 5-inch fab and an 8-inch fab located in Pocatello, Idaho and a 4-inch fab and a 6-inch fab located in Oudenaarde, Belgium. The Pocatello facilities have nine buildings, totaling 443,000 square feet (of which approximately 200,000 square feet are devoted to manufacturing) built on 33 acres. The Oudenaarde facilities have six buildings, totaling 15,601 square meters (of which approximately 6,868 square meters are devoted to manufacturing) built on 44,000 square meters. Our wafer fabrication technology is based almost entirely on Complimentary Metal Oxide Semiconductor processes, with some Bipolar Complimentary Metal Oxide Semiconductor and high voltage processes at our Belgian fabs.

      Historically, MSB outsourced a portion of its manufacturing to TSMC and UMC, which are large semiconductor manufacturing foundries in Taiwan. TSMC and UMC have provided foundry services to MSB in 0.35 and 0.25 micron digital Complimentary Metal Oxide Semiconductor processes. TSMC and UMC are foundries that provide semiconductor manufacturing on a contract basis. In the future, we expect to continue to rely, to some extent, on outside fabrication facilities for additional capacity and to gain access to more advanced process technologies.

      We purchase 0.18 micron Complimentary Metal Oxide Semiconductor wafers from TSMC which we use in our XPressArrayTM product platform. Our XpressArray products are initially processed in an advanced 0.18 micron digital Complimentary Metal Oxide Semiconductor process at TSMC, and then completed with our own 0.35 micron process in our own fab. This process combination gives our XPressArrayTM products 0.18 micron performance without incurring the capital expenditure needed to maintain our own 0.18 micron fab.

      We generally do not need to process technologies below 0.35 micron with respect to our mixed signal ASICs and foundry services. For digital ASICs, we contract with third parties on a purchase order basis for process technology smaller than 0.35 micron. In the longer term, we will need to find a source for processing mixed signal devices below 0.22 micron geometries because we believe the mixed signal industry standard is moving in the direction of geometries below ..22 micron. In the future, we intend to either process mixed signal devices below 0.22 micron internally or seek an external source for technology of such geometry.

      Fabricated wafers are transferred to packaging facilities. We perform wafer and packaged die testing at our facilities in Manila, Pocatello and Oudenaarde, and we also use subcontractors. A significant portion of our testing is performed at our 84,000 square foot facility in Manila, which was established in 1980 and is equipped with a variety of testers and auto handling equipment that complement the variety of packages and circuits that we manufacture. We also outsource back-end packaging and testing to a number of subcontractors in Asia and Belgium. The table below sets forth information with respect to our manufacturing facilities, products and technologies:

Wafer Fabrication Facilities

		Installed Annual
Location	Products/Functions	Equipment Capacity		Wafer Diameter

Pocatello	CMOS Wafers, 1 micron and above, 2 to 3 metal levels	155,000		5”
	CMOS Wafers, 0.6 micron to 1 micron, 2 to 3 metal levels	110,000		5”
Pocatello	CMOS Wafers, 0.35 micron to 0.8 micron, 2 to 5 metal levels	54,000	(1)	8”
Oudenaarde	BiCMOS and LDMOS Wafers, 1 micron, 2 metal levels	125,000		4”
Oudenaarde	BiCMOS Wafers, 0.35 micron to 1 micron, 2 to 5 metal levels	82,500	(2)	6”	(3)

(1)	By adding additional equipment, production capacity at our 8-inch fab could be increased to 225,000 wafers per year.

(2)	By adding additional equipment, production capacity at our 6-inch fab could be increased to 170,000 wafers per year.

(3)	In addition, the equipment at our 6-inch fab can be scaled to 8-inch wafers.

      Our manufacturing processes use many raw materials, including silicon wafers, copper lead frames, molding compounds, ceramic packages and various chemicals and gases. We obtain raw materials and supplies from a large number of sources. Although supplies of raw materials are currently adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

Backlog

      Backlog is typically recorded only upon receipt of a written purchase order from a customer. Reported backlog represents products scheduled to be delivered within six months. Backlog is influenced by several factors including market demand, pricing, customer order patterns and changes in product lead times. Backlog may fluctuate from booking to time of delivery to reflect changes in customer needs or industry conditions. Once manufacturing has commenced, orders generally are not cancelable. In addition, because customers already have invested significant time working with us (typically from six to 24 months before production of a custom ASIC) and have incurred the non-recurring engineering fee in full before production begins, customers generally have given careful consideration to the orders they place, and generally do not cancel orders. However, there is no guarantee that backlog will ultimately be realized as revenue. Backlog was $97.7 million as of December 31, 2002, compared to backlog of $76.7 million at December 31, 2001. The increase in backlog between these periods is due to the MSB Acquisition, which accounted for approximately $40.4 million of backlog at December 31, 2002, partially offset by a decrease resulting from customers placing orders just in time to cover the manufacturing cycle time.

      As such, backlog should not be taken as an indicator of our anticipated revenue for any particular future period. Line items recorded in backlog may not result in revenue within six months for several reasons, including: (a) certain customer orders within backlog may not be able to be recognized as revenue within six months (i.e., we, for various reasons, may be unable to ship the product within the specified time frame promised); (b) certain customer order delivery dates may be delayed to a subsequent period by our customers; and (c) certain customer orders may even be cancelled at our customers’ request. These items have been offset, and exceeded by, both (a) new customer orders that are booked subsequent to the backlog reporting date and delivered to the customer within six months and (b) customer orders with anticipated delivery dates outside six months and subsequently shipped sooner than originally anticipated. The amount of revenue recognized in excess of backlog during any six-month period varies and depends greatly on overall capacity in the semiconductor industry and capacity in our manufacturing facilities. We do not routinely monitor the extent of backlog canceled, pushed out for later delivery or accelerated for earlier delivery.

Competition

      We compete in highly competitive markets. Although no one company competes with us in all of our product lines, we face significant competition for products in each of our business areas from domestic, as well as international, semiconductor companies. Some of these companies have substantially greater financial, technical, marketing and management resources than us.

      ASIC competitors include other manufacturers and designers of ASICs, standard products, and semi-standard programmable digital logic IC products, as well as customers who design their own ICs that are manufactured at foundries. We focus on providing foundry services for mixed signal ASICs, a segment with fewer competitors than the digital foundry segment.

      The following chart sets forth our principal competitors by business group:

Business Group	Principal Competitors

Mixed Signal ASICs	Atmel, Zarlink, STMicroelectronics(1)
Foundry Services	In-house manufacturing capabilities of our customers and potential customers
Digital ASICs	Altera, Atmel, Xilinx, NEC

(1)	ST Microelectronics competed in the ASIC market prior to its acquisition of Alcatel Microelectronics and our back-to-back acquisition of MSB and continues to compete in such market.

      We compete with ASIC providers based on design experience, the ability to service customer needs from the design phase to the shipping of a completed product, length of design cycle, longevity of technology support and sales and technical support personnel. We compete with programmable digital logic IC suppliers on the basis of densities, performance and production costs. Our ability to successfully compete depends on internal and external variables, both within and outside of our control. These variables include, but are not limited to, the timeliness with which we can develop new products and technologies, product performance and quality, manufacturing yields and availability, customer service, pricing, industry trends and general economic trends.

Employees

      Our worldwide workforce consisted of 2,487 employees (full- and part-time) as of December 31, 2002, of which 1,122 were located in the United States, 943 were located in Europe, and 422 were located in the Philippines and Asia. None of our employees in the United States or Asia are represented by collective bargaining arrangements. The employees located in Belgium are represented by unions and have the benefits of collective bargaining arrangements at the national, industry and company levels. In connection with any future reductions in work force we may implement, we would be required to, among other things, negotiate with these unions and make severance payments to employees upon their termination. In addition, these unions may implement work stoppages or delays in the event they do not consent to severance packages proposed for future reductions in work force or for any other reason. Furthermore, our substantial operations in Europe subject us to compliance with labor laws and customs that are generally more employee-favorable than in the United States. As a result, it may not be possible for us to quickly or affordably implement workforce reductions.

Environmental Matters

      Our operations are subject to numerous environmental, health and safety laws and regulations that prohibit or restrict the discharge of pollutants into the environment and regulate employee exposure to hazardous substances in the workplace. Failure to comply with these laws or our environmental permits could subject us to material costs and liabilities, including costs to cleanup contamination caused by our operations. In addition, future changes to environmental laws could require us to incur significant additional expense or restrict our operations.

      Some environmental laws hold current or previous owners or operators of real property liable for the costs of cleaning up contamination, even if these owners or operators did not know of and were not responsible for such contamination. These environmental laws also impose liability on any person who arranges for the disposal or treatment of hazardous substances, regardless of whether the affected site is owned or operated by such person. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances.

      We are required pursuant to an order issued by the California Regional Water Quality Control Board to clean up trichloroethylene contaminated groundwater at our former manufacturing facility located in Santa Clara, California. We are currently pumping and treating the contaminated groundwater. We have also recently completed treatment of a more highly contaminated area of the site. The California Regional Water Quality Control Board has determined that, as a result of our cleanup efforts, additional remedial activities are unlikely unless levels of contaminants change dramatically. We have estimated that future remediation of the site will cost between $0.8 million to $1.3 million over a 4 year period ending in 2006, and have accrued $0.8 million as of December 31, 2002. We estimate that the annual cost of operating the groundwater treatment system will be up to $0.2 million per year for 2003 and each of the three succeeding years. Under the terms of the Recapitalization Agreement, JEEM and GA-TEK agreed to indemnify us for certain existing environmental exposures and to pay certain existing liabilities. However, there are no guarantees that either JEEM or GA-TEK will have the ability to fulfill their obligations in the future at which point we would still be responsible for the entire remaining remediation liability. Unexpected costs that we may incur with respect to environmental matters may result in additional loss contingencies. (See Note 13 to the Combined/ Consolidated Financial Statements for additional information.)

Legal Proceedings

      We were named as a defendant in a complaint filed on January 21, 2003, by Ricoh Company, Ltd. in the U.S. District Court for the District of Delaware alleging infringement of a patent owned by Ricoh. Ricoh is seeking an injunction and damages in an unspecified amount relating to such alleged infringement. The patents relate to certain methodologies for the automated design of ASICs. Although the basis for infringement is not clear at this time, the allegations are premised, at least in part, on the use of software we licensed from Synopsis, Inc. Synopsis has agreed to assume the sole and exclusive control of our defense relating to our use of the Synopsis software pursuant to the indemnity provisions of the Synopsis software license agreement, subject to the exceptions and limitations contained in the agreement. Synopsis will bear the cost of the defense as long as it is controlling the defense. However, it is possible that we may become aware of circumstances, or circumstances may develop, that result in our defense falling outside the scope of the indemnity provisions of the Synopsis software license agreement, in which case we would resume control of our defense and bear its cost, or share the cost of the defense with Synopsis and any other similarly situated parties. Based on information available to us to date, our preliminary belief is that the asserted claims against AMIS are without merit or, if meritorious, that we will be indemnified for such claims by Synopsis, and resolution of this matter will not have a material adverse effect on our future financial results or financial condition. However, if Ricoh is successful, we could be subject to an injunction or substantial damages or we could be required to obtain a license from Ricoh, if available.

      From time to time we are a party to various litigation matters incidental to the conduct of our business. There is no pending or threatened legal proceeding to which we are a party that, in the opinion of management, is likely to have a material adverse effect on our future financial results or financial condition.

Properties

      In the United States, our corporate and manufacturing headquarters, head office for several business groups and warehouse operations are located in 443,000 square feet of space built on 33 acres of land owned by us in Pocatello, Idaho. We also lease additional office space in Pocatello and have agreed to lease an additional 30,000 square feet for an engineering and research center in Pocatello that is currently under construction.

      In Europe, our manufacturing and other facilities are located in 15,601 square meters on 44,000 square meters owned by us in Oudenaarde, Belgium.

      In Manila, the Philippines, we lease approximately 84,000 square feet of light manufacturing and warehouse space. The lease will expire on November 20, 2006. Sort, test and administration functions are housed in this facility.

      We also lease space in many locations throughout the United States for regional sales offices, field design centers and remote engineering and development operations.

      Outside the United States, we lease space for regional offices in Europe and Asia. The leased space is for sales, marketing, administrative offices or design engineering and related support space. In selected areas, field personnel may work from home offices or at the location of a manufacturer’s representative.

      We believe that all of these facilities are in good condition and are well maintained.

DESCRIPTION OF THE MSB ACQUISITION

The MSB Acquisition

      In May 2002, we and our wholly owned subsidiary entered into a business purchase agreement to purchase the assets and assume certain liabilities of the Mixed Signal Business, or MSB, of Alcatel Microelectronics NV from STMicroelectronics N.V. STMicroelectronics had agreed to acquire all the capital stock of Alcatel Microelectronics from Alcatel S.A. and its affiliate in April 2002. These back-to-back transactions closed on June 26, 2002. The cash consideration paid and expenses incurred in connection with the MSB Acquisition totaled approximately $79.4 million. In addition, we paid restructuring costs of $2.4 million in the six months ended December 31, 2002, and we expect to pay approximately $2.0 million in additional costs over the six months ending June 30, 2003, in a restructuring program to assimilate and optimize the MSB Acquisition. Our purchase of MSB was funded in part by the Units Financing, pursuant to which AMIS Holdings raised aggregate gross proceeds of $75.0 million and contributed the net proceeds to us.

      The assets we acquired included all the non-cash assets associated with Alcatel Microelectronics’ Mixed Signal Business as well as two fabs in Oudenaarde, Belgium. The acquired assets also include over 40 patents and over 40 patent applications in progress. In addition, we gained 994 employees located primarily in Europe, assumed defined benefit pension liabilities with respect to the transferred employees and received pension assets in respect of these liabilities. Acquired liabilities consisted generally of liabilities incurred in the ordinary course of business, such as trade payables. We are indemnified with respect to pre-closing environmental liabilities in an amount not to exceed the purchase price.

Supply Agreements

      As part of the MSB Acquisition, we entered into a supply agreement with STMicroelectronics pursuant to which we are required to sell on an exclusive basis certain specified products to STMicroelectronics up to a maximum of €70 million (or $79.8 million, assuming an exchange rate of €1 to $1.14) and STMicroelectronics is required to place purchase orders for a minimum of €50 million (or $57 million, assuming an exchange rate of €1 to $1.14) of such products over the initial two-year term of the agreement. The agreement specifies certain minimum and maximum amounts that STMicroelectronics is required to order over eight successive quarterly periods and we are required to supply over four successive six-month contract periods. If STMicroelectronics does not order the minimum amount during a quarterly contract period, STMicroelectronics will be required to pay us a make whole amount. If STMicroelectronics does not order the minimum amount during a quarterly contract period, STMicroelectronics will be required to pay us a make whole amount. The make-whole amount is the difference between the minimum cumulative value of the products ordered and the actual cumulative value of the products ordered, minus the variable costs the Company would have incurred for the shortfall in orders. If we do not meet orders that are within the maximum amount for a six-month contract period, then the value of such unmet orders for the contract period will be deducted from the €50 million (or $57 million, assuming an exchange rate of €1 to $1.14) requirement and apportioned over the remaining contract periods.

      We also entered into a requirements contract with Alcatel pursuant to which we agreed to provide Alcatel with certain telecommunications ASICs at specified prices and Alcatel agreed to purchase at least 40% of its requirements of those ASICs from us. There is no requirement that Alcatel order any specific quantity of ASICs under the contract.

Intellectual Property Agreements

      In addition to the patents and patent applications transferred to us outright, we entered into licenses to use other patents associated with the acquired Mixed Signal Business. We entered into a Patent License Agreement with STMicroelectronics and Alcatel Microelectronics pursuant to which we were granted a non-exclusive, royalty-free license to use all patents embodied in existing MSB products and we granted to

STMicroelectronics a non-exclusive, royalty-free license to use patents transferred to us outright. Without the written consent of the parties, the agreement is not assignable by the parties, except that (1) we may transfer the licenses granted to us in a transaction involving the transfer of all or a portion of the Mixed Signal Business so long as the transfer includes tangible assets of the business having an aggregate net market value or producing revenue in the preceding twelve-month period of at least $25 million and (2) STMicroelectronics may transfer the licenses granted to it in connection with any transfer of all or a portion of STMicroelectronics’ assets so long as the transfer includes tangible assets of its business having an aggregate net market value or producing revenue in the preceding twelve-month period of at least $25 million. The agreement remains in effect for the unexpired term of the patents embodied in the MSB products.

      We also entered into a Technology Transfer and License Agreement with STMicroelectronics and Alcatel Microelectronics pursuant to which we were granted a non-exclusive, royalty free license to intellectual property rights associated with custom ASICs developed by Alcatel Microelectronics for certain Alcatel telecommunications products and development processes and methodologies, as well as STMicroelectronics manufacturing process technologies. Without the written consent of the other parties, the agreement is not assignable by us, except that we may transfer the STMicroelectronics manufacturing process technologies in a transaction involving the transfer of all or a portion of the Mixed Signal Business so long as the transfer includes tangible assets of the business having an aggregate net market value or producing revenue in the preceding twelve-month period of at least $25 million. During the first 18 months of the Agreement, we could be required to pay STMicroelectronics $7.5 million if we desire to transfer certain STMicroelectronics manufacturing process technologies to a third party.

Transition and Professional Services Agreements

      We also entered into agreements with STMicroelectronics and Alcatel pursuant to which Alcatel agreed to supply us, and we and STMicroelectronics agreed to provide each other, transition services during a nine-month period after the closing of the MSB Acquisition. These services include information technology and payroll services as well as lease sharing and other administrative services related to the facilities of Alcatel Microelectronics located in Belgium. In addition, we entered into professional services agreements with STMicroelectronics under which we will provide STMicroelectronics certain test engineering and other back end professional services and STMicroelectronics will provide us certain product development engineering services during a transitional period after the closing of the MSB Acquisition.

Back End Services and Wafer Procurement Agreement

      We also entered into a Back End Services and Wafer Procurement Agreement with STMicroelectronics pursuant to which we have agreed to procure certain quantities of wafers and provide certain back end assembly, electrical test and mechanical finishing services for STMicroelectronics during the six-month transition period following the closing of the MSB Acquisition. Revenue from this agreement amounted to $2.6 million in the third quarter of 2002 and $1.5 million in the fourth quarter of 2002.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The Recapitalization

      Prior to July 2000, our business was a division of GA-TEK Inc., which is owned by JEEM. In July 2000, our business was separated from GA-TEK through the formation of AMI Spinco, Inc., or Spinco, and Spinco became a wholly-owned subsidiary of GA-TEK.

      Under the Agreement and Plan of Merger and Recapitalization, or the Recapitalization Agreement, dated December 5, 2000, among Gould Technology, Inc., AMI Merger Company, Inc., JEEM, GA-TEK, Spinco, CVC and Francisco Partners, the following actions were consummated on December 21, 2000:

•	Gould Technology, a wholly owned subsidiary of GA-TEK, amended its certificate of incorporation to change its name to AMIS Holdings, Inc., and to give effect to the reclassification of all its outstanding shares of common stock into the following three tranches of equity securities:

•	Class A Common Stock,

•	Series A Senior Redeemable Preferred Stock, or Series A Preferred Stock, and

•	Series B Junior Redeemable Convertible Preferred Stock, or Series B Preferred Stock.

•	AMI Merger Company, a wholly owned subsidiary of AMIS Holdings, merged with and into Spinco, with Spinco as the surviving corporation, at which time Spinco’s name was changed to AMI Semiconductor, Inc.

•	Each of Francisco Partners and CVC purchased shares of Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock from GA-TEK.

•	Spinco paid an aggregate of $40.5 million to GA-TEK and JEEM in consideration for non-competition obligations on the part of GA-TEK and JEEM.

•	AMIS Holdings issued a warrant to GA-TEK to purchase shares of Class A Common Stock.

•	Spinco assumed responsibility under the following debt financing agreements:

•	a $175.0 million senior term loan which was fully drawn at the closing of the recapitalization; and

•	a $75.0 million revolving credit facility, which is available to use for working capital and general corporate purposes.

•	Spinco paid a portion of the incentive and retention bonuses owed by GA-TEK under a Retention Bonus Plan and an Incentive Bonus Plan to certain of Spinco’s executives and GA-TEK agreed to reimburse Spinco for that portion.

      Pursuant to the terms of a Shareholders’ Agreement described below, GA-TEK transferred all of its shares of AMIS Holdings common and preferred stock and its warrant to purchase additional shares of AMIS Holdings common stock to JEEM in January 2001. All rights and obligations referenced herein relating to GA-TEK are now the rights and obligations of JEEM.

Shareholders’ Agreement

      AMIS Holdings entered into a Shareholders’ Agreement with Francisco Partners, CVC and GA-TEK upon the closing of the transactions contemplated by the Recapitalization Agreement. Some other AMIS Holdings stockholders have signed joinder agreements to the Shareholders’ Agreement. The Shareholders’ Agreement covers matters of corporate governance, restrictions on transfer of AMIS Holdings securities, rights of first refusal, tag-along rights, rights to compel a sale, preemptive rights, rights to compel an initial public offering, registration rights and information rights.

      Pursuant to the terms of the Shareholders’ Agreement, our board of directors must consist of the same members as the board of directors of AMIS Holdings and both boards are subject to all the corporate governance provisions of the Shareholders’ Agreement. The Shareholders’ Agreement provides that the board of directors of AMIS Holdings will consist of nine members, including three designees of Francisco Partners, three designees of CVC, one designee of GA-TEK, the chief executive officer of AMIS, and one independent director. These rights of designation will expire when the initial ownership of these stockholders falls below defined ownership thresholds. The board of directors may not take certain significant actions, such as a merger or sale of assets, without the approval of a majority of the board designees of each of CVC and Francisco Partners.

Advisory Agreements

      In connection with the transactions contemplated by the Recapitalization Agreement, AMIS Holdings entered into advisory agreements with each of the sponsors pursuant to which the sponsors may provide financial, advisory and consulting services to AMIS Holdings. In exchange for such services (if and when provided), each sponsor will be entitled to receive fees billed at the sponsor’s customary rates for actual time spent performing such services plus reimbursement for out-of-pocket expenses; provided that, commencing with the fiscal quarter ended March 31, 2001, each sponsor will be entitled to an annual advisory fee, the amount of which will be the greater of $1.0 million per year or 0.3% of the consolidated annual revenue of AMIS Holdings for the last twelve months, plus out-of-pocket expenses, for the remaining term of the advisory agreement. There are no minimum levels of service required to be provided pursuant to the advisory agreements. In connection with the transactions contemplated by the Recapitalization Agreement, each sponsor became entitled to a one-time transaction fee of $6.0 million, plus fees and expenses related to the transaction. Each advisory agreement has an initial term of ten years, subject to termination by the sponsor or AMIS Holdings upon written notice 90 days prior to the expiration of the initial term or any extension thereof. Each advisory agreement includes customary indemnification provisions in favor of each of the sponsors. For the three months ended March 29, 2003, CVC received approximately $0.3 million related to the CVC advisory agreement and Francisco Partners did not receive any payments. In 2002, Francisco Partners received approximately $1.0 million, of which, approximately $0.2 million constituted an advance payment for 2003, and CVC received approximately $0.8 million. In conjunction with the MSB Acquisition, each of CVC and Francisco Partners received a one-time transaction fee of $2.5 million, plus fees and expenses related to the transaction.

The Units Financing

      In June 2002, AMIS Holdings raised aggregate gross proceeds of $75.0 million by issuing and selling Units consisting of an aggregate of 75,000 shares of Series C Preferred Stock and warrants exercisable for 27,554,550 shares of its Class A Common Stock to affiliates of each of Francisco Partners and CVC. AMIS Holdings contributed the net proceeds of the Units Financing to us for the purpose of funding the MSB Acquisition. A portion of the net proceeds of the offering of the old notes was used to redeem the Series C Preferred Stock. The total redemption price paid by us in connection with the redemption of the Series C Preferred Stock was approximately $80.8 million. The following table shows the amounts each investor in the Series C Preferred Stock (i) paid for such investor’s original investment in the Series C Preferred Stock and (ii) received upon the redemption of the Series C Preferred Stock on January 29, 2003 (in millions):

	Investment	Redemption
	Amount	Amount

FP-McCartney, L.L.C.	$37.2	$40.1
Citigroup Venture Capital Equity Partners, L.P.	35.2	38.0
CVC/SSB Employee Fund, L.P.	0.4	0.4
CVC Executive Fund LLC	0.3	0.3
Natasha Foundation	1.3	1.4
Merchant Capital, Inc.	0.6	0.6

TOTAL	$75.0	$80.8

Loans to Officers

      In September 2000, nine persons who were then officers were permitted by the Board of Directors to exercise stock options before such options had vested. In connection with these early exercises, these officers issued full-recourse promissory notes to us, each of which matures on September 20, 2005 and bears interest at a rate of 7% per annum. Each note is secured by a pledge of shares of AMIS Holdings’ stock. The loans to officers were for the following principal amounts:

Name of Officer	Principal Amount

H. Gene Patterson	$3,062,500
Alfred Castleman	$612,500
Harold Blomquist	$210,000
Glenn Fraser	$210,000
Ricardo Jimenez	$210,000
Thomas Schiers	$210,000
Daniel Schroeder	$210,000
Randy Jacobs	$140,000
Jon Stoner	$140,000

      As of December 31, 2002, each of the individuals listed above owed the full principal amount plus all interest accrued to date on their respective notes listed above, with the exception of Mr. Blomquist who resigned in March 2001. After Mr. Blomquist’s departure, we repurchased his shares at a fair market value of $332,000. This amount was reduced by the amounts owed to us by Mr. Blomquist under his promissory note and the balance was paid to Mr. Blomquist in cash. All other loans remain outstanding. Only Messrs. Jimenez, Schroeder and Stoner are still employees of AMIS.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information with respect to our executive officers, key employees and members of our Board of Directors as of December 31, 2002.

Name	Age	Title

Executive Officers
Christine King	53	President, Chief Executive Officer and Director
Walter Mattheus	55	Chief Operating Officer
Brent Jensen	45	Senior Vice President and Chief Financial Officer
Jon Stoner	46	Senior Vice President and Chief Technology Officer
Steven Hayes	49	Senior Vice President, Worldwide Sales
Terri Timberman	45	Senior Vice President, Human Resources
Tim Forhan	48	Senior Vice President, Quality
Daniel Schroeder	54	Senior Vice President, Corporate Support and Fab Operations
Ricardo Jimenez	58	Senior Vice President, Worldwide Planning and Test Operations

Key Employees
Robert Klosterboer	42	Vice President, Mixed Signal Business Unit
Allan Morrison	53	Vice President, Foundry Business Unit
Vincent Hopkin	40	Vice President, Digital Business Unit
Nanjunda Shastry	40	Vice President, Corporate Strategy and Business Development
Tony Denayer	46	Vice President, Product Development
Yolande De Busschop	43	Corporate General Counsel

Directors
Dipanjan Deb	33	Director
Thomas Epley	62	Director
David M. Rickey	47	Director
Paul C. Schorr IV	35	Director
Tomohiro Shibata	57	Director
David Stanton	40	Director
James A. Urry	49	Director
Gregory Williams	49	Director

      Christine King, President, Chief Executive Officer and Director. Ms. King joined us in September 2001 as President, Chief Executive Officer and Director. From September 2000 to September 2001 Ms. King served as Vice President of Semiconductor Products for IBM Microelectronics. From September 1998 to September 2000 Ms. King was Vice President of the Networking Technology Business Unit for IBM. Ms. King also served as Vice President of Marketing and Field Engineering at IBM from June 1995 to September 1998 and Manager of ASIC Products at IBM from March 1992 to June 1995. While at IBM, Ms. King launched the company’s ASIC and networking businesses. Ms. King holds a B.S. degree in electrical engineering from Fairleigh Dickinson University.

      Walter Mattheus, Chief Operating Officer. Mr. Mattheus joined us in June 2002, following the MSB Acquisition. Mr. Mattheus began his career at Alcatel Microelectronics in June 1983. At Alcatel Microelectronics, Mr. Mattheus served as General Manager and Chief Operating Officer since 1995. Mr. Mattheus began his career with Bell Telephone Manufacturing Company which later became Alcatel Bell. Mr. Mattheus currently serves as a Director at the Chamber of Commerce of East-Flanders,

Belgium. Mr. Mattheus holds a masters degree and a doctorate in electrical engineering from the University of Leuven.

      Brent Jensen, Senior Vice President and Chief Financial Officer. Mr. Jensen joined us in March 1991 and has served as Chief Financial Officer since December 2000. Before becoming Chief Financial Officer, Mr. Jensen served as our Controller. Prior to joining us, Mr. Jensen worked at National Semiconductor, KPMG Peat Marwick and Megadiamond. Mr. Jensen holds a B.S. and Masters of Accountancy from Brigham Young University.

      Jon Stoner, Senior Vice President and Chief Technology Officer. Mr. Stoner joined us in 1980. Prior to his current position, Mr. Stoner has held various research and development positions, including Senior Vice President, Technology and Product Development, director of Standard Products, director of Technology Planning and New Business Development and director of Process Technology. Mr. Stoner serves as a member of the Advisory Council to the Idaho State Board of Education for Engineering Education, is a member of Idaho’s Experimental Program for Stimulation of Competitive Research committee, and is a volunteer member of the Boise State Engineering Advisory Board. Mr. Stoner holds a B.A. degree in Chemistry from the University of Montana and a M.S. degree in Physics from Idaho State University.

      Steven Hayes, Senior Vice President Worldwide Sales. Mr. Hayes joined us as Eastern Area Sales Director in October 2000 and was appointed Vice President of Worldwide Sales in May 2001. Prior to joining us, Mr. Hayes was President/ Partner of I Squared Inc., a Silicon Valley manufacturers’ representative firm specializing in semiconductor sales, marketing and design services to major OEMs. Mr. Hayes worked at I Squared from 1986 to 2001.

      Terri Timberman, Senior Vice President, Human Resources. Ms. Timberman joined us in September 2002. Prior to joining us, Ms. Timberman served as the Vice President of Human Resources for Radisys Corporation, a provider of embedded systems for computer, data processing and network-intensive applications, in Hillsboro, Oregon from February 2001 to August 2002. From May 1994 to February 2001, Ms. Timberman was the Chief Administrative Officer for Merix Corporation, a manufacturer of circuit boards, in Forrest Grove, Oregon. At Merix Corporation, Ms. Timberman was primarily responsible for oversight of the Human Resources, Information Technology and Corporate Development functions. Ms. Timberman holds a B.A. degree in Organizational Communication from Marylhurst University.

      Tim Forhan, Senior Vice President, Quality. Mr. Forhan joined us in August 2002. Mr. Forhan comes to us from IBM’s Microelectronics Division with 20 years of semiconductor experience, most recently as Director of SemiCustom Solutions, Custom Logic Business Unit from April 2001 until August 2002, as Director of Systems Engineering, Networking Technology Business Unit from August 1999 until April 2001 and as Director of the X-86 Microprocessor Business Unit from December 1997 until August 1999. Mr. Forhan has held senior management positions in Fab Engineering, Quality, Design Services, X-86 Microprocessors and SiliconGermanium Communications Products at IBM. Mr. Forhan holds a B.S. degree in Ceramic Engineering from SUNY Alfred and a M.B.A. from SUNY Buffalo.

      Daniel Schroeder, Senior Vice President, Corporate Support and Fab Operations. Prior to joining us in 1986, Mr. Schroeder held management positions with several divisions at Inmos’ domestic and international operations. Inmos was an English semiconductor company specializing in microprocessors acquired by STMicroelectronics NV in 1990. Mr. Schroeder also spent ten years in various management positions with Texas Instruments. Mr. Schroeder currently serves as a member of the Pocatello Development Authority, a volunteer board. Mr. Schroeder holds B.S. and M.S. degrees in Physics from the University of Wisconsin, Oshkosh and a M.B.A. from Texas Tech University.

      Ricardo Jimenez, Senior Vice President, Worldwide Planning and Test Operations. Mr. Jimenez joined us in 1991. Prior to his current position, Mr. Jimenez was President & Managing Director of AMIS-Philippines and Vice President of Worldwide Test. Mr. Jimenez has worked in the industry for

33 years, including in positions at Harris Semiconductor, Mostek Corporation and Texas Instruments. Mr. Jimenez holds B.S. and M.S. degrees in Electrical Engineering from the University of Illinois.

      Robert Klosterboer, Vice President, Mixed Signal Business Unit. Mr. Klosterboer joined us in 1982 as a test engineer. Prior to his current position, Mr. Klosterboer has held several positions including: product marketing manager, program development manager and design section manager. Mr. Klosterboer holds a bachelor’s degree in electrical engineering from Montana State University.

      Allan Morrison, Vice President, Foundry Business Unit. Mr. Morrison joined us in 1970. Mr. Morrison has held various management positions in customer service including program management, major accounts and military customer service and planning and has also been an assembly supervisor and fab supervisor. Mr. Morrison holds an associate’s degree from Idaho State University.

      Vincent Hopkin, Vice President, Digital Business Unit. Mr. Hopkin joined us in 1983 and has held various manufacturing and marketing management functions. Prior to his current position, Mr. Hopkin was the Director of the Conversion ASIC Business Unit from 1997 to 2000 and managed the Northern California sales and design center in San Jose, California from 1996 to 1998. Mr. Hopkin holds a B.B.A. degree from Idaho State University.

      Nanjunda Shastry, Vice President, Corporate Strategy and Business Development. Mr. Shastry joined us in March 2002. Prior to joining us, Mr. Shastry was Director of Business Development at 3Com Corporation from February 1998 to March 2002. Mr. Shastry also served as Technology Manager/ Director of Semiconductor Technologies for 3Com Corporation from January 1996 to February 1998. Mr. Shastry holds a B.S. degree in Electrical Engineering from Bangalore University and a M.S. degree in Electrical Engineering from the University of Texas, Arlington.

      Tony Denayer, Vice President, Product Development. Mr. Denayer joined us in June 2002 as a result of the MSB Acquisition. Mr. Denayer began his career with Alcatel Microelectronics in 1989 where he most recently served as General Manager of the Automotive, Industrial and Peripherals Business Unit. Mr. Denayer holds a M.S. degree in Electrical Engineering from the Catholic University of Louvain.

      Yolande De Busschop, Corporate General Counsel. Ms. De Busschop joined us in June 2002, following the MSB Acquisition. Ms. De Busschop was General Counsel at Alcatel Microelectronics since February 2000. Ms. De Busschop has also held a senior legal position in the European Specialty Chemicals and Plastics division of Phillips Petroleum Company from 1989 to 1999. Ms. De Busschop holds a law degree from the Catholic University of Leuven.

      Dipanjan Deb, Director. Mr. Deb has been a director since December 2000. Mr. Deb is a founder of Francisco Partners and has been a partner since its formation in August 1999. Prior to joining Francisco Partners, Mr. Deb was a principal with Texas Pacific Group from 1998 to 1999. Earlier in his career, Mr. Deb was director of semiconductor banking at Robertson Stephens & Company from 1996 to 1998 and a management consultant at McKinsey & Company. Mr. Deb is also on the boards of GlobespanVirata, Inc., Legerity Inc., and Ultra Clean Technology System & Services, Inc. Mr. Deb holds a B.S. degree in Electrical Engineering and Computer Science from U.C. Berkeley, where he was a Regents Scholar, and a M.B.A. degree from the Stanford Graduate School of Business.

      Thomas E. Epley has served on the board of directors since April 2001 and served as Interim President and Interim Chief Executive Officer from April 2001 to September 2001. From August 1996 to April 1997, Mr. Epley was Chief Executive Officer and President of GlobeSpan, Inc. He has served as a director of GlobeSpan from August 1996 to June 16, 2001 and was Chairman of the board of directors from August 1996 to March 1999. He has served as a director and President and Chief Executive Officer of Paradyne Credit Corp. from August 1996 to June 1999. From 1993 to 1996, he was a director of Carlton Communications. From 1991 to 1996, he served as Chairman and Chief Executive Officer of Technicolor, a provider of services and products to the entertainment industry. He is also a limited partner in Communication Partners, L.P. Mr. Epley holds a BS degree in mechanical engineering from the University of Cincinnati and an MBA from the Kellogg School of Northwestern University.

      David M. Rickey, Director. Mr. Rickey has been a director since May 2001. Mr. Rickey has served as President and CEO of AMCC since 1996. From 1993 to 1995 he was the Vice President of Operations at AMCC, a fabless semiconductor company. In the interim Mr. Rickey was Vice President of Operations for NexGen. He also spent 8 years with Northern Telecom where he led the wafer fab engineering and manufacturing operations in Ottawa, Canada and San Diego, California. Prior to that Mr. Rickey held various engineering positions at IBM. Mr. Rickey serves on the boards of SiliconWave, MacroPore, the San Diego Economic Development Corporation, the Executive Advisory Board (CASIM Center) and the Foundation for the Improvement of Math and Science Education (FIMSE). Mr. Rickey graduated Summa Cum Laude from Marietta College with a B.S. degree in Mathematics and later earned an additional B.S. degree in Metallurgy and Materials Science from Columbia University. He also holds a M.S. degree in Material Science and Engineering from Stanford University.

      Paul C. Schorr IV, Director. Mr. Schorr has been a director since December 2000. Mr. Schorr has been Managing Director and Member of the Investment Committee for Citigroup Venture Capital Equity Partners since June 1996. Prior to that, Mr. Schorr was an engagement manager at McKinsey & Company. Mr. Schorr serves on the board of directors of KEMET Corporation, Fairchild Semiconductor Corporation and ChipPAC, Inc. Mr. Schorr has a M.B.A. degree with Distinction from the Harvard Business School and graduated Magna Cum Laude from Georgetown University’s School of Foreign Service.

      Tomohiro Shibata, Director. Mr. Shibata has been a director since August 2002. He also served as a member of the board of AMIS Holdings and AMIS from December 2000 until May 2001 and on the board of AMI Spinco from July 2000 until December 2000. Mr. Shibata is an Associate Director at Japan Energy Electronic Materials, Inc. and has been supervising semiconductor and compound semiconductor technical development in the Electrical Materials Division since February 1990. Prior to joining Japan Energy Electronic Materials, Inc., Mr. Shibata was general manager of semiconductor development at Fujitsu Limited. Mr. Shibata holds a B.S. degree in Physics from the Kyushu University. He is a member of the Japan Society of Applied Physics.

      David Stanton, Director. Mr. Stanton has been a director since December 2000. Mr. Stanton is a founder of Francisco Partners and has been its Managing Partner since its formation in August 1999. Prior to founding Francisco Partners, Mr. Stanton led the technology investing activities of Texas Pacific Group, a private equity fund, from 1994 until August 1999. Prior to joining Texas Pacific Group, he was a venture capitalist with Trinity Ventures, which specializes in investments in information technology, software and telecommunications companies. Earlier in his career, Mr. Stanton was a strategy consultant with Bain & Company. Mr. Stanton also serves as the Chairman of the Board of Directors of GXS Corporation. Mr. Stanton holds a B.S. degree in Chemical Engineering from Stanford University and a M.B.A. degree from the Stanford Graduate School of Business.

      James A. Urry, Director. Mr. Urry has been a director since December 2000. Mr. Urry is a Partner at Citigroup Venture Capital Equity Partners where he has been employed since 1989. Mr. Urry is also a director of Airxcel, Inc., Intersil Holding Corporation, Palomar Technological Companies and York International Corporation. Mr. Urry is a graduate of Brown University and holds a M.B.A. from the Wharton School of the University of Pennsylvania.

      Gregory Williams, Director. Mr. Williams has been a director since November 2002. Mr. Williams is Executive Chairman of the board of directors of Intersil, an analog and digital semiconductor company, where he served as president and chief executive officer and a director from August 1999 until May 2002. From October 1998 to August 1999, Mr. Williams was president and general manager of the semiconductor business of Harris. From January 1998 to October 1998, Mr. Williams was vice president and general manager of the Power Products Division of Harris. Prior to joining Harris, Mr. Williams spent 14 years at Motorola Semiconductor in Phoenix, Arizona, where he served as vice president and assistant general manager of the Semiconductor Components Group, which included analog and discrete products, vice president and general manager of the Power Products Division and vice president and director of Automotive World Marketing. Prior to Motorola, Mr. Williams spent seven years with General Electric.

Mr. Williams is Chairman of the Semiconductor Industry Association for 2003. Mr. Williams holds a B.B.A. degree from Wayne State University.

Board Composition

      Pursuant to the terms of the Shareholders’ Agreement, our board of directors must consist of the same members as the board of directors of AMIS Holdings and both boards are subject to all the corporate governance provisions of the Shareholders’ Agreement. The Shareholders’ Agreement provides that our board of directors will consist of nine members, including three designees of Francisco Partners (one of whom shall be independent), three designees of CVC (one of whom shall be independent), one designee of JEEM, our chief executive officer, and one additional independent director. These rights of designation will expire when the initial ownership of these stockholders falls below defined ownership thresholds. Francisco Partners and CVC have not yet designated each of their independent directors. The board of directors may not take certain significant actions, such as a merger or sale of assets, without the approval of a majority of the board designees of each of CVC and Francisco Partners.

Board Committees

      The board of directors of AMIS Holdings has an audit committee and a compensation committee. The audit committee consists of Messrs. Schorr, Deb, and Rickey. The audit committee reviews our financial statements and accounting practices and makes recommendations to our board of directors regarding the selection of independent auditors.

      The compensation committee of AMIS Holdings’ board of directors consists of Messrs. Deb, Rickey, and Urry. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans.

Director Compensation

      Directors who are also our employees do not receive compensation for service on our Board of Directors. It is not currently contemplated that those persons who will be our directors and who are employed by Francisco Partners or Citigroup Venture Capital Equity Partners will receive compensation for their services as directors.

      Currently, Mr. Rickey and Mr. Williams are the only directors who receive compensation for their services as directors. Mr. Williams joined the board in November 2002. Both Mr. Rickey and Mr. Williams receive an annual retainer of $15,000 plus $1,000 for each board or committee meeting attended. In addition, Mr. Williams receives $5,000 per day for time spent on AMIS’s business at the request of our CEO or our board of directors.

      Each of Mr. Rickey and Mr. Williams were also granted an option to purchase 80,000 shares of AMIS Holdings Class A Common Stock upon joining the board. The options granted to Mr. Rickey have an exercise price equal to $0.26 per share, which was the fair market value of the Class A Common Stock on the date of grant. These options vest over a four year period at a rate of 25% of the total shares granted on the first anniversary of the date of grant, and ratably over the next 36 months, so long as Mr. Rickey remains our director or consultant. Mr. Rickey was also granted the right to exercise these options before vesting and acted on that right. If Mr. Rickey were to cease acting as a director, AMIS Holdings has the right to redeem the shares underlying his unvested options at the original exercise price of $0.26 per share. The options granted to Mr. Williams have an exercise price equal to $0.26 per share, which was the fair market value of the Class A Common Stock on the date of grant. Of the shares subject to option, 30,000 shares were vested in full upon becoming a member of the board and the remaining 50,000 shares vest on the first anniversary of Mr. Williams becoming a board member.

Compensation Committee Interlocks and Insider Participation

      The compensation committee of AMIS Holdings currently consists of Messrs. Deb, Rickey, and Urry. None of the members of the compensation committee is currently or has been, at any time since the time of our formation, one of our officers or employees. None of our executive officers, currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the board or compensation committee of AMIS Holdings.

Compensation of Executive Officers

      The following table sets forth certain information concerning the compensation earned during the years ended December 31, 2002, 2001 and 2000 to the Chief Executive Officer and the four other most highly compensated executive officers whose compensation exceeded $100,000, based on salary earned in 2002, who were executive officers on December 31, 2002.

Summary Compensation Table

					Long-Term Compensation

	Annual Compensation				Number of	Number of	Number of
					Common Stock	Senior Preferred	Junior Preferred
				Other Annual	Options	Stock Options	Stock Options	All Other
	Salary(1)	Bonus		Compensation	Granted	Granted	Granted	Compensation

Christine King(3)
President and Chief Executive Officer
2002	$400,047	$450,000	(2)	$—	698,800	—	—	$—
2001	114,381	123,077		10,175	3,494,001	—	—	—
2000	—	—		—	—	—	—	—
Daniel Schroeder
Senior Vice President, Corporate Support and Fab Operations
2002	233,568	26,016		—	50,000	—	—	—
2001	253,364	—		—	240,000	—	—	28,878	(6)
2000	212,118	243,936		—	120,000	15,528	12,423	285,850	(6)
Ricardo Jimenez
Senior Vice President, Worldwide Planning and Test Operations
2002	210,982	23,732		—	75,000	—	—	—
2001	225,591	—		—	220,000	—	—	25,363	(6)
2000	274,052	214,300		137,037 (5)	120,000	15,528	12,423	122,507	(6)
Walter Mattheus(4)
Chief Operating Officer
2002	167,678	52,375		—	300,000	—	—	—
2001	—	—		—	—	—	—	—
2000	—	—		—	—	—	—	—
Brent Jensen
Senior Vice President and Chief Financial Officer
2002	181,930	22,940		—	150,000	—	—	—
2001	180,522	—		—	320,000	—	—	20,292	(6)
2000	118,605	118,577		—	80,000	10,353	8,282	571,700	(6)

(1)	Salary includes base salary earned during the year. It excludes group life, health, hospitalization, medical reimbursement and relocation, as those plans do not discriminate in favor of executive officers and are generally available to all salaried employees.

(2)	Ms. King was awarded an annual incentive bonus in 2002 of $272,420 targeted at 50%-100% of her base salary pursuant to her employment agreement and a relocation bonus of $177,580 in support of her relocation to AMIS headquarters in Pocatello, Idaho.

(3)	Ms. King joined us in September 2001.

(4)	Mr. Mattheus joined us in June 2002.

(5)	Mr. Jimenez received such amount in connection with his assignment with AMIS’ subsidiary in the Philippines during a portion of 2002.

(6)	Such amounts were received by these executives in connection with the recapitalization and include both sale bonuses and stay bonuses.

Option Grants During Year Ended December 31, 2002

      Options to purchase 3,654,900 shares of AMIS Holdings common stock were granted in 2002. The following table sets forth certain information for the year ended December 31, 2002 with respect to grants of stock options to each of the named executive officers. All options granted in 2002 were granted under AMIS Holdings Amended and Restated 2000 Equity Incentive Plan. All of these options are for common stock only and have a term of 10 years. All options granted to named executive officers vest according to the following schedule: 25% of the shares vest on the first anniversary of the grant date and the balance vests ratably over the next three years. See “Benefit Plans — AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan” for a description of the material terms of these options.

	Individual Grants
					Potential Realizable Value at
	Number of	Percentage	Exercise		Assumed Annual Rates of
	Common	of Total	Price Per		Stock Price Appreciation
	Stock	Options	Common		For Option Term(3)
	Options	Granted in	Stock	Expiration
Name	Granted	2002(1)	Option(2)	Date	0%	5%	10%

Christine King	698,800	19.12%	$0.26	11/5/2012	$—	$114,263	$289,564
Daniel Schroeder	50,000	1.37%	0.26	5/2/2012	—	8,176	20,719
Ricardo Jimenez	75,000	2.05%	0.26	5/2/2012	—	12,263	31,078
Walter Mattheus(4)	300,000	8.21%	0.26	11/5/2012	—	49,054	124,312
Brent Jensen	150,000	4.10%	0.26	5/2/2012	—	24,527	62,156

(1)	Options to purchase a total of 3,654,900 shares of common stock were granted in 2002.

(2)	Exercise prices reflect AMIS Holdings’ board of directors’ good faith determination of the fair market value of its common stock on the date of grant.

(3)	As of December 31, 2002. The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

(4)	Mr. Mattheus joined us in June 2002.

Aggregate Option Exercises in Fiscal 2002 and Year-End Values

      The following table sets forth certain information regarding exercised stock options during the year ended December 31, 2002 and unexercised options held as of December 31, 2002 by each of the named executive officers. The value realized is based on the reassessed fair market value of the underlying securities as of the date of exercise, minus the per share exercise price, multiplied by the number of shares underlying the option. The value of unexercised in-the-money options are based on a value of $0.26 per share and an exercise price of $0.26 per share, causing the options to not be in-the-money.

	Common		Number of Common Stock		Value of Unexercised
	Stock		Options Unexercised		In-the-Money Options
	Acquired		at Year-End		at Year-End(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Christine King	—	—	1,091,876	3,100,925	—	—
Daniel Schroeder	75,000	—	40,000	175,000	—	—
Ricardo Jimenez	68,750	—	36,667	189,583	—	—
Walter Mattheus(2)	—	—	—	300,000	—	—
Brent Jensen	—	—	212,500	337,500	—	—

(1)	Exercise prices reflect our board of directors’ good faith determination of the fair market value of our stock options on the date of grant. Because the exercise price and the fair value are equal, there are no in-the-money options outstanding relating to grants in 2002.

(2)	Mr. Mattheus joined us in June 2002.

Benefit Plans

AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan

      The AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan provides for the award of stock options, stock bonuses and restricted stock awards. Subject to adjustment in the event of certain corporate transactions or events, these stock awards may consist of a maximum of 21,707,945 shares of common stock, 1,083,897 shares of Series A Preferred Stock and 867,118 shares of Series B Preferred Stock, as determined by the plan administrator. Shares of stock subject to awards that expire, are forfeited or otherwise terminate will again be available for grant under the plan. The plan is administered by the board of directors, but the board may delegate the administration of the plan to a committee at any time.

      The plan provides for the grant of incentive stock options, or ISOs, only to employees of AMIS Holdings and its affiliates, including AMIS, and only in accordance with California and other state laws applicable to AMIS Holdings and federal rules governing ISOs. Nonstatutory stock options, or NSOs, may be granted to employees, directors and consultants of AMIS Holdings and its affiliates, including AMIS.

      Generally, each option granted under the plan is required to expire on or before the tenth anniversary of the date of grant. The exercise price of each ISO is required to be not less than 100% of the fair market value of the underlying stock subject to the option on the date of grant, and the exercise price of each NSO is required to be not less than 85% of the fair market value of the underlying stock subject to the option on the date of grant. These minimum price provisions are increased, and other conditions and restrictions apply, with respect to awards granted to persons who own or are deemed to own more than 10% of the total combined voting power of all classes of stock of AMIS Holdings.

      The plan provides for payment of the exercise price of options in the form of cash or, subject to the discretion of the board, by delivery to AMIS Holdings of other securities of AMIS Holdings, according to a deferred payment arrangement at compounding interest rates, or any other form of legal consideration acceptable to the board.

Change in Control Employee Severance Benefit Plan

      The 2000 Change in Control Employee Severance Benefit Plan was adopted by Spinco in connection with the separation from GA-TEK in July 2000. Under the plan, certain executives and employees could become entitled to the following benefits in connection with a future change in control:

•	salary continuation for a number of months ranging from 9 to 24 months, depending upon the employee;

•	health benefits for 9 to 24 months, depending upon the employee;

•	full acceleration of the vesting period on options and restricted stock;

•	a payment equal to any unvested benefits forfeited under any 401(k), profit sharing or similar plan; and

•	cash payment of the maximum potential target bonus for the individual employee.

      An eligible employee would become entitled to these benefits if he or she were terminated without cause or constructively terminated at any time during the period beginning 90 days before and ending twelve months after a change of control of AMIS.

      “Cause” is defined to cover termination for (i) committing intentional acts materially injuring the business, (ii) refusing to follow directions that are lawful and reasonable, (iii) willful neglect of duties that causes a material adverse effect, (iv) conviction of a felony of moral turpitude likely to inflict material injury on AMIS, or (v) knowingly and willfully violating a material provision of an agreement between the employee and AMIS. Employees have an opportunity to cure as to (ii), (iii) and (v).

      “Constructive termination” is defined to include (i) reduction of annual base salary, (ii) failure to pay benefits or compensation within five days of due date, (iii) failure to continue material employee benefits and compensation bonus plans or programs unless replaced with a substantially equivalent benefit or compensation, (iv) adverse change in status, title, position or material responsibilities, (v) assignment of material duties inconsistent with such employee’s status, title, position or material responsibilities, (vi) removal from or failure to reappoint or reelect to any title or position, (vii) relocation of employee or relocation of AMIS’s principal executive offices if such employee’s principal office is relocated to more than 50 miles from previous office, (vii) material breach of material provision of any plan or agreement, unless cured within 15 days of notice of breach, or (viii) failure by AMIS to obtain the assumption of, or any failure by any successor to assume, the plan.

401(k) Plan

      AMIS Holdings sponsors a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, or a 401(k) plan. Substantially all our U.S. employees are eligible to participate and may enter the plan on the first day of the plan year in which the employee met the eligibility requirements. Participants may make pre-tax contributions to the plan of a percentage of their eligible compensation, not to exceed the limits allowable under the Internal Revenue Code. AMIS Holdings is required to match 50% of employee contributions, up to 6% of the employee’s annual salary.

Retirement Plans

      Our subsidiary in the Philippines has a noncontributory defined benefit retirement plan for the benefit of all permanent employees in the Philippines. The plan provides employees with a lump-sum retirement benefit equivalent to one month’s salary per year of service based on the final monthly gross salary before retirement.

      As part of the MSB Acquisition, we agreed to assume defined benefit pension liabilities with respect to transferred employees and received pension assets in respect of these liabilities. We are in the process of establishing a new defined benefit pension plan for these employees.

Other Benefit Plans

      In connection with the separation of AMIS from GA-TEK in July 2000, a Retention Bonus Plan and an Incentive Bonus Plan were established by AMIS, pursuant to which GA-TEK became obligated to pay certain employees and executives of AMIS bonus payments in connection with the change of control that resulted from the recapitalization.

      Under the Retention Bonus Plan, GA-TEK was obligated to pay 25% or 33% (depending upon the employee) of a covered employee’s annual base salary in connection with the change of control. Fifty percent of the bonus was paid six months after the change of control and the remaining 50% was paid on the first anniversary of the change of control. GA-TEK’s aggregate obligation was not to exceed $2.5 million, and each employee’s bonus payment was subject to reduction on a pro rata basis to the extent that GA-TEK’s total obligation would have exceeded $2.5 million. The bonus payments were contingent upon the covered employee being actively employed by AMIS on the applicable payment date. If, however, an employee was terminated either without cause or was constructively terminated, each payment was accelerated to the date of such termination. Approximately 70 employees of AMIS were covered under this plan.

      Under the Incentive Bonus Plan, GA-TEK was obligated to pay an aggregate amount of approximately $4.0 million to 18 AMIS employees. Factors that contributed to the amount of the bonus included the employee’s position and title and involvement in the sale of a majority interest that resulted in the change of control. Fifty percent of the bonus was paid upon the change of control and the remaining 50% was paid on the earlier of the first anniversary of the change of control and the date of a covered employee’s termination by AMIS without cause or constructive termination.

Employment Agreements

      Christine King joined AMIS on September 10, 2001 as Chief Executive Officer, President and as a member of the Board of Directors. Her employment agreement specifies an initial base salary of $400,000 per year with a target bonus opportunity of 50% to 100% of her salary. Pursuant to her employment agreement, AMIS Holdings has granted to Ms. King options to purchase 3,494,001 shares of common stock. In addition, AMIS Holdings agreed to grant to Ms. King, on each of September 10, 2003 and 2004, options to Ms. King on a number of shares of common stock equal to .5% of the number of fully diluted shares of common stock outstanding as of August 15, 2001, with exercise prices equal to the fair market value of the common stock on the applicable grant date. The options granted under the agreement become 25% vested on the first anniversary of the date of grant and 2.08% vested during each month thereafter. Her options become fully vested in the event of a change of control of AMIS. The term of the employment agreement extends to December 31, 2005 with early termination or extension possible under certain circumstances. Upon termination of Ms. King’s employment by the company without cause, Ms. King is entitled to full acceleration of all unvested options and a severance payment of one year’s base salary plus up to $4.2 million less any value realized on options held by Ms. King. AMIS Holdings granted to Ms. King a security interest in $4.2 million of cash to secure our duties and obligations associated with this employment agreement.

      Harold Blomquist resigned as Senior Vice President, Worldwide Sales effective March 2, 2001. Mr. Blomquist received approximately $742,000 in severance payments associated with his resignation. Mr. Blomquist had owned 120,000 shares of Class A Common Stock, 15,528 shares of Series A Preferred Stock and 12,423 shares of Series B Preferred Stock, which we repurchased from Mr. Blomquist for a total of approximately $332,000. This payment was partially offset by the balance of an outstanding note with which Mr. Blomquist had originally purchased the shares of stock. Such note had a principal balance of approximately $210,000 and interest due of approximately $12,000.

      Glenn Fraser resigned as Vice President, Marketing and Business Development effective February 1, 2002. Mr. Fraser received a severance payment of approximately $0.4 million upon resignation, the majority of which represented the equivalent of 18 months of his base salary as provided under the 2000 Change in Control Employee Severance Benefit Plan.

      Walter Mattheus joined AMIS as Chief Operating Officer in June 2002, following the MSB Acquisition. Mr. Mattheus’ employment agreement provides for an annual salary of €337,500 with a target bonus opportunity equal to 50% of his annual salary. Mr. Mattheus is also eligible to receive a retention bonus of up to 40% of his annual salary if he remains with AMIS through the first year of his employment. AMIS also agreed that Mr. Mattheus will be granted options under the AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan to purchase 300,000 shares of AMIS Holdings common stock. Mr. Mattheus’ employment agreement may be terminated by either AMIS or Mr. Mattheus in accordance with Belgian law. In the event that AMIS terminates the employment agreement, subject to certain exceptions, Mr. Mattheus will be entitled to (i) a payment equal to approximately three times his annual compensation, which includes for this purpose his base salary, additional amounts paid to Mr. Mattheus during the preceding 12 months and the value of certain benefits provided to Mr. Mattheus, and (ii) an additional payment equal to one-twelfth of the annual compensation described in the preceding clause (i) for each full year of employment.

      In general, we enter into customary employment agreements with our employees in Europe.

OWNERSHIP OF CAPITAL STOCK

      AMIS is a wholly owned subsidiary of AMIS Holdings. The following table sets forth information with respect to the beneficial ownership of AMIS Holdings’ common stock and preferred stock as of May 24, 2003 by:

•	each person or group known by us to beneficially own more than 5% of AMIS Holdings’ Series A Preferred Stock, Series B Preferred Stock or Class A Common Stock;

•	each of the named executive officers and each of our directors; and

•	all of our executive officers and directors as a group.

      Percentage of ownership is based on 140,100,499 shares of Class A Common Stock, 17,903,685 shares of Series A Preferred Stock and 14,319,112 shares of Series B Preferred Stock, outstanding as of May 24, 2003. Beneficial ownership is calculated based on SEC requirements. All equity securities subject to options currently exercisable within 60 days after May 24, 2003 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each individual listed in the table is c/o AMIS Holdings, Inc., 2300 Buckskin Road, Pocatello, Idaho 83201. This table does not include shares of Series C Preferred Stock, since the Series C Preferred Stock was redeemed in full on January 29, 2003.

	Number and Percent of Shares of AMIS Holdings

	Class A			Series A			Series B
	Common Stock			Preferred Stock			Preferred Stock

	Number		Percent	Number		Percent	Number		Percent

Greater than 5% Stockholders:
Francisco Partners
c/o Francisco Partners, L.P.	67,182,560	(1)	43.69%	6,925,000		38.68%	5,540,000		38.69%
2882 Sand Hill Road, Suite 280
Menlo Park, CA 94025
CVC
c/o Citigroup Venture Capital Equity Partners	66,712,960	(2)	43.52%	6,925,000	(3)	38.68%	5,540,000	(4)	38.69%
399 Park Avenue, 14th Floor
New York, NY 10022
JEEM	27,046,200	(5)	19.30%	3,500,000		19.55%	2,800,000		19.55%
10-1 Toranomon 2-Chome
Minato-ku
Tokyo 105-8407 Japan
Named Executive Officers and Directors:
Christine King(7)	1,601,418		1.13%	—		*	—		*
Daniel Schroeder(6)	282,708	(8)	*	15,528		*	12,423		*
Ricardo Jimenez(6)	279,479	(9)	*	15,528		*	12,423		*
Walter Mattheus(7)	—		*	—		*	—		*
Brent Jensen(7)	318,125		*	9,059		*	7,247		*
David Stanton (11)	67,182,560	(1)	43.69%	6,925,000		38.68%	5,540,000		38.69%
Dipanjan Deb (11)	67,182,560	(1)	43.69%	6,925,000		38.68%	5,540,000		38.69%
Paul C. Schorr, IV(12)	66,712,960	(2)	43.52%	6,925,000	(3)	38.68%	5,540,000	(4)	38.69%
James A. Urry(12)	66,712,960	(2)	43.52%	6,925,000	(3)	38.68%	5,540,000	(4)	38.69%
Tomohiro Shibata(13)	27,046,200	(5)	19.30%	3,500,000		19.55%	2,800,000		19.55%
Thomas Epley(6)(10)	883,025		*	22,506		*	17,868		*
David M. Rickey(6)	80,000		*	—		*	—		*

	Number and Percent of Shares of AMIS Holdings

	Class A			Series A			Series B
	Common Stock			Preferred Stock			Preferred Stock

	Number		Percent	Number		Percent	Number		Percent

Gregory Williams(7)	30,000		*	—		*	—		*
All executive officers and directors as a group (18 persons)	166,796,517	(14)	98.32%	17,651,572	(15)	98.53%	14,121,122	(16)	98.56%

*	Indicates less than 1%

(1)	Includes 13,669,721 shares of Class A Common Stock subject to an immediately exercisable warrant held by FP-McCartney, LLC, which is an affiliate of Francisco Partners, L.P.

(2)	Includes 52,524,083 shares held by Citigroup Venture Capital Equity Partners, L.P. (“Equity Partners”), 522,874 shares held by CVC/ SSB Employee Fund, L.P. (“Employee Fund”) and 465,883 shares held by CVC Executive Fund LLC (“Executive Fund”). Also includes 13,200,119 shares subject to immediately exercisable warrants, of which a warrant to purchase 12,947,545 shares is held by Equity Partners, a warrant to purchase 133,567 shares is held by Employee Fund and a warrant to purchase 119,007 shares is held by Executive Fund. Equity Partners, Employee Fund and Executive Fund are all affiliates of Citigroup, Inc.

(3)	Includes 6,797,047 shares held by Equity Partners, 67,664 shares held by Employee Fund and 60,289 shares held by Executive Fund.

(4)	Includes 5,437,638 shares held by Equity Partners, 54,131 shares held by Employee Fund and 48,231 shares held by Executive Fund.

(5)	Does not include 13,809,096 shares subject to a warrant held by JEEM that is not exercisable until the earlier of AMIS Holdings’ initial public offering of common stock or a change of control.

(6)	Individual received his or her shares pursuant to a stock option or stock bonus award granted under the AMIS Holdings, Inc. 2000 Equity Incentive Plan; shares are held by this individual subject to AMIS Holdings’ right of repurchase.

(7)	All share amounts listed for this individual represent shares subject to options that are exercisable within 60 days of May 24, 2003.

(8)	Includes 87,708 shares subject to options that are exercisable within 60 days of May 24, 2003.

(9)	Includes 90,729 shares subject to options that are exercisable within 60 days of May 24, 2003.

(10)	Includes 96,154 shares that were not granted under AMIS Holdings, Inc. 2000 Equity Incentive Plan and therefore are not subject to AMIS Holdings’ right of repurchase.

(11)	Individual is a partner at Francisco Partners, L.P. and disclaims beneficial ownership of the shares held by FP-McCartney, LLC.

(12)	Individual is a member of management of Equity Partners and disclaims beneficial ownership of the shares held by Equity Partners, Employee Fund and Executive Fund.

(13)	Individual is a manager at JEEM and disclaims beneficial ownership of the shares held by JEEM.

(14)	Includes 80,000 shares held by our executive officers who were not individually listed in this table, all of which are subject to AMIS Holdings’ right of repurchase and 475,042 of which are subject to options that are exercisable within 60 days of May 24, 2003.

(15)	Includes 10,352 shares held by our executive officers who were not individually listed in this table, all of which are subject to AMIS Holdings’ right of repurchase and 2,135 of which are subject to options that are exercisable within 60 days of May 24, 2003.

(16)	Includes 8,282 shares held by our executive officers who were not individually listed in this table, all of which are subject to AMIS Holdings’ right of repurchase and 1,708 of which are subject to options that are exercisable within 60 days of May 24, 2003.

DESCRIPTION OF CAPITAL STOCK

AMIS Holdings Preferred Stock

      AMIS Holdings Certificate of Incorporation provides that AMIS Holdings may issue 50,000,000 shares of Preferred Stock, 20,000,000 of which is designated as Series A Senior Redeemable Preferred Stock, or Series A Preferred Stock, 20,000,000 of which is designated as Series B Junior Redeemable Convertible Preferred Stock, or Series B Preferred Stock, 75,000 of which is designated as Series C Increasing Rate Senior Preferred Stock, or Series C Preferred Stock, and 9,925,000 of which is undesignated. The Series C Preferred Stock was redeemed in full on January 29, 2003. As of May 24, 2003, there were issued and outstanding 17,903,685 shares of Series A Preferred Stock and 14,319,112 shares of Series B Preferred Stock.

Series A Preferred Stock

      The AMIS Holdings Series A Preferred Stock had an initial accreted value of $10 per share and, with respect to dividend rights and rights on liquidation, dissolution and winding up, ranks prior to the Series B Preferred Stock and the common stock and all other classes of equity securities of AMIS Holdings, except the Series C Preferred Stock. The Series A Preferred Stock is entitled to quarterly cash dividends when, as and if declared, which dividends are cumulative, whether or not earned or declared, and accrue at an annual compounding rate of 13.5%. If a dividend is not paid in cash on the quarterly dividend payment date, the unpaid amount is added to the accreted value for purposes of calculating future dividends. AMIS Holdings has not paid any dividends on its Series A Preferred Stock, and all unpaid dividends have been added to the accreted value of such shares. As of March 29, 2003, cumulative unpaid dividends were $63.2 million.

      AMIS Holdings may not pay any dividend upon (except for a dividend payable in Parity Securities (as defined below)), or redeem or otherwise acquire Parity Securities unless all cumulative dividends on the Series A Preferred Stock and Parity Securities have been paid in full and sufficient funds set apart for the payment of the dividend for the then current dividend period. Upon liquidation, dissolution or winding up of AMIS Holdings, holders of Series A Preferred Stock will be entitled to receive out of the legally available assets of AMIS Holdings, before any amount shall be paid to holders of Junior Securities (as defined below), an amount equal to the accreted value per share of Series A Preferred Stock, plus all accrued and unpaid dividends to the date of final distribution. If such available assets are insufficient to pay the holders of the outstanding shares of Series A Preferred Stock in full, the entire assets and funds of AMIS Holdings legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock. The Series A Preferred Stock is not mandatorily redeemable prior to September 15, 2013. AMIS Holdings may, at its option, redeem the Series A Preferred Stock at any time in whole or from time to time in part, at a price per share of the accreted value, plus accrued and unpaid dividends to the date of redemption.

      The vote of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required to:

•	authorize, create or issue shares of any other class or series of stock entitled to a preference ahead of or on parity with the Series A Preferred Stock with respect to any dividend or upon distribution or any liquidation, distribution of assets, dissolution or winding up of AMIS Holdings,

•	except under certain circumstances, take any step resulting in the redemption of shares of:

•	equity securities of AMIS Holdings with which the Series A Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution or winding up) (“Parity Securities”) or

•	equity securities of AMIS Holdings to which the Series A Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution or winding up) (including the Series B Preferred Stock and the common stock) (the “Junior Securities”) or

•	amend AMIS Holdings Certificate of Incorporation if such amendment would adversely affect the relative preferences, rights or powers of the Series A Preferred Stock.

      Except as described in the immediately preceding sentence or as otherwise required by law, the Series A Preferred Stock is not entitled to vote.

Series B Preferred Stock

      AMIS Holdings Series B Preferred Stock had an initial accreted value of $10 per share and, with respect to dividend rights and rights on liquidation, dissolution and winding up, ranks junior to the Series A Preferred Stock and the Series C Preferred Stock and prior to all other classes of equity securities of AMIS Holdings, including the common stock. The Series B Preferred Stock is entitled to quarterly dividends when, as and if declared, which dividends are cumulative, whether or not earned or declared, and accrue at an annual compounding rate of 14.5%. If a dividend is not paid in cash on the quarterly dividend payment date, the unpaid amount is added to the accreted value for purposes of calculating future dividends. AMIS Holdings has not paid any dividends on its Series B Preferred Stock, and all unpaid dividends have been added to the accreted value of such shares. As of March 29, 2003, cumulative unpaid dividends were $55.1 million.

      AMIS Holdings may not pay any dividend upon (except for a dividend payable in Other Securities (as defined below)), or redeem or otherwise acquire Other Securities unless all cumulative dividends on the Series B Preferred Stock and Junior Parity Securities (as defined below) have been paid in full and sufficient funds set apart for the payment of the dividend for the then current dividend period. Upon liquidation, dissolution or winding up of AMIS Holdings, holders of Series B Preferred Stock will be entitled to receive out of the legally available assets of AMIS Holdings, before any amount shall be paid to holders of Other Securities, an amount equal to the accreted value per share of Series B Preferred Stock, plus all accrued and unpaid dividends to the date of final distribution. If such available assets are insufficient to pay the holders of the outstanding shares of Series B Preferred Stock in full, the entire assets and funds of AMIS Holdings legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock. The Series B Preferred Stock is not mandatorily redeemable prior to March 15, 2014. AMIS Holdings may, at its option, redeem the Series B Preferred Stock, at any time in whole or from time to time in part, at a price per share of the accreted value, plus accrued and unpaid dividends to the date of redemption. AMIS Holdings will have the right, upon or concurrently with the initial public offering of Class A Common Stock of AMIS Holdings, to convert shares of Series B Preferred Stock, in whole or in part, into Class A Common Stock at a conversion ratio equal to the accreted value of the Series B Preferred Stock divided by the per share price to the public in the offering (less underwriting discounts and commissions).

      The vote of a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class, is required to:

•	authorize, create or issue any other class or series of stock entitled to a preference ahead of or on parity with the Series B Preferred Stock with respect to any dividend or upon distribution or any liquidation, distribution of assets, dissolution or winding up of AMIS Holdings,

•	except under certain circumstances, take any step resulting in the redemption of shares of:

•	equity securities of AMIS Holdings with which the Series B Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution or winding up) (“Junior Parity Securities”) or

•	equity securities of AMIS Holdings to which the Series B Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution or winding up) (including the common stock) (the “Other Securities”) or

•	amend AMIS Holdings Certificate of Incorporation if such amendment would adversely affect the relative preferences, rights or powers of the Series B Preferred Stock.

Except as described in the immediately preceding sentence or as otherwise required by law, the Series B Preferred Stock is not entitled to vote.

AMIS Holdings Common Stock

      The Certificate of Incorporation of AMIS Holdings provides that AMIS Holdings may issue 800,000,000 shares of AMIS Holdings Common Stock, divided into two classes consisting of 400,000,000 shares of Class A Common Stock and 400,000,000 shares of Class B Common Stock. There were 140,100,499 shares of Class A Common Stock outstanding and no shares of Class B Common Stock outstanding as of May 24, 2003. The holders of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as required by law, the holders of Class B Common Stock will have no voting rights. Under the Certificate of Incorporation of AMIS Holdings, a holder of either class of Common Stock may convert any or all of his shares into an equal number of shares of the other class of Common Stock, provided that in the case of a conversion from Class B Common Stock, which is nonvoting, into Class A Common Stock, which is voting, the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A Common Stock which would be held after giving effect to the conversion.

Other Provisions of AMIS Holdings Certificate of Incorporation

      Under AMIS Holdings’ Certificate of Incorporation, CVC and Francisco Partners have the right to effect a compelled sale, which means that if they negotiate a transfer of a significant percentage of the securities of AMIS Holdings, CVC and Francisco Partners can require all the other stockholders of AMIS Holdings to participate ratably in that transfer on the basis of the class of securities being transferred in the compelled sale. If the compelled sale involves the transfer of Class A Common Stock, CVC and Francisco Partners can require JEC either to exercise or cancel its warrant. To the extent that CVC and Francisco Partners elect to effect their right to a compelled sale under the terms of the Shareholders’ Agreement, that agreement shall control.

Warrants to Purchase Class A Common Stock

      AMIS Holdings issued to JEC a warrant to purchase 13,809,096 shares of Class A Common Stock at an exercise price of $6.47 per share. The number of shares subject to the warrant and the exercise price are subject to customary anti-dilution adjustments. The warrant may be exercised upon or after the earlier of an initial public offering of Class A Common Stock or a change of control of AMIS Holdings. The warrant expires on December 31, 2010. Pursuant to the Shareholders’ Agreement, CVC and Francisco Partners can require the warrant to be exercised or canceled, at the option of JEEM, in the event of a compelled sale of Class A Common Stock of AMIS Holdings.

      AMIS Holdings issued warrants to each of CVC, Francisco Partners and Merchant Capital as part of the Units Financing. The warrants are exercisable for an aggregate of 27,554,550 shares of Class A Common Stock at an exercise price of $0.01 per share. The number of shares subject to the warrants and the exercise price are subject to customary anti-dilution adjustments, as well as adjustments for issuances of, or rights or options to purchase, Class A Common Stock or securities convertible into Class A Common Stock at a price below the then current fair market value.

DESCRIPTION OF THE SENIOR CREDIT FACILITIES

      The following is a summary of our senior credit facilities. This summary is not complete and is qualified in its entirety by reference to the actual credit agreement and other related documents, which are filed as exhibits to the registration statement of which this prospectus forms a part.

      In December 2000 we entered into a credit agreement providing for senior credit facilities with a syndicate of financial institutions as lenders. The senior credit facilities provided for up to $250.0 million of aggregate borrowing capacity, consisting of:

•	a secured $175.0 million term loan that was fully drawn, partially amortizes in equal quarterly installments that commenced on March 31, 2001, had a balance of $40.0 million as of March 29, 2003 and matures on December 21, 2006; and

•	a secured $75.0 million revolving credit facility ($20.0 million of which may be in the form of letters of credit) for general corporate purposes which is available until December 21, 2006, unless earlier terminated. As of March 29, 2003, we had not drawn on the revolving credit facility.

      We used a portion of the net proceeds from the offering of the old notes to repay $111.8 million of our senior term loan.

      Obligations under the senior credit facilities and interest rate hedging arrangements entered into in connection with such facilities are and will be unconditionally guaranteed, jointly and severally, by AMIS Holdings and each of our wholly owned material domestic subsidiaries. Our obligations and those of each guarantor under the senior credit facilities are and will be secured by substantially all of our and their respective assets. The security includes, but is not limited to, a first priority pledge of all our capital stock held by AMIS Holdings and all the capital stock of our wholly owned material domestic subsidiaries. In the case of our foreign subsidiaries, the pledge is limited to 65% of the voting stock of such subsidiaries.

      Our borrowings under the senior credit facilities bear interest at a rate equal to, at our option, either (i) the base rate (which is the higher of the prime rate most recently announced by the administrative agent and the federal funds rate plus one half of 1%) or (ii) the applicable reserve adjusted London Interbank Offered Rate, or LIBOR, in each case, plus the applicable margin. The margin on borrowings under the senior credit facility may be reduced if we meet certain leverage ratios set forth in the senior credit facilities. The maximum margin for the revolving credit facility is 3.50% and for the senior term loan is 3.75%. As of March 29, 2003, the interest rate on our term loan was 5.0%.

      We are required to pay a commitment fee of 0.50% per annum on the undrawn portion of the revolving credit facility. We are also required to pay letter of credit fees based on the drawn amount of each letter of credit outstanding under the senior credit facilities equal to the margin applicable to LIBOR borrowings under the revolving credit facility. In addition, we must pay each letter of credit bank a fronting fee based upon the face amount of all outstanding letters of credit issued by it.

      The senior credit facilities contain, among other things, covenants restricting our ability and the ability of our subsidiaries and AMIS Holdings to dispose of assets, merge, pay dividends, repurchase or redeem capital stock and indebtedness (including the new notes), incur indebtedness or make guaranties, create liens, make certain investments or acquisitions, enter into certain sale and leaseback transactions, enter into transactions with affiliates, make changes to our business or make capital expenditures and otherwise restricting corporate actions. The senior credit facilities require us to comply with interest coverage and leverage ratios. The senior credit facilities also require us to enter into hedging arrangements to protect ourselves from interest rate risk. We entered into such hedging arrangements in June 2001. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information regarding these arrangements.

      The senior credit facilities also include events of default usual for these types of credit facilities and transactions, including but not limited to, nonpayment of principal or interest in relation to amounts borrowed under the senior credit facilities, violations of covenants, incorrectness of representations and warranties, cross defaults and cross acceleration, bankruptcy, material judgments, certain events under

ERISA, actual or asserted invalidity of the guaranties or the security documents and certain changes of control of our company. The occurrence of any event of default could result in the lenders not being required to lend any additional amounts to us and in the acceleration of our obligations under the senior credit facilities, which could materially and adversely affect you.

      In 2002, we entered into certain amendments (including amendments providing for changes to our financial covenants and restrictions on our capital expenditures) and sought and obtained certain waivers and consents under our senior credit facilities. In connection with the MSB Acquisition and the offering of the old notes, we received consent under our secured credit facilities to obtain additional financing and complete the acquisition. We may be required to seek waivers, amendments or consents in the future. We cannot assure that these waivers, amendments or consents will be granted.

THE EXCHANGE OFFER

      In a registration rights agreement among AMIS, the guarantors and the initial purchasers of the old notes, we agreed to

(1) within 90 days after the issue date of the old notes, file a registration statement with the SEC with respect to a registered offer to exchange the old notes for new notes of the Company having terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions);

(2) use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the issue date of the old notes;

(3) as soon as practicable after the effectiveness of the exchange offer registration statement, offer the new notes in exchange for surrender of the old notes; and

(4) keep the registered exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the holders of the old notes.

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

      This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.

•	We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•	Pursuant to Rule 14e-1(a) of the Exchange Act, the exchange offer will be open for at least twenty full business days from the date of this prospectus. The exchange offer expires at 5:00 p.m., New York City time, on July 28, 2003; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means July 28, 2003 or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, $200,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old securities being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below.

During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied.

•	We will give written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement except in the limited circumstances described therein.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “— Resales of the New Securities.”

Important rules concerning the exchange offer

      You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of old securities tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to the old notes either before or after the expiration date shall be final and binding on all parties.

•	Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

      If you, as the registered holder of an old notes, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to J.P. Morgan Trust Company, N.A. at the address set forth below under “Exchange Agent” on or prior to the expiration date.

      In addition,

(1) certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

(2) a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

(3) you must comply with the guaranteed delivery procedures described below.

      The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to us.

      Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

How to sign your letter of transmittal and other documents

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

(1) by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2) for the account of an eligible institution.

      If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States

      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

      If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

      Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

      In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for old notes, or

•	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.

      If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

      Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “— Exchange Agent” on or prior to the expiration date.

      If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your notes of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of securities until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your securities. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

      If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

(1) the tender is made through an eligible institution,

(2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of old notes

•	the amount of old notes tendered

•	the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

(3) the certificates for all physically tendered old notes, in proper form for transfer (together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees or any other required documents), or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

      You can withdraw your tender of old notes at any time on or prior to the expiration date.

      For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn

•	the old notes to be withdrawn

•	the principal amount of the old notes to be withdrawn

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder

•	if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution.

•	if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

      Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

      If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

      That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time prior to expiration of the exchange offer.

      In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

      J.P. Morgan Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the addresses set forth below:

Deliver To:

J.P. Morgan Trust Company, N.A., Exchange Agent

Corporate Trust Services
2001 Bryan Street, 9th floor
Dallas, TX 75202
Attn: Mr. Frank Ivins

Facsimile Transmissions:

(214) 468-6494
To Confirm by Telephone
or for Information:
(214) 468-6464

      Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

J.P. Morgan Trust Company, N.A.

Institutional Trust Services
560 Mission Street, 13th Floor
San Francisco, California 94105
Attention: James Nagy
(415) 315-7533

      Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

      The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, facsimile, electronic transmission or in person by our officers, regular employees and affiliates.

We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

      The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $0.4 million.

Transfer Taxes

      Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

      Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

      However, any purchaser of old notes who is an “affiliate” of AMIS or who intends to participate in the exchange offer for the purpose of distributing the new notes

(1) will not be able to rely on the interpretation of the staff of the SEC,

(2) will not be able to tender its old notes in the exchange offer and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

      By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

(1) it is not our “affiliate”;

(2) any new securities to be received by it were acquired in the ordinary course of its business; and

(3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

      In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

DESCRIPTION OF THE NEW NOTES

      AMI Semiconductor, Inc. issued the old notes under, and the new notes will be subject to, an Indenture (the “Indenture”) between itself and J.P. Morgan Trust Company, N.A., as Trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

      Certain terms used in this description are defined under the subheading “— Certain Definitions”. In this description, the words “Company”, “we” and “our” refer only to AMI Semiconductor, Inc. and not to any of its subsidiaries, and the word “Holdings” refers only to AMIS Holdings, Inc. and not to any of its subsidiaries. The old notes and the new notes are collectively referred to in this section as the “notes”.

      The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of these notes. These agreements are filed as exhibits to the registration statement of which this prospectus forms a part.

Brief Description of the New Notes

      These notes:

•	are unsecured senior subordinated obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

•	are senior in right of payment to any future Subordinated Obligations of the Company;

•	are guaranteed by Holdings and the Subsidiary Guarantors on a senior subordinated basis; and

•	are entitled to the benefits of the Registration Rights Agreement.

Principal, Maturity and Interest

      The Company issued the notes initially with a maximum aggregate principal amount of $200 million. The Company issued the notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on February 1, 2013. Subject to our compliance with the covenant described under the subheading “— Certain Covenants — Limitation on Indebtedness”, we are entitled to, without the consent of the holders, issue more notes under the Indenture on the same terms and conditions and with the same CUSIP numbers as the notes being offered hereby in an unlimited aggregate principal amount (the “Additional Notes”). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the notes”, references to the notes include any Additional Notes actually issued.

      Interest on the notes will accrue at the rate of 10 3/4% per annum and will be payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2003. We will make each interest payment to the holders of record of the notes on the immediately preceding January 15 and July 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

      Interest on the notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      Additional interest may accrue on the old notes and the new notes in certain circumstances pursuant to the Registration Rights Agreement.

Optional Redemption

      Except as set forth below, we will not be entitled to redeem the notes at our option prior to February 1, 2008.

      On and after February 1, 2008, we will be entitled at our option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

Redemption
Period	Price

2008	105.375%
2009	103.583
2010	101.792
2011 and thereafter	100.000%

      Prior to February 1, 2006, we may at our option on one or more occasions redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 110.75%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided that

(1) at least 65% of such aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

(2) each such redemption occurs within 90 days after the date of the related Equity Offering.

Selection and Notice of Redemption

      If we are redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

      We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancelation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

      We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”. We may at any time and from time to time purchase notes in the open market or otherwise.

Guaranties

      Holdings and the Subsidiary Guarantors will jointly and severally guarantee, on a senior subordinated basis, our obligations under the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state laws regarding fraudulent conveyance allow courts, under specific circumstances, to void debts, including guaranties, and would require noteholders to return payments received from us or the guarantors”.

      Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

      If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors — Your right to receive payments on the new notes is junior to our existing Senior Indebtedness and possibly all of our future borrowing”.

      The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

(1) upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor;

(2) upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor; or

(3) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

in the case of (1) and (2) other than to the Company or an Affiliate of the Company, and in each case as permitted by the Indenture.

      Pursuant to the Indenture, Holdings or a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “— Certain Covenants — Merger and Consolidation”; provided, however, that, except in the case of a Subsidiary Guarantor that has been disposed of as set forth in (1) or (2) above to another Person (other than to the Company or an Affiliate of the Company), if such other Person is not the Company, Holdings’ obligations under the Holdings Guaranty or such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty, as the case may be, must be expressly assumed by such other Person.

Ranking

     Senior Indebtedness Versus Notes

      The payment of the principal of, premium, if any, and interest on the notes and the payment of the Holdings Guaranty and any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company, Holdings or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company, Holdings and such Subsidiary Guarantor under the Credit Agreement or any guarantees entered into in connection therewith, as the case may be.

      As of March 29, 2003,

(1) the Company’s Senior Indebtedness was approximately $40.0 million, all of which constituted secured indebtedness;

(2) Holdings’ Senior Indebtedness was approximately $44.2 million, all of which constituted secured indebtedness consisting of Holdings’ guarantee of the Company’s obligations under the Credit Agreement and a $4.2 million security interest created to secure obligations to the Company’s chief executive officer pursuant to her employment arrangements; and

(3) the Senior Indebtedness of the Subsidiary Guarantors was approximately $40.0 million, all of which constituted secured indebtedness. Virtually all of the Senior Indebtedness of the Subsidiary Guarantors consists of their respective guarantees of Senior Indebtedness of the Company under the Credit Agreement.

      As of March 29, 2003, the new notes were not senior to any of our indebtedness.

      In addition, the Company would have had additional availability of $75.0 million for borrowings of Senior Indebtedness under the Credit Agreement. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “— Certain Covenants — Limitation on Indebtedness”.

     Liabilities of Subsidiaries Versus Notes

      A substantial portion of our operations are conducted through our subsidiaries. Some of our subsidiaries are not Guaranteeing the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

      At March 29, 2003, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors) were approximately $42.4 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Limitation on Indebtedness”.

     Other Senior Subordinated Indebtedness Versus Notes

      Only Indebtedness of the Company, Holdings or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the notes, the Holdings Guaranty and the relevant Subsidiary Guaranty, respectively, in accordance with the provisions of the Indenture. The notes, the Holdings Guaranty and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company, Holdings and the relevant Subsidiary Guarantor, respectively.

      The Company, Holdings and the Subsidiary Guarantors have agreed in the Indenture that they will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to Senior Indebtedness of the Company, Holdings or the Subsidiary Guarantors, respectively, unless such Indebtedness is Senior Subordinated Indebtedness of the Company, Holdings or the Subsidiary Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company, Holdings or the Subsidiary Guarantors, as applicable. The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

     Payment of Notes

      We are not permitted to pay principal of, premium, if any, or interest on the notes or make any deposit pursuant to the provisions described under “— Defeasance” below and may not purchase, redeem or otherwise retire any notes (collectively, “pay the notes”) if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Senior Indebtedness of the Company is not paid in full in cash when due; or

(2) any other default on Senior Indebtedness of the Company occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the notes if we and the Trustee receive written notice approving such payment from the Representatives of all Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

      During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to us) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

      Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any 360 consecutive day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness (other than holders of the Bank Indebtedness or a Representative thereof), a Representative of holders of Bank Indebtedness may give one additional Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period, and there must be 181 days during any 360 consecutive day period during which no Payment Blockage Period is in effect.

      Upon any payment or distribution of property or assets of any kind upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

(1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the notes are entitled to receive any payment;

(2) until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of notes may receive certain Capital Stock and subordinated debt obligations; and

(3) if a payment or a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

      If payment of the notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration.

      The obligations of Holdings under the Holdings Guaranty and of a Subsidiary Guarantor under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of noteholders to receive payment by Holdings or by a Subsidiary Guarantor pursuant to the Holdings Guaranty or a Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of Holdings or such Subsidiary Guarantor, as the case may be. The terms of the subordination and payment blockage provisions described above with respect to the Company’s obligations under the notes apply equally to Holdings and a Subsidiary Guarantor and the obligations of Holdings and such Subsidiary Guarantor under the Holdings Guaranty or a Subsidiary Guaranty, as the case may be.

      If a payment or a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

      By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company, Holdings or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company, Holdings or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors of the Company, Holdings or a Subsidiary Guarantor who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness of the Company, Holdings or a Subsidiary Guarantor, as the case may be, and may recover more, ratably, than the holders of the notes.

      The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under “—Defeasance”.

Registered Exchange Offer; Registration Rights

      We have agreed pursuant to the Registration Rights Agreement that we will, subject to certain exceptions,

(1) within 90 days after the Issue Date, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Registered Exchange Offer”) to exchange the old notes for new notes of the Company having terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions);

(2) use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date;

(3) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the “Effectiveness Date”), offer the new notes in exchange for surrender of the old notes; and

(4) keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the old notes.

      For each old note tendered to us pursuant to the Registered Exchange Offer, we will issue to the holder of such old note a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such old note, from the date of its original issue.

      Under existing SEC interpretations, the new notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the new notes represents to us in the Registered Exchange Offer that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers (“Participating Broker-Dealers”) receiving new notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the Exchange Offer Registration Statement.

      Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such new notes for 180 days following the consummation of the Registered Exchange Offer (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

      A Holder of old notes (other than certain specified holders) who wishes to exchange such old notes for new notes in the Registered Exchange Offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      In the event that:

(1) applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer; or

(2) for any other reason we do not consummate the Registered Exchange Offer within 190 days of the Issue Date; or

(3) an Initial Purchaser shall notify us following consummation of the Registered Exchange Offer that old notes held by it are not eligible to be exchanged for new notes in the Registered Exchange Offer; or

(4) certain holders shall notify us following consummation of the Registered Exchange Offer that they were prohibited by law or SEC policy from participating in the Registered Exchange Offer or that they may not resell the new notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

(i) as promptly as practicable file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the old notes or the new notes, as the case may be;

(ii) (A) in the case of clause (1) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 150th day after the date on which the obligation to file a Shelf Registration Statement arises and (B) in the case of clause (2), (3) or (4) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 60th day after the date on which the Shelf Registration Statement is required to be filed; and

(iii) keep the Shelf Registration Statement effective until the earliest of (A) the time when the notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the Issue Date and (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

      We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such old notes or new notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

      We will pay additional cash interest on the applicable old notes and new notes, subject to certain exceptions,

(1) if the Company fails to file an Exchange Offer Registration Statement with the SEC on or prior to the 90th day after the Issue Date,

(2) if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 150th day after the Issue Date or, if obligated to file a Shelf Registration Statement pursuant to clause (ii)(A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior to the 150th day after the date on which the obligation to file a Shelf Registration Statement arises,

(3) if the Exchange Offer is not consummated on or before the 40th day after the Exchange Offer Registration Statement is declared effective,

(4) if obligated to file the Shelf Registration Statement pursuant to clause (ii)(B) above, the Company fails to file the Shelf Registration Statement with the SEC on or prior to the 30th day (the “Shelf Filing Date”) after the date on which the obligation to file a Shelf Registration Statement arises,

(5) if obligated to file a Shelf Registration Statement pursuant to clause (ii)(B) above, the Shelf Registration Statement is not declared effective on or prior to the 60th day after the Shelf Filing Date, or

(6) after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions set forth in the Registration Rights Agreement) (each such event referred to in the preceding clauses (1) through (6) a “Registration Default”);

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

      The rate of the additional interest will be 0.50% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the new notes.

      All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the old notes and the new notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

      If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that we have accepted all old notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

Change of Control

      Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) prior to the earlier to occur of (A) the first public offering of common stock of Holdings or (B) the first public offering of common stock of the Company, the Permitted Holders as a group cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Holdings or the Company, whether as a result of an issuance of securities of Holdings or the Company, any merger, consolidation, liquidation or dissolution of Holdings or the Company, or any direct or indirect transfer of securities by Holdings or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

(2) after the earliest to occur of (A) the first public offering of common stock of Holdings or (B) the first public offering of common stock of the Company, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders as a group beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(3) individuals who on the Issue Date constituted the Board of Directors of the Company or the Board of Directors of Holdings (together with any new directors (A) whose election by such Board of Directors of the Company or the Board of Directors of Holdings or whose nomination for election by the stockholders of the Company or Holdings, as the case may be, was approved by a vote of a majority of the directors of the Company or of Holdings, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (B) who were elected to the Board of Directors pursuant to the Shareholders’ Agreement) cease for any reason to constitute a majority of the Board of Directors of the Company or the Board of Directors of Holdings then in office;

(4) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(5) the merger or consolidation of Holdings or the Company with or into another Person or the merger of another Person with or into Holdings or the Company, or the sale of all or substantially all the assets of Holdings or the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the surviving Person or transferee is a Person that is controlled by the Permitted Holders as a group or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Holdings or the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a Subsidiary of the transferor of such assets.

      Within 30 days following any Change of Control (subject to the next two paragraphs below), we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

      If the terms of the Credit Agreement prohibit the Company from making the foregoing offer upon a Change of Control or from purchasing any notes pursuant thereto, prior to the mailing of the notice to Holders described in the preceding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to:

(1) repay in full all indebtedness outstanding under the Credit Agreement or offer to repay in full all such indebtedness and repay the indebtedness of each lender who has accepted such offer; or

(2) obtain the requisite consent under the Credit Agreement to permit the purchase of the notes as described above.

      The Company must first comply with the covenant described above before it will be required to purchase notes in the event of a Change of Control; provided, however, that the Company’s failure to comply with the covenant described in the preceding sentence or to make a Change of Control Offer because of any such failure shall constitute a Default described in clause (4) under “— Defaults” below (and not under clause (2) thereof). As a result of the foregoing, a holder of the notes may not be able to compel the Company to purchase the notes unless the Company is able at the time to refinance all indebtedness outstanding under the Credit Agreement or obtain requisite consents under the Credit Agreement.

      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

      The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Holdings and the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Holdings, the Company and the Initial Purchasers. Neither the Company nor Holdings have the present intention to engage in a transaction involving a Change of Control, although it is possible that they could decide to do so in the future. Subject to the limitations discussed below, the Company or Holdings could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness”. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

      The Credit Agreement prohibits the Company from purchasing any notes, and also provides that the occurrence of certain change of control events with respect to Holdings or the Company would constitute a default thereunder. In the event that a Change of Control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to the purchase of notes or could attempt to refinance the borrowings containing such prohibition. If we do not repay such borrowings or obtain such consents, we will remain prohibited from purchasing notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of notes.

      Future indebtedness that the Company may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

      The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company or Holdings to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company or Holdings. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above The Board of Directors of the Company shall make a good faith determination whether a Change of Control has occurred but any such determination could be overruled by judicial determination.

      The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

      The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

      (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.0 to 1.

      (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to any Revolving Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $75.0 million and (B) the sum of (x) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries, (y) 80% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries and (z) $10 million;

(2) Indebtedness Incurred by the Company and the Subsidiary Guarantors pursuant to any Term Loan Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed $50.0 million less the aggregate sum of all principal payments actually made from time to time after the Issue Date with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock”;

(3) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) so long as the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

(4) the old notes and the new notes (other than any Additional Notes);

(5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

(6) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by or merged into the Company or a Restricted Subsidiary (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by or merged into the Company or a Restricted Subsidiary); provided, however, that on the date of such acquisition or merger and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4), (5) or (6) or this clause (7); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(8) Hedging Obligations consisting of Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business to hedge interest rate and currency risk of the Company and the Restricted Subsidiaries and not for the purpose of speculation;

(9) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11) Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3), (4), (5), (8) or (9) or pursuant to clause (7) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4) or (5);

(12) Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), and Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to this clause (12), in an aggregate principal amount which, when added together with the amount of all Indebtedness Incurred pursuant to this clause (12) and then outstanding, does not exceed the greater of (A) $15 million and (B) 3% of Total Assets;

(13) Indebtedness of a Foreign Subsidiary Incurred to finance the working capital of such Foreign Subsidiary; and

(14) Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $25 million.

      (c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guaranty, as the case may be, to at least the same extent as such Subordinated Obligations.

      (d) For purposes of determining compliance with this covenant:

(1) any Indebtedness remaining outstanding under the Credit Agreement after the application of the net proceeds from the sale of the old notes will be treated as Incurred on the Issue Date under clauses (1) and (2) of paragraph (b) above;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

(3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

      (e) Notwithstanding paragraphs (a) and (b) above, none of the Company, Holdings or any Subsidiary Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of the Company, Holdings or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company, Holdings or such Subsidiary Guarantor, as applicable, or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provision to secure the notes, the Holdings Guaranty or the relevant Subsidiary Guaranty, as applicable, equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

      (f) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a currency other than U.S. dollars, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a currency other than U.S. dollars is subject to a Currency Agreement covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

      (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the sum of (w) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to the Company or any Restricted Subsidiary or Indebtedness Guaranteed by the Company or any Restricted Subsidiary), (x) the fair market value of property (other than cash) constituting Temporary Cash Investments or a Related Business and received by the Company or a Restricted Subsidiary subsequent to the Issue Date in exchange for Capital Stock (other than Disqualified Stock) of the Company (other than any such property received from a Subsidiary of the Company), such fair market value to be determined in good faith by the Board of Directors of the Company but subject to confirmation thereof by an Independent Qualified Party if such value exceeds $15.0 million and (y) the cash capital contribution received by the Company from its stockholders subsequent to the Issue Date less 100% of (z) the aggregate amount of all Restricted Payments made pursuant to clause (b)(4) below to the extent made in reliance on Net Cash Proceeds from the issuance and sale of Capital Stock of the Company or cash capital contributions received by the Company; plus

(C) the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s or such Restricted Subsidiary’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

      (b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to the Company or any Restricted Subsidiary or Indebtedness Guaranteed by the Company or any Restricted Subsidiary) or a substantially concurrent cash capital contribution received by the Company from its stockholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4) so long as no Default has occurred and is continuing, (A) the dividend or distribution of funds from the Company or any of its Subsidiaries to Holdings for the repurchase or other acquisition of shares of Capital Stock of Holdings from employees, former employees, directors, former directors, consultants or former consultants of Holdings or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors, former directors, consultants or former consultants), pursuant to the terms of the agreements (including employment agreements), by-laws or plans (or amendments thereto) approved by the Board of Directors of Holdings under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock, or (B) the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors, former directors, consultants or former consultants), pursuant to the terms of the agreements (including employment agreements), by-laws or plans (in each case, or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the amount of such dividends, distributions, repurchases and other acquisitions shall not exceed (I) $2.0 million in any fiscal year and (II) in the aggregate the sum of (x) $7.0 million and (y) (i) the Net Cash Proceeds from the sale of Capital Stock of Holdings to employees, former employees, directors, former directors, consultants and former consultants of Holdings and its Subsidiaries which Net Cash Proceeds were contributed to the Company subsequent to the Issue Date and (ii) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company subsequent to the Issue Date to employees, former employees, directors, former directors, consultants and former consultants of the Company and its Subsidiaries, in each case to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the making of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(5) dividends or advances made with the proceeds of the old notes to Holdings, the proceeds of which are used by Holdings to redeem its Series C Preferred Stock; provided, however, that the aggregate amount of such dividends or advances does not exceed $75.0 million plus accreted and accrued dividends on such Preferred Stock through March 31, 2003; provided further, however, that such dividends or advances shall be excluded from the calculation of the amount of Restricted Payments;

(6) dividends or advances to Holdings in an amount necessary to pay holding company expenses not to exceed $500,000 in any fiscal year of the Company; provided, however, that such dividends or advances shall be excluded in the calculation of the amount of Restricted Payments;

(7) the payment of $4.2 million to Ms. Christine King in connection with her existing employment arrangements as may be amended or extended from time to time; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8) any payment by the Company to Holdings pursuant to a Tax Sharing Agreement; provided, however, that the amount of any such payment shall not exceed the amount of taxes that the Company would have been liable for on a stand-alone basis on a consolidated tax return with its Subsidiaries; provided further, however, that such payment shall be excluded in the calculation of the amount of Restricted Payments;

(9) any purchase or redemption of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or, in the case of Disqualified Stock of a Restricted Subsidiary, such Restricted Subsidiary but only to the extent such Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

(10) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under “— Limitation on Sales of Assets and Subsidiary

Stock”; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

(11) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(12) the distribution, as a dividend or otherwise, of shares of Capital Stock or assets of an Unrestricted Subsidiary provided that the fair market value (as determined in good faith by the Board of Directors of the Company) of such shares of Capital Stock or assets shall not exceed the amount of the Investments that were made (and not subsequently reduced pursuant to clause (3)(D) of paragraph (a) above) by the Company in such Unrestricted Subsidiary and were treated as Restricted Payments under this covenant; provided, however, that (A) such distributions shall be excluded in the calculation of the amount of Restricted Payments and (B) any net reduction in Investments in such Unrestricted Subsidiary resulting from such distribution shall be excluded from the calculation of amounts of under clause (3)(D) of paragraph (a) above;

(13) payments not to exceed $200,000 in the aggregate solely to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(14) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described under “— Change of Control” above (including the purchase of the notes tendered), any purchase or redemption of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus any accrued and unpaid interest; provided, however, that (A) at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom), (B) the Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness” after giving pro forma effect to such Restricted Payment and (C) such purchase or redemption shall be included in the calculation of the amount of Restricted Payments; and

(15) other Restricted Payments in an aggregate amount not to exceed $7.5 million; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

      The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1) with respect to clauses (a), (b) and (c),

(i) any encumbrance or restriction pursuant to the Credit Agreement or any other agreement in effect at or entered into on the Issue Date (including the notes, the Indenture and the Guaranties);

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such Refinancing agreement or amendment are, in the good faith judgment of the Board of Directors of the Company, no less favorable to the noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(iv) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement evidencing Indebtedness Incurred without violation of the Indenture; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary are, in the good faith judgment of the Board of Directors of the Company, no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements of such Restricted Subsidiary in effect at, or entered into on, the Issue Date;

(v) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(vi) any restriction contained in any agreement or instrument governing Capital Stock (other than Disqualified Stock) of any Restricted Subsidiary that is in effect on the date such Restricted Subsidiary is acquired by the Company or a Restricted Subsidiary;

(vii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(viii) any restriction arising under applicable law, regulation or order;

(ix) any restriction on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(2) with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

     Limitation on Sales of Assets and Subsidiary Stock

      (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash or, if the Company has entered into a binding agreement within such year to acquire such Additional Assets, within an additional six months after such year;

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture; and

(D) fourth, to the extent of the balance of such Net Available Cash after the application in accordance with clauses (A), (B) and (C), for any other purpose not otherwise prohibited by the Indenture;

provided, however, that (I) in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) (other than Indebtedness permitted to be Incurred pursuant to clause (b)(1) of the covenant described under “— Limitation on Indebtedness”) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased and (II) in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) above that constitutes Indebtedness under a Revolving Credit Facility permitted to be Incurred pursuant to clause (b)(1) of the covenant described under “— Limitation on Indebtedness”, the Company shall suspend the use of an amount of available commitments under such Revolving Credit Facility equal to the principal amount prepaid, repaid or purchased pursuant to clause (A) until the first anniversary of the later of the date of such Asset Disposition or the receipt of such Net Available Cash.

      Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

      For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities, notes or other similar obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

      (b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase notes tendered pursuant to an offer by the Company for the notes (and such other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

      (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

      (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $2.5 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

      (b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements (including change of control arrangements and severance arrangements), stock options and stock ownership plans approved by the Board of Directors of the Company;

(3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(4) the payment of reasonable fees and the provision of reasonable benefits to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7) the payment of management, consulting and advisory fees and related expenses made pursuant to the Advisory Agreements and the payment of other customary management, consulting and advisory fees and related expenses to FP, CVC and any of their Affiliates consistent with past practice in connection with transactions of Holdings, the Company or its Subsidiaries or pursuant to any management, consulting, financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which fees and expenses are made pursuant to arrangements approved by the Board of Directors of the Company or such Restricted Subsidiary in good faith;

(8) any Affiliate Transaction with JEEM, GA-TEK or any of their Affiliates pursuant to written agreements in effect on the Issue Date and as amended, renewed or extended from time to time; provided, however, that any such amendment, renewal or extension shall not contain terms that are materially less favorable to the Company and its Restricted Subsidiaries than those in the agreements in effect on the Issue Date;

(9) transactions with customers, clients or suppliers for the purchase or sale of goods or services in the ordinary course of business and otherwise in compliance with the terms of the Indenture which, in the reasonable determination of the Company’s board of directors or management, are on terms at least as favorable to the Company or its Restricted Subsidiaries as might reasonably have been obtained at such time from an unaffiliated party; and

(10) the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any agreement with the Company or such Restricted Subsidiary as in effect as of the Issue Date, including the Shareholders’ Agreement, or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Company or such Restricted Subsidiary in any material respect than the original agreement as in effect on the Issue Date.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

      The Company

(1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), and

(2) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless

(A) immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

(B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under “— Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition.

Merger and Consolidation

      The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or a Wholly Owned Subsidiary or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction or (C) the Company merging with or into a Wholly Owned Subsidiary.

      For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

      The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

      The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person unless:

(1) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing (A) under the laws of the jurisdiction under which such Subsidiary was organized, (B) under the laws of the United States of America, or any State thereof or the District of Columbia or (C) under the laws of any other jurisdiction, provided that the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts and at the same times as would have been the case if such transaction had not occurred, and such Person shall expressly assume, by a Guaranty Agreement, in the form provided in the Indenture, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

      Pursuant to the Indenture, Holdings will covenant not to merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not Holdings) shall be a Person organized and existing under the laws of the jurisdiction under which Holdings was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by executing a Guaranty Agreement, all the obligations of Holdings under the Holdings Guaranty;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

     Future Guarantors

      The Company will cause each Restricted Subsidiary incorporated in the United States, a state thereof or the District of Columbia that Incurs any Indebtedness to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture; provided, however, that no Restricted Subsidiary shall be required to execute and deliver a Guaranty Agreement if (i) such Indebtedness Incurred by such Restricted Subsidiary does not constitute a Guarantee and (ii) the aggregate principal amount of the Indebtedness of all Restricted Subsidiaries excepted from the requirement of executing and delivering a Guaranty Agreement pursuant to this proviso shall not exceed $1 million at any time.

SEC Reports

      Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (only to the extent the SEC will accept such filings) and provide the Trustee and noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections; provided, however, this obligation can be satisfied by Holdings filing and providing such information, documents and reports so long as Holdings owns all the Capital Stock of the Company.

      At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in

“Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

      In addition, the Company will furnish to the Holders of the notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Defaults

      Each of the following is an Event of Default:

(1) a default in the payment of interest on the notes when due, continued for 30 days;

(2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company or Holdings to comply with its obligations under “— Certain Covenants — Merger and Consolidation” above;

(4) the failure by the Company or Holdings to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase notes) or under “— Certain Covenants” under “— Limitation on Indebtedness”, “— Limitation on Restricted Payments”, “— Limitation on Restrictions on Distributions from Restricted Subsidiaries”, “— Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase notes), “— Limitation on Affiliate Transactions”, “— Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries”, “— Future Guarantors”, or “— SEC Reports”;

(5) the failure by the Company, Holdings or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8) any judgment or decree for the payment of money in excess of $10 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(9) the Holdings Guaranty or any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Indenture and the Holdings Guaranty or such Subsidiary Guaranty, as applicable) or Holdings or any Subsidiary Guarantor denies or disaffirms its obligations under the Holdings Guaranty or its Subsidiary Guaranty, as the case may be.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

      If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately provided, however, that if upon such declaration there are any amounts outstanding under the Credit Agreement and the amounts thereunder have not been accelerated, such principal and interest shall be due and payable upon the earlier of the time such amounts are accelerated or five Business Days after receipt by the Company and the Representative under the Credit Agreement of such declaration. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the Trustee in personal liability.

      If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

      Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or extend the Stated Maturity of any note;

(4) change the provisions applicable to the redemption of any note as described under “— Optional Redemption” above;

(5) make any note payable in money other than that stated in the note;

(6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any note that would adversely affect the noteholders; or

(9) make any change in the Holdings Guaranty or any Subsidiary Guaranty that would adversely affect the noteholders.

      Notwithstanding the preceding, without the consent of any holder of the notes, the Company, Holdings, the Subsidiary Guarantors and the Trustee may amend the Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Company, Holdings or any Subsidiary Guarantor under the Indenture;

(3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the notes, including any Subsidiary Guaranties, or to secure the notes;

(5) to add to the covenants of the Company, Holdings or a Subsidiary Guarantor for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company, Holdings or a Subsidiary Guarantor;

(6) to make any change that does not adversely affect the rights of any holder of the notes; or

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

      However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company, Holdings or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

      The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment under the Indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

      The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

      At any time, we may terminate all our obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

      In addition, at any time we may terminate our obligations under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “— Defaults” above and the limitations contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

      We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8) under “— Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above or the failure of Holdings to comply with the limitation under the final paragraph under “— Certain Covenants — Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, Holdings and each Subsidiary Guarantor will be released from all of its obligations with respect to the Holdings Guaranty or its Subsidiary Guaranty, as the case may be.

      In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee cash in U.S. dollars or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

      J.P. Morgan Trust Company, N.A., is the Trustee under the Indenture. We have appointed J.P. Morgan Trust Company, N.A., as Registrar and Paying Agent with regard to the notes.

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

      The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

      The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

      “Additional Assets” means:

(1) any property, plant or equipment or other long-lived assets used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

      “Advisory Agreements” means the advisory agreements dated as of December 21, 2000, by and between the Company, Holdings and each of (i) Francisco Partners GP, LLC and (ii) TBW LLC, as assigned to Citigroup Venture Capital Equity Partners, L.P. pursuant to an assignment and assumption agreement dated as of December 11, 2001, including the Side Letter Agreement thereto dated June 26, 2002, as each may be amended, renewed, extended or supplemented from time to time.

      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments”, “— Certain Covenants — Limitation on Affiliate Transactions” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

      “Asset Disposition” means any sale, lease (other than operating leases entered into by the Company or any Restricted Subsidiary as lessor in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” or a Permitted Investment and (y) a disposition of all or substantially all the assets of Holdings, the Company and its Restricted Subsidiaries in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation”, which will be governed by the provisions of the Indenture described under that caption and not by the provisions described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”;

(C) sales or other dispositions of obsolete, negligible or worn-out assets in the ordinary course of business; and

(D) a disposition of assets with a fair market value of less than $500,000.)

      “Attributable Debt” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/ Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby with be determined in accordance with the definition of “Capital Lease Obligation”.

      “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

      “Bank Indebtedness” means all Obligations pursuant to the Credit Agreement.

      “Board of Directors” with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

      “Business Day” means each day which is not a Legal Holiday.

      “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

      “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on the date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (and shall include any applicable Pro Forma Cost Savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations and the interest expense attributable to leases constituting part of a Sale/ Leaseback Transaction;

(2) amortization of debt discount;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to Hedging Obligations;

(7) dividends accrued in respect of all Preferred Stock held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the Chief Financial Officer of the Company in good faith);

(8) interest incurred in connection with Investments in discontinued operations;

(9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

      “Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) extraordinary gains or losses;

(6) any transaction gains and losses due solely to fluctuations in currency values; and

(7) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

      “Credit Agreement” means the Credit Agreement dated as of December 21, 2000, among the Company, Holdings, the lenders party thereto and Credit Suisse First Boston, as administrative agent and as collateral agent, together with the documents related thereto (including the term loans, revolving loans, swingline loans and letters of credit made or issued thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings, letters of credit and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

      “Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party.

      “CVC” means Citigroup Venture Capital Equity Partners, L.P. and its successors.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Designated Senior Indebtedness”, with respect to a Person means:

(1) the Bank Indebtedness; and

(2) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Certain Covenants — Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

      “EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

(4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

(5) restructuring costs and acquisition integration costs and fees, including cash severance payments made in connection with acquisitions;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

      “Equity Offering” means any primary offering of Capital Stock (other than Disqualified Stock) of (i) the Company or (ii) Holdings (to the extent the net cash proceeds thereof are contemporaneously contributed to the cash common equity of the Company), in each case other than any sale of Capital Stock to an Affiliate of Holdings or the Company.

      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

      “Facilities” means the Term Loan Facilities and the Revolving Credit Facilities.

      “Foreign Subsidiary” means any Restricted Subsidiary not created or organized in the United States, any state thereof or the District of Columbia and that conducts substantially all its operations outside of the United States.

      “FP” means Francisco Partners, L.P. and its successors.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

      “GA-TEK” means GA-TEK Inc. and its successors.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit or standard contractual indemnities, in each case, in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

      “Guaranty Agreement” means a supplemental indenture, in the form provided in the Indenture, pursuant to which a Subsidiary Guarantor or Holdings guarantees the Company’s obligations with respect to the notes on the terms provided for in the Indenture.

      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

      “Holder” or “Noteholder” means the Person in whose name a note is registered on the Registrar’s books.

      “Holdings” means AMIS Holdings, Inc., a Delaware corporation and any successor corporation.

      “Holdings Guaranty” means the Guarantee by Holdings of the Company’s obligations with respect to the notes contained in the Indenture.

      “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of interest in the form of additional Indebtedness of the same instrument or the payment of dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms, in each case to the extent such pay-in-kind securities were contemplated on the issue date of the underlying securities; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Capital Stock of such Person or any Subsidiary of such Person or that are determined by the value of such Capital Stock, the principal amount of such Capital Stock to be determined in accordance with the Indenture;

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 45 days thereafter.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

      “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

      “Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement to which such Person is a party.

      “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and commission, travel and similar advances to officers and employees in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

      For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

      “Issue Date” means the date on which the old notes were originally issued.

      “Japan Energy Electronic Materials, Inc.” means Japan Energy Electronic Materials, Inc. and its successors.

      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or the State of California.

      “Lenders” has the meaning specified in the Credit Agreement.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      “Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

      “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, costs, indemnifications (whether primary, secondary, direct, contingent, fixed or otherwise), reimbursements, post-petition interest and payments in respect of letters of credit (including payments in respect of reimbursements) and other amounts payable pursuant to the documentation governing such Indebtedness.

      “Officer” means the Chairman of the Board, any director, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

      “Officers’ Certificate” means a certificate signed by two Officers.

      “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

      “Permitted Holders” means (i)(A) FP, any FP fund or co-investment partnership, (B) any general or limited partner of any FP fund or co-investment partnership (collectively, an “FP Partner”), and any corporation, partnership or other entity that is an Affiliate of any FP Partner (collectively “FP Affiliates”), (C) any managing director, general partner, director, limited partner, officer or employee of an FP fund, any FP Partner or any FP Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (C) (collectively, “FP Associates”) and (D) any trust, the beneficiaries of which, any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only FP, FP Partners, FP Affiliates, FP Associates, their spouses or their lineal descendants;

      (ii) (A) CVC, CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC, Natasha Foundation, Citicorp Venture Capital Ltd., any CVC fund or co-investment partnership, Citigroup, any affiliate of Citigroup or any general or limited partner of any CVC fund or co-investment partnership (collectively, a “CVC Partner”), and any corporation, partnership or other entity that is an Affiliate of Citigroup or any CVC Partner (collectively “CVC Affiliates”), (B) any managing director, general partner, director, limited partner, officer or employee of any CVC fund, any CVC Partner or any CVC Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (B) (collectively, “CVC Associates”) and (C) any trust, the beneficiaries of which, any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only CVC, CVC Partners, CVC Affiliates, CVC Associates, their spouses or their lineal descendants; and

      (iii) officers and directors of the Company on the Issue Date.

Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity shall be treated as “beneficially owned” by such Permitted Holder.

      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”;

(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness”;

(12) so long as no Default shall have occurred and be continuing (or result therefrom), any Person engaged in a Related Business in an aggregate amount which, when added together with the amount of all the Investments made pursuant to this clause (12) which at such time have not been repaid through repayments of loans or advances or other transfers of assets, does not exceed (A) $25 million at any time prior to the first anniversary of the Issue Date and (B) the greater of (x) $25 million or (y) 6% of Total Assets at any time thereafter (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(13) Persons to the extent such Investments are in existence on the Issue Date.

      “Permitted Transferee” means, in the case of any Permitted Holder who is a natural Person, such Person’s spouse or children or grandchildren (in each case, natural or adopted), any trust for the sole benefit of such Person, such Person’s spouse or children or grandchildren (in each case, natural or adopted), any charitable trust the grantor of which is such Person, or any corporation or partnership all of the Capital Stock of which is directly and beneficially owned by such Person or such Person’s spouse or children or grandchildren (in each case, natural or adopted) (or any trust solely for the benefit of such persons).

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

      “principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

      “Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that were

(1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and applied as of the Issue Date, or

(2) implemented by the business that was the subject of any such asset acquisition within twelve months of the date of the asset acquisition and that are supportable and qualifiable by the underlying accounting records of such business, as if, in the case of each of clause (1) and (2), all such reductions in costs had been effected as of the beginning of such period.

      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

      “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

      “Registration Rights Agreement” means the Registration Rights Agreement to be dated the Issue Date among the Company and the initial purchasers.

      “Related Business” means any business in which the Company was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Company in which the Company was engaged on the Issue Date.

      “Representative” means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

      “Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

      “Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

      “Revolving Credit Facility” means the revolving credit facility (including any swingline facility and letter of credit facility) contained in the Credit Agreement and any other facility or financing arrangement that Refinances, in whole or in part, any such revolving credit facility (including any swingline facility and letter of credit facility).

      “Sale/ Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

      “SEC” means the U.S. Securities and Exchange Commission.

      “Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.

      “Securities Act” means the U.S. Securities Act of 1933, as amended.

      “Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate or pari passu in right of payment to the notes, the Holdings Guaranty or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to any Subsidiary of such Person;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

      “Senior Subordinated Indebtedness” means, with respect to a Person, the notes (in the case of the Company), the Subsidiary Guaranty (in the case of a Subsidiary Guarantor), the Holdings Guaranty (in the case of Holdings) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the notes, the Holdings Guaranty or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

      “Shareholders’ Agreement” means the Shareholders’ Agreement dated December 21, 2000, by and among Holdings, FP, CVC, Japan Energy Electronic Materials, Inc. and other parties named therein or in joinder agreements thereto.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

      “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes, the Holdings Guaranty or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

      “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

      “Subsidiary Guarantor” means AMI Acquisition LLC and AMI Acquisition II LLC and each other Subsidiary of the Company that guarantees the notes pursuant to the terms of the Indenture after the Issue Date.

      “Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the notes.

      “Tax Sharing Agreement” means any tax sharing agreement between the Company and Holdings or any other Person with which Holdings or the Company is required to, or is permitted to, file a consolidated, combined or unitary tax return or with which Holdings or the Company is or could be part of a consolidated group for tax purposes.

      “Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Group; and

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.

      “Term Loan Facility” means the term loan facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances in whole or in part any such term loan facility.

      “Total Assets” means the total consolidated assets of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the Company’s most recent consolidated balance sheet as of a date not earlier than 30 days prior to the time such determination is being made.

      “Trustee” means JPMorgan Trust Company, N.A. until a successor replaces it and, thereafter, means the successor.

      “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as amended and in effect on the Issue Date.

      “Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

      “Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments”.

      The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

      “U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

      Except as described under “— Certain Covenants — Limitation on Indebtedness”, whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

      “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

      “Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

MATERIAL U.S. TAX CONSEQUENCES OF THE EXCHANGE OFFER

      The exchange of old notes for new notes in the exchange offer will not result in any U.S. federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

      We will not receive any proceeds from any sale of new notes by broker-dealers.

      New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market

•	in negotiated transactions

•	through the writing of options on the new notes or

•	a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

      Any resale may be made

•	directly to purchasers or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker dealer or the purchasers of any new notes.

      Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the securities, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Certain legal matters regarding the validity of the new notes offered by this prospectus will be passed upon by us by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

      The consolidated balance sheets of AMIS Holdings, Inc. and subsidiaries at December 31, 2002 and 2001, the related combined/ consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 2002 and the statements of shareholders’ equity (deficit) and comprehensive income for the years ended December 31, 2002 and 2001 and the period from July 29, 2000 to December 31, 2000, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The combined financial statements of the Mixed Signal Business of Alcatel Microelectronics NV as of and for the year ended December 31, 2001, included in this prospectus, have been audited by Deloitte & Partners Bedrijfsrevisoren, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph that states that the financial statements are not intended to be a complete presentation of the financial position, results of operations before interest and taxes and cash flows of the Mixed Signal Business and are not necessarily indicative of the results that would be recorded had it operated on a stand-alone basis), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte & Partners Bedrijfsrevisoren (formerly Arthur Andersen Bedrijfsrevisoren) entered into an agreement with the Belgium (Deloitte & Touche) member firm of Deloitte Touche Tohmatsu (“DTT”) that provides for the association of Deloitte & Partners Bedrijfsrevisoren with that practice.

      The preliminary allocation of the Mixed Signal Business purchase price referred to in this Prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the Combined/Consolidated Financial Statements of AMIS Holdings, Inc. and Subsidiaries is based in part on valuations completed by our independent financial consulting firm, LECG, LLC.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the notes to be issued in the exchange offer (Registration No. 333-103070). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please reference the registration statement, including its exhibits.

      As a result of the exchange offer, we will become subject to the informational requirements of the Exchange Act. You may read and copy any reports or other information filed by us at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional office located at 5670 Wilshire Boulevard, 11th floor, Los Angeles, CA 90036-3648. Copies of this material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC will also be available to the public from commercial document retrieval services and at the SEC’s Web site at “www.sec.gov.”

      In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number: AMI Semiconductor, Inc., 2300 Buckskin Road, Pocatello, Idaho, 83201; the telephone number at that address is (208) 233-4690.

      If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the new notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

COMBINED/CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2002 and 2001 and for the Years Ended December 31, 2002, 2001 and 2000

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
AMIS Holdings, Inc.

      We have audited the accompanying consolidated balance sheets of AMIS Holdings, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related combined/consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 2002 and the consolidated statements of stockholders’ deficit and comprehensive income for each of the two years in the period ended December 31, 2002 and the period from July 29, 2000 (date of initial capitalization) to December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMIS Holdings, Inc. and subsidiaries at December 31, 2002 and 2001, and the combined/consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 2 to the combined/consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ ERNST & YOUNG LLP

Salt Lake City, Utah

February 6, 2003

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,

	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$62,184	$28,650
Accounts receivable, less allowances of $4,791 and $1,483 at December 31, 2002 and 2001, respectively	65,994	36,171
Inventories	39,361	26,040
Receivable from affiliate	1,909	6,156
Deferred tax assets	9,077	1,633
Research and development grant receivable	6,513	—
Prepaid expenses	8,543	6,707
Other current assets	6,031	1,381

Total current assets	199,612	106,738
Property, plant and equipment, net	222,507	199,847
Deferred financing costs, net	6,188	5,333
Goodwill, net	1,211	899
Other intangibles, net	36,662	38,398
Deferred tax assets	18,192	27,722
Prepaid pension asset	11,847	—
Restricted cash	4,200	4,200
Other	864	1,142

Total assets	$501,283	$384,279

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$29,643	$5,798
Accrued expenses	23,780	14,150
Accrued employee compensation	21,329	4,229
Income taxes payable	1,391	3,575
Current portion of long-term debt	8,708	8,047

Total current liabilities	84,851	35,799
Long-term debt, less current portion	151,392	165,203
Other long-term liabilities	3,088	3,431

Total liabilities	239,331	204,433
Commitments and contingencies
Series A Senior Redeemable Preferred Stock, 20,000,000 shares authorized, 17,901,722 and 17,893,954 shares issued and outstanding at December 31, 2002 and 2001, respectively	233,671	204,203
Series B Junior Redeemable Convertible Preferred Stock, 20,000,000 shares authorized, 14,317,788 and 14,313,538 shares issued and outstanding at December 31, 2002 and 2001, respectively	190,498	164,888
Series C Senior Redeemable Preferred Stock, 75,000 shares authorized, issued and outstanding at December 31, 2002	79,337	—
Stockholders’ Deficit
Common stock, $0.01 par value, 400,000,000 shares authorized, 139,955,164 and 138,494,398 shares issued and outstanding at December 31, 2002 and 2001, respectively	1,400	1,385
Additional paid-in capital	37,968	34,462
Stockholder notes receivable	(5,570)	(5,318)
Capital deficiency	(276,278)	(218,886)
Accumulated other comprehensive income (loss)	926	(888)

Total stockholders’ deficit	(241,554)	(189,245)

Total liabilities and stockholders’ deficit	$501,283	$384,279

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

COMBINED/ CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,

	2002	2001	2000

Revenue	$345,322	$326,510	$382,177
Cost of sales	214,964	186,400	202,664

	130,358	140,110	179,513
Operating expenses:
Research and development	52,140	42,112	37,410
Marketing and selling	35,002	35,373	39,179
General and administrative	24,961	25,566	19,867
Restructuring and impairment charges	648	4,983	—
Recapitalization and related expenses	—	—	18,421

	112,751	108,034	114,877

Operating income	17,607	32,076	64,636
Other income (expense):
Interest expense	(12,541)	(15,401)	(6,004)
Interest income	1,062	1,241	74
Other income, net	147	407	1,923

	(11,332)	(13,753)	(4,007)

Income before income taxes	6,275	18,323	60,629
Provision for income taxes	(1,165)	(5,642)	(27,032)

Net income	5,110	12,681	33,597
Preferred stock dividend	(62,502)	(47,578)	(1,246)

Net income (loss) attributable to common stockholders	$(57,392)	$(34,897)	$32,351

Basic and diluted net loss per common share	$(0.41)	$(0.25)	—

Weighted average number of shares used in calculating basic and diluted net loss per common share	139,221	138,215	—

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT AND

COMPREHENSIVE INCOME
(In thousands)

									Accumulated
									Other
	Common Stock		Preferred Stock			Additional	Stockholder		Comprehensive
						Paid-in	Notes	Capital	Income
	Shares	Amount	Series A	Series B	Series C	Capital	Receivable	Deficiency	(Loss)	Total

Initial capitalization at July 29, 2000	—	$—	$29	$—	$—	$212,597	$—	$—	$—	$212,626
Issuance of warrant for services	—	—	—	—	—	594	—	—	—	594
Comprehensive income:	—
Net income	—	—	—	—	—	—	—	10,253	—	10,253
Foreign currency translation adjustment, net of income taxes	—	—	—	—	—	—	—	—	(260)	(260)

Total comprehensive income	—									9,993
Exercise of options in exchange for notes	1,430	1	—	—	—	5,004	(5,005)	—	—	—
Accretion of dividends on Series B and C Preferred Stock	—	—	—	—	—	—	—	(150)	—	(150)
Adjustment to equity in connection with Recapitalization (see Note 1)	67,616	690	—	—	—	(147,475)	—	(192,846)	—	(339,631)
Redemption of equity in connection with Recapitalization (see Note 1)	—	—	(29)	—	—	(35,671)	—	—	—	(35,700)
Accretion of dividends on Series A Senior Redeemable and Series B Junior Redeemable Convertible Preferred Stock	—	—	—	—	—	—	—	(1,246)	—	(1,246)
Impact of 2-for-1 stock split	69,045	690	—	—	—	(690)	—	—	—	—

Balance at December 31, 2000	138,091	1,381	—	—	—	34,359	(5,005)	(183,989)	(260)	(153,514)
Comprehensive income:
Net income	—	—	—	—	—	—	—	12,681	—	12,681
Unrealized derivative loss, net of reclassification to operations of $287 and income taxes	—	—	—	—	—	—	—	—	(726)	(726)
Foreign currency translation adjustment, net of income taxes	—	—	—	—	—	—	—	—	98	98

Total comprehensive income										12,053
Interest on stockholder notes receivable	—	—	—	—	—	—	(523)	—	—	(523)
Stock repurchase	(120)	(1)	—	—	—	(30)	210	—	—	179
Exercise of stock options	331	3	—	—	—	85	—	—	—	88
Issuance of common stock	192	2	—	—	—	48	—	—	—	50
Accretion of dividends on Series A Senior Redeemable and Series B Junior Redeemable Convertible Preferred Stock	—	—	—	—	—	—	—	(47,578)	—	(47,578)

Balance at December 31, 2001	138,494	1,385	—	—	—	34,462	(5,318)	(218,886)	(888)	(189,245)
Comprehensive income:
Net income	—	—	—	—	—	—	—	5,110	—	5,110
Unrealized derivative loss, net of reclassification to operations of $(248) and income taxes	—	—	—	—	—	—	—	—	98	98
Foreign currency translation adjustment, net of income taxes	—	—	—	—	—	—	—	—	1,716	1,716

Total comprehensive income										6,924
Warrants issued in conjunction with the Series C Senior Redeemable Preferred Stock	—	—	—	—	—	3,165	—	(3,165)	—	—
Interest on stockholder notes receivable	—	—	—	—	—	—	(252)	—	—	(252)
Exercise of stock options	1,461	15	—	—	—	341	—	—	—	356
Accretion of dividends on Series A Senior Redeemable, Series B Junior Redeemable Convertible and Series C Senior Redeemable Preferred Stock	—	—	—	—	—	—	—	(59,337)	—	(59,337)

Balance at December 31, 2002	139,955	$1,400	$—	$—	$—	$37,968	$(5,570)	$(276,278)	$926	$(241,554)

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

COMBINED/ CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,

	2002	2001	2000

Cash flows from operating activities
Net income	$5,110	$12,681	$33,597
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,953	44,096	35,539
Amortization of deferred financing costs	1,315	1,072	30
Stock compensation expense	532	777	—
Accrued restructuring charges	387	1,683	—
Provision for (benefit from) deferred income taxes	823	4,453	(2,667)
Loss on retirement of property, plant and equipment	288	866	48
Income statement impact of change in value of derivatives	(248)	248	—
Issuance of warrant in exchange for services	—	—	594
Changes in operating assets and liabilities:
Accounts receivable	(9,648)	14,764	(7,856)
Inventories	7,493	15,629	(17,319)
Prepaid expenses and other assets	808	(2,946)	(668)
Receivable from/payable to affiliates	4,307	(14,203)	7,866
Accounts payable	10,079	(24,968)	6,940
Accrued expenses and other liabilities	3,917	(2,567)	1,127
Accrued employee compensation	8,959	(9,011)	7,062

Net cash provided by operating activities	81,075	42,574	64,293
Cash flows from investing activities
Purchases of property, plant and equipment	(21,987)	(20,720)	(52,012)
Acquisition of other intangibles	—	—	(40,500)
Purchase of businesses	(85,438)	—	—
Designation of restricted cash	—	(4,200)	—

Net cash used in investing activities	(107,425)	(24,920)	(92,512)
Cash flows from financing activities
Payments on long-term debt	(13,150)	(1,750)	—
Issuance of common and preferred stock	75,000	250	—
Payments on related-party debt/advances from parent	—	(6,000)	(84,241)
Payments on long-term payables	(1,759)	(1,830)	(3,397)
Proceeds from bank borrowings and other debt	—	—	175,000
Stock repurchase, net of stockholder note receivable	—	(122)	—
Exercise of stock options for common and preferred stock	454	270	—
Deferred financing costs	(2,170)	—	(6,435)
Redemption of equity in connection with recapitalization	—	—	(35,700)

Net cash provided by (used in) financing activities	58,375	(9,182)	45,227
Effect of exchange rate changes on cash and cash equivalents	1,509	98	(193)

Net increase in cash and cash equivalents	33,534	8,570	16,815
Cash and cash equivalents at beginning of year	28,650	20,080	3,265

Cash and cash equivalents at end of year	$62,184	$28,650	$20,080

Supplementary cash flow information
Cash paid for interest	$11,314	$14,776	$6,445
Cash paid for income taxes (including $8,707 paid to GA-TEK under tax sharing agreement in 2001)	$2,455	$9,213	$—
Stock repurchase in exchange for stockholder note receivable	$—	$(210)	$—
Unrealized derivative gain (loss), net of income taxes	$98	$(726)	$—
Assumption by GA-TEK of certain liabilities	$—	$—	$11,232
Issuance of stock in exchange for stockholder notes receivable	$—	$—	$5,005

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

1.     Business and Organization

Business

      AMIS Holdings, Inc. and its subsidiaries (the Company) are primarily engaged in designing, manufacturing and marketing semi-custom and custom integrated circuits worldwide.

Organization, Recapitalization and Basis of Presentation

      During 1997, American Microsystems, Inc. (AMI) operated as a subsidiary of Japan Energy Electronic Materials, Inc. (JEEM). Effective January 1, 1998, AMI merged with Gould Electronics Inc. (GEI), another subsidiary of Japan Energy, to form a new entity, GA-TEK Inc. (the Parent or GA-TEK), that was headquartered in Eastlake, Ohio and was a subsidiary of JEEM. AMI and GEI continued to conduct business as American Microsystems, Inc. and Gould Electronics Inc., respectively, and operated as separate business units of GA-TEK.

      During the period from January 1, 1998 through July 28, 2000, AMI was a division of GA-TEK (the Division) and, accordingly, the financial statements of AMI for that period are presented on a combined basis to include the operations of AMI and its related operating entities. However, as a division of GA-TEK, AMI had no separate legal status or capital structure. AMI’s resources and existence were at the disposal of GA-TEK’s management.

      Effective July 29, 2000, AMI Spinco, Inc. (Spinco), a newly formed entity, and GA-TEK entered into a separation agreement (the Separation Agreement) whereby substantially all of the assets and liabilities of AMI and its related operating entities were transferred by GA-TEK to Spinco in exchange for all of the Series A Preferred Stock of Spinco (see further discussion of the Preferred Stock in Note 14). For the period from July 29, 2000 through December 21, 2000, Spinco operated as a subsidiary of GA-TEK.

      On December 21, 2000, Spinco was recapitalized and certain related transactions were effected (the Recapitalization) pursuant to an agreement (the Recapitalization Agreement) among Spinco, GA-TEK, certain affiliates of Spinco and GA-TEK, an affiliate of Citicorp Venture Capital Ltd. (CVC) and an affiliate of Francisco Partners, L.P. (FP). In connection with the Recapitalization, Spinco became a wholly owned operating subsidiary of AMIS Holdings, Inc. (AMIS Holdings) and Spinco was renamed AMI Semiconductor, Inc.

      The Recapitalization was effected through the following transactions (on January 10, 2001, the Company declared a 2-for-1 stock split on its common stock; accordingly, all references to the Company’s common stock in the consolidated financial statements have been adjusted to reflect such stock split):

•	AMIS Holdings was capitalized with three tranches of capital stock: 138,091,002 shares of Common Stock; 17,870,100 shares of Series A Senior Redeemable Preferred Stock; and 14,296,084 shares of Series B Junior Redeemable Convertible Preferred Stock.

•	GA-TEK’s ownership in Spinco was converted into the following securities of AMIS Holdings: (i) 135,231,002 shares of Common Stock, (ii) 17,500,000 shares of Series A Senior Redeemable Preferred Stock, and (iii) 14,000,000 shares of Series B Junior Redeemable Convertible Preferred Stock. GA-TEK was also issued a warrant to purchase an additional 13,809,096 shares of Common Stock.

•	Current and former executives’ ownership in Spinco was converted into the following securities of AMIS Holdings: (i) 2,860,000 shares of Common Stock, (ii) 370,100 shares of Series A Senior

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Redeemable Preferred Stock, and (iii) 296,084 shares of Series B Junior Redeemable Convertible Preferred Stock.

•	CVC and FP each acquired the following securities of AMIS Holdings directly from GA-TEK: (i) 53,512,840 shares of Common Stock, (ii) 6,925,000 shares of Series A Senior Redeemable Preferred Stock, and (iii) 5,540,000 shares of Series B Junior Redeemable Convertible Preferred Stock in exchange for $138,500,000 in cash. Another third-party investment fund acquired the following securities of AMIS Holdings directly from GA-TEK: (i) 1,159,122 shares of Common Stock, (ii) 150,000 shares of Series A Senior Redeemable Preferred Stock, and (iii) 120,000 shares of Series B Junior Redeemable Convertible Preferred Stock in exchange for $3,000,000 in cash. The aggregate consideration paid by these third parties to GA-TEK was $280,000,000 in cash.

•	AMIS Holdings obtained $175,000,000 in bank debt and used the proceeds for the following: (i) redemption of outstanding Spinco Series B and C Preferred Stock and Common Stock warrants for total consideration of approximately $6,500,000; (ii) repayment of $72,200,000 of Spinco intercompany debt payable to GA-TEK; (iii) payment of $40,500,000 to GA-TEK for a non-compete agreement; (iv) payment of $29,200,000 to GA-TEK in satisfaction of the remaining liquidation preference on the Spinco Series A Preferred Stock; and (v) payment of Recapitalization related transaction expenses of approximately $24,856,000.

•	GA-TEK agreed to indemnify the Company for certain existing environmental contingencies and to pay certain existing liabilities of the Company. The estimated amount of these obligations at December 21, 2000 was approximately $11,232,000.

      As a result of the foregoing transactions, CVC and FP each held approximately 38.8%, GA-TEK held approximately 19.6% and the remaining stockholders, including certain current and former executive officers, held approximately 2.8% of each class of capital stock of AMIS Holdings immediately subsequent to the Recapitalization.

      In connection with the Recapitalization, the Company incurred transaction fees and expenses of approximately $24,856,000. Approximately $6,435,000 of these fees were capitalized as debt issuance costs. The remaining fees and expenses of $18,421,000 are reflected in the accompanying statement of operations for the year ended December 31, 2000 as Recapitalization and related expenses. Because CVC and FP did not acquire substantially all of the Company’s outstanding capital stock, the basis of the Company’s assets and liabilities for financial reporting purposes was not impacted by the Recapitalization.

Principles of Combination/ Consolidation

      The combined financial statements from January 1, 2000 to July 28, 2000 include all of the revenues and expenses of the Division. For purposes of the accompanying financial statements, certain foreign operations in Japan, Germany, and the Philippines, as well as Focus Semiconductor, Inc., a U.S. subsidiary, have been combined with the operations of AMI and are presented together as “the Division.” All of these operations were former subsidiaries of AMI as of December 31, 1997 when AMI previously had separate legal existence.

      Effective July 29, 2000, in conjunction with the Separation Agreement discussed above, these operations became subsidiaries of Spinco. Effective December 21, 2000, Spinco (renamed AMI Semiconductor, Inc.) became a subsidiary of AMIS Holdings. Therefore, as of December 21, 2000 and thereafter, the consolidated financial statements include the accounts of AMIS Holdings and its subsidiaries.

      All significant intercompany transactions and accounts have been eliminated. Unrealized gains on intercompany transfers of inventory are eliminated and are recognized only upon sales to third parties.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassifications

      Certain prior year amounts shown have been reclassified to conform to the current year presentation.

2.     Significant Accounting Policies

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the combined/consolidated financial statements and the accompanying notes. Actual results may differ from those estimates.

Revenue Recognition

      The Company generally recognizes revenue from products sold directly to end customers when persuasive evidence of an arrangement exists, the price is fixed and determinable, shipment is made and collectibility is reasonably assured. However, in certain situations, the Company ships products through freight forwarders where title does not pass until product is shipped from the freight forwarder. In other situations, by contract, title does not pass until the customer receives the product. In both cases, revenue and related costs are not recognized until title passes to the customer. Estimates of product returns and allowances, based on actual historical experience, the Company’s knowledge of potential quality issues and customer feedback, are recorded at the time revenue is recognized and are deducted from revenues. Revenue from contracts to perform engineering design and product development is generally recognized as milestones are achieved, which approximates the percentage-of-completion method, and costs associated with such contracts are expensed as incurred. (See Note 10 for further discussion.)

      Shipping and handling costs are expensed as incurred and included in cost of sales.

Research and Development Expense

      Research and development costs are expensed as incurred. Certain specifically defined fundamental and prototype research projects, executed by MSB (see Note 3) in collaboration with other research centers, are partly funded by research and development grants provided by the IWT (Flemish Institute for the enhancement of scientific technologic research in the industry) and the European Commission (the “Authorities”). Such grants are recorded as a reduction to research and development expense as costs are incurred and when it is reasonably assured that all conditions under the grant agreement will be met. Management continuously evaluates whether it is reasonably assured that such conditions will be met.

Capitalized Software Development Costs for Internal Use

      In accordance with the provisions of Statement of Position (SOP) No. 98-1, “Accounting for the Costs of Software Developed or Obtained for Internal Use,” the Company capitalizes internal and external costs to develop or obtain internal use software during the application development stage. Costs incurred during the preliminary project stage are expensed as incurred, as are training and maintenance costs. The Company capitalized approximately $10,372,000, $2,603,000 and $1,153,000 relating to software costs in 2002, 2001 and 2000, respectively. Amortization is computed using the straight-line method over the estimated useful life of the assets, which has been determined to be three years.

Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company’s customers include other U.S. and foreign semiconductor

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

manufacturers and manufacturers of computer systems, automobiles, and medical, industrial and telecommunications equipment. Management believes that any significant risk of accounting loss is reduced due to the diversity of its products and end customers. The Company performs ongoing credit evaluations of its customers’ respective financial condition and requires collateral, such as prepayments or letters of credit, when deemed necessary. The Company monitors the need for an allowance for doubtful accounts based on historical losses, economic conditions and expected collections of accounts receivable. No one customer accounted for greater than 10% of revenue for the years ended December 31, 2002, 2001, or 2000.

      The Company’s foreign operations include design and fabrication facilities in Belgium (AMI Semiconductor Belgium BVBA or AMIS-B), product sort and test operations in the Philippines (AMI Semiconductor Philippines, Inc. or AMIS-P) and sales operations and/or product design centers in Germany, the Czech Republic, Hong Kong and Japan.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

Inventories

      Inventories are stated at the lower of cost (using the first-in, first-out method) or market. The Company provides an allowance for inventories on hand that are in excess of six months of forecasted demand. Forecasted demand is determined based on historical sales or inventory usage, expected future sales or inventory usage using backlog and other projections, and the nature of the inventories. The Company also reviews other inventories for indicators of impairment and provides an allowance as deemed necessary.

      The Company also provides an allowance for obsolete inventories, which are written off when disposed of.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost, including capitalized interest. Any assets acquired as part of the purchase of all or a portion of another company’s operations are stated at their relative fair values at the date of acquisition. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets ranging from three to thirty years. Repair and maintenance costs are expensed as incurred.

Restricted Cash

      Restricted cash is comprised of an escrow account, which was created to provide for the duties and obligations associated with an employment agreement between the Company and its Chief Executive Officer.

Other Intangibles

      Other intangibles are recorded at the lower of cost or their net realizable value and are being amortized on a straight-line basis over six months to fifteen years.

      The following table summarizes the gross carrying amount and accumulated amortization for each major class of intangible assets as of December 31 based on the Company’s reassessment of previously

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognized intangible assets and their estimated remaining useful lives in conjunction with the adoption of SFAS No. 142 (see below) (in thousands):

	2002		2001

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization	Useful Life

Licenses	$68,358	$56,121	$59,425	$53,397	0.5 to 15 years
Non-compete agreement	40,500	16,422	40,500	8,322	5 years
Patents	770	732	770	578	5 years
Contracts	325	16	—	—	5 years

Total amortizable intangible assets	$109,953	$73,291	$100,695	$62,297

      In conjunction with the Recapitalization Agreement, the Company entered into a non-competition agreement with GA-TEK and JEEM. The cost of the non-competition agreement is being amortized over its five-year contractual life.

      Amortization expense relating to other intangibles, excluding deferred financing costs, was approximately $10,994,000, $10,576,000, and $2,697,000 for the years ended December 31, 2002, 2001 and 2000, respectively. These amounts are allocated between research and development and general and administrative expenses in the accompanying statements of operations, depending on the nature and use of the intangible asset.

      The scheduled amortization expense for the next five years is as follows (in thousands): 2003 — $11,164; 2004 — $10,370; 2005 — $8,662; 2006 — $784; and 2007 — $683.

      The Company regularly evaluates the carrying amounts of long-lived assets, including its other intangible assets, as well as the related amortization periods, to determine whether adjustments to these amounts or to the useful lives are required based on current circumstances or events. The evaluation, which involves significant judgment by management, is based on various analyses including cash flow and profitability projections. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of the related long-lived assets, the carrying amount of the underlying assets will be reduced, with the reduction charged to expense so that the carrying amount is equal to fair value, primarily determined based on future discounted cash flows. No impairment of the Company’s long-lived intangible assets has been indicated to date.

Deferred Financing Costs

      Deferred financing costs relate to fees incurred to obtain and amend a bank term loan and revolving credit facility and, in 2002, fees incurred in connection with senior subordinated notes issued in January 2003 (see Note 19). These costs are being amortized to interest expense over the respective lives of the debt issues on a straight-line basis, which approximates the effective interest method. Amortization expense was approximately $1,315,000, $1,072,000 and $30,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The Company incurred approximately $1,400,000 in expenses in 2002 relating to amendments to its term loan and approximately $800,000 in expenses in connection with the senior subordinated notes.

Goodwill

      Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” In accordance with the guidelines of this

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accounting principle, goodwill and intangible assets with indefinite lives are no longer amortized, but are assessed for impairment on at least an annual basis. The Company completed Step 1 (determining and comparing the fair value of the Company’s reporting units to their carrying values) of the transitional impairment test. The fair value of the Company’s reporting units exceeds their carrying values including goodwill; therefore, no impairment of the Company’s goodwill exists and Step 2 does not need to be completed for 2002. As of December 31, 2002, the Company’s gross goodwill balance is approximately $23,033,000, with accumulated amortization of approximately $21,822,000.

      Provided below is a reconciliation of previously reported financial statement information to adjusted amounts that reflect the elimination of goodwill amortization for the years ended December 31 (in thousands except per share amount):

	2002	2001	2000

Net income (loss) attributable to common stockholders:
As reported	$(57,392)	$(34,897)	$32,351
Add back: Goodwill amortization	—	1,872	3,367

Adjusted net income (loss) attributable to common stockholders	$(57,392)	$(33,025)	$35,718

Basic and diluted loss per common share	$(0.41)	$(0.24)

Weighted average number of common shares outstanding	139,221	138,215

Foreign Currency

      The U.S. dollar is the functional currency for AMIS-P. Remeasurement adjustments that result from the process of remeasuring this entity’s financial statements into U.S. dollars are included in other income (expense) and have not been significant for the years ended December 31, 2002, 2001 and 2000.

      The local currencies are the functional currencies for the Company’s fabrication facilities, sales operations and/or product design centers in Belgium, Germany, Czech Republic, Hong Kong and Japan. Cumulative translation adjustments that result from the process of translating these entities’ financial statements into U.S. dollars are included, net of taxes of $1,193,000 at December 31, 2002, as a component of comprehensive income and total approximately $1,554,000 and $(162,000) as of December 31, 2002 and 2001, respectively.

Income Taxes

      Prior to December 21, 2000, the Parent filed a consolidated tax return in the United States that included AMI. The provision for income taxes in the accompanying combined/consolidated statements of operations, as described in Note 11, is computed as if AMI filed a separate tax return in the United States for all periods presented. Income taxes are recorded based on the liability method, which requires recognition of deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. AMI paid its 1999 and 2000 United States federal and state current income tax liability, $30,465,000 as computed, to GA-TEK in 2000, with the exception of the payment related to the fourth quarter of 2000 (through December 21, 2000). The amount of the 2000 fourth-quarter payment, approximately $8,707,000, was negotiated with GA-TEK as part of the Recapitalization and was paid in 2001.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Options

      The Company has elected to follow the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations in accounting for its employee stock options rather than adopting the alternative fair value accounting provided for under SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123).

      Stock compensation expense for options and/or warrants granted to non-employees has been determined in accordance with SFAS 123 and the Emerging Issues Task Force consensus on Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services” (EITF 96-18). The fair value of options or warrants granted to non-employees is periodically re-measured as the underlying options or warrants vest.

Earnings Per Share

      Options to purchase 16,473,102, 15,378,306, and 5,409,300 shares of common stock and warrants to purchase 41,363,646, 13,809,096, and 13,809,096 shares of common stock were outstanding as of December 31, 2002, 2001 and 2000, respectively, but were not included in the computation of diluted earnings per share as the effect would be antidilutive because of the net loss attributable to common stockholders recorded during 2002 and 2001. Because the Company operated as a division of GA-TEK until July 29, 2000, earnings per share is not a relevant measure for the year ended December 31, 2000 and, as such, has not been presented herein for that period.

Derivatives

      In 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which was subsequently amended by SFAS No. 137, “Accounting for Derivative Financial Instruments and Hedging Activities — Deferral of the Effective Date of SFAS No. 133,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability and measured at its fair value. The statement also requires that changes in the derivative’s fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company has followed the guidance of SFAS No. 133 in accounting for its derivative instruments entered into in June 2001. (See Note 15 for further discussion.)

New Accounting Pronouncements

      In April 2001, the FASB issued SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations and Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual or Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business (as previously defined in that Opinion). The Company adopted this statement as of January 1, 2002. Adoption of this statement did not have a significant impact on the Company’s financial statements.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 generally requires companies to recognize costs associated with exit activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

does not believe, based on current circumstances, the effect of adoption of SFAS No. 146 will have a material effect on the Company’s financial position or results of operations.

      In November 2002, the FASB issued Interpretation No. 45 (or FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees or Indebtedness of Others.” FIN 45 elaborates on the existing disclosure requirements for most guarantees including residual value guarantees issued in conjunction with operating lease agreements. It also clarifies that at the time a company issues a guarantee, the company must recognize and initial liability for the fair value of the obligation it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company’s adoption of the disclosure requirements of FIN 45 did not have a material impact on its financial statements. The Company does not expect its adoption of the recognition and measurement provisions to have a material effect on its results of operations and financial position.

      On December 31, 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 148’s amendment of the transition and annual disclosure requirements of SFAS No. 123 is effective for fiscal years ending after December 15, 2002. SFAS No. 148’s amendment of the disclosure requirements of APB Opinion No. 28 is effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 did not have a material impact on the Company’s financial position or results of operations, but has resulted in incremental disclosures.

      The following table provides pro forma information for the years ended December 31 that illustrates the net income, net income (loss) attributable to common stockholders (in thousands), and net loss per common share as if the fair value method had been adopted under SFAS No. 123.

	2002	2001	2000

Net income as reported	$5,110	$12,681	$33,597
Less: Stock compensation expense determined under the fair value method, net of related tax effects	(383)	(489)	(308)

Pro forma net income	4,727	12,192	33,289
Preferred stock dividend as reported	(62,502)	(47,578)	(1,246)

Pro forma net income (loss) attributable to common stockholders	$(57,775)	$(35,386)	$32,043

Loss per common share:
Basic and diluted as reported	$(0.41)	$(0.25)
Pro forma basic and diluted	$(0.41)	$(0.26)

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Purchase of the Mixed Signal Business of Alcatel Microelectronics from ST Microelectronics

      On June 26, 2002, the Company acquired the assets and assumed certain liabilities of the mixed signal ASIC business (MSB) of Alcatel Microelectronics NV from STMicroelectronics NV (the MSB Acquisition) in a purchase that closed concurrently with STMicroelectronics’ purchase of 100% of the capital stock of Alcatel Microelectronics NV from Alcatel S.A. The results of MSB have been consolidated with the Company since the date of acquisition. As a result of the MSB Acquisition, the Company has increased the size of its analog and mixed signal engineering team, developed a more significant presence in Europe-thereby enhancing its relationships with major European customers, broadened its ASIC product offering and increased its manufacturing capacity by adding two fabs in Oudenaarde, Belgium. The Company used existing cash along with the proceeds from the issuance of $75,000,000 of Series C Preferred Stock (see Note 14 for further discussion) to finance the purchase price.

      Following is a summary of the MSB purchase price (in thousands):

Cash paid to STMicroelectronics	$68,300
Acquisition related expenses	11,100
Restructuring accrual	4,400
Operating liabilities assumed (including accounts payable of approximately $12,900, accrued compensation of approximately $7,100 and other accrued expenses of approximately $3,700)	23,700

Total purchase price	$107,500

      The foregoing purchase price includes the preliminary allocation of certain operating liabilities between MSB and STMicroelectronics. Negotiations are ongoing, but management does not expect any changes to the operating liabilities assumed to be material. Additionally, as part of the MSB Acquisition, the Company has prepared and approved a plan of restructuring in connection with the integration of MSB into the Company and has included the estimated costs of those restructuring activities in the purchase price pursuant to EITF No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” The restructuring costs that have been accrued and included in the purchase price primarily include costs associated with relocating and combining MSB’s testing facilities with the Company’s existing facilities. The majority of these costs relate to employee severance. The Company currently estimates that 46 employees will be terminated as part of this transfer of the testing facilities. It is anticipated that this relocation will be completed by June 30, 2003. Because these severance costs are estimated, it is possible that the actual costs incurred and paid will differ from those recorded as part of the initial purchase price. However, management does not believe that any adjustment to the purchase price will be material. Additional costs, which were substantially paid in 2002, represent employee severance for 79 MSB employees that had duplicative responsibilities as those of the Company’s employees and were terminated as part of the Company’s plan.

      Following is a rollforward of the restructuring accrual from the acquisition date to December 31, 2002 (in thousands):

	Restructuring	Paid in	Balance at
	Accrual	2002	December 31, 2002

Employee severance costs	$3,500	$(1,500)	$2,000
Transfer of ownership taxes	800	(800)	—
Other	100	(100)	—

Total	$4,400	$(2,400)	$2,000

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Following is a summary of the preliminary allocation of the MSB purchase price (in thousands):

Trade accounts receivable	$18,300
Inventory	19,500
Prepaid and other assets	13,200
Deferred pension asset	11,600
Property, plant and equipment	36,600
Intangible assets	8,300

Total purchase price allocated	$107,500

      The foregoing allocation is based on the fair values of the assets acquired, including valuations of intangible assets completed by the Company’s independent financial consulting firm, LECG, LLC, and the preliminary allocation of certain trade receivables between MSB and STMicroelectronics. Negotiations are ongoing, but management does not expect any changes to the trade receivables to be material. The intangible assets acquired through the MSB Acquisition consist of licensed technology and a contract. The contract was amortized over 6 months, the life of the contract, and the licensed technology is being amortized over its 15 year estimated useful life.

      In connection with the MSB Acquisition, the Company entered into a supply agreement with STMicroelectronics on a take-or-pay basis under which STMicroelectronics is required to purchase a minimum of €50,000,000 (or $57,000,000, assuming an exchange rate of €1 to $1.14) of products from MSB during the two-year period ending June 26, 2004. If STMicroelectronics does not order the minimum amount during a quarterly contract period, STMicroelectronics will be required to pay the Company a make whole amount. The make-whole amount is the difference between the minimum cumulative value of the products ordered and the actual cumulative value of the products ordered, minus the variable costs the Company would have incurred for the shortfall in orders. The Company also entered into certain transitional services and professional services agreements with STMicroelectronics pursuant to which MSB will provide specified manufacturing, testing, engineering and administrative services to STMicroelectronics for periods ranging from six months to two years.

      Unaudited pro forma information as if MSB had been acquired on January 1, 2001 is as follows for the years ended December 31 (rounded, in thousands, except per share amounts). The pro forma information is not necessarily indicative of the results of operations had the acquisition actually occurred on the assumed acquisition date.

	2002	2001

Revenue	$400,400	$460,700
Net income	1,400	9,300
Net loss attributable to common stockholders	(61,100)	(38,300)
Loss per share attributable to common stockholders:
Basic and diluted	(0.44)	(0.28)

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Inventories

      Inventories consist of the following as of December 31 (in thousands):

	2002	2001

Raw materials	$7,368	$4,359
Work-in-process	23,657	16,839
Finished goods	8,336	4,842

	$39,361	$26,040

5.     Property, Plant and Equipment

      Property, plant and equipment consists of the following as of December 31 (in thousands):

	2002	2001

Land and buildings	$63,415	$54,140
Machinery and equipment	379,631	330,334
Construction-in-progress	2,185	7,002

	445,231	391,476
Less accumulated depreciation	(222,724)	(191,629)

	$222,507	$199,847

      Depreciation expense related to property, plant and equipment was approximately $35,959,000, $31,648,000 and $29,476,000, for the years ended December 31, 2002, 2001 and 2000, respectively.

6.     Accrued Expenses and Other Long-Term Liabilities

      Accrued expenses consist of the following as of December 31 (in thousands):

	2002	2001

Reserve for restructuring charges	$3,183	$1,683
Reserve for product development project losses	4,660	2,000
Research and development grant payable	2,984	—
Preferred stock dividend payable	2,805	2,253
Property, sales and use and other taxes	2,442	2,699
Employee medical insurance reserve	1,766	1,559
Accrued sales representatives’ commissions	1,107	1,249
Other	4,833	2,707

	$23,780	$14,150

      Other long-term liabilities consist of the following as of December 31 (in thousands):

	2002	2001

Unrealized loss on derivatives	$1,064	$1,479
Liability for purchase of developed technology	1,484	1,011
Other long-term liabilities	540	941

	$3,088	$3,431

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Commitments

      The Company leases certain facilities and equipment under noncancelable operating lease arrangements, some of which include various renewal options and escalation clauses. During the years ended December 31, 2002, 2001 and 2000, rental expense under such arrangements was approximately $5,475,000, $2,509,000 and $3,266,000, respectively.

      Approximate future minimum annual rental commitments at December 31, 2002 are as follows: 2003 — $5,849,000; 2004 — $4,441,000; 2005 — $1,697,000; 2006 — $844,000; and 2007 — $738,000.

      In order to achieve more favorable pricing and ensure delivery when demanded, the Company contracts for certain chemicals, raw materials, and services at fixed prices but not fixed quantities. These contracts are renegotiated on either a quarterly or annual basis. As no fixed quantities are required and terms are less than one year, no reportable commitment is deemed to exist for these contracts.

8.     Transactions with Related Parties

      On October 1, 1992, AMI and GEI entered into a corporate services agreement (the Agreement) whereby GEI provided AMI with certain legal, tax, banking and finance, insurance, and human resource services through December 31, 1994. During 1995, both parties agreed to extend the term of the agreement indefinitely in exchange for a monthly fee of $21,000 payable to GEI, which was paid throughout 1997, 1998, 1999 and through July 29, 2000. In addition to the monthly service fee, AMI also reimbursed GEI for the direct cost of providing employee benefits and other services.

      Effective July 29, 2000, in conjunction with the Separation Agreement discussed in Note 1, the Company and GA-TEK entered into an agreement whereby GA-TEK agreed to provide these same services to the Company for $30,000 per month. Effective December 21, 2000, these services were no longer being provided by GA-TEK. Upon termination of this arrangement with GA-TEK, the Company’s costs did not change significantly.

      Pursuant to the terms of the Recapitalization Agreement, AMIS Holdings entered into advisory agreements with CVC and FP (the Sponsors) pursuant to which the Sponsors may provide financial, advisory and consulting services to AMIS Holdings. In exchange for such services, commencing with the fiscal quarter ended March 31, 2001, when and if AMIS Holdings achieves certain EBITDA targets, each Sponsor will be entitled to an annual advisory fee, the amount of which will be the greater of $1,000,000 per year or 0.3% of the consolidated annual revenue of AMIS Holdings for the last twelve months, plus out-of-pocket expenses, for the remaining term of the advisory agreement. The advisory fee is paid in advance, on a quarterly basis. Each advisory agreement is in effect for an initial term of ten years, subject to termination by the Sponsor or AMIS Holdings upon written notice 90 days prior to the expiration of the initial term or any extension thereof. Pursuant to this advisory agreement, in 2002, FP received approximately $1,000,000, of which, approximately $250,000 was prepaid for 2003, and CVC received approximately $750,000. In 2001, each of the sponsors received approximately $1,243,000, of which $1,000,000 related to 2001 and $243,000 was prepaid for 2002. In connection with the Recapitalization Agreement, each Sponsor received a one-time transaction fee of $6,000,000, plus fees and expenses related to the transaction. In conjunction with the MSB Acquisition, each Sponsor received a one-time advisory fee of $2,500,000.

      Effective July 1, 1998, the Division entered into a services agreement with JEEM whereby JEEM provides certain advisory services with respect to the development and manufacture of semiconductor products. In exchange for these advisory services, AMI agreed to pay $412,500 per quarter during 2000. The agreement expired after one year but was extended on an annual basis by mutual agreement. This services agreement expired in 2001.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In 1999, JEEM entered into an agreement with a major semiconductor manufacturer pursuant to which the semiconductor manufacturer provides certain technology and related technological assistance to the Company. The Company agreed to reimburse JEEM for the amounts due under the agreement, which is denominated in yen, totaling approximately ¥1,000,000,000 (or $9,515,000) over a five-year period. Under the Recapitalization Agreement, GA-TEK agreed to pay one-half of the remaining outstanding obligation to this major semiconductor manufacturer. As of December 21, 2000, the effective date of the Recapitalization Agreement, the obligation totaled approximately ¥775,000,000, or $6,778,000 using an estimated exchange rate of approximately $0.00875/¥. Consequently, the Company recorded a contra-liability of $3,389,000, representing the portion of the obligation that GA-TEK agreed to pay. As of December 31, 2001, the remaining obligation was approximately ¥495,000,000, or $3,778,000 using an estimated exchange rate of approximately $0.00763/¥. The contra-liability as of December 31, 2001 was $1,889,000, representing one-half of the liability. As of December 31, 2002, the remaining obligation was approximately ¥265,000,000, or $2,232,000 using an estimated exchange rate of approximately $0.00842/¥. The contra-liability as of December 31, 2002 was $1,116,000, representing one-half of the liability.

      Estimated remaining gross future payments to be made by the Company related to this agreement for the next two years ending December 31 are as follows: 2003 — ¥165,000,000 and 2004  — ¥100,000,000, or approximately 2003 — $1,390,000 and 2004 — $842,000 using an estimated exchange rate of approximately $0.00842/¥. The current portion, offset by the contra-liability, is included within accounts payable and the long-term portion, offset by the contra-liability, is included within other long-term liabilities in the accompanying consolidated balance sheets.

      Also, in conjunction with the Recapitalization Agreement, GA-TEK agreed to indemnify the Company for any property tax, foreign tax and sales and use tax obligations outstanding at December 21, 2000 (totaling approximately $6,343,000). As of December 31, 2001, the Company had remaining accruals of approximately $4,175,000 for these obligations in taxes payable and accrued expenses in the accompanying consolidated balance sheet and had recorded an offsetting receivable from affiliate for this amount. As of December 31, 2002, the Company has a remaining accrual relating to these tax obligations of approximately $1,729,000 and has recorded an offsetting receivable from affiliate for this amount.

      Certain retention and incentive plans were instituted as part of the Recapitalization. In accordance with these plans, $2,838,000 was paid out to certain executives of the Company in 2001 and 2000. Such amounts were reimbursed by GA-TEK in accordance with the Recapitalization Agreement.

      Sales to JEEM from AMIS-P were approximately $44,000, $128,000 and $179,000 for the years ended December 31, 2002, 2001 and 2000, respectively. No related receivable balance existed at December 31, 2002 and 2001.

9.     Long-Term Debt

      Formal notes were executed between Spinco and GA-TEK as part of the Separation Agreement on July 29, 2000 to replace the debt previously allocated to the Company from GA-TEK in 1999. These notes were repaid as part of the Recapitalization Agreement.

      In conjunction with the Recapitalization Agreement, the Company obtained $250,000,000 of Senior Secured Credit Facilities (the Facilities) consisting of a $75,000,000 Revolving Credit Facility and a $175,000,000 Term Loan Facility. The Term Loan was fully drawn on December 21, 2000 to pay cash consideration, non-competition consideration, repay existing debt and pay transaction costs in conjunction with the Recapitalization Agreement. The Revolving Credit Facility ($20,000,000 of which may be in the form of letters of credit) is available for working capital and general corporate purposes. As of December 31, 2002 and 2001, no amount was drawn on the Revolving Credit Facility.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Interest rates may be adjusted based upon the Company’s option and upon leverage ratios, as specified within the terms of the Facilities, as amended, and range from LIBOR or Alternate Base Rate (ABR) (the higher of the prime rate and the Federal Funds Effective Rate plus 0.5%) plus a range of 1.5% to 3.75%. The stated interest rate at December 31, 2002 under the Facilities was 5.2%, with an effective rate of 6.5% after considering the impact of certain hedging arrangements (see Note 15 for further discussion of the hedging arrangements) associated with the Facilities. Additional fees may be required for letters of credit utilized by the Company. The Company also pays certain fees with respect to any unused portion of the Facilities. Because the interest rate on this debt is variable, the carrying value approximates the fair value.

      The Revolver and the Term Loan each have terms of six years, maturing in December 2006. The Term Loan will amortize in 23 quarterly installments. Beginning March 31, 2001 through the end of 2002, the quarterly installments were $437,500. Beginning with the first quarter in 2003, the quarterly installments will be approximately $102,000. This change is primarily due to the reduction in the balance of the Term Loan resulting from using a portion of the proceeds from senior subordinated notes issued in January of 2003 (see Note 19 for further discussion). The balance will be due at maturity. Interest for the Facilities is due at least quarterly.

      The Facilities are unconditionally guaranteed by AMIS Holdings and each existing domestic subsidiary and by each subsequently acquired or organized domestic subsidiary. The Facilities are secured by substantially all of the assets of the domestic subsidiaries including but not limited to: (a) a first-priority pledge of (i) all the capital stock of AMI Semiconductor, and (ii) all the capital stock of any subsidiary guarantor, and (b) perfected first-priority security interests in substantially all tangible and intangible assets of AMI Semiconductor and each guarantor.

      The Facilities require the Company to maintain a consolidated interest coverage ratio and a maximum leverage ratio and certain other nonfinancial covenants, all as defined within the credit agreement, as amended. The Facilities also generally restrict payment of dividends to parties outside of the consolidated entity. The Company was in compliance with its covenants as of December 31, 2002.

      Earlier this year, the Company entered into certain amendments (including amendments providing for a higher leverage ratio from December 31, 2001 to the third quarter of 2003 and a higher margin if the Company’s leverage ratio exceeds 2.25 to 1.0) and sought and obtained certain waivers and consents under the Company’s senior secured facilities. In connection with the MSB Acquisition (see Note 3), the Company received consent under the secured credit facilities to obtain additional financing and complete the acquisition. The Company also received consent to proceed with the issuance of senior subordinated notes discussed in Note 19.

      The aggregate maturities of all long-term debt for the four fiscal years subsequent to December 31, 2002 are approximately as follows: 2003 — $408,000, 2004 — $408,000, 2005 — $408,000, and 2006 — $38,776,000. Such maturities take into consideration the amount repaid ($111,800,000) in conjunction with the issuance of senior subordinated notes in January 2003. The Company is also required to make annual installment payments on the Term Loan based on the prior year’s excess cash flow, as defined in the credit agreement. In March 2003, the Company will pay approximately $8,300,000 on the long-term debt relating to this excess cash flow requirement (50% of the Company’s excess cash flow, as defined). This amount is included in the current portion of long-term debt on the accompanying balance sheet. From 2004 through 2006, the Company will not be required to pay 50% of its excess cash flow toward the debt if its senior leverage ratio is less than 1.25 to 1.0.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     Customer-Funded Product Development Activities

      Customer-funded product development activities are accounted for as contracts. The Company evaluates individual contracts and, where appropriate, records an accrual for any contracts that individually are expected to result in an overall loss. Revenue earned and costs incurred on product development contracts for the years ended December 31, 2002, 2001 and 2000, are as follows: 2002 — $30,495,000 and $23,557,000, respectively; 2001 — $26,059,000 and $20,677,000, respectively; and 2000 — $30,779,000 and $25,157,000, respectively.

11.     Provision for Income Taxes

      The provision for income taxes for the years ended December 31 is as follows (in thousands):

	2002	2001	2000

Federal:
Current	$10	$(306)	$21,748
Deferred	(202)	4,316	(1,754)

	(192)	4,010	19,994
State:
Current	1	(53)	3,551
Deferred	(34)	740	(559)

	(33)	687	2,992
Foreign:
Current	331	1,548	4,400
Deferred	1,059	(603)	(354)

	1,390	945	4,046

Total	$1,165	$5,642	$27,032

      The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate of 35% for the following years ended December 31 as follows (in thousands):

	2002	2001	2000

Federal tax at statutory rate	$2,196	$6,413	$21,220
State taxes (net of federal benefit)	376	1,099	3,638
Foreign taxes, net of federal impact	(1,564)	719	800
Nondeductible goodwill amortization	—	768	1,380
Change in valuation allowance	—	(3,728)	—
Other, net	157	371	(6)

Total	$1,165	$5,642	$27,032

	18.6%	30.8%	44.6%

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows as of December 31 (in thousands):

	2002	2001

Deferred tax assets:
Reserves not currently deductible	$10,722	$3,962
Intangible asset basis difference	74,731	77,932
Net operating loss carryforwards	20,869	8,289
Other	3,484	987

Total deferred tax assets	109,806	91,170
Deferred tax liabilities:
Tax in excess of book depreciation	(30,352)	(15,252)
Inventory valuation	(1,645)	(2,183)
Prepaid pension asset	(4,759)	—
Other	(2,581)	(1,180)

Total deferred tax liabilities	(39,337)	(18,615)

	70,469	72,555
Valuation allowance	(43,200)	(43,200)

Net deferred tax assets	$27,269	$29,355

      Pretax income from foreign operations was approximately $7,199,000 for 2002, $552,000 for 2001 and $7,917,000 for 2000. As of December 31, 2002, unremitted earnings of certain foreign subsidiaries in the amount of approximately $22,000,000 is considered by the Company to be permanently invested outside the U.S. and, accordingly, U.S. income taxes have not been provided on this amount.

      The separation of AMI from GA-TEK on July 29, 2000 was effected as a taxable transaction. Accordingly, the assets and liabilities of AMI were revalued for tax purposes to their fair value at July 29, 2000. The increase in the tax basis of the assets as a result of this transaction gave rise to an increase in the Company’s deferred tax assets of approximately $159,192,000. A valuation allowance of $78,450,000 was established to reduce the deferred tax asset to an amount that is more likely than not to be realized. This net increase was credited to additional paid-in capital as of July 29, 2000 in connection with this transaction.

      The December 21, 2000 Recapitalization was treated as an asset acquisition for tax purposes; therefore, the assets and liabilities of Spinco were restated for tax purposes to their fair value at December 21, 2000. The decrease in the tax basis of the assets as a result of the Recapitalization caused a decrease in the Company’s deferred tax assets of $60,723,000. The valuation allowance also decreased by $31,522,000. The reduction in the deferred tax assets, net of the valuation allowance, as of December 21, 2000, was offset against equity in the accompanying consolidated balance sheet in connection with the Recapitalization.

      As of December 31, 2002 and 2001, the Company prepared an analysis of projected future taxable income, including tax strategies available to generate future taxable income. Based on that analysis, the Company believes its valuation allowance reduces the net deferred tax asset to an amount that will more likely than not be realized.

      In 2001 and 2002, the Company generated approximately $46,600,000 of state and federal net operating loss carryforwards. If not used, it is expected that the majority of these carryforwards will begin

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to expire in 2021. In 2002, the Company generated approximately $4,300,000 of foreign net operating loss carryforwards, which do not expire.

12.     Employee Benefit Plans

Retirement Plan — AMIS-P

      AMIS-P has a noncontributory defined benefit retirement plan (the Plan) for the benefit of all permanent employees in the Philippines. The Plan provides employees with a lump-sum retirement benefit equivalent to one month’s salary per year of service based on the final monthly gross salary before retirement. Total benefit obligations under the Plan and contributions to the Plan are not material to the combined/consolidated financial statements.

Defined Contribution Plan — AMIS Holdings

      Prior to January 1, 2001, the Company participated in a voluntary contributory retirement savings plan maintained by GA-TEK for substantially all employees in the United States. As of January 1, 2001, substantially all United States employees are eligible to participate in a 401(k) plan sponsored by AMIS Holdings. Both plans require the Company to match 50% of employee contributions, as defined, up to 6% of the employee’s annual salary. For the years ended December 31, 2002, 2001 and 2000, employer contributions totaled approximately $1,531,000, $1,643,000 and $1,509,000, respectively.

Defined Contribution Plan — AMIS-B

      Certain Belgian employees are eligible to participate in a defined contribution plan sponsored by AMIS-B. Under the terms of the plan, AMIS-B is required to contribute amounts based on each respective employee’s pay grade. For the year ended December 31, 2002, employer contributions totaled approximately $237,000.

Defined Benefit Plan — AMIS-B

      As part of the MSB Acquisition described in Note 3, the Company assumed certain assets and obligations of a defined benefit pension plan covering certain of its Belgian employees. The benefits of this plan are for all professional employees who are at least 20 years old and have an employment agreement for an indefinite period of time. The prepaid pension asset recorded on the accompanying 2002 balance sheet represents MSB’s portion of the amount of the net assets in the Alcatel pension fund in excess of the post-retirement obligation. As of December 31, 2002, the pension assets are managed by Alcatel Bell Pensionfund VZW’, the predecessor company’s pension trust. The physical transfer of the pension trust assets related to the MSB employees to the Company will be completed in 2003.

      The following disclosures regarding this pension plan are based upon an actuarial valuation prepared solely relating to MSB’s employee base and its portion of the pension trust assets for the period from June 26, 2002 to December 31, 2002 (in thousands):

Change in benefit obligation:
Benefit obligation at June 26, 2002	$14,801
Service cost	876
Interest cost	446
Actuarial gain	(1,142)
Foreign currency translation loss	969

Benefit obligation at end of year	15,950

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Change in plan assets:
Fair value of plan assets at June 26, 2002	26,450
Actual return on plan assets	299
Foreign currency translation gain	1,730

Fair value of plan assets at end of year	28,479

Excess of plan assets over benefit obligation	12,529
Unrecognized net actuarial loss	(644)
Foreign currency translation loss	(38)

Prepaid pension asset	$11,847

Components of net periodic benefit cost:
Service cost	$876
Interest cost	446
Expected return on plan assets	(797)

Net periodic pension cost	$525

Weighted average assumptions as of December 31, 2002:
Discount rate	6.00%
Expected return on plan assets	6.00%
Compensation rate increase	5.00%

13.     Contingencies

      The Company is subject to various claims and legal proceedings covering matters that arise in the ordinary course of its business activities. Management believes any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the Company’s consolidated financial position, operating results, or cash flows.

      In addition, the Company is a “primary responsible party” to an environmental remediation and cleanup at its former corporate headquarters in Santa Clara, California (see discussion below regarding indemnification by GA-TEK). Costs incurred by the Company include implementation of the clean-up plan, operations and maintenance of remediation systems, and other project management costs. Management’s estimated range of the remaining cost to fulfill its obligations under the remediation effort, as determined in consultation with its environmental consultants and the governing regulatory agency, is $720,000 to $1,250,000. The Company has accrued the lower end of the range or approximately $720,000 at December 31, 2002 and $750,000 at December 31, 2001. The short-term portion of this accrual is included in accrued expenses and the long-term portion is included in other long-term liabilities within the accompanying consolidated balance sheets. The Company expects to pay $180,000 per year over the next four years. Due to the inherent uncertainties surrounding a contingency of this nature, there exists a reasonable possibility that such estimates could change in the near term.

      In conjunction with the Recapitalization Agreement, GA-TEK agreed to indemnify the Company for any obligation relating to this environmental issue. In accordance with Statement of Position (SOP) No. 96-1, “Environmental Remediation Liabilities,” because amounts to be paid by the Company and reimbursed by GA-TEK are not fixed and determinable, the Company has not offset the receivable from GA-TEK against the estimated liability on the consolidated balance sheets. Therefore, a receivable from GA-TEK is recorded for $720,000 and $750,000 on the accompanying consolidated balance sheets as of December 31, 2002 and 2001, respectively, related to this matter.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.     Stockholders’ Deficit

Common and Preferred Stock

      As discussed in Note 1, for the period from January 1, 2000 through July 28, 2000, divisional equity was presented for AMI because it did not have a separate equity structure. Divisional equity primarily consisted of retained earnings from AMI’s operations and amounts due to GA-TEK. A rollforward of divisional equity (in thousands) from January 1, 2000 through July 28, 2000 and the entries to capitalize the Company under its new equity structure as of July 29, 2000 are as follows.

			Payable to		Cumulative
	Retained	Advances from	GA-TEK	Outstanding	Translation	Preferred
	Earnings	GA-TEK	for Services	Checks	Adjustment	Stock	Total

Balance at January 1, 2000	$108,608	$88,543	$5,174	$5,293	$(135)	$—	$207,483
Net income	23,344	—	—	—	—	—	23,344
Net change in amounts due to GA-TEK	—	(28,350)	(402)	2,329	—	—	(26,423)
Change in cumulative translation adjustment	—	—	—	—	67	—	67

Balance at July 28, 2000	131,952	60,193	4,772	7,622	(68)	—	204,471
Reclassification to liability accounts	—	(60,193)	(4,772)	(7,622)	—	—	(72,587)
Initial capitalization	(131,952)	—	—	—	68	131,884	—
Impact on Preferred Stock value due to change in deferred taxes	—	—	—	—	—	80,742	80,742

Balance at July 29, 2000	$—	$—	$—	$—	$—	$212,626	$212,626

      Effective July 29, 2000, as part of the Separation Agreement, Spinco issued 29,055,500 shares of its 50,000,000 authorized shares of Preferred Stock as follows: 29,050,000 shares of Series A Preferred Stock, 500 shares of Series B Preferred Stock and 5,000 shares of Series C Preferred Stock. The Series A Preferred Stock was issued to GA-TEK as part of the Separation Agreement. The Series B Preferred Stock was issued to a professional services firm as consideration for services rendered in connection with the Separation Agreement. The Series C Preferred Stock was issued to JEEM. As discussed in Note 1, all such common and preferred stock of Spinco was converted or retired pursuant to the terms of the Recapitalization Agreement.

      In accordance with the Recapitalization Agreement dated December 21, 2000, the Company issued (post stock split) 138,091,002 shares of its 400,000,000 authorized shares of Class A Common Stock, 17,870,107 shares of its 20,000,000 authorized shares of Series A Senior Redeemable Preferred Stock (Senior Preferred Stock) and 14,296,086 shares of its 20,000,000 authorized shares of Series B Junior Redeemable Convertible Preferred Stock (Junior Preferred Stock). The Company authorized an additional 200,000,000 shares of Class B Common Stock and 10,000,000 shares of undesignated Preferred Stock, of which, 75,000 shares of Series C Preferred Stock is outstanding at December 31, 2002.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In order to fund a portion of the MSB Acquisition described in Note 3, the Company issued 75,000 shares of Series C Senior Redeemable Preferred Stock (Series C Preferred Stock) on June 26, 2002 resulting in net proceeds to the Company of $75,000,000. The Series C Preferred Stock had an initial accreted value of $1,000 per share and, with respect to dividend rights and rights on liquidation, dissolution and winding up, ranks prior to all classes of equity securities of AMIS Holdings, including the Senior Preferred Stock, Junior Preferred Stock and Common Stock. The Series C Preferred Stock is entitled to quarterly cash dividends when, as and if declared by the Board of Directors. Such dividends are cumulative, whether or not earned or declared, and accrue at an annual compounding rate of 12.0%, and 16.0% after December 27, 2002, because the Series C Preferred Stock had not been redeemed by December 26, 2002. If a dividend is not paid in cash on the quarterly dividend payment date, the unpaid amount is added to the accreted value for purposes of calculating future dividends. As of December 31, 2002 cumulative unpaid dividends totaled approximately $4,513,000. In the event of any liquidation, before any payment shall be made to holders of Senior Preferred Stock, Junior Preferred Stock or Common Stock, the holders of Series C Preferred Stock shall be entitled to receive an amount per share equal to the accreted value of such Series C Preferred Stock plus accrued dividends on the date of distribution. The Series C Preferred Stock is initially redeemable by the Company at the option of the Board of Directors, and if not redeemed earlier by the Company, the Series C Preferred Stock becomes subject to mandatory redemption on December 21, 2007 at the then accreted value plus accrued dividends.

      The Senior Preferred Stock ranks senior to all classes or series of equity securities except the Series C Senior Redeemable Preferred Stock, including the Junior Preferred Stock and the Common Stock and holders are entitled to cumulative quarterly dividends when, as and if declared by the Board of Directors in an amount per share equal to 13.5% of the accreted value per annum. The accreted value is $10 per share plus the amount of any cumulative unpaid dividends. As of December 31, 2002 and 2001, cumulative unpaid dividends totaled approximately $55,395,000 and $26,211,000, respectively. In the event of any liquidation, before any payment shall be made to holders of Junior Preferred Stock or Common Stock, the holders of Senior Preferred Stock shall be entitled to receive an amount per share equal to the accreted value of such Senior Preferred Stock plus accrued dividends on the date of distribution.

      The Company has the option to redeem at any time some or all of the outstanding shares of Senior Preferred Stock at a redemption price per share equal to the accreted value on such date plus all accrued dividends. On September 15, 2013, the Company shall redeem for cash all of the outstanding shares of Senior Preferred Stock at a redemption price per share equal to the accreted value on such date plus accrued dividends.

      The Junior Preferred Stock ranks junior to the Series C Senior Redeemable Preferred Stock and the Senior Preferred Stock and senior to all other classes or series of equity securities, including the Common Stock and holders are entitled to cumulative quarterly dividends when, as and if declared by the Board of Directors in an amount per share equal to 14.5% of the accreted value per annum. The accreted value is $10 per share plus the amount of any cumulative unpaid dividends. As of December 31, 2002 and 2001, cumulative unpaid dividends totaled approximately $48,253,000 and $22,613,000, respectively. In the event of any liquidation, before any payment shall be made to holders of Common Stock, the holders of Junior Preferred Stock shall be entitled to receive an amount per share equal to the accreted value of such Junior Preferred Stock plus accrued dividends on the date of distribution. Upon an initial public offering, the Company has the right to convert any or all outstanding shares of Junior Preferred Stock into shares of the Company’s Class A Common Stock. Each share of Junior Preferred Stock shall convert into the number of shares of Class A Common Stock equal to the quotient of the accreted value (plus accrued dividends) divided by the Class A Common Stock per share price to the public (less underwriting discounts and commissions) in the initial public offering. On March 15, 2014, the Company will be required to redeem all outstanding shares of Junior Preferred Stock at a redemption price per share equal to the accreted value on such date plus all accrued dividends.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In 2001, the Company awarded 96,154 shares of Common Stock, 11,360 shares of Senior Preferred Stock and 9,025 shares of Junior Preferred Stock to the interim chief executive officer for a total of $250,000, which represented the fair value of such shares, as determined by the Board of Directors, at the date of grant. Compensation expense was recorded for this stock award. Additionally, the Company sold 96,154 shares of Common Stock, 11,146 shares of Senior Preferred Stock and 8,843 shares of Junior Preferred Stock to this same individual for $250,000. The number of Preferred Shares changed between the two issuances while the values of the transactions remained the same because of dividend accretion on the Preferred Shares prior to the sale of stock.

      Effective July 29, 2000, Spinco adopted and approved the 2000 Equity Incentive Plan. In general, options granted vest over three and a half to four years.

      Effective December 21, 2000, the Board of Directors of AMIS Holdings amended and restated the 2000 Equity Incentive Plan. The Board of Directors revised the share reserve such that as of December 21, 2000, 8,375,800 units (post stock split) were reserved which consist of 8,375,800 shares of Common Stock, 1,083,897 shares of Senior Preferred Stock and 867,118 shares of Junior Preferred Stock. The Board further reserved 8,338,144 shares (post stock split) of Common Stock for options to be issued in the future. As such, all future options will be for AMIS Holdings Common Stock only. If any stock award expires or otherwise terminates, the shares of Common Stock not acquired will revert to and again become available for issuance under the Plan. No Common Stock options were issued between December 21, 2000 and December 31, 2000. In 2001, the Board of Directors amended and restated the 2000 Equity Incentive Plan and revised the share reserve such that an additional 3,494,001 shares of Common Stock were reserved for options to be issued in the future. In 2002, the Board of Directors amended and restated the 2000 Equity Incentive Plan such that an additional 1,500,000 shares of Common Stock were reserved for options to be issued in the future.

      In conjunction with the Recapitalization Agreement, the options to purchase common stock of Spinco were converted to options to purchase a unit consisting of the following shares (post stock split) of AMIS Holdings: (a) two shares of common stock, (b) .2588164 shares of Senior Preferred Stock and (c) .2070531 shares of Junior Preferred Stock. The components of the unit may be exercised separately. The original exercise price of the options was allocated to the components of the option units at the time of the Recapitalization.

      Under the guidance of Financial Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation — An Interpretation of APB Opinion 25,” to the extent that the exercise price of the original options, as compared to the fair value of the underlying stock at the time of the Recapitalization, is consistent with the relationship of the exercise price of the replacement options to the fair value of the underlying stock, a new measurement date does not exist and no compensation expense is required to be recorded at the time of the Recapitalization. However, under the terms of the replacement options, the exercise price of the Senior and Junior Preferred Stock portions of the units increases as dividends accrete on the underlying Senior and Junior Preferred Stock. As such, these components of the unit are variable. Therefore, compensation expense is measured and recorded each period based upon the incremental change in the exercise price of these components. For the years ended December 31, 2002 and 2001, the Company has recorded approximately $532,000 and $527,000, respectively as compensation expense with regard to these components.

      Effective September 20, 2000, certain key executives (with Board approval) executed early exercise stock purchase agreements with Spinco to exercise options granted to them during 2000 in exchange for full recourse notes. The notes bear interest at an annual rate of 7% and payment of principal and interest is due September 20, 2005. The notes and all unpaid interest are fully secured by the underlying stock and the Company has full recourse against the borrowers in the event of default. The loans may be prepaid at any time, with payments being applied first to interest and then to principal. In connection with this

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

arrangement, the following shares were issued: 2,860,000 shares of Common Stock, 370,100 shares of Senior Preferred Shares and 296,084 shares of Junior Preferred Shares.

      In August 2001, the Company repurchased 120,000 shares of Common Stock, 15,528 shares of Senior Preferred Stock and 12,423 shares of Junior Preferred Stock from a former senior executive who terminated employment with the Company during 2001.

      Due to the increase in redemption value of the Preferred Shares from the date of issuance to the date of repurchase through dividend accretion, this stock was valued at $344,000. After consideration of the outstanding note receivable of $210,000 from this executive plus accrued interest the Company paid $122,000 to the executive. The Company cancelled the 120,000 shares of Common Stock repurchased from this executive.

      A certain member of the Company’s Board of Directors was granted an option to purchase 80,000 shares of AMIS Holdings Class A Common Stock upon joining the board. The options granted to this member of the board have an exercise price equal to $0.26 per share, which was the fair market value of the Class A Common Stock on the date of grant. These options vest over a four year period at a rate of 25% of the total shares granted on the first anniversary of the date of grant, and ratably over the next 36 months, so long as this member of the board remains the Company’s director or consultant. This member of the board was also granted the right to exercise these options before vesting and acted on that right in 2001. If this member of the board were to cease acting as a director, the Company has the right to redeem the shares underlying the unvested options at the original exercise price of $0.26 per share.

      Shares issued pursuant to the early exercises vest in accordance with the original terms of the grants; however, under the terms of the original grants, the options issued to certain of these executives vested immediately upon the change in control that occurred on December 21, 2000 in conjunction with the Recapitalization. Vested shares issued in conjunction with the early exercises total 2,686,666 shares of Common Stock, 343,358 shares of Senior Preferred Stock and 274,690 shares of Junior Preferred Stock at December 31, 2002. Unvested shares total 133,334 shares of Common Stock, 11,214 shares of Senior Preferred Stock and 8,971 shares of Junior Preferred Stock at December 31, 2002.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of option activity under the Plan from inception to December 31, for both option units and Common Stock options (post stock split) is as follows:

		Number of	Number of
		Senior	Junior		Weighted-	Weighted-
	Number of	Preferred	Preferred	Weighted-	Average	Average
	Common Shares	Shares (as of	Shares (as of	Average	Exercise	Exercise	Weighted-
	(as of December 31,	December 31,	December 31,	Exercise	Price for	Price for	Average
	2002, Exercise	2002, Exercise	2002, Exercise	Price for	Senior	Junior	Remaining
	Prices Range from	Price is	Price is	Common	Preferred	Preferred	Contractual
	$0.18 to $0.26)	$8.80)	$8.97)	Shares	Shares	Shares	Life

Options granted	8,415,400	1,089,022	871,217	$0.18	$6.76	$6.76
Options exercised	(2,860,000)	(370,100)	(296,084)	0.18	6.76	6.76
Options canceled	(146,100)	(18,914)	(15,127)	0.18	6.76	6.76

Balance at December 31, 2000	5,409,300	700,008	560,006	0.18	6.76	6.76	9.75 years
Options granted	12,293,468	—	—	0.26	—	—
Options exercised	(331,088)	(16,870)	(12,009)	0.21	7.01	6.98
Options canceled	(1,993,374)	(106,641)	(85,200)	0.23	6.76	7.07

Balance at December 31, 2001	15,378,306	576,497	462,797	0.24	7.70	7.78	8.60 years
Options granted	3,654,900	—	—	0.26	—	—
Options exercised	(1,460,766)	(7,775)	(4,250)	0.24	8.01	8.18
Options canceled	(1,099,338)	(44,194)	(35,412)	0.25	8.13	8.24

Balance at December 31, 2002	16,473,102	524,528	423,135	$0.24	$8.80	$8.97	8.27 years

      The following information relates to exercisable options as of December 31, 2002 and 2001 (none of the outstanding options were exercisable as of December 31, 2000):

	Range of		Weighted-Average
	Exercise Prices	Shares	Exercise Price

December 31, 2001:
Common Stock	$0.18 to $0.26	3,074,887	$0.20
Senior Preferred Stock	$7.70	276,142	$7.70
Junior Preferred Stock	$7.78	221,680	$7.78
December 31, 2002:
Common Stock	$0.18 to $0.26	6,450,338	$0.22
Senior Preferred Stock	$8.80	376,334	$8.80
Junior Preferred Stock	$8.97	304,627	$8.97

      Pro forma information regarding net income (loss) is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. Had compensation for the Company’s employee stock options been determined consistent with the methodology prescribed under SFAS 123, the Company’s net income would have been reduced by approximately $383,000, $489,000 and $308,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The Company’s loss attributable to common shareholders would have been $0.41 and $0.26 for the years ended December 31, 2002 and 2001, respectively.

      The weighted-average fair value of options granted during the years ended December 31, 2002, 2001 and 2000 was $0.03, $0.04 and $0.43, respectively. The fair value of these options was estimated at the

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

date of grant using the Minimum Value option pricing model with the following weighted-average assumptions for 2002, 2001 and 2000, respectively: risk-free interest rates of 2.88%, 4.37% and 6.17%, dividend yield of 0%, and a weighted-average expected life of the options of 2.5 years for 2002 and 2001 and 2.15 years for 2000.

      The Minimum Value option valuation model requires the input of highly subjective assumptions. In management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options because the Company’s employee stock options have characteristics different than those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options’ vesting period. Because the effect of SFAS 123 is prospective, the impact on pro forma net income and earnings per share may not be representative of compensation expense in future years.

      The Company has 582,989 options for Common Stock and no options for Senior or Junior Preferred Stock available for grant as of December 31, 2002. The Company has reserved shares of Common Stock and Senior and Junior Preferred Stock for issuance for all outstanding options.

Warrants

      Spinco issued a warrant to a professional services firm in July 2000 that entitled the holder thereof to acquire up to 175,000 common shares of Spinco for an initial exercise price of $0.18 per share. The warrant was to expire on July 29, 2007. As discussed in Note 1, this warrant was settled in conjunction with the Recapitalization Agreement.

      Also in conjunction with the Recapitalization Agreement, AMIS Holdings issued a warrant to GA-TEK to purchase 13,809,096 shares (post stock split) of Class A Common Stock exercisable only after an initial public offering of Class A Common Stock or a change in control of the Company for an initial exercise price of $6.47 per share. At December 31, 2002 and 2001, AMIS Holdings had 13,809,096 shares (post stock split) of its authorized, unissued common shares reserved for issuance pursuant to the warrant obligation.

      In connection with the issuance of the Series C Preferred Stock, the Company issued warrants to purchase an aggregate of 12,662,938 shares of Class A Common Stock at an exercise price of $0.01 per share. The number of warrants increased to 27,554,550 on December 27, 2002, since the Company had not redeemed the Series C Preferred Stock prior to December 26, 2002. The number of shares subject to the warrants and the exercise price are subject to customary anti-dilution adjustments. The warrants are immediately exercisable and expire on June 26, 2012. The Company has reserved 27,554,550 shares for issuance under these warrants. The relative fair value of the warrants of approximately $3,200,000 (as determined using the Black-Scholes model and the following assumptions: volatility: 60%; dividend yield: 0%; expected life: 10 years; and risk-free interest rate: 4.5%) has been reflected as a preferential dividend and has been deducted in determining the net loss attributable to common stockholders in the accompanying statement of operations for the year ended December 31, 2002.

      In accordance with EITF 96-18, the Company accounts for equity awards issued to non-employees at fair value. The value of the stock options is amortized to expense over the vesting period. In connection with the warrants issued to a professional services firm, the Company recognized expense of approximately $594,000 during the year ended December 31, 2000.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Derivatives and Hedging

      The Company pays a variable rate of interest under its Term Loan. Under the terms of the Credit Agreement for the Term Loan, the Company was required to enter into agreements to effectively “fix” the interest rate on half of its Term Loan. On June 21, 2001, the Company entered into certain derivative instruments with major banks in order to comply with these agreements. Such instruments are designated and qualify as cash flow hedges in accordance with SFAS No. 133.

      Two such instruments are interest rate swap agreements that effectively convert interest rate exposure from variable rates to fixed rates of interest. At December 31, 2002, the aggregate notional principal amounts of these agreements totaled $42,000,000. These agreements are with financial institutions that are expected to fully perform under the terms thereof. Under these agreements, the Company pays fixed rates of interest of 4.5% and 4.7%, respectively, and receives floating rates of interest based on the three-month LIBOR. Both interest rate swap agreements mature in 2003. The difference between amounts to be paid or received on interest rate swap agreements is recorded as interest expense. These agreements were deemed to have no ineffectiveness for the years ended December 31, 2002 and 2001. As such, for the years ended December 31, 2002 and 2001, a gain of approximately $392,000 ($231,000 net of income taxes) and a loss of approximately $1,076,000 ($635,000 net of income taxes), respectively, reflecting the change in the value of the interest rate swap agreements, has been recognized as a component of comprehensive income in the accompanying financial statements.

      The Company also entered into an interest rate cap agreement and an interest rate floor agreement on June 21, 2001 based on a notional amount of $45,500,000. Both agreements expire in 2003. The interest rate cap agreement grants the Company the right to “cap” the LIBOR rate it will pay on its variable rate debt at 7.25%. The interest rate floor agreement restricts the Company from paying a LIBOR rate of less than 3.15% on its variable rate debt. For the years ended December 31, 2002 and 2001, a gain and (loss) of approximately $248,000 and $(248,000), respectively, reflecting the change in the time value of the cap and floor agreements, which was excluded from the assessment of hedge effectiveness, has been recognized as a component of interest expense in the accompanying financial statements. For the years ended December 31, 2002 and 2001, a loss of approximately $225,000 ($133,000 net of income taxes) and a loss of approximately $155,000 ($91,000 net of income taxes), respectively, reflecting the change in the intrinsic value of the cap and floor agreements has been recognized as a component of comprehensive income in the accompanying financial statements. No hedge ineffectiveness was recognized on these agreements in 2002 and 2001.

      The fair value of the interest rate swap and cap and floor agreements as of December 31, 2002 and 2001 total approximately $(1,064,000) and $(1,479,000), respectively, and are recorded in other long-term liabilities on the accompanying balance sheets. Accumulated other comprehensive loss related to unrealized derivatives losses total $(1,064,000) or $(628,000), net of taxes as of December 31, 2002 and $(1,231,000) or $(726,000), net of taxes as of December 31, 2001.

16.	Restructuring and Impairment Charges

      Pursuant to EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” in 2002 and 2001, senior management and the Board of Directors approved plans to restructure certain of its operations. The 2002 plan involved the curtailment of redundant functions between the U.S. and Belgian entities resulting from the MSB Acquisition discussed in Note 3. In total 90 people employed by the Company prior to the MSB Acquisition were terminated in connection with this restructuring program. The related expense was approximately $457,000, of which $269,000 had been paid out as of December 31, 2002. Additionally, relationships with certain sales representative firms in Europe were terminated because their duties were transferred to MSB. The expense associated with these terminations

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

was approximately $478,000, none of which had been paid out at December 31, 2002. The Company expects to pay out these remaining amounts in the first half of 2003. The remaining accrual of $666,000 is included in accrued expenses in the accompanying balance sheet.

      The 2001 plan involved the closure of certain offices and the termination of certain management and other employees. The objectives of the plan were to increase the competitiveness of the Company and manage costs during the semiconductor industry downturn that began in 2000. In total, 265 employees were terminated as part of this program. Such terminations impacted virtually all departments within the Company’s business. All terminated employees were notified in the period in which the charge was recorded.

      Expenses relating to the plan totaled approximately $4,983,000 during the year ended December 31, 2001 and were comprised of approximately $3,643,000 for termination benefits and other related costs and approximately $1,340,000 for lease termination and other office closure costs. Such other office closure costs relate primarily to a loss on the sale of a significant portion of the assets of the Dresden, Germany office, which was sold to a third party in October 2001. Since this was an asset sale, the Company maintained the German corporate entity and moved the downsized headquarters to Munich. The assets were sold for approximately $456,000. The Company realized a loss of approximately $331,000 on the sale of these assets. The Company also closed certain offices in California, Texas and North Carolina and accrued its remaining lease obligations.

      Prior to December 31, 2002, approximately $4,179,000 of 2001 restructuring expenses had been paid or the fixed assets had been written off. The remaining accrual, which represents severance of approximately $222,000 and lease termination and other costs of approximately $295,000, is included in accrued expenses on the accompanying balance sheet as of December 31, 2002. The remaining severance will be paid in the first half of 2003. The remaining lease termination costs will be paid over the remaining lease terms, which end in July 2005. During 2002, approximately $287,000 of the 2001 restructuring accrual was reversed because certain estimates were revised.

      Following is a summary of the restructuring accrual relating to the 2001 and 2002 plans (in thousands):

			Balance at				Balance at
	2001	Paid in	December 31,	2002	Paid in	Reserve	December 31,
	Expense	2001	2001	Expense	2002	Reversal	2002

Severance costs	$3,643	$(2,690)	$953	$935	$(968)	$(32)	$888
Lease termination costs	546	(165)	381	—	(161)	75	295
Legal fees and other costs	463	(114)	349	—	(19)	(330)	—
Write-down of fixed assets	331	(331)*	—	—	—	—	—

Total	$4,983	$(3,300)	$1,683	$935	$(1,148)	$(287)	$1,183

*	Non-cash

17.	Purchase of the Micro Power Products Division of Microsemi Corporation

      On September 29, 2002, the Company acquired the Micro Power Products Division of Microsemi Corporation for approximately $1,500,000 in cash. The Company received approximately $300,000 of fixed assets and approximately $900,000 of contracts and licenses. Goodwill of approximately $300,000 was also recorded. The value of the contracts and licenses was determined based upon an independent appraisal by the Company’s independent financial consulting firm, LECG, LLC. The contracts and licenses are being amortized over approximately 5 to 8 years. This acquisition provided the Company with additional mixed signal ASIC engineers and customer relationships in the medical device manufacturing industry.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Operating Segments and Geographic Information

      The Company designs, develops, manufactures and sells custom and semi-custom integrated circuits of high complexity. The Company focuses on selling its integrated circuits primarily to original equipment manufacturers in the automotive, medical and industrial markets through worldwide direct sales, commissioned representatives and distributors.

      In order to better focus its business, the Company reorganized its product families into three business units beginning in 2002, each of which is a reportable segment. The segments represent management’s view of the Company’s business lines and are based on the financial information used by management to monitor the business. In addition, each segment comprises product families with similar requirements for design, development and marketing. The Company has three reportable segments:

      Mixed Signal ASICs: designs, manufactures and markets system-level mixed signal ASIC products using the Company’s proprietary wafer fabrication process technologies and the expertise of the Company’s analog and mixed signal engineers. The Company applies its mixed signal expertise primarily for sensors, high voltage outputs and wireless or radio frequency communication.

      Foundry Services: provides semiconductor manufacturing services primarily to original equipment manufacturers, or OEMs, and fabless semiconductor companies. The foundry services segment focuses on manufacturing customized mixed signal semiconductors with long lifecycles and established process technologies that are also characterized by small to medium volume production runs.

      Digital ASICs: designs, manufactures and markets digital ASICs both through digital conversion ASICs, which involve the conversion of higher cost, semi-standard programmable digital logic integrated circuits into lower cost digital ASICs, and medium complexity prime digital ASICs, which are customized solutions developed directly from customer specifications rather than from a pre-existing semi-standard integrated circuits.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Management evaluates performance based on income or loss from operations before interest, nonrecurring gains and losses, foreign exchange gains and losses and income taxes.

      The Company’s wafer manufacturing facilities fabricate integrated circuits for all business units as necessary and their operating costs are reflected in the segments’ cost of revenues on the basis of product costs. Financial information, other than revenues, was not tracked by segment prior to 2002; accordingly, for periods prior to 2002, segment information is presented for revenues only. Because operating segments are defined by the products they design and sell, they do not make sales to each other. Management does not report assets, or track expenditures on long-lived assets by operating segments.

      Information about segments (in thousands):

	Mixed Signal		Digital
	ASICs	Foundry Services	ASICs	Total

Year ended December 31, 2002:
Net revenue from external customers	$167,196	$93,095	$85,031	$345,322
Segment operating income (loss)	11,942	6,902	(589)	18,255
Year ended December 31, 2001:
Net revenue from external customers	93,345	93,324	139,841	326,510
Year ended December 31, 2000:
Net revenue from external customers	84,705	96,614	200,858	382,177

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Reconciliation of segment information to financial statements (in thousands):

2002

Total income for reportable segments	$18,255
Unallocated amounts:
Restructuring and impairment charges	(648)
Operating income (loss)	$17,607

      There are intercompany sales and transfers recorded between geographical subsidiaries. Major operations outside the United States include fabrication facilities, sales offices and technology centers in Western Europe, Japan and Asia-Pacific, as well as subcontract assembly and test operations in Asia-Pacific. Foreign operations are subject to risks of economic and political instability and foreign currency exchange rate fluctuations.

      Transfers between geographic areas are accounted for at amounts that are generally above cost and consistent with the rules and regulations of governing tax authorities. Such transfers are eliminated in the combined/consolidated financial statements. Although assets are tracked by geographical locations, they are not reported separately for internal decision-making purposes.

      Geographic information about revenue based on shipments to customers by region is as follows for the years ended December 31 (in thousands):

	2002	2001	2000

Geographic information:
Revenue(1):
North America	$191,840	$272,670	$307,353
Europe	84,532	21,692	35,714
Japan/ Asia-Pacific	68,950	32,148	39,110

Total	$345,322	$326,510	$382,177

      Geographic information about long-lived assets associated with particular regions is as follows as of December 31 (in thousands):

	2002	2001

Long-lived assets(2):
United States	$177,315	$187,651
Europe	36,559	924
All other	8,633	11,272

Total	$222,507	$199,847

(1)	Revenue are attributed to geographic regions based on the shipments to customers located in those regions.

(2)	Represents those material long-lived assets that can be associated with a particular geographic area.

      U.S. export sales were approximately $116,157,000, $63,301,000 and $92,049,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Levels of export sales varied by country in all periods. No one foreign country accounted for greater than 10% of total export sales in any period.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Subsequent Events

      On January 29, 2003, the Company issued $200 million of 10 3/4% senior subordinated notes maturing on February 1, 2013 in a private placement offering. The notes will pay interest each February 1 and August 1, commencing August 1, 2003. The notes are subordinated to the Company’s existing Facilities discussed in Note 9. Prior to February 1, 2006, the Company may redeem up to 35% of the notes using proceeds from certain equity offerings. On or after February 1, 2008, the Company may redeem the notes at redemption rates stated in the indenture.

      The proceeds of the senior subordinated notes were used to redeem in full the Company’s Series C Preferred Stock for approximately $80,800,000 (including accrued and unpaid dividends) and to repay approximately $111,800,000 of the Company’s senior term loan. The remaining $7,400,000 was used to pay the initial purchasers’ discounts and commissions and other expenses of the offering. In connection with the repayment of a portion of the senior term loan, the Company settled the interest rate cap and floor agreements. Both were based on a notional amount of $45,500,000 and would have expired in June 2003. The Company incurred costs of approximately $422,000 to settle the cap and floor agreements. Also in connection with the repayment, the Company wrote off approximately $3,700,000 of deferred financing costs. These amounts were charged to expense in February 2003.

20.	Condensed Consolidating Financial Statements

      As discussed in Note 9, the Senior Term Loan is fully and unconditionally guaranteed by AMIS Holdings and each existing domestic subsidiary and by each subsequently acquired or organized domestic subsidiary on a joint and several basis. Similarly, AMIS Holdings and each existing domestic subsidiary fully and unconditionally guarantee the notes issued on January 29, 2003 (the “Notes”) on a joint and several basis. The Company’s foreign subsidiaries do not provide guarantees for the Senior Term Loan or the Notes. Below are condensed consolidating balance sheets, statements of operations and statements of cash flows of AMIS Holdings, Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, reflecting the financial position, results of operations and cash flows of those entities that guarantee the Senior Term Loan and the Notes and those that do not.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Balance Sheet

December 31, 2002
(In thousands)

				AMI	AMI	AMI
			AMIS	Semiconductor,	Acquisition	Acquisition II	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	LLC	LLC	Subsidiaries

Assets
Current assets:
Cash and cash equivalents	$62,184	$—	$1,910	$35,274	$—	$—	$25,000
Accounts receivable, net	65,994	—	—	32,860	—	—	33,134
Intercompany accounts receivable	—	(11,024)	—	10,920	—	104	—
Inventories	39,361	10	—	19,290	—	—	20,061
Receivable from affiliate	1,909	—	—	1,909	—	—	—
Deferred tax assets	9,077	—	—	2,258	—	—	6,819
Prepaid expenses and other current assets	21,087	69	250	5,908	—	—	14,860

Total current assets	199,612	(10,945)	2,160	108,419	—	104	99,874
Property, plant and equipment, net	222,507	—	—	183,597	—	—	38,910
Investment in subsidiaries	—	(443,449)	257,019	103,978	78,112	4,340	—
Deferred financing costs, net	6,188	—	—	6,188	—	—	—
Goodwill and other intangibles, net	37,873	—	—	29,931	—	—	7,942
Deferred tax assets	18,192	—	1,402	25,541	—	—	(8,751)
Pension asset	11,847	—	—	—	—	—	11,847
Restricted cash	4,200	—	4,200	—	—	—	—
Other	864	—	—	540	—	—	324

Total assets	$501,283	$(454,394)	$264,781	$458,194	$78,112	$4,444	$150,146

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$29,643	$—	$—	$11,881	$—	$—	$17,762
Intercompany accounts payable	—	(10,917)	263	10,030	—	—	624
Accrued expenses	23,780	(268)	2,805	11,395	—	—	9,848
Accrued employee compensation	21,329	—	—	4,722	—	—	16,607
Taxes payable	1,391	—	—	(41)	—	—	1,432
Current portion of long-term debt	8,708	—	—	8,708	—	—	—

Total current liabilities	84,851	(11,185)	3,068	46,695	—	—	46,273
Other long-term liabilities	3,088	—	—	3,088	—	—	—
Long-term debt	151,392	—	—	151,392	—	—	—

Total liabilities	239,331	(11,185)	3,068	201,175	—	—	46,273
Series A Senior Redeemable Preferred Stock	233,671	—	233,671	—	—	—	—
Series B Junior Redeemable Convertible Preferred Stock	190,498	—	190,498	—	—	—	—
Series C Senior Redeemable Preferred Stock	79,337	—	79,337	—	—	—	—
Stockholders’ Equity (Deficit)
Common stock	1,400	(3,717)	1,400	—	—	—	3,717
Additional paid-in capital	37,968	(387,952)	37,968	229,561	71,357	4,062	82,972
Stockholder notes receivable	(5,570)	—	(5,570)	—	—	—	—
Retained earnings (capital deficiency)	(276,278)	(47,886)	(276,517)	26,532	5,553	315	15,725
Accumulated other comprehensive loss	926	(3,654)	926	926	1,202	67	1,459

Total stockholders’ equity (deficit)	(241,554)	(443,209)	(241,793)	257,019	78,112	4,444	103,873

Total liabilities and stockholders’ equity (deficit)	$501,283	$(454,394)	$264,781	$458,194	$78,112	$4,444	$150,146

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Income

Year Ended December 31, 2002
(In thousands)

				AMI	AMI	AMI
			AMIS	Semiconductor,	Acquisition	Acquisition II	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	LLC	LLC	Subsidiaries

Revenue	$345,322	$(9,790)	$—	$250,941	$—	$—	$104,171
Cost of sales	214,964	(9,091)	—	145,867	—	—	78,188

	130,358	(699)	—	105,074	—	—	25,983
Operating expenses:
Research and development	52,140	(593)	—	44,667	—	—	8,066
Marketing and selling	35,002	—	—	27,463	—	—	7,539
General and administrative	24,961	(106)	2,284	19,674	—	—	3,109
Restructuring and impairment charges	648	—	—	302	—	—	346

	112,751	(699)	2,284	92,106	—	—	19,060

Operating income (loss)	17,607	—	(2,284)	12,968	—	—	6,923
Other income (expense):
Interest income (expense), net	(11,479)	(56)	265	(12,035)	—	6	341
Other income (expense), net	147	57	62	94	—	—	(66)
Equity earnings in subsidiaries	—	(17,948)	6,268	5,818	5,553	309	—

	(11,332)	(17,947)	6,595	(6,123)	5,553	315	275

Income (loss) before income taxes	6,275	(17,947)	4,311	6,845	5,553	315	7,198
Provision (benefit) for income taxes	1,165	—	(799)	577	—	—	1,387

Net income (loss)	$5,110	$(17,947)	$5,110	$6,268	$5,553	$315	$5,811

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

Year Ended in December 31, 2002
(In thousands)

				AMI	AMI	AMI
			AMIS	Semiconductor,	Acquisition	Acquisition II	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	LLC	LLC	Subsidiaries

Cash flows provided by (used in) operating activities	$81,075	$103	$(4,768)	$75,229	$—	$(98)	$10,609
Cash flows from investing activities:
Purchases of property, plant, and equipment	(21,987)	—	—	(18,118)	—	—	(3,869)
Purchase of businesses	(85,438)	—	—	(85,438)	—	—	—
Investment in subsidiaries	—	—	(69,296)	59,044	—	98	10,154

Cash provided by (used in) investing activities	(107,425)	—	(69,296)	(44,512)	—	98	6,285
Cash flows from financing activities:
Payments on long-term debt	(13,150)	—	—	(13,150)	—	—	—
Issuance of common and preferred stock	75,000	(103)	75,000	—	—	—	103
Payments on long-term payables	(1,759)	—	—	(1,759)	—	—	—
Deferred financing costs	(2,170)	—	—	(2,170)	—	—	—
Exercise of stock options for common and preferred stock	454	—	454	—	—	—	—

Cash provided by (used in) financing activities	58,375	(103)	75,454	(17,079)	—	—	103
Effect of exchange rate changes on cash and cash equivalents	1,509	—	—	—	—	—	1,509

Net change in cash and cash equivalents	33,534	—	1,390	13,638	—	—	18,506
Cash and cash equivalents at beginning of period	28,650	—	520	21,636	—	—	6,494

Cash and cash equivalents at end of period	$62,184	$—	$1,910	$35,274	$—	$—	$25,000

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Balance Sheet

December 31, 2001
(In thousands)

				AMI
			AMIS	Semiconductor,	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	Subsidiaries

Assets
Current assets:
Cash and cash equivalents	$28,650	$—	$520	$21,636	$6,494
Accounts receivable, net	36,171	—	—	33,603	2,568
Intercompany accounts receivable	—	(1,223)	—	1,193	30
Inventories	26,040	10	—	26,030	—
Receivable from affiliate	6,156	—	—	6,156	—
Deferred tax assets	1,633	—	—	1,603	30
Prepaid expenses and other current assets	8,088	(87)	488	7,061	626

Total current assets	106,738	(1,300)	1,008	97,282	9,748
Property, plant and equipment, net	199,847	—	—	195,972	3,875
Investment in subsidiaries	—	(196,603)	179,645	16,958	—
Deferred financing costs, net	5,333	—	—	5,333	—
Goodwill and other intangibles, net	39,297	—	—	39,297	—
Deferred tax assets	27,722	—	600	26,831	291
Restricted cash	4,200	—	4,200	—	—
Receivable from affiliate	600	—	—	600	—
Other	542	—	—	—	542

Total assets	$384,279	$(197,903)	$185,453	$382,273	$14,456

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$5,798	$—	$—	$5,344	$454
Intercompany accounts payable	—	(1,270)	3,594	6,364	(8,688)
Accrued expenses	14,150	(269)	2,252	10,743	1,424
Accrued employee compensation	4,229	—	—	4,024	205
Taxes payable	3,575	—	—	(528)	4,103
Current portion of long-term debt	8,047	—	—	8,047	—

Total current liabilities	35,799	(1,539)	5,846	33,994	(2,502)
Other long-term liabilities	3,431	—	—	3,431	—
Long-term debt	165,203	—	—	165,203	—

Total liabilities	204,433	(1,539)	5,846	202,628	(2,502)
Series A Senior Redeemable Preferred Stock	204,203	—	204,203	—	—
Series B Junior Redeemable Convertible Preferred Stock	164,888	—	164,888	—	—
Stockholders’ Equity (Deficit)
Common stock	1,385	(3,413)	1,385	—	3,413
Additional paid-in capital	34,462	(160,419)	34,462	160,269	150
Stockholder notes receivable	(5,318)	—	(5,318)	—	—
Retained earnings (capital deficiency)	(218,886)	(33,677)	(219,125)	20,264	13,652
Accumulated other comprehensive loss	(888)	1,145	(888)	(888)	(257)

Total stockholders’ equity (deficit)	(189,245)	(196,364)	(189,484)	179,645	16,958

Total liabilities and stockholders’ equity (deficit)	$384,279	$(197,903)	$185,453	$382,273	$14,456

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Income

Year Ended December 31, 2001
(In thousands)

				AMI
			AMIS	Semiconductor,	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	Subsidiaries

Revenue	$326,510	$(7,867)	$—	$304,762	$29,615
Cost of sales	186,400	(7,867)	—	172,013	22,254

	140,110	—	—	132,749	7,361
Operating expenses:
Research and development	42,112	—	—	40,620	1,492
Marketing and selling	35,373	—	—	31,896	3,477
General and administrative	25,566	—	1,999	22,504	1,063
Restructuring and impairment charges	4,983	—	—	4,007	976

	108,034	—	1,999	99,027	7,008

Operating income (loss)	32,076	—	(1,999)	33,722	353
Other income (expense):
Interest income (expense), net	(14,160)	—	535	(14,917)	222
Other income (expense), net	407	—	—	430	(23)
Equity earnings in subsidiaries	—	(13,152)	13,545	(393)	—

	(13,753)	(13,152)	14,080	(14,880)	199

Income (loss) before income taxes	18,323	(13,152)	12,081	18,842	552
Provision (benefit) for income taxes	5,642	—	(600)	5,297	945

Net income (loss)	$12,681	$(13,152)	$12,681	$13,545	$(393)

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2001
(In thousands)

			AMIS	AMI	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Semiconductor, Inc.	Subsidiaries

Cash flows provided by operating activities	$42,574	$101	$4,322	$34,505	$3,646
Cash flows from investing activities:
Purchases of property, plant, and equipment	(20,720)	—	—	(18,983)	(1,737)
Designation of restricted cash	(4,200)	—	(4,200)	—	—

Cash used in investing activities	(24,920)	—	(4,200)	(18,983)	(1,737)
Cash used in financing activities:
Payments on long-term debt	(1,750)	—	—	(1,750)	—
Payments on related-party debt/advances from parent	(6,000)	—	—	(6,000)	—
Payments on long-term payables	(1,830)	—	—	(1,830)	—
Stock repurchase, net of stockholder note receivable	(122)	—	(122)	—	—
Exercise of stock options for common and preferred stock	270	—	270	—	—
Issuance of common and preferred stock	250	(4)	250	—	4

Cash (used in) provided by financing activities	(9,182)	(4)	398	(9,580)	4
Effect of exchange rate changes on cash and cash equivalents	98	(97)	—	98	97

Net change in cash and cash equivalents	8,570	—	520	6,040	2,010
Cash and cash equivalents at beginning of period	20,080	—	—	15,596	4,484

Cash and cash equivalents at end of period	$28,650	$—	$520	$21,636	$6,494

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Income

Year Ended December 31, 2000
(In thousands)

			AMIS	AMI	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Semiconductor, Inc.	Subsidiaries

Revenue	$382,177	$(8,906)	$—	$340,011	$51,072
Cost of sales	202,664	(8,906)	—	175,563	36,007

	179,513	—	—	164,448	15,065
Operating expenses:
Research and development	37,410	—	—	35,038	2,372
Marketing and selling	39,179	—	—	35,189	3,990
General and administrative	19,867	—	—	18,421	1,446
Recapitalization and related expenses	18,421	—	17,761	660	—

	114,877	—	17,761	89,308	7,808

Operating income (loss)	64,636	—	(17,761)	75,140	7,257
Other income (expense):
Interest income (expense), net	(5,930)	—	—	(6,002)	72
Other income (expense), net	1,923	—	—	1,335	588
Equity earnings in subsidiaries	—	(47,945)	44,075	3,870	—

	(4,007)	(47,945)	44,075	(797)	660

Income (loss) before income taxes	60,629	(47,945)	26,314	74,343	7,917
Provision (benefit) for income taxes	27,032	—	(7,283)	30,268	4,047

Net income (loss)	$33,597	$(47,945)	$33,597	$44,075	$3,870

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2000
(In thousands)

			AMIS	AMI	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Semiconductor, Inc.	Subsidiaries

Cash flows provided by operating activities	$64,293	$(165)	$—	$59,838	$4,620
Cash flows from investing activities:
Purchases of property, plant, and equipment	(52,012)	—	—	(50,736)	(1,276)
Investment in subsidiaries		—	(139,300)	139,300	—
Acquisition of other intangibles	(40,500)	—	—	(40,500)	—

Cash used in investing activities	(92,512)	—	(139,300)	48,064	(1,276)
Cash used in financing activities:
Payments on related-party debt/advances from parent	(84,241)	—	—	(82,543)	(1,698)
Payments on long-term payables	(3,397)	—	—	(3,397)	—
Proceeds from bank borrowings and other debt	175,000	—	175,000	—	—
Debt issuance costs	(6,435)	—	—	(6,435)	—
Redemption of equity in connection with recapitalization	(35,700)	—	(35,700)	—	—

Cash (used in) provided by financing activities	45,227	—	139,300	(92,375)	(1,698)
Effect of exchange rate changes on cash and cash equivalents	(193)	165	—	(166)	(192)

Net change in cash and cash equivalents	16,815	—	—	15,361	1,454
Cash and cash equivalents at beginning of period	3,265	—	—	235	3,030

Cash and cash equivalents at end of period	$20,080	$—	$—	$15,596	$4,484

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 29,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$76,337	$62,184
Accounts receivable, less allowances of $3,651 and $4,791, respectively	72,451	65,994
Inventories	34,911	39,361
Receivable from affiliate	1,909	1,909
Deferred tax assets	10,941	9,077
Research and development grants receivable	7,159	6,513
Prepaid expenses	8,301	8,543
Other current assets	1,702	6,031

Total current assets	213,711	199,612
Property, plant and equipment, net	211,663	222,507
Deferred financing costs, net	9,163	6,188
Goodwill, net	1,211	1,211
Other intangibles, net	34,104	36,662
Deferred tax assets	16,615	18,192
Prepaid pension asset	11,863	11,847
Restricted cash	4,200	4,200
Other	853	864

Total assets	$503,383	$501,283

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$28,183	$29,643
Accrued expenses	26,755	23,780
Accrued employee compensation	20,076	21,329
Income taxes payable	1,145	1,391
Current portion of long-term debt	408	8,708

Total current liabilities	76,567	84,851
Long-term debt, less current portion	239,592	151,392
Other long-term liabilities	2,190	3,088

Total liabilities	318,349	239,331
Commitments and Contingencies
Series A Senior Redeemable Preferred Stock, 20,000,000 shares authorized, 17,902,192 and 17,901,722 shares issued and outstanding as of March 29, 2003 and December 31, 2002, respectively	241,635	233,671
Series B Junior Redeemable Convertible Preferred Stock, 20,000,000 shares authorized, 14,317,898 and 14,317,788 shares issued and outstanding as of March 29, 2003 and December 31, 2002, respectively	197,466	190,498
Series C Senior Redeemable Preferred Stock, 75,000 shares authorized, 0 and 75,000 shares issued and outstanding as of March 29, 2003 and December 31, 2002, respectively	—	79,337
Stockholders’ Deficit
Common stock, $0.01 par value, 400,000,000 shares authorized, 139,985,365 and 139,955,164 shares issued and outstanding as of March 29, 2003 and December 31, 2002, respectively	1,400	1,400
Additional paid-in capital	37,974	37,968
Stockholder notes receivable	(5,651)	(5,570)
Capital deficiency	(290,286)	(276,278)
Accumulated other comprehensive income	2,496	926

Total stockholders’ deficit	(254,067)	(241,554)

Total liabilities and stockholders’ deficit	$503,383	$501,283

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended

	March 29,	March 30,
	2003	2002

Revenue	$102,829	$69,015
Cost of revenue	60,489	43,825

	42,340	25,190
Operating expenses:
Research and development	17,974	10,098
Marketing and selling	8,542	8,811
General and administrative	5,954	5,990

	32,470	24,899

Operating income	9,870	291
Other income (expense):
Interest income	390	140
Interest expense	(5,265)	(3,172)
Other expense, net	(3,745)	(68)

	(8,620)	(3,100)

Income (loss) before income taxes	1,250	(2,809)
Benefit for income taxes	(532)	(1,662)

Net income (loss)	1,782	(1,147)
Dividends to preferred stockholders	15,790	12,702

Net loss attributable to common stockholders	$(14,008)	$(13,849)

Basic and diluted loss per common share	$(0.10)	$(0.10)

Weighted average number of shares used in calculating basic and diluted loss per common share	139,966	138,582

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended

	March 29,	March 30,
	2003	2002

Cash flows from operating activities
Net income (loss)	$1,782	$(1,147)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,160	10,694
Amortization of deferred financing costs	334	296
Write off of deferred financing costs and loss on settlement of derivatives	4,468	—
Stock compensation expense	140	130
Provision for deferred income taxes	(629)	(1,907)
Loss on retirement of property, plant and equipment	—	177
Income statement impact of change in value of derivatives	(24)	(20)
Interest on stockholder notes receivable	(81)	(82)
Changes in operating assets and liabilities:
Accounts receivable	(5,780)	(1,988)
Inventories	4,916	4,132
Prepaid expenses and other assets	4,449	1,204
Receivable from affiliates	—	(169)
Accounts payable	1,982	8,439
Accrued expenses and other liabilities	2,979	(521)
Accrued employee compensation	(1,629)	1,594

Net cash provided by operating activities	25,067	20,832
Cash flows from investing activities
Purchases of property, plant, and equipment	(1,885)	(6,119)

Net cash used in investing activities	(1,885)	(6,119)
Cash flows from financing activities
Proceeds from bank borrowings and other debt	200,000	—
Payments on long-term debt	(120,100)	(11,837)
Redemption of preferred stock	(80,764)	—
Payments to settle derivatives	(788)	—
Payments on long-term payables	—	(1,529)
Exercise of stock options for common and preferred stock	11	84
Acquisition of other intangibles	(7,253)	(812)

Net cash used in financing activities	(8,894)	(14,094)
Effect of exchange rate changes on cash and cash equivalents	(135)	(91)

Net increase in cash and cash equivalents	14,153	528
Cash and cash equivalents at beginning of period	62,184	28,650

Cash and cash equivalents at end of period	$76,337	$29,178

See accompanying notes.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:     Interim Statements

      In the opinion of management of AMIS Holdings, Inc. (“AMIS” or the “Company”), the accompanying unaudited consolidated financial statements contain all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial information included therein. This financial data should be read in conjunction with the audited combined/consolidated financial statements and related notes thereto for the year ended December 31, 2002 included in AMIS’ 2002 annual report.

      The results of operations for interim periods are not necessarily indicative of the results of operations that may be expected for any other period or the fiscal year that ends on December 31, 2003. The interim period ended on March 29, 2003.

New Accounting Pronouncements

      In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees or Indebtedness of Others.” FIN 45 elaborates on the existing disclosure requirements for most guarantees, including residual value guarantees issued in conjunction with operating lease agreements. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligation it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. Adoption of the disclosure requirements of FIN 45 did not have a material impact on the Company’s financial statements. The adoption of the recognition and measurement provisions did not have a material impact on the Company’s results of operations and financial position.

      On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and is effective for all financial instruments entered into or modified after May 31, 2003. The Statement is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires that certain financial instruments be classified as liabilities in statements of financial position. The Statement affects accounting for 1) mandatorily redeemable shares of stock, which the issuing company is obligated to buy back in exchange for cash or other assets, 2) put options and forward purchase contracts involving instruments that do or may require the issuer to buy back some of its shares of stock in exchange for cash or other assets, and 3) instruments that can be settled with shares of stock. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. As of March 29, 2003, the Company had $241.6 million of Series A Preferred Stock and $197.5 million of Series B Preferred Stock that are mandatorily redeemable. Currently such Preferred Stock is presented on the balance sheet at a “mezzanine” level (between liabilities and equity). Because these instruments meet the requirements of SFAS No. 150, they will be reclassified to a liability upon adoption of the Statement. The Company is currently assessing any additional impact of this Statement on its financial statements, but does not believe that any other impact will be material to its financial statements.

      On December 31, 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 148’s amendment of the transition and annual disclosure requirements of SFAS No. 123 is effective for fiscal years ending after December 15, 2002. SFAS No. 148’s amendment of the disclosure requirements of APB Opinion No. 28 is effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 did not have a material impact on the Company’s financial position or results of operations, but has resulted in incremental disclosures.

      The following table provides pro forma information for the first quarter of 2003 and 2002 that illustrates the net income, net income (loss) attributable to common stockholders, and net loss per common share (in thousands) as if the fair value method had been adopted under SFAS No. 123.

	Three Months Ended

	March 29,	March 30,
	2003	2002

Net income (loss), as reported	$1,782	$(1,147)
Less: Stock compensation expense determined under the fair value method, net of related tax effects	(56)	(71)

Pro forma net income (loss)	1,726	(1,218)
Preferred stock dividend, as reported	(15,790)	(12,702)

Pro forma net income (loss) attributable to common stockholders	$(14,064)	$(13,920)

Loss per common share:
Basic and diluted, as reported	$(0.10)	$(0.10)
Pro forma basic and diluted	$(0.10)	$(0.10)

Basis of Presentation

      The financial statements have been prepared on a consolidated basis. The consolidated financial statements include the accounts of AMIS Holdings, Inc. and its majority controlled and owned subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

2.	Inventories

      Inventories consist of the following (in thousands):

	March 29,	December 31,
	2003	2002

	(Unaudited)
Raw materials	$5,120	$7,368
Work-in-process	23,073	23,657
Finished goods	6,718	8,336

	$34,911	$39,361

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Loss per Common Share

      The following table sets forth the computation of basic and diluted net loss per common share (in thousands):

	Three Months Ended

	March 29,	March 30,
	2003	2002

Numerator:
Net loss attributable to common stockholders	$(14,008)	$(13,849)
Denominator:
Denominator for basic and diluted net loss per common share — weighted average shares	139,966	138,582
Net loss per common share — basic and diluted	$(0.10)	$(0.10)

      Options to purchase 16,231,433 shares of common stock and warrants to purchase 27,554,550 shares of common stock were outstanding at March 29, 2003, but were not included in the computation of diluted earnings per share as the effect would be antidilutive because of the net loss attributable to common stockholders recorded during the period. Issuance of common stock under the warrant held by Japan Energy Electronic Materials Inc. (formerly Japan Energy Corporation) for 13,809,096 shares is contingent upon the completion of an initial public offering or change in control. Shares issuable pursuant to the conversion of the Company’s Junior Redeemable Convertible Preferred Stock were also not included in this computation. Conversion of the Company’s Junior Redeemable Convertible Preferred Stock to common stock is contingent upon an initial public offering, with the number of common shares to be determined by reference to the initial public offering price.

4.	Purchase of the Mixed Signal Business of Alcatel Microelectronics from STMicroelectronics

      On June 26, 2002, the Company acquired the assets and assumed certain liabilities of the mixed signal ASIC business (MSB) of Alcatel Microelectronics NV from STMicroelectronics NV (the MSB Acquisition) in a purchase that closed concurrently with STMicroelectronics’ purchase of 100% of the capital stock of Alcatel Microelectronics NV from Alcatel S.A. The results of MSB have been consolidated with the Company since the date of acquisition. The Company used existing cash along with the proceeds from the issuance of $75,000,000 of Series C Preferred Stock to finance the purchase price.

      Following is a summary of the MSB purchase price (in thousands):

Cash paid to STMicroelectronics	$68,300
Acquisition related expenses	11,100
Restructuring accrual	4,400
Operating liabilities assumed (including accounts payable of approximately $9,400, accrued compensation of approximately $7,100 and other accrued expenses of approximately $3,700)	20,200

Total purchase price	$104,000

      The foregoing purchase price includes the preliminary allocation of certain operating liabilities between MSB and STMicroelectronics. Additionally, as part of the MSB Acquisition, the Company has prepared and approved a plan of restructuring in connection with the integration of MSB into the Company and has included the estimated costs of those restructuring activities in the purchase price pursuant to EITF No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” The restructuring costs that have been accrued and included in the purchase price primarily

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

include costs associated with relocating and combining MSB’s testing facilities with the Company’s existing facilities. The majority of these costs relate to employee severance. The Company currently estimates that 44 employees will be terminated as part of this transfer of the testing facilities. It is anticipated that this relocation will be completed by June 30, 2003. Because these severance costs are estimated, it is possible that the actual costs incurred and paid will differ from those recorded as part of the initial purchase price. However,management does not believe that any such difference will be material. Additional costs, which were substantially paid in 2002, represent employee severance for 79 MSB employees that had duplicative responsibilities as those of the Company’s employees and were terminated as part of the Company’s plan.

      Following is a rollforward of the restructuring accrual from December 31, 2002 to March 29, 2003 (in thousands):

		Paid in the
	Restructuring	Three Months
	Accrual at	Ended	Balance at
	December 31,	March 29,	March 29,
	2002	2003	2003

Employee severance costs	$2,000	$(1,000)	$1,000

Total	$2,000	$(1,000)	$1,000

      Following is a summary of the preliminary allocation of the MSB purchase price (in thousands):

Trade accounts receivable	$18,300
Inventory	19,500
Prepaid and other assets	13,200
Deferred pension asset	11,600
Property, plant and equipment	33,100
Intangible assets	8,300

Total purchase price allocated	$104,000

      The foregoing allocation is based on the fair values of the assets acquired, including valuations of intangible assets completed by the Company’s independent financial consulting firm, LECG, LLC, and the preliminary allocation of certain trade receivables between MSB and STMicroelectronics. The intangible assets acquired through the MSB Acquisition consist of licensed technology and a contract. The contract was amortized over 6 months, the life of the contract, and the licensed technology is being amortized over 15 years.

5.	Long-Term Debt

      In conjunction with the Recapitalization Agreement, the Company’s wholly owned subsidiary obtained $250,000,000 of Senior Secured Credit Facilities (the Facilities) consisting of a $75,000,000 Revolving Credit Facility and a $175,000,000 Term Loan Facility. At March 29, 2003 and December 31, 2002 approximately $40,000,000 and $160,100,000, respectively, was outstanding under the Term Loan Facility. The Company used proceeds from the issuance of the Senior Subordinated Notes to pay approximately $111,800,000 million on the Term Loan in January 2003. The Revolving Credit Facility ($20,000,000 of which may be in the form of letters of credit) is available for working capital and general corporate purposes. As of March 29, 2003, no amount was drawn on the Revolving Credit Facility.

      The interest rate of the Term Loan Facility at March 29, 2003 was 5.0%, with an effective rate of 6.8% after considering the impact of certain hedging arrangements associated with the Facilities. The

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest rate of the Term Loan Facility at December 31, 2002 was 5.2% with an effective rate of 6.5% after considering the impact of certain hedging arrangements associated with the Facilities.

      The Facilities require the Company to maintain a consolidated interest coverage ratio and a maximum leverage ratio and certain other nonfinancial covenants, all as defined within the credit agreement, as amended. The Facilities also generally restrict payment of dividends to parties outside of the consolidated entity. The Company was in compliance with its covenants as of March 29, 2003.In 2002, the Company entered into certain amendments (including amendments providing for a higher leverage ratio from December 31, 2001 to the third quarter of 2003 and a higher margin if the Company’s leverage ratio exceeds 2.25 to 1.0), and sought and obtained certain waivers and consents under the Company’s senior secured facilities. In connection with the MSB Acquisition (see Note 4), the Company received consent under the secured credit facilities to obtain additional financing and complete the acquisition. The Company also received consent to proceed with the issuance of senior subordinated notes.

      On January 29, 2003, AMI Semiconductor, Inc. (AMIS), the Company’s wholly-owned subsidiary, issued $200,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Notes maturing on February 1, 2013 (Senior Subordinated Notes). The proceeds were used to repay approximately $111,800,000 of the Term Loan Facility and redeem the Series C Preferred Stock for a total, including cumulative dividends of approximately $80,764,000. Interest on the Senior Subordinated Notes is payable semi-annually on February 1 and August 1 of each year, commencing August 1, 2003. The Senior Subordinated Notes are fully and unconditionally guaranteed by the Company and its existing and future domestic restricted subsidiaries.

      The Company cannot redeem the Senior Subordinated Notes before February 1, 2008 except that, until February 1, 2006 the Company can choose to redeem up to an aggregate of 35% of the sum of the original principal amount of the Senior Subordinated Notes and the original principal amount of any other Senior Subordinated Notes issued under the same indenture, with money the Company raises in certain equity offerings, as long as: (i) the Company pays the holders of the Senior Subordinated Notes a redemption price of 110.75% of the principal amount of the Senior Subordinated Notes it redeems, plus accrued interest to the date of redemption; (ii) at least 65% of the original aggregate principal amount of the Senior Subordinated Notes and such other Senior Subordinated Notes issued remains outstanding after each such redemption; and (iii) the Company redeems the Senior Subordinated Notes within 90 days of completing the equity offering. On or after February 1, 2008, the Company can redeem some or all of the Senior Subordinated Notes at certain specified prices, plus accrued interest to the date of redemption.

      If the Company experiences a Change of Control (as such term is defined in the indenture governing the Senior Subordinated Notes), subject to certain conditions, the Company must give holders of the Senior Subordinated Notes an opportunity to sell to the Company the Senior Subordinated Notes at a purchase price of 101% of the principal amount of the Senior Subordinated Notes, plus accrued interest.

      The payment of the principal, premium and interest on the Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis by the Company and its existing and future domestic restricted subsidiaries that have outstanding or incur certain indebtedness. The guaranty by the Company and its domestic restricted subsidiaries will be subordinated to all of the Company’s existing and future Senior Indebtedness (as such term is defined in the indenture governing the Senior Subordinated Notes) and the existing and future Senior Indebtedness of the Company’s domestic restricted subsidiaries, including their guaranty of AMIS’ obligations under the senior credit facilities.

      The indenture governing the Senior Subordinated Notes contains covenants that, among other things, (i) limit the Company’s ability and certain of its subsidiaries’ ability to incur additional indebtedness; (ii) pay dividends on the Company’s capital stock or redeem, repurchase or retire the Company’s capital

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stock or subordinated indebtedness; (iii) make investments; (iv) engage in transactions with affiliates; (v) sell assets, including capital stock of subsidiaries; and (vi) consolidate, merge or transfer assets.

      The Senior Subordinated Notes are unsecured and subordinated to existing and future Senior Indebtedness of AMIS. The Senior Subordinated Notes will rank pari passu in right of payment with any future senior subordinated indebtedness AMIS might issue and rank senior to any other subordinated indebtedness AMIS might issue.

      In connection with the issuance of the Senior Subordinated Notes, the Company entered into a registration rights agreement with the initial purchasers of the Senior Subordinated Notes in which the Company agreed to complete an exchange offer for the Senior Subordinated Notes. Pursuant to the registration rights agreement, the Company is required to file an exchange offer registration statement with the Securities and Exchange Commission (SEC). The Company did so on February 10, 2003 and filed Amendment No. 1 to the registration statement on May 13, 2003. The registration statement is currently under review by the SEC and will not be declared effective until such review is completed. The new Senior Subordinated Notes will have substantially identical terms to the old Senior Subordinated Notes. The Company could be required to pay additional interest on the Senior Subordinated Notes of up to a maximum rate of 1.0% per annum if (1) the registration statement is not declared effective by June 28, 2003 or (2) if the exchange offer is not consummated within 40 days after the registration statement is declared effective. The additional interest will accrue from the deadline for effectiveness or consummation, as applicable, until effectiveness or consummation occurs.

      In connection with the issuance of the Senior Subordinated Notes, the Company paid underwriting fees and other transaction costs of approximately $7,300,000 that were capitalized as intangible assets. In connection with the repayment of the Term Loan Facility, the Company expensed approximately $3,700,000 of deferred financing costs.

6.	Derivatives and Hedging

      The Company pays a variable rate of interest under its Term Loan. Under the terms of the Credit Agreement for the Term Loan, the Company was required to enter into agreements to effectively “fix” the interest rate on one half of the outstanding balance of its Term Loan. On June 21, 2001, the Company entered into certain derivative instruments with major banks in order to manage its exposure to interest rate fluctuations. Such instruments are designated and qualify as cash flow hedges in accordance with SFAS No. 133.

      Two such instruments were interest rate swap agreements that effectively convert interest rate exposure from variable rates to fixed rates of interest. During the quarter ended March 29, 2003 in conjunction with the Company’s repayment of the Term Loan Facility one of these swap agreements was settled. The Company was required to pay approximately $365,000 to settle the instrument before its scheduled maturity in June 2003. This is recorded as other expense in the statement of operations. At March 29, 2003 and December 31, 2002, the aggregate notional principal amount of these agreements was $21,000,000 and $42,000,000, respectively. This remaining swap agreement is with a financial institution that is expected to fully perform under the terms thereof. Under this agreement, the Company pays a fixed rate of interest of 4.5% and receives a floating rate of interest based on the three month LIBOR. The interest rate swap agreement matures in June 2003. The difference between amounts to be paid or received on the interest rate swap agreement is recorded as an increase or reduction of interest expense.

      These agreements were deemed to have no ineffectiveness for the three months ended March 30, 2002. For the three months ended March 30, 2002, a gain of approximately $288,000 (approximately $170,000, net of income taxes), reflecting the change in the value of the derivatives, has been recognized as a component of comprehensive loss in the accompanying financial statements.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The remaining swap agreement was deemed to have no ineffectiveness for the three months ended March 29, 2003. For the three months ended March 29, 2003, a gain of approximately $163,000 (approximately $96,000, net of income taxes), reflecting the change in the value of the derivatives, has been recognized as a component of comprehensive income in the accompanying financial statements.

      The Company also entered into an interest rate cap agreement and an interest rate floor agreement on June 21, 2001 for a notional amount of $45,500,000. Both agreements were settled during the three months ended March 29, 2003 in conjunction with the Company’s repayment of the Term Loan Facility. The interest rate cap agreement granted the Company the right to limit the LIBOR rate it will pay on its variable rate debt to a maximum of 7.25%. The interest rate floor agreement restricted the Company from paying a LIBOR rate of less than 3.15% on its variable rate debt. The Company paid approximately $422,000 to settle the agreements. This is recorded as other expense in the statement of operations.

      For the three months ended March 30, 2002, a gain of approximately $20,000, reflecting the change in the time value of the cap and floor agreements, which was excluded from the assessment of hedge effectiveness, has been recognized as a component of interest expense in the accompanying financial statements. For the three months ended March 30, 2002, a gain of approximately $136,000 (approximately $80,000, net of income taxes), reflecting the change in the intrinsic value of the cap and floor agreements, has been recognized as a component of comprehensive loss in the accompanying financial statements. No hedge ineffectiveness was recognized on these agreements for the three months ended March 30, 2002.

7.	Comprehensive Income

      Comprehensive income for the three month period ended March 29, 2003 was approximately $3,353,000. Of this amount, a gain of approximately $528,000 related to the change in the fair value of derivatives combined with a gain of approximately $1,043,000 related to changes in the cumulative translation adjustment.

      Comprehensive loss for the three month period ended March 30, 2002 was approximately $(988,000). Of this amount, a gain of approximately $250,000 relates to the change in the fair value of derivatives. The offsetting loss of approximately $(91,000) relates to changes in the cumulative translation adjustment.

8.	Stock Options

      Effective July 29, 2000, the Company adopted and approved an incentive stock compensation plan, including the 2000 Equity Incentive Plan. In general, options granted vest over three and a half to four years.

      In conjunction with the Recapitalization Agreement, outstanding options to purchase common stock of AMIS were converted to options to purchase a unit consisting of the following shares of AMIS Holdings: (a) two shares of Class A common stock, (b) .2588164 shares of Senior Preferred Stock and (c) .2070531 shares of Junior Preferred Stock. The components of the unit may be exercised separately. The exercise price of the preferred stock portion is subject to adjustment based on the accretion of dividends on the underlying preferred stock. Additional options have been issued that entitle the holder to purchase shares of Class A Common Stock.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Outstanding options consisted of the following as of March 29, 2003:

					Weighted-	Weighted-
				Weighted-	Average	Average
				Average	Exercise	Exercise
		Number of	Number of	Exercise	Price for	Price for
	Number of	Senior	Junior	Price for	Senior	Junior
	Common	Preferred	Preferred	Common	Preferred	Preferred
	Shares	Shares	Shares	Shares	Shares	Shares

Balance at December 31, 2002	16,473,102	524,528	423,135	$0.24	$8.80	$8.97
Options granted	6,000	—	—	0.26	—	—
Options exercised	(30,201)	(470)	(110)	0.21	8.80	8.97
Options canceled	(217,468)	(3,633)	(2,876)	0.25	8.86	9.03

Balance at March 29, 2003	16,231,433	520,425	420,149	$0.24	$9.10	$9.29

9.	Restructuring and Impairment Charges

      Pursuant to EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” in 2002 and 2001, senior management and the Board of Directors approved plans to restructure certain of the Company’s operations. The 2002 plan involved the curtailment of redundant functions between the U.S. and Belgian entities resulting from the MSB Acquisition discussed in Note 4. In total 90 people employed by the Company prior to the MSB Acquisition were terminated in connection with this restructuring program. The related expense was approximately $457,000, of which $376,000 had been paid out as of March 29, 2003. Additionally, relationships with certain sales representative firms in Europe were terminated because their duties were transferred to MSB. The expense associated with these terminations was approximately $478,000, none of which had been paid out at March 29, 2003. The Company expects to pay out these remaining amounts in the first half of 2003. The remaining accrual of $559,000 is included in accrued expenses in the accompanying balance sheet.

      The 2001 plan involved the closure of certain offices and the termination of certain management and other employees. The objectives of the plan were to increase the competitiveness of the Company and manage costs during the semiconductor industry downturn that began in 2000. In total, 265 employees were terminated as part of this program. Such terminations impacted virtually all departments within the Company’s business. All terminated employees were notified in the period in which the charge was recorded.

      Expenses relating to the plan totaled approximately $4,983,000 during the year ended December 31, 2001 and were comprised of approximately $3,643,000 for termination benefits and other related costs and approximately $1,340,000 for lease termination and other office closure costs. Such other office closure costs relate primarily to a loss on the sale of a significant portion of the assets of the Dresden, Germany office, which was sold to a third party in October 2001. Since this was an asset sale, the Company maintained the German corporate entity and moved the downsized headquarters to Munich. The assets were sold for approximately $456,000. The Company realized a loss of approximately $331,000 on the sale of these assets. The Company also closed certain offices in California, Texas and North Carolina and accrued its remaining lease obligations.

      As of March 29, 2003, approximately $4,212,000 of 2001 restructuring expenses had been paid or the fixed assets had been written off. The remaining accrual, which represents severance of approximately $222,000 and lease termination and other costs of approximately $262,000, is included in accrued expenses on the accompanying balance sheet as of March 29, 2003. The remaining severance will be paid in the first half of 2003. The remaining lease termination costs will be paid over the remaining lease terms, which

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

end in July 2005. During 2002, approximately $287,000 of the 2001 restructuring accrual was reversed because certain estimates were revised.

      Following is a summary of the restructuring accrual relating to the 2001 and 2002 plans (in thousands):

	Balance at		Balance at
	December 31,	Paid in	March 29,
	2002	2003	2003

Severance costs	$888	$(107)	$781
Lease termination costs	295	(33)	262
Legal fees and other costs	—	—	—
Write-down of fixed assets	—	—	—

Total	$1,183	$(140)	$1,043

10.	Transactions with Related Parties

      Pursuant to the terms of the Recapitalization Agreement, AMIS Holdings entered into advisory agreements with CVC and FP (the Sponsors) pursuant to which the Sponsors may provide financial, advisory and consulting services to AMIS Holdings. For each of the three months ended March 29, 2003 and March 30, 2002, expense totaling approximately $500,000 was recorded related to these advisory agreements.

11.	Segment Reporting

      The Company has three reportable segments: Mixed Signal ASICs, Foundry Services and Digital ASICs. Each segment comprises product families with similar requirements for design, development and marketing.

Information about segments in (thousands):

	Mixed Signal		Digital
	ASICs	Foundry Services	ASICs	Total

Three months ended March 29, 2003
Net revenue from external customers	$56,831	$26,001	$19,997	$102,829
Segment operating income (loss)	$3,859	$4,097	$1,914	$9,870
Three months ended March 30, 2002
Net revenue from external customers	$25,771	$19,659	$23,585	$69,015
Segment operating income (loss)	$149	$(118)	$260	$291

12.	Condensed Consolidating Financial Statements

      As discussed in Note 5, the Term Loan Facility and the Senior Subordinated Notes are each fully and unconditionally guaranteed by AMIS Holdings and each existing domestic subsidiary and by each subsequently acquired or organized domestic subsidiary on a joint and several basis. The Company’s foreign subsidiaries do not provide guarantees for the Term Loan Facility or the Senior Subordinated Notes. Below are condensed consolidating balance sheets as of March 29, 2003 and December 31, 2002, and statements of operations and statements of cash flows of the Company for the three months ended March 29, 2003 and March 30, 2002, reflecting the financial position, results of operations and cash flows of those entities that guarantee the Senior Term Loan and the Senior Subordinated Notes and those that do not.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Balance Sheet
March 29, 2003
(In thousands)

			AMIS	AMI	AMI	AMI
			Holdings,	Semiconductor,	Acquisition	Acquisition II	Non-Guarantor
	Consolidated	Eliminations	Inc.	Inc.	LLC	LLC	Subsidiaries

Assets
Current assets:
Cash and cash equivalents	$76,337	$—	$1,925	$45,940	$—	$—	$28,472
Accounts receivable, net	72,451	—	—	39,043	—	—	33,408
Intercompany accounts receivable	—	(81,256)	—	71,502	—	107	9,647
Inventories	34,911	(19)	—	17,400	—	—	17,530
Receivable from affiliate	1,909	—	—	1,909	—	—	—
Deferred tax assets	10,941	—	—	2,793	—	—	8,148
Prepaid expenses and other current assets	17,162	34	—	5,902	—	—	11,226

Total current assets	213,711	(81,241)	1,925	184,489	—	107	108,431
Property, plant and equipment, net	211,663	—	—	176,751	—	—	34,912
Investment in subsidiaries	—	(458,798)	260,660	109,925	83,570	4,643	—
Deferred financing costs, net	9,163	—	—	9,163	—	—	—
Goodwill and other intangibles, net	35,315	—	—	27,524	—	—	7,791
Deferred tax assets	16,615	—	1,603	26,124	—	—	(11,112)
Prepaid pension asset	11,863	—	—	—	—	—	11,863
Restricted cash	4,200	—	4,200	—	—	—	—
Other	853	—	—	540	—	—	313

Total assets	$503,383	$(540,039)	$268,388	$534,516	$83,570	$4,750	$152,198

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$28,183	$—	$—	$10,505	$—	$—	$17,678
Intercompany accounts payable	—	(81,212)	81,212	—	—	—	—
Accrued expenses	26,755	(268)	2,381	15,645	—	—	8,997
Accrued employee compensation	20,076	—	—	5,522	—	—	14,554
Income taxes payable	1,145	—	—	(6)	—	—	1,151
Current portion of long-term debt	408	—	—	408	—	—	—

Total current liabilities	76,567	(81,480)	83,593	32,074	—	—	42,380
Other long-term liabilities	2,190	—	—	2,190	—	—	—
Long-term debt	239,592	—	—	239,592	—	—	—

Total liabilities	318,349	(81,480)	83,593	273,856	—	—	42,380
Series A Senior Redeemable Preferred Stock	241,635	—	241,635	—	—	—	—
Series B Junior Redeemable Convertible Preferred Stock	197,466	—	197,466	—	—	—	—
Series C Senior Redeemable Preferred Stock	—	—	—	—	—	—	—
Stockholders’ Equity (Deficit)
Common stock	1,400	(3,717)	1,400	—	—	—	3,717
Additional paid-in capital	37,974	(387,952)	37,974	229,561	71,357	4,062	82,972
Stockholder notes receivable	(5,651)	—	(5,651)	—	—	—	—
Retained earnings (capital deficiency)	(290,286)	(59,735)	(290,525)	28,603	10,169	574	20,628
Accumulated other comprehensive income (loss)	2,496	(7,155)	2,496	2,496	2,044	114	2,501

Total stockholders’ equity (deficit)	(254,067)	(458,559)	(254,306)	260,660	83,570	4,750	109,818

Total liabilities and stockholders’ equity (deficit)	$503,383	$(540,039)	$268,388	$534,516	$83,570	$4,750	$152,198

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Balance Sheet
December 31, 2002
(In thousands)

			AMIS	AMI	AMI	AMI
			Holdings,	Semiconductor,	Acquisition	Acquisition II	Non-Guarantor
	Consolidated	Eliminations	Inc.	Inc.	LLC	LLC	Subsidiaries

Assets
Current assets:
Cash and cash equivalents	$62,184	$—	$1,910	$35,274	$—	$—	$25,000
Accounts receivable, net	65,994	—	—	32,860	—	—	33,134
Intercompany accounts receivable	—	(11,024)	—	10,920	—	104	—
Inventories	39,361	10	—	19,290	—	—	20,061
Receivable from affiliate	1,909	—	—	1,909	—	—	—
Deferred tax assets	9,077	—	—	2,258	—	—	6,819
Prepaid expenses and other current assets	21,087	69	250	5,908	—	—	14,860

Total current assets	199,612	(10,945)	2,160	108,419	—	104	99,874
Property, plant and equipment, net	222,507	—	—	183,597	—	—	38,910
Investment in subsidiaries	—	(443,449)	257,019	103,978	78,112	4,340	—
Deferred financing costs, net	6,188	—	—	6,188	—	—	—
Goodwill and other intangibles, net	37,873	—	—	29,931	—	—	7,942
Deferred tax assets	18,192	—	1,402	25,541	—	—	(8,751)
Pension asset	11,847	—	—	—	—	—	11,847
Restricted cash	4,200	—	4,200	—	—	—	—
Other	864	—	—	540	—	—	324

Total assets	$501,283	$(454,394)	$264,781	$458,194	$78,112	$4,444	$150,146

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$29,643	$—	$—	$11,881	$—	$—	$17,762
Intercompany accounts payable	—	(10,917)	263	10,030	—	—	624
Accrued expenses	23,780	(268)	2,805	11,395	—	—	9,848
Accrued employee compensation	21,329	—	—	4,722	—	—	16,607
Taxes payable	1,391	—	—	(41)	—	—	1,432
Current portion of long-term debt	8,708	—	—	8,708	—	—	—

Total current liabilities	84,851	(11,185)	3,068	46,695	—	—	46,273
Other long-term liabilities	3,088	—	—	3,088	—	—	—
Long-term debt	151,392	—	—	151,392	—	—	—

Total liabilities	239,331	(11,185)	3,068	201,175	—	—	46,273
Series A Senior Redeemable Preferred Stock	233,671	—	233,671	—	—	—	—
Series B Junior Redeemable Convertible Preferred Stock	190,498	—	190,498	—	—	—	—
Series C Senior Redeemable Preferred Stock	79,337	—	79,337	—	—	—	—
Stockholders’ Equity (Deficit)
Common stock	1,400	(3,717)	1,400	—	—	—	3,717
Additional paid-in capital	37,968	(387,952)	37,968	229,561	71,357	4,062	82,972
Stockholder notes receivable	(5,570)	—	(5,570)	—	—	—	—
Retained earnings (capital deficiency)	(276,278)	(47,886)	(276,517)	26,532	5,553	315	15,725
Accumulated other comprehensive loss	926	(3,654)	926	926	1,202	67	1,459

Total stockholders’ equity (deficit)	(241,554)	(443,209)	(241,793)	257,019	78,112	4,444	103,873

Total liabilities and stockholders’ equity (deficit)	$501,283	$(454,394)	$264,781	$458,194	$78,112	$4,444	$150,146

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Income

Three Months Ended March 29, 2003
(In thousands)

			AMIS	AMI	AMI	AMI
			Holdings,	Semiconductor,	Acquisition	Acquisition II	Non-Guarantor
	Consolidated	Eliminations	Inc.	Inc.	LLC	LLC	Subsidiaries

Revenue	$102,829	$(4,079)	$—	$61,321	$—	$—	$45,587
Cost of revenue	60,489	(2,335)	—	33,063	—	—	29,761

	42,340	(1,744)	—	28,258	—	—	15,826
Operating expenses:
Research and development	17,974	(322)	—	12,173	—	—	6,123
Marketing and selling	8,542	(1,419)	—	6,805	—	—	3,156
General and administrative	5,954	—	576	4,331	—	—	1,047

	32,470	(1,741)	576	23,309	—	—	10,326

Operating income (loss)	9,870	(3)	(576)	4,949	—	—	5,500
Other income (expense):
Interest income (expense), net	(4,875)	(10)	86	(5,133)	—	3	179
Other income (expense), net	(3,745)	12	—	(4,135)	—	—	378
Equity earnings in subsidiaries	—	(11,848)	2,071	4,905	4,616	256	—

	(8,620)	(11,846)	2,157	(4,363)	4,616	259	557

Income (loss) before income taxes	1,250	(11,849)	1,581	586	4,616	259	6,057
Provision (benefit) for income taxes	(532)	—	(201)	(1,485)	—	—	1,154

Net income (loss)	$1,782	$(11,849)	$1,782	$2,071	$4,616	$259	$4,903

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Operations

Three Months Ended March 30, 2002
(In thousands)

				AMI
			AMIS	Semiconductor,	Non-Guarantor
	Consolidated	Eliminations	Holdings, Inc.	Inc.	Subsidiaries

Revenue	$69,015	$(2,234)	$—	$63,869	$7,380
Cost of revenue	43,825	(2,234)	—	40,034	6,025

	25,190	—	—	23,835	1,355
Operating expenses:
Research and development	10,098	—	—	9,802	296
Marketing and selling	8,811	—	—	7,815	996
General and administrative	5,990	—	635	5,037	318

	24,899	—	635	22,654	1,610

Operating income (loss)	291	—	(635)	1,181	(255)
Other income (expense):
Interest income (expense), net	(3,032)	—	(7)	(3,047)	22
Other income (expense), net	(68)	—	—	(132)	64
Equity earnings in subsidiaries	—	1,255	(768)	(487)	—

	(3,100)	1,255	(775)	(3,666)	86

Loss before income taxes	(2,809)	1,255	(1,410)	(2,485)	(169)
Provision (benefit) for income taxes	(1,662)	—	(263)	(1,717)	318

Net loss	$(1,147)	$1,255	$(1,147)	$(768)	$(487)

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flows
Three Months Ended March 29, 2003
(In thousands)

			AMIS	AMI	AMI	AMI
			Holdings,	Semiconductor,	Acquisition	Acquisition II	Non-Guarantor
	Consolidated	Eliminations	Inc.	Inc.	LLC	LLC	Subsidiaries

Cash flows provided by operating activities	$25,067	$—	$4	$19,996	$—	$—	$5,067
Cash flows from investing activities:
Purchases of property, plant, and equipment	(1,885)	—	—	(425)	—	—	(1,460)
Investment in subsidiaries	—	—	80,764	(80,764)	—	—	—

Cash provided by (used in) investing activities	(1,885)	—	80,764	(81,189)	—	—	(1,460)
Cash flows from financing activities:
Payments on long-term debt	(120,100)	—	—	(120,100)	—	—	—
Proceeds from bank borrowing and other debt	200,000	—	—	200,000	—	—	—
Redemption of preferred stock	(80,764)	—	(80,764)	—	—	—	—
Deferred financing costs	(7,253)	—	—	(7,253)	—	—	—
Payments to unwind derivative	(788)	—	—	(788)	—	—	—
Exercise of stock options for common and preferred stock	11	—	11	—	—	—	—

Cash provided by (used in) financing activities	(8,894)	—	(80,753)	71,859	—	—	—
Effect of exchange rate changes on cash and cash equivalents	(135)	—	—	—	—	—	(135)

Net change in cash and cash equivalents	14,153	—	15	10,666	—	—	3,472
Cash and cash equivalents at beginning of period	62,184	—	1,910	35,274	—	—	25,000

Cash and cash equivalents at end of period	$76,337	$—	$1,925	$45,940	$—	$—	$28,472

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AMIS Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flows
Three Months Ended March 30, 2002
(In thousands)

			AMIS	AMI
			Holdings,	Semiconductor,	Non-Guarantor
	Consolidated	Eliminations	Inc.	Inc.	Subsidiaries

Cash flows provided by (used in) operating activities	$20,832	$1,256	$(760)	$22,572	$(2,236)
Cash flows from investing activities:
Purchases of property, plant, and equipment	(6,119)	—	—	(6,119)	—
Investment in subsidiaries	—	(1,189)	611	578

Cash used in investing activities	(6,119)	(1,189)	611	(5,541)	—
Cash flows from financing activities:
Payments on long-term debt	(11,837)	—	—	(11,837)	—
Payments on long-term payables	(1,529)	—	—	(1,529)	—
Acquisition of other intangibles	(812)	—	—	(812)	—
Exercise of stock options for common and preferred stock	84	—	84	—	—

Cash (used in) provided by financing activities	(14,094)	(67)	242	(14,269)	(91)
Effect of exchange rates changes on cash and cash equivalents	(91)	(67)	158	(91)	(91)

Net change in cash and cash equivalents	528	—	93	2,762	(2,327)
Cash and cash equivalents at beginning of period	28,650	—	520	21,636	6,494

Cash and cash equivalents at end of period	$29,178	$—	$613	$24,398	$4,167

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

COMBINED FINANCIAL STATEMENTS OF THE

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV
As of and for the year ended December 31, 2001

CONTENTS

Page

Report of Independent Auditors	F-64
Combined Audited Financial Statements
Combined Statement of Assets Acquired and Liabilities Assumed	F-65
Combined Statement of Revenues Less Direct and Allocated Expenses Before Interest and Taxes	F-66
Notes to Combined Financial Statements	F-67

REPORT OF INDEPENDENT AUDITORS

To the Mixed Signal Division of Alcatel Microelectronics, NV:

      We have audited the accompanying combined statement of assets acquired and liabilities assumed of the Mixed Signal Division of Alcatel Microelectronics, NV (a Belgian corporation) and its subsidiary Mietec France, SAS (collectively referred to as the “Business”) as of December 31, 2001 and the related combined statement of revenues less direct and allocated expenses before interest and taxes for the year then ended. The combined financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on the combined financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The accompanying combined financial statements were prepared on the basis of presentation as described in Note 1. Accordingly, the accompanying combined financial statements present the assets, liabilities and business equity and the related revenues less direct and allocated expenses before interest and taxes of the Business, and are not intended to be a complete presentation of the Business’ financial position, results of operations before interest and taxes, and cash flows. The results of operations before interest and taxes are not necessarily indicative of the results of operations before interest and taxes that would be recorded by the Business had it operated on a stand-alone basis.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of the Business as of December 31, 2001, and its revenues less direct and allocated expenses before interest and taxes for the year then ended, on the basis described in Note 1, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & PARTNERS
Bedrijfsrevisoren*

/s/ GINO DESMET

Gino Desmet

Belgium

June 14, 2002

*	A former member firm of Andersen Worldwide. Deloitte & Partners Bedrijfsrevisoren has entered into an agreement to associate with Deloitte & Touche (Belgium)

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

COMBINED STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
(In thousands of Euro)

December 31,
2001

ASSETS
Current assets:
Inventories	37,533
Accounts receivable, due from third parties (net of allowance for doubtful accounts of 171)	14,134
Accounts receivable, due from related parties	1,742
R&D grants receivable	5,062

Total current assets	58,471
Property, plant & equipment, net	79,266
Intangible assets	773
Other assets	340

Total assets	138,850

LIABILITIES AND BUSINESS EQUITY
Current liabilities:
Accounts payable, toward third parties	680
Accounts payable, toward related parties	419
Accrued trade liabilities, toward third parties	2,697
Accrued trade liabilities, toward related parties	1,335

Total current liabilities	5,131
Warranty reserve	2,977
Business equity	130,742

Total liabilities and business equity	138,850

The accompanying notes are an integral part of the above combined financial statements.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

COMBINED STATEMENT OF REVENUES LESS
DIRECT AND ALLOCATED EXPENSES BEFORE INTEREST AND TAXES
(In thousands of Euro)

Year Ended
December 31,
2001

Revenues:
Sales to related parties	51,122
Sales, external	88,067
Foundry sales to related parties	10,350
R&D grant income	5,408

Total revenues	154,947
Direct & allocated expenses:
Cost of sales	118,174
Research & development	14,137
Selling & marketing	11,598
General & administrative	3,609
Restructuring charges	853
Foreign exchange loss, net	299

Total direct & allocated expenses	148,670
Revenues less direct & allocated expenses before interest and taxes	6,277

The accompanying notes are an integral part of the above combined financial statements.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS

1.     Background and Basis of Presentation

Background

      On April 15, 2002, Alcatel SA, a French corporation entered into a share purchase agreement to sell 100% of the capital stock of Alcatel Microelectronics, NV (“AME” or the “Company”), its wholly owned Belgian subsidiary, to ST Microelectronics, NV (“ST”). On May 8, 2002, ST entered into a definitive agreement to sell the assets and liabilities that comprise the Mixed Signal Division of Alcatel Microelectronics, NV and its subsidiary Mietec France, SAS (“MSB” or “the Business”) to AMI Semiconductor, Inc (“AMI”) (the “Agreement”). The sale of AME to ST and the sale of MSB to AMI are anticipated to close on or about the same date.

      MSB is a division of AME that designs and manufactures semiconductor products that incorporate both analogue and digital functionality within a single chipset. In addition, MSB is responsible for supplying customized telecommunications semiconductor products to Alcatel, SA or its subsidiaries (“Alcatel”) .

      The Business provides products aimed at the telecommunications, automotive, computer peripherals and industrial markets. Manufacturing operations for the Business are primarily conducted at its fabrication facility in Oudenaarde, Belgium. MSB also utilizes third-party sub-contractors for the assembly portion of its production.

      As part of the Agreement which was closed on June 26, 2002, AMI Semiconductor Belgium (“AMI B”), the Belgian vehicle that acquired the MSB business, entered into a supply agreement with ST on a take-or-pay basis under which ST is required to purchase a minimum of €50 million of products from AMI B during the two-year period ending June 26, 2004. If STMicroelectronics does not order the minimum amount during a quarterly contract period, STMicroelectronics will be required to pay us a make whole amount. The make-whole amount is the difference between the minimum cumulative value of the products ordered and the actual cumulative value of the products ordered, minus the variable costs the Registrant would have incurred for the shortfall in orders. AMI B also entered into a requirements contract with Alcatel pursuant to which we agreed to provide Alcatel with certain telecommunications ASICs at specified prices and Alcatel agreed to purchase at least 40% of its requirements for those ASICs from AMI B. AMI B also entered into a back end services and wafer procurement agreement with ST whereby AMI B agreed to provide certain back end assembly, electrical test and mechanical finishing services for ST during a six month transitional period following the closing of the MSB Acquisition.

Basis of Presentation

      MSB is a product group of AME and, accordingly, MSB has not previously reported on a stand-alone basis. Alcatel performs cash management on a centralized basis; AME processes receivables, certain payables, payroll and certain other activities for the Business. AME’s systems are not designed to track receivables, liabilities and cash receipts and payments on a product group basis. Accordingly, the accompanying combined statement of assets acquired and liabilities assumed includes the assets and liabilities related to MSB, virtually all of which will be transferred to AMI in accordance with the terms of the definitive agreement between ST and AMI. Based on this agreement, the assets and liabilities that are not intended to be transferred to AMI mainly include:

•	Cash. Alcatel performs cash management on a centralized basis and is unable to identify cash activity of MSB. Activity in MSB’s cash balances is recorded through the business equity account.

•	Accounts payable to Alcatel for corporate overhead and research and development charges.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

•	All income taxes payable and VAT balances due or receivable. Accordingly, no income tax expense or current or deferred tax positions are presented in the accompanying statements.

•	Foreign exchange contracts and other financial guarantees.

•	All payroll and employee benefit liabilities accrued through the close of the transaction.

•	All notes payable to Alcatel for intercompany borrowings. Intercompany borrowing activity is recorded through the business equity account. In addition, no other borrowings were specifically identifiable with MSB. Accordingly, the accompanying combined financial statements do not include any borrowings or interest expense.

      Given the assets and liabilities that will not be transferred to MSB and Alcatel’s inability to identify MSB cash activity, certain unaudited supplemental cash flow information is presented in lieu of a statement of cash flows (See Note 12).

      The accompanying combined statement of assets acquired and liabilities assumed includes assets and liabilities that have been specifically identified to MSB. In addition the combined statement of assets acquired and liabilities assumed shows assets and liabilities that have been allocated to MSB, based on assumptions that management believes are reasonable under the circumstances. The following items and amounts are allocated in this statement:

•	Shared property, plant and equipment have been allocated based on MSB management’s current assessment as to which specific assets will be assigned to MSB and consequently transferred to AMI. Shared property, plant and equipment included in property, plant and equipment balance as of December 31, 2001 is €3,167 thousand.

•	All intangible assets have been allocated based on the proportion of MSB’s non-foundry revenue to AME’s total revenue for the year ended December 31, 2001. (MSB non-foundry revenue represented 40% of AME’s revenue for the year ended December 31, 2001).

      Trade payables related to goods and services that were both provided to the MSB division and other AME divisions, have not been allocated but instead are credited to business equity since they represent funding provided to the MSB division.

      The accompanying combined statement of revenue less direct and allocated expenses before interest and taxes includes revenue and expenses that have been specifically identified to MSB. In addition, the statement includes an allocation of the costs of shared activities and overheads of AME. All of the allocations and estimates in the combined statements of revenues less direct and allocated expenses before interest and taxes are based on assumptions that management believes are reasonable under the circumstances. The following items are included in the statements:

•	Sales to related and external parties are allocated directly based on products sold by MSB.

•	R&D grant income is allocated based on specific grants identified to MSB.

•	Cost of sales is based on the standard costs of the actual products sold with manufacturing variances related to MSB sales allocated based on the aggregate standard cost of products sold for each AME division.

•	Divisional marketing and non-corporate research and development expenses are specifically identifiable to MSB.

•	Selling, common research and development and general and administrative activities are performed on an integrated basis by AME. Although a number of different approaches are used to allocate shared or common costs, there is usually a predominant basis for each expense category.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Accordingly, common research and development costs, selling and marketing expenses and general and administrative expenses from AME have been allocated based on the proportion of MSB’s non-foundry revenue to AME’s total revenue for the year ended December 31, 2001. (MSB non-foundry revenue represented 40% of AME’s revenue for the year ended December 31, 2001).

•	Restructuring and other charges are allocated based on specific employees who have been terminated from the Business.

      Total amounts allocated to MSB for manufacturing variances, research and development, selling and marketing and general and administrative expenses for the year ended December 31, 2001 were as follows (in thousands of Euro):

Manufacturing variances included in cost of sales	5,109
Research and development	3,725
Selling and marketing	5,870
General and administrative	3,361

      These cost allocations are included in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes but are not necessarily indicative of the costs that would be incurred by the Business on a stand-alone basis. Alcatel and AME are not able to push down corporate overhead, interest and income taxes charges to MSB. Accordingly, Alcatel corporate overhead, interest and taxes have not been allocated to the Business because management believes that these charges cannot be allocated to MSB on a reasonable basis.

      Because of the allocations referred to above and the proposed changes in the structure and financing of the activities going forward, these financial statements should not be relied upon as being representative of the financial position or performance of MSB had it operated on a stand-alone basis. In addition, the operating costs attributed to the Business for the year ended December 31, 2001 are not representative of the costs which will be incurred after the transaction as they represent the carve out of costs incurred by AME in managing integrated businesses. The MSB activities on a standalone basis may be restructured following the transaction that may result in certain costs being duplicated, other costs being avoided altogether and yet other costs being incurred. For this reason the reported revenues less direct and allocated expenses before interest and taxes for the year ended December 31, 2001 may not be representative of the amounts of those items for MSB following the transaction.

2.     Summary of Significant Accounting Policies

      The combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

a) Principles of Combination

      The combined financial statements include the specifically identifiable assets and liabilities, an allocation of certain assets and liabilities shared with other businesses of AME, and the revenues less direct and allocated expenses before interest and taxes of MSB that have been derived from the accounting records of AME and its wholly owned subsidiary Mietec France. All material intercompany transactions and balances between AME and Mietec France have been eliminated. Transactions that MSB has with Alcatel and other AME divisions are included in these financial statements.

b) Use of Estimates

      In the preparation of the MSB combined financial statements, management has made certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

combined statement of assets required and liabilities assumed and the reported amounts of the revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Estimates made by management include, for example, accounts receivable valuation allowances, inventory valuations, warranty and other product-related reserves, pension and retirement obligation costs, depreciation and amortization.

c) Revenue Recognition

      The Business sells finished goods to customers and provides services to customers. Revenue from sales is recognized when there is persuasive evidence of a sales agreement, the amount of revenue is fixed or can be reliably determined, the customer has accepted the goods or services, and collectibility is reasonably assured.

      For sales of finished goods, sales conditions and the transfer of the ownership differ from customer to customer, depending on the clauses of every contract. MSB recognizes revenues when the legal title of the goods and the risks and rewards of ownership have been transferred to the customer based on the shipping terms of each agreement. For sales of services, revenue is recognized when the service is provided. All revenues are recorded net of value added taxes.

d) Concentrations of Credit Risk

      Financial instruments that potentially subject the Business to concentrations of credit risk consist principally of trade receivables. MSB’s customers mainly include European manufacturers of automobile parts, telecommunications equipment, computer peripherals and industrial equipment. The Business performs ongoing credit evaluations of its customers’ respective financial conditions. The Business has a concentration of credit risk with Alcatel, its largest customer. As of December 31, 2001, MSB’s trade receivable balance due from Alcatel was €1,742 thousand.

e) Related Party Transactions

      MSB manufactures products for other businesses of Alcatel. Sales of these products are reflected as “MSB Sales to related parties” in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes. These sales totaled €51,122 thousand for the year ended December 31, 2001.

      MSB also manufactures products for other AME divisions. Sales of these products are reflected as “Foundry sales to related parties” at standard cost adjusted with allocated manufacturing variances in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes. As explained in note 3, a write off of €1,250 thousand was recognized during 2001 for obsolete stock on this activity, which was not charged through to other AME divisions.

      Accounts receivable and current liabilities as of December 31, 2001 include €1,742 thousand and €1,754 thousand, respectively, for amounts due from and payable to Alcatel.

f) Trade Receivables

      An allowance is provided on an individual debtor basis after the Business has determined that the debtor will be unable to repay the amount due.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Changes in the reserve for doubtful accounts for the year ended December 31, 2001 are as follows (in thousands of Euro):

Beginning balance	164
Additions to reserve charged to Statement of Revenue less Direct and Allocated Expenses	117
Write-offs and other reductions	(110)

Ending balance	171

g) Inventories

      Inventories are comprised of raw materials, work in process and finished goods. Finished goods are carried at the lower of cost or market. Cost includes direct and indirect costs incurred to bring goods into a saleable condition. Variable direct and indirect costs are based on a standard cost that is evaluated for reasonableness on an annual basis. Raw materials such as the purchase price of components are generally calculated on a weighted-average method. Spare parts and consumables are recorded at actual cost. Reserves are recorded for slow moving and obsolete goods.

h) Property, Plant and Equipment

      Property, plant and equipment are carried at historical cost, less accumulated depreciation and investment grants. Depreciation is recorded on a straight-line basis over the following useful lives:

Buildings for industrial use	20 years
Building improvements and fixtures	5-20 years
Machinery and tools	5-10 years
Small equipment and tools	3-5 years
Buildings for administrative and commercial use	40 years
Telecommunication equipment	5 years
Furniture and office equipment	5 years
Data processing and network equipment	5 years
Transport equipment	5 years

      The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense as incurred. Renewals and improvements are capitalized. Upon sale or retirement of property, plant and equipment, the cost and related accumulated depreciation are eliminated from the accounts. Any resulting gains or losses are reflected in the statement of revenues less direct and allocated expenses before interest and taxes. Investment grants relating to investments in tangible fixed assets are recorded at the time of governmental approval as a decrease in the cost of the relating fixed assets. They are amortized in accordance with the depreciation of the underlying fixed asset.

i) Intangible Assets

      Intangible assets relate to acquisition costs of SAP ERP licenses, external implementation consulting costs and implementation costs internally incurred, excluding re-engineering and training expenses. Intangible assets are carried at historical cost, less accumulated amortization charges. Amortization charges are recorded on a straight-line basis over a period of three years.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

j) Impairment of Long Lived Assets

      The Business evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal are less than its carrying amount. In such instances, the carrying value of long-lived assets is reduced to the estimated fair value, as determined using an appraisal or discounted cash flow analysis, as appropriate.

k) Translation of Foreign Currency Transactions

      The Business’ functional currency is the Euro. Foreign currency transactions are translated to the Euro at the rate of exchange applicable on the transaction date, or based on an average exchange rate in the month the transaction occurred. Accounts receivable, accounts payable and other monetary assets and liabilities that are denominated in a currency other than the Euro are translated to the Euro and carried in the statement of assets acquired and liabilities assumed at the exchange rate as of the date of the statement. The resulting gains or losses due to the change in foreign exchange rates are reflected in the statement of revenues less direct and allocated expenses before interest and taxes under “Foreign exchange loss, net”.

l) Warranty Reserve

      MSB establishes warranty reserves on a case-by-case basis as warranty claims are submitted to the Business. The combined statement of assets acquired and liabilities assumed includes a provision related to an obligation on a telecommunication chip for an amount of €2,977 thousand, which is based on the company’s best estimate of the expected losses. This obligation historically relates to the MSB business but may be assumed by Alcatel under the terms of the Agreement. The infrequent and immaterial warranty claim experience of the Business does not support the establishment of a warranty reserve based on a percentage of sales.

m) Cost of Sales

      Cost of sales includes all direct and indirect costs incurred in order to bring finished goods into saleable condition and to provide professional services to customers. Cost of sales is recorded in the same period as the related sales revenues are recognized. Cost of sales also comprises shipping and handling costs incurred to ship goods to their destination.

n) Research and Development Cost

      The Company expenses all research and development costs in the period that they are incurred.

o) Financial Instruments

      The MSB financial instruments are short-term in nature and accordingly, the carrying value approximates the fair value.

p) R&D Grant Income

      Certain specifically defined fundamental and prototype research projects, executed by MSB in collaboration with other research centres, are partly funded by research and development grants provided by the IWT (Flemish Institute for the enhancement of scientific technologic research in the industry) and the European Commission (the “Authorities”). Such grants are recorded as R&D grant income as costs

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

are incurred when it is reasonably assured that all conditions under the grant agreement will be met. Management continuously evaluates whether it is reasonably assured that such conditions will be met.

      In case of change of ownership, the Authorities have to be notified and they will investigate if the conditions, i.e. having a legal entity in Flanders where the research is performed, are still applicable. As part of the acquisition of MSB, AMI has already established an appropriate legal entity that meets this requirement.

q) New Accounting Pronouncements

      In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. MSB has not entered into any business combinations after June 30, 2001 nor are there any amounts recorded in the statement of net assets in respect of goodwill or intangibles. Accordingly these statements are not expected to have any impact on MSB’s direct revenues less expenses or net assets.

      In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The company has not yet assessed the impact of these changes.

      In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”. Whilst it supersedes APB Opinion 30 “Reporting the Results of operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” it retains the presentation of discontinued operations but broadens that presentation to include a component of an entity (rather than a segment of a business). However, discontinued operations are no longer recorded at net realizable value and future operating losses are no longer recognized before they occur. Under SFAS No. 144 there is no longer a requirement to allocate goodwill to long-lived assets to be tested for impairment. It also establishes a probability weighted cash flow estimation approach to deal with situations in which there are a range of cash flows that may be generated by the asset being tested for impairment. SFAS No. 144 also establishes criteria for determining when an asset should be treated as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged. The Company is evaluating the impact, if any, of this statement on its financial statements.

      In April 2002, the FASB issued SFAS 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” The principal change is that gains or losses from extinguishment of debt which are classified as extraordinary items by SFAS No. 4 will no longer be classified as such. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002 although early application of the Statement related to the rescission of SFAS No. 4 is encouraged. The company has not yet assessed the impact of these changes.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

3.     Inventories

      Inventories consist of the following as of December 31, 2001 (in thousands of Euro):

Raw materials	17,327
Work-in-process	10,395
Finished goods	9,811

Total	37,533

      During the year ended December 31, 2001, MSB has identified excess and obsolete inventory in its foundry sales business and wrote off an amount of €1,250 thousand under the caption cost of sales. Other write-offs charged to cost of sales for the year ended December 31, 2001 amounted to €165 thousand.

4.     Property, Plant and Equipment

      Property, plant and equipment consists of the following as of December 31, 2001 (in thousands of Euro):

Land and buildings	68,552
Machinery and equipment	233,234
Furniture and fixtures	12,714

Total	314,500
Less accumulated depreciation	(233,951)
Less investment grant	(1,283)

Total, net	79,266

5.     Business Equity

      Business equity represents AME’s ownership interest in the recorded assets and liabilities related to MSB. All cash transactions, other allocations and intercompany and interdivision financing transactions (“Net intercompany activity”) are reflected in this amount. A summary of activity for the year ended December 31, 2001 is as follows (in thousands of Euro):

Balance at beginning of year	133,653
Revenues less direct and allocated expenses before interest and taxes	6,277
Net intercompany activity	(9,188)

Balance at end of year	130,742

6.     Commitments

      The Business leases certain facilities and equipment under non-cancelable operating lease arrangements, some of which include various renewal options and escalation clauses. During the year ended December 31, 2001 rental expense under such arrangements was approximately €3,714 thousand.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Approximate future minimum annual rental commitments at December 31, 2001 are as follows (in thousands of Euro):

2002	3,502
2003	2,733
2004	1,569
2005	227
2006	22

7.     Contingencies

      The Business is subject to various claims and legal proceedings covering matters that arise in the ordinary course of its business activities. Management believes any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the Business’ combined financial position and operating results.

8.     Employee Benefit Plans

      Employees of MSB participate in AME pension and healthcare benefit plans. Certain key employees and certain management of MSB also participate in various incentive arrangements based on individual performance and AME/MSB profitability. The costs of these programs were allocated from Alcatel to AME and then to MSB on the basis of payroll costs and headcount of employees and are not necessarily indicative of the costs that would be incurred on a stand-alone basis.

      From the Business’ perspective the Alcatel pension and healthcare retirement plans are viewed as a multi-employer pension plan. Accordingly, no pension asset or obligation is reflected in the accompanying financial information.

      Included in benefit costs allocated to the Business are pension costs calculated by Alcatel in accordance with SFAS 87 “Employers’ Accounting for Pensions”. The net periodic benefit cost allocated to MSB was €2,008 thousand for the year ended December 31, 2001. Management believe that this amount provides a more meaningful indication of on-going costs than an allocation of the contributions paid by AME to Alcatel.

      Under the terms of the definitive agreement between ST and AMI, pension benefit obligations and related plan assets will be transferred to MSB. Pension benefit obligations and plan assets that will be transferred to MSB will be computed using actuarial assumptions for employees who will be transferred with the Business. The amounts of the related benefit obligation and the fair value of MSB related plan assets are subject to the final determination after the completion of the Agreement.

9.     Stock Option Plans

      Alcatel maintains several stock option plans under which employees of the Business have been granted options to purchase shares of Alcatel stock at exercise prices at or above the fair value at the date of grant. Options vest and expire according to terms established at the grant date. Upon the close of the sale of MSB to AMI, Alcatel will settle the options under the terms of the applicable plans which will not be subject to continued employment with MSB. Each option gives the right to subscribe or purchase one Alcatel share.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes information concerning Alcatel stock options held by MSB employees, including the related transactions for the year ended December 31, 2001.

	1997	1998	2000	2000	2001
	Plan	Plan	Plan	Plan	Plan

Exercise price (in Euro)	19.27	20.52	48.00	65.00	50.00
Options outstanding at December 31, 2000	5,000	25,000	82,034	20,500	—
Granted	—	—	—	—	60,839
Exercised	—	—	—	—	—
Forfeited/ Expired	—	—	—	—	(2,300)
Options outstanding at December 31, 2001	5,000	25,000	82,034	20,500	58,539

      The following table summarizes the status of the Alcatel stock options held by MSB employees at December 31, 2001:

	Number of	Exercise	Exercise
	Options	Period	Period	Exercise
	Outstanding	From	To	Price

SUBSCRIPTION OPTIONS
4/17/1997 - Shares A	5,000	05/01/2002	12/31/2004	19.27
3/29/2000 - Shares A	52,284	7/01/2005	6/30/2006	48.00
3/29/2000 - Shares A	29,750	4/01/2005	12/31/2007	48.00
12/13/2000 - Shares A	20,500	12/13/2003	12/31/2005	65.00
3/07/2001 - Shares A	58,539	3/07/2002	3/06/2009	50.00
PURCHASE OPTIONS
12/09/1998 - Shares A	25,000	12/09/2003	12/31/2005	20.52

10.     Accounting for Stock-Based Compensation

      Alcatel accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and its related interpretations. Accordingly, compensation expense has been included in the financial statements for stock option grants that are considered compensatory under APB 25. Compensation expense of €202 thousand has been allocated to the Business for the year ended December 31, 2001 based on the number of compensatory options granted to employees of MSB.

      SFAS No. 123, “Accounting for Stock-Based Compensation,” requires the disclosures of pro-forma net income for stock-based awards as of the beginning of fiscal 1996. The fair values at grant-date of options granted to Business employees during the years 1996 until 2001 have been estimated using the Black Scholes model and a stochastic model. The characteristics for 2001 are as follows:

2001

Interest rate	5%
Expected life	3 - 9 years
Expected volatility	64%
Expected dividends	1%

      The Black-Scholes model used to calculate option values, as well as other currently accepted option valuation models, were developed to estimate the value of freely tradable, fully transferable options without vesting restrictions which significantly differ from Alcatel’s stock option awards. These models are quite sensitive as to the stock price volatility assumptions. Accordingly, management believes that existing

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

valuation models do not necessarily provide a reliable single measure of fair value of Alcatel’s stock option awards. The following information discloses the pro-forma revenues less direct and allocated expenses before interest and taxes of MSB, as if fair value based accounting method had been used for stock based compensation costs (in thousands of Euro):

•	Reported revenue less direct and allocated expenses before interest and taxes: 6,277

•	Pro Forma revenue less direct and allocated expenses before interest and taxes: 5,716

11.     Restructuring Charges

      Pursuant to the conclusions reached by the Emerging Issues Task Force (EITF) of the FASB in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” in 2001, senior management approved a plan to restructure certain of its operations. The plan involved the termination of certain management and other employees. The objectives of the plan are to increase the competitiveness of the Company and manage costs during the current semiconductor industry downturn. In total, about 30 employees were terminated as part of this program. Such terminations impacted virtually all departments within the Company’s business. A reasonable amount of these restructuring charges have been allocated to MSB. All terminated employees were notified in the period in which the charge was recorded.

      Employee termination expenses relating to the plan allocated to MSB totaled approximately €853 thousand during the year ended December 31, 2001. Prior to December 31, 2001, all of these expenses were paid.

12.     Unaudited Supplemental Cash Flow Information

      As described in Note 1, AME’s cash management system is not designed to allocate cash and related financing transactions of AME to the Business. In addition, AME’s transaction systems are not designed to track certain liabilities and cash receipts and payments on a business specific basis. Given these constraints, the cash flow activity of the Business for the year ended December 31, 2001 is estimated as follows: (in thousands of Euro)

Operating activities:
Revenues less direct and allocated expenses before interest and taxes	6,277
Depreciation and amortization	18,811
(Increase)/ Decrease in inventories	2,877
(Increase)/ Decrease in accounts receivable	10,280
(Increase)/ Decrease in R&D grants receivable	(433)
(Increase)/ Decrease in other assets	(73)
Increase/(Decrease) in current liabilities	(8,445)
Stock-based compensation expense	202

Cash flow from operating activities, excluding AME financing and taxes*	29,496
Investing activities:
Capital expenditures, net of transfers	(22,070)

Cash flow from investing activities*	(22,070)

Net financing provided to AME*	7,426

*	The cash flows from operating and investing activities do not necessarily represent the cash flows of the Business, or the timing of such cash flows, had it operated on a stand-alone basis.

MIXED SIGNAL DIVISION OF

ALCATEL MICROELECTRONICS, NV

COMBINED UNAUDITED FINANCIAL STATEMENTS OF THE

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV
AS OF JUNE 26, 2002 AND DECEMBER 31, 2001
AND FOR THE QUARTER AND SIX MONTH PERIODS ENDED
JUNE 26, 2002 AND JUNE 29, 2001

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

COMBINED STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
(In thousands of Euro)

	December 31,	June 26,
	2001	2002

		(Unaudited)
ASSETS
Current assets :
Inventories	37,533	32,541
Accounts receivable, due from third parties (net of allowance for doubtful accounts of 171 and 225 respectively)	14,134	17,314
Accounts receivable, due from related parties	1,742	1,419
R&D grants receivable	5,062	6,905

Total current assets	58,471	58,179
Property, plant & equipment, net	79,266	73,175
Intangible assets	773	612
Other assets	340	942

Total assets	138,850	132,908

LIABILITIES AND BUSINESS EQUITY
Current liabilities :
Accounts payable, toward third parties	680	2,231
Accounts payable, toward related parties	419	729
Accrued trade liabilities, toward third parties	2,697	2,031
Accrued trade liabilities, toward related parties	1,335	29

Total current liabilities	5,131	5,020
Warranty reserve	2,977	0
Business equity	130,742	127,888

Total liabilities and business equity	138,850	132,908

The accompanying notes are an integral part of the above combined financial statements.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

COMBINED STATEMENT OF REVENUES LESS
DIRECT AND ALLOCATED EXPENSES BEFORE INTEREST AND TAXES
(in thousands of Euro)

	3 months ended		6 months ended

	June 29,	June 26,	June 29,	June 26,
	2001	2002	2001	2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Sales to related parties	16,510	3,626	43,187	10,654
Sales, external	28,505	23,113	49,177	47,980
Foundry sales to related parties	1,094	1,475	8,759	3,076
R&D grant income	1,020	1,501	2,143	3,376

Total revenues	47,129	29,715	103,266	65,086
Direct & allocated expenses:
Cost of sales	36,627	23,035	80,135	52,986
Research & development	3,715	4,263	7,030	8,630
Selling & marketing	2,844	4,180	5,836	7,631
General & administrative	940	1,049	1,862	1,942
Foreign exchange (gain) loss, net	(33)	490	93	404
Other expenses	0	837	0	837
Restructuring charges	0	65	0	65

Total direct & allocated expenses	44,093	33,919	94,956	72,495
Revenues less direct & allocated expenses before interest and taxes	3,036	(4,204)	8,310	(7,409)

The accompanying notes are an integral part of the above combined financial statements.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS

1.     Background

      On April 15, 2002, Alcatel SA, a French corporation entered into a share purchase agreement to sell 100% of the capital stock of Alcatel Microelectronics, NV (“AME” or the “Company”), its wholly owned Belgian subsidiary, to ST Microelectronics, NV (“ST”). On May 8, 2002, ST entered into a definitive agreement to sell the assets and liabilities that comprise the Mixed Signal Division of Alcatel Microelectronics, NV and its subsidiary Mietec France, SAS (“MSB” or “the Business”) to AMI Semiconductor, Inc (“AMI”) (the “Agreement”). The sale of AME to ST and the sale of MSB to AMI closed on June 26, 2002.

      MSB is a division of AME that designs and manufactures semiconductor products that incorporate both analogue and digital functionality within a single chipset. In addition, MSB is responsible for supplying customized telecommunications semiconductor products to Alcatel, SA or its subsidiaries (“Alcatel”).

      The Business provides products aimed at the telecommunications, automotive, computer peripherals and industrial markets. Manufacturing operations for the Business are primarily conducted at its fabrication facility in Oudenaarde, Belgium. MSB also utilizes third-party sub-contractors for the assembly portion of its production.

      As part of the Agreement which was closed on June 26, 2002, AMI Semiconductor Belgium (“AMI B”), the Belgian vehicle that acquired the MSB business, entered into a supply agreement with ST on a take-or-pay basis under which ST is required to purchase a minimum of €50 million (or $57 million assuming an exchange rate of €1 to $1.14) of products from AMI B during the two-year period ending June 26, 2004. AMI B also entered into a requirements contract with Alcatel pursuant to which we agreed to provide Alcatel with certain telecommunications ASICs at specified prices and Alcatel agreed to purchase at least 40% of its requirements for those ASICs from AMI B. AMI B also entered into a back end services and wafer procurement agreement with ST whereby AMI B agreed to provide certain back end assembly, electrical test and mechanical finishing services for ST during a six month transitional period following the closing of the MSB Acquisition.

      The accompanying unaudited combined financial statements of MSB have been prepared in accordance with accounting principles generally accepted in the United States of America and on the basis of presentation as described in note 1 of the audited combined financial statements for the year ended December 31, 2001, included elsewhere in this document. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In the opinion of the management of the Business, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The results for the six month period ended June 26, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

      These unaudited interim combined financial statements should be read in conjunction with the combined financial statements and footnotes for the year ended December 31, 2001.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

2.     Amounts Allocated to MSB

      Total amounts allocated to MSB for manufacturing variances, research and development, selling and marketing and general and administrative expenses for the quarter and six month period ended June 29, 2001 and June 26, 2002 were as follows (in thousands of Euro):

	3 months ended		6 months ended

	June 29, 2001	June 26, 2002	June 29, 2001	June 26, 2002

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Manufacturing variances included in cost of sales	2,664	2,513	9,444	7,612
Research and development	782	1,514	1,694	3,402
Selling and marketing	1,504	1,794	2,886	3,479
General and administrative	844	977	1,734	1,887
Restructuring charges	0	65	0	65

      These cost allocations are included in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes but are not necessarily indicative of the costs that would be incurred by the Business on a stand-alone basis.

      Common research and development costs, selling and marketing expenses and general and administrative expenses from AME have been allocated respectively to the quarter and six month period ended June 29, 2001 based on the proportion of MSB’s non-foundry revenue to AME’s total revenue for the year ended December 31, 2001 and the quarter and six month period ended June 26, 2002 based on the proportion of MSB’s non-foundry revenue to AME’s total revenue for the quarter ended March 29, 2002 (MSB non-foundry revenue represented respectively 40% and 53% of AME’s revenue for the year ended December 31, 2001 and the quarter ended March 29, 2002). Management believes that these percentages are most representative for the allocation of these costs in the respective periods.

      Restructuring charges are allocated partly based on the allocation method of cost of sales and partly on the allocation method of selling and marketing expenses, depending on whether the expense relates to the manufacturing or sales and marketing departments.

3.     Related party transactions

      MSB manufactures products for other businesses of Alcatel. Sales of these products are reflected as “MSB Sales to related parties” in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes. These sales totaled respectively €43,187 and €10,654 thousand for the six month period ended June 29, 2001 and June 26, 2002 and respectively €16,510 and 3,626 thousand for the quarter ended June 29, 2001 and June 26, 2002.

      MSB also manufactures products for other AME divisions. Sales of these products are reflected as “Foundry sales to related parties” at standard cost adjusted with allocated manufacturing variances in the accompanying combined statements of revenues less direct and allocated expenses before interest and taxes.

      Accounts receivable and current liabilities as of June 26, 2002 include €1,419 thousand and €758 thousand, respectively, for amounts due from and payable to Alcatel.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

4.     Inventories

      Inventories consist of the following (in thousands of Euro):

	December 31,	June 26,
	2001	2002

		(unaudited)
Raw materials	17,327	14,764
Work-in-process	10,395	12,159
Finished goods	9,811	5,618

Total	37,533	32,541

5.     Property, plant and equipment

      Property, plant and equipment consists of the following (in thousands of Euro):

	December 31,	June 26,
	2001	2002

		(unaudited)
Land and buildings	68,552	68,791
Machinery and equipment	233,234	234,603
Furniture and fixtures	12,714	11,022

Total	314,500	314,416
Less accumulated depreciation	(233,951)	(240,065)
Less investment grant	(1,283)	(1,176)

Total, net	79,266	73,175

6.     Business Equity

      Business equity represents AME’s ownership interest in the recorded assets and liabilities related to MSB. All cash transactions, other allocations and intercompany and interdivision financing transactions (“Net intercompany activity”) are reflected in this amount. A summary of activity for the six month period ended June 26, 2002 is as follows (in thousands of Euro):

June 26,
2002

(unaudited)
Balance at December 31, 2001	130,742
Revenues less direct and allocated expenses before interest and taxes for the six months period ended June 26, 2002	(7,409)
Net intercompany activity	4,555

Balance as of June 26, 2002	127,888

7.     Supplemental Cash Flow Information

      As described in Note 1 of the audited combined financial statements included elsewhere in this document, AME’s cash management system is not designed to allocate cash and related financing transactions of AME to the Business. In addition, AME’s transaction systems are not designed to track certain liabilities and cash receipts and payments on a business specific basis. Given these constraints, the

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

cash flow activity of the Business for the six month period ended June 26, 2002 is estimated as follows: (in thousands of Euro)

June 26,
2002

(unaudited)
Operating activities:
Revenues less direct and allocated expenses before interest and taxes	(7,409)
Depreciation and amortization	8,986
(Increase)/ Decrease in inventories	4,992
(Increase)/ Decrease in accounts receivable	(2,857)
(Increase)/ Decrease in R&D grants receivable	(1,843)
(Increase)/ Decrease in other assets	(602)
Increase/(Decrease) in current liabilities	(111)
Cash flow from operating activities, excluding AME financing and taxes*	1,156

Investing activities:
Capital expenditures, net of transfers	(3,740)

Cash flow from investing activities*	(3,740)

Net financing obtained from AME*	(2,584)

*	The cash flows from operating and investing activities do not necessarily represent the cash flows of the Business, or the timing of such cash flows, had it operated on a stand-alone basis.

      During the period there was a non cash contribution of 2,977. We refer to note 10.

8.     Commitments

      The Business leases certain facilities and equipment under non-cancelable operating lease arrangements, some of which include various renewal options and escalation clauses. During the six month period ended June 26, 2002 rental expense under such arrangements were approximately €1,750 thousand.

      Approximate future minimum annual rental commitments at June 26, 2002 are as follows (in thousands of Euro):

2002	1,751
2003	2,733
2004	1,569
2005	227
2006	22

9.     Contingencies

      The Business is subject to various claims and legal proceedings covering matters that arise in the ordinary course of its business activities. Management believes any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the Business’ combined financial position and operating results.

MIXED SIGNAL DIVISION OF ALCATEL MICROELECTRONICS, NV

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

10.     Warranty reserve

      MSB establishes warranty reserves on a case-by-case basis as warranty claims are submitted to the Business. The combined statement of assets acquired and liabilities assumed as of December 31, 2001 included a provision related to an obligation on a telecommunication chip for an amount of €2,977 thousand. This provision has been released as Alcatel Bell, NV has committed to take over all risks and liabilities in this respect. Since Alcatel Bell, NV, parent company of AME, and MSB were under the common control of Alcatel, SA, parent company of Alcatel Bell, NV, at the time of the release, this amount has been accounted for as a capital contribution in business equity. The infrequent and immaterial warranty claim experience of the Business does not support the establishment of a warranty reserve based on a percentage of sales.

11.     New Accounting Pronouncements

      In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The company has not yet assessed the impact of these changes.

      In April 2002, the FASB issued SFAS 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” The principal change is that gains or losses from extinguishment of debt which are classified as extraordinary items by SFAS 4 will no longer be classified as such. The provisions of SFAS 145 are effective for fiscal years beginning after May 15,2002 although early application of the Statement related to the rescission of SFAS 4 is encouraged. The company has not yet assessed the impact of these changes.

12.     Employee Benefit Plan

      Employees of MSB participate in AME pension and healthcare benefit plans. Certain key employees and certain management of MSB also participate in various incentive arrangements based on individual performance and AME/ MSB profitability. The costs of these programs were allocated from Alcatel to AME and then to MSB on the basis of payroll costs and headcount of employees and are not necessarily indicative of the costs that would have been incurred on a stand-alone basis.

      From the Business’ perspective the Alcatel pension and healthcare retirement plans are viewed as a multi-employer pension plan. Accordingly, no pension asset or obligation is reflected in the accompanying financial information.

      Included in benefit costs allocated to the Business are pension costs calculated by Alcatel in accordance with SFAS 87 “Employers’ Accounting for Pensions”. A new actuarial calculation as of June 26, 2002 has not been performed. Management has estimated the net periodic pension cost for 2002, based on the net periodic pension cost of 2001 as calculated by the actuarian, adjusted for the budgeted evolution in 2002 of salary costs and headcount.

      Under the terms of the definitive agreement between ST and AMI, pension benefit obligations and related plan assets will be transferred to MSB. Pension benefit obligations and plan assets that will be transferred to MSB will be computed using actuarial assumptions for employees who will be transferred with the Business. The amounts of the related benefit obligation and the fair value of MSB related plan assets are subject to the final determination after the completion of the Agreement.